Filed pursuant to Rule 424(b)(3)
Registration No. 333-205802

PROSPECTUS

Halyard Health, Inc.

Offer to exchange

$250,000,000 aggregate principal amount of

outstanding unregistered 6.25% Senior Notes due 2022

for $250,000,000 aggregate principal amount of

newly issued, registered 6.25% Senior Notes due 2022

The exchange offer will expire at 5:00 p.m.,

New York City time, on September 1, 2015, unless extended.

We are offering to exchange $250,000,000 aggregate principal amount of 6.25% Senior Notes due 2022, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and which we refer to in this prospectus as the “new notes”, for all $250,000,000 aggregate principal amount of outstanding unregistered 6.25% Senior Notes due 2022, which we refer to in this prospectus as the “old notes”. We refer to the new notes and the old notes collectively in this prospectus as the “notes”.

Terms of the new notes:

•	The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and will not be subject to the transfer restrictions and registration rights relating to the old notes.

•	We will pay fixed interest on the new notes on April 15 and October 15 of each year, beginning on October 15, 2015.

•	The new notes will be fully and unconditionally guaranteed, jointly and severally, on a general unsecured basis by each of our subsidiaries that guarantee our Senior Secured Credit Facilities (as defined herein).

•	There is no established trading market for the new notes or the old notes.

Terms of the exchange offer:

•	Subject to the terms of the exchange offer, we will exchange new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	The exchange of old notes for new notes generally will not be a taxable transaction for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We are offering the new notes pursuant to a registration rights agreement we entered into in connection with the issuance of the old notes.

Investing in the new notes involves risk. See “Risk Factors” beginning on page 12 for a discussion of risks that you should consider prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is August 4, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. The information contained in this prospectus is accurate only as of the date on the cover of this prospectus, regardless of the time of delivery of this prospectus or any issuance of the new notes.

References in this prospectus to the “Company,” “Halyard,” “we,” “our” and “us” refer to Halyard Health, Inc., a Delaware corporation, and its subsidiaries, unless otherwise indicated or the context requires otherwise. References in this prospectus to “Kimberly-Clark” refer to Kimberly-Clark Corporation, a Delaware corporation, and its subsidiaries.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED (“RSA 421-B”), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A

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PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

INDUSTRY AND MARKET DATA

We have obtained certain industry and market share data from third-party sources, including industry publications, government publications, reports by market research firms, or other published independent sources, as well as our management’s knowledge of, experience in and estimates about the industry and markets in which we operate. All industry and market data that are not cited as being from a specified source are from our internal analyses based upon data available from known sources or other proprietary research and analysis. Although we believe the third-party sources to be reliable, we have not independently verified the information obtained from these sources nor have we examined the underlying economic and other assumptions relied upon therein. Similarly, our internal research and forecasts are based on upon management’s understanding of industry conditions and such information has not been verified by any independent sources. You should be aware that market and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable and we cannot guarantee the accuracy or completeness of any such information included in this prospectus.

TRADEMARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS

Halyard owns or has the rights to use the trademarks, trade names and service marks that it uses in connection with the operation of its business. Some of the more important marks that Halyard owns or has the rights to use in the United States and in other jurisdictions that appear in this prospectus include: KIMGUARD ONE-STEP sterilization wrap, MICROCOOL surgical gowns, FLUIDSHIELD face masks and ON-Q PAINBUSTER pain pumps. Halyard’s rights to some of these trademarks may be limited in select markets. Each trademark, trade name or service mark of any other company appearing in this prospectus is, to Halyard’s knowledge, owned by such other company. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks.

NON-GAAP FINANCIAL MEASURES

This prospectus contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Specifically, we make use of certain non-GAAP financial measures, including “EBITDA,” which is defined as earnings before interest, tax, depreciation and amortization, and “Adjusted EBITDA,” which is defined as EBITDA adjusted to account for:

•	Transaction costs relating to the spin-off from Kimberly-Clark, including legal, accounting, tax and other professional fees;

•	Transition costs relating to the separation from Kimberly-Clark, which includes costs to establish our capabilities as a stand-alone entity; these costs are related primarily to the transition services the Company expects to receive from Kimberly-Clark, as well as the rebranding and other supply chain transition costs, and will continue through 2016;

•	Charges and gains from manufacturing strategic changes relating to exiting one of the disposable glove facilities in Thailand and outsourcing the related production; and

•	Expenses associated with the amortization of intangible assets associated with prior business acquisitions.

We also make use of ratios based on these non-GAAP financial measures. See “Summary—Summary of Historical Financial Data” for a description of the calculation of EBITDA and Adjusted EBITDA. Our computation of these non-GAAP financial measures may not be comparable to that of other companies.

Management believes that EBITDA and Adjusted EBITDA are useful tools for investors and other users of our financial statements in assessing our ability to service or incur indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. Management believes that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items and about certain other adjustments that we do not expect to continue at the same level in the future. Furthermore, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance and understanding certain significant items. Management believes that the most directly comparable GAAP measure is net income (loss). A reconciliation of EBITDA and Adjusted EBITDA to our net income (loss) under GAAP for each of the periods presented in our financial statements is included in this prospectus. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider these measures in isolation from, or as a substitute for analysis of, our financial information reported under GAAP. Some of these limitations are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	other companies, including other companies in our industry, may not use such measures or may calculate the measures differently than as presented in this prospectus, limiting their usefulness as a comparative measure.

Because of these limitations, each of EBITDA and Adjusted EBITDA and any related ratio using such measure should be considered as a supplemental measure in addition to, and not in lieu of, our GAAP income and cash flow statements and not as a measure of discretionary cash available to invest in business growth or reduce indebtedness.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue” and similar expressions, among others. The matters discussed in these forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, but are not limited to:

•	general economic conditions particularly in the United States,

•	fluctuations in global equity and fixed-income markets,

•	the competitive environment,

•	the loss of current customers or the inability to obtain new customers,

•	price fluctuations in key commodities,

•	fluctuations in currency exchange rates,

•	changes in governmental regulations that are applicable to our business,

•	changes in asset valuations including write-downs of assets such as inventory, accounts receivable or other assets for impairment or other reasons,

•	a change in interpretation by the SEC staff affecting the transferability of the new notes, and

•	the other matters described under “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this information statement. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished.

SUMMARY

This summary highlights selected information contained in this prospectus and does not contain all of the information that you should consider in making your decision to tender your old notes in the exchange offer. You should read this summary together with the more detailed information appearing elsewhere in this prospectus, particularly the discussion of “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated and combined financial statements and unaudited condensed consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

Overview

Halyard Health, Inc. is a global company which seeks to advance health and healthcare by preventing infection, eliminating pain and speeding recovery. We have two business segments: Surgical and Infection Prevention (“S&IP”) and Medical Devices.

Our products and solutions are designed to address some of today’s most important healthcare needs, namely, preventing infection and reducing the use of narcotics while helping patients move from surgery to recovery. We sell our products in more than 100 countries. We market and support the efficacy, safety and economic benefit of our products with a significant body of clinical evidence.

On October 31, 2014, Kimberly-Clark distributed all of our capital stock to its shareholders and completed the previously announced spin-off of its healthcare division (the “Spin-off”). Halyard was incorporated as a Delaware corporation in February 2014 in anticipation of that Spin-off, and Kimberly-Clark transferred its Health Care business to us prior to the Spin-off.

Business Segments

We are organized into two operating segments based on product groupings: S&IP and Medical Devices. These operating segments, which are also our reportable global business segments, were determined in accordance with how our executive managers develop and execute global strategies to drive growth and profitability. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and expense and expenses not associated with the business units, including charges or gains related to the Spin-off and manufacturing footprint changes in Thailand.

The principal sources of revenue in each global business segment are described below:

•	S&IP provides healthcare supplies and solutions that target the prevention of healthcare-associated infections. This segment has recognized brands across its portfolio of product offerings, including sterilization wrap, surgical drapes and gowns, facial protection, protective apparel and medical exam gloves. This business is also a global leader in education to prevent healthcare-associated infections. Products in this segment are sold under the KIMGUARD ONE-STEP, QUICK CHECK, SMART-FOLD, POWERGUARD, MICROCOOL, FLUIDSHIELD, PURPLE NITRILE, LAVENDER, STERLING and other brand names.

•

Medical Devices provides a portfolio of innovative product offerings focused on pain management and respiratory and digestive health to improve patient outcomes and reduce the cost of care. These products include post-operative pain management solutions, minimally invasive interventional (or chronic) pain therapies, closed airway suction systems and enteral feeding tubes. Products in this segment are sold under the ON-Q, COOLIEF, MICROCUFF, MIC-KEY and other brand names.

Company Information

Our principal executive offices are located at 5405 Windward Parkway, Suite 100 South, Alpharetta, Georgia 30004, and our telephone number is (678) 425-9273. Our website address is http://www.halyardhealth.com. Information contained on, or connected to, our website is not part of this prospectus, and you should not rely on that information in making an investment decision.

SUMMARY OF THE EXCHANGE OFFER

On October 17, 2014, Halyard Health, Inc. issued $250.0 million aggregate principal amount of the old notes in a private offering. In connection with the issuance of the old notes, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to the holders of the old notes and to complete an exchange offer for the old notes. The summary below describes the principal terms of the exchange offer. Please see “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer.

Old Notes	$250.0 million aggregate principal amount of 6.25% Senior Notes due 2022.

New Notes	6.25% Senior Notes due 2022. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and generally are not subject to transfer restrictions or registration rights.

Exchange Offer	We are offering to issue up to $250.0 million aggregate principal amount of new notes in exchange for a like principal amount of old notes. Old notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Subject to the conditions of the exchange offer, we will exchange new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. The new notes issued in exchange for old notes in the exchange offer will be delivered promptly following the expiration of the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on September 1, 2015, unless we extend it in our sole and absolute discretion. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw any old notes tendered in the exchange offer at any time prior to the expiration of the exchange offer by delivering a notice of withdrawal to the exchange agent in accordance with the procedures discussed under “The Exchange Offer–Withdrawal Rights”.

Procedures for Tendering	You must do one of the following at or prior to the expiration of the exchange offer to participate in the exchange offer:

•       tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal (or a facsimile of the letter of transmittal), and all other documents required by the letter of transmittal, to Deutsche Bank Trust Company Americas, as exchange agent, at the address set forth on the cover page of the letter of transmittal; or

•       tender your old notes by using the book-entry transfer procedures and transmitting a properly completed and duly executed letter of transmittal, or an agent’s message instead of the letter of transmittal, to the exchange agent. For a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Deutsche Bank Trust Company Americas, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company (“DTC”) at or prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer—Exchange Offer Procedures.”

If your old notes are registered in the name of a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you must instruct the custodial entity to tender the old notes on your behalf pursuant to the procedures of the custodial entity. Custodial entities that are participants in DTC must tender old notes through the book-entry transfer procedures of DTC’s Automated Tender Offer Program, known as ATOP, together with an agent’s message in which the custodial entity electronically agrees to be bound by the letter of transmittal.

By tendering your old notes, you represent to us that:

• you are acquiring the new notes in the exchange offer in the ordinary course of your business;

• you have no arrangements or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes;

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• if you are not a broker-dealer, you will not engage in, and you do not intend to engage in, the distribution of the new notes; and

•       if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see “Plan of Distribution.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive in our reasonable discretion. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Interest on Old Notes Exchanged in the Exchange Offer
If your old notes are exchanged for new notes, you will not receive a payment in respect of accrued interest on such old notes. Instead, interest on the new notes you receive in exchange for such old notes will accrue from the date of original issuance of such old notes at the same rate as and will be payable on the same dates as interest was payable on such old notes.

Material Federal Income Tax Considerations
The exchange of old notes for new notes in the exchange offer generally will not be a taxable transaction for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	Deutsche Bank Trust Company Americas is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent” and in the accompanying letter of transmittal.

Resales	We believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

• you are our “affiliate,” as defined in Rule 405 under the Securities Act;

• you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

• you have an arrangement or understanding with any person to participate in the distribution of the new notes;

• if you are not a broker-dealer, you are engaged in or intend to engage in the distribution of the new notes;

•       if you are a broker-dealer, you will not receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities or you will not deliver a prospectus in connection with any resale of the new notes you receive;

• you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; or

• you are acting on behalf of a person who, to your knowledge, falls into one of the above exceptions.

If you do not meet these requirements, you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Our belief is based on interpretations by the Commission staff, as set forth in certain no-action letters issued to third parties. The Commission staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Commission staff would make a similar determination with respect to this exchange offer. If our belief is not accurate, or if you cannot truthfully make the necessary representations, and you transfer a new note without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We do not and will not indemnify you against any liability that you may incur under the Securities Act.

See “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

Consequences of Failure to Exchange the Old Notes
If you do not exchange your old notes for new notes in the exchange offer, your old notes will remain outstanding and will continue to accrue interest and be subject to the restrictions on transfer described in the legend on the old notes and in the indenture governing the old notes. In general, you may offer or sell your old notes only if they are registered or offered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered old notes could be adversely affected.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

SUMMARY OF THE NEW NOTES

The terms of the new notes are substantially identical to the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The summary below describes the principal terms of the new notes. Please see “Description of New Notes” for a more detailed description of the new notes.

Issuer	Halyard Health, Inc.

Notes Offered	$250.0 million aggregate principal amount of 6.25% Senior Notes due 2022.

Maturity Date	October 15, 2022.

Interest Rate	6.25% per annum, payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 2015. Interest on the new notes you receive in exchange for your old notes will accrue from the date of original issuance of such old notes.

Subsidiary Guarantees	The new notes will be guaranteed on a senior unsecured basis by each of our existing and future subsidiaries that guarantees indebtedness under our senior secured term loan credit facility (the “Term Loan Facility”) and our senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”) or that guarantees certain of our other indebtedness or certain indebtedness of our subsidiary guarantors. Under certain circumstances, subsidiary guarantors may be released from their note guarantees without the consent of the holders of notes. See “Description of New Notes—Guarantees.”

For the twelve months ended December 31, 2014, on a historical stand-alone basis, our subsidiaries that will not guarantee the notes accounted for approximately 37% of our consolidated net sales and approximately 30% of our consolidated Adjusted EBITDA (see reconciliation to the most comparable GAAP measure on page 11). In addition, as of December 31, 2014, on a historical basis, such non-guarantor subsidiaries held approximately 18% of our total assets and had approximately 12% of total liabilities (excluding intercompany indebtedness).

Ranking

The new notes will be:

•      senior unsecured obligations of the Company;

•      equal in right of payment to all of our existing and future senior indebtedness, including any obligations under our Senior Secured Credit Facilities;

•      effectively subordinate in right of payment to any of our existing and future secured indebtedness, including any obligations under our Senior Secured Credit Facilities, to the extent of the value of the assets securing such indebtedness;

•       senior in right of payment to any of our future subordinated indebtedness; and

•       structurally subordinated to all existing and future obligations, including trade payables, of our subsidiaries that do not guarantee the notes.

Each of the guarantees will:

•       rank equal in right of payment with each guarantor’s existing and future senior indebtedness (including such guarantor’s guarantee of the Senior Secured Credit Facilities);

•       be effectively subordinate in right of payment to each guarantor’s existing and future secured indebtedness (including such guarantor’s guarantee of the Senior Secured Credit Facilities) to the extent of the value of the assets securing such indebtedness;

•       rank senior in right of payment to each guarantor’s future subordinated indebtedness; and

•       be structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock, if any, and other liabilities of our subsidiaries that do not guarantee the notes.

As of March 31, 2015, we had approximately $635 million of indebtedness outstanding, $385 million of which was secured. We also have $247 million of additional availability under our Revolving Credit Facility (all of which would be effectively senior to the notes if drawn).

Optional Redemption

At any time prior to October 15, 2017, we may redeem some or all of the new notes at a redemption price equal to 100% of the principal amount of each note to be redeemed plus an applicable premium as described in “Description of New Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Until October 15, 2017, we may redeem up to 35% of the new notes with the net cash proceeds from specified equity offerings at a redemption price equal to 106.250% of the aggregate principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

On and after October 15, 2017, we may redeem some or all of the new notes at any time at the redemption prices specified under “Description of New Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Change of Control Offer	If we experience a Change of Control Triggering Event (as defined in the indenture governing the notes), we will be required to make an offer to repurchase the new notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of New Notes—Repurchase of Notes upon a Change of Control Triggering Event.”

Asset Disposition Offer	If we sell assets under certain circumstances, we may be required to make an offer to purchase a portion of the new notes with the net proceeds of such sale at a purchase price of 100% of the principal amount of the new notes, plus any accrued and unpaid interest to, but excluding, the repurchase date. See “Description of New Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants

The indenture contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:

•       incur additional indebtedness, guarantee indebtedness or issue disqualified stock or, in the case of our subsidiaries, preferred stock;

•       pay dividends on, repurchase, or make distributions in respect of, our capital stock or make other restricted payments;

•       make certain investments or acquisitions;

•       sell, transfer or otherwise convey certain assets;

•       create liens;

•       enter into agreements restricting certain subsidiaries’ ability to pay dividends or make other intercompany transfers;

•       consolidate, merge, sell or otherwise dispose of all or substantially all of our and our subsidiaries’ assets;

•       enter into transactions with affiliates;

•       prepay certain kinds of indebtedness; and

•       issue or sell stock of our subsidiaries.

These covenants are subject to a number of important limitations and exceptions as described under “Description of New Notes.”

Absence of Established Market for Notes

The new notes will be new issues of securities for which there is no established market. Accordingly, there can be no assurance that a market for the new notes will develop or as to the liquidity of any market that may develop.

Risk Factors	You should refer to the section of this prospectus entitled “Risk Factors” for a discussion of the factors you should carefully consider before deciding to invest in the notes, including factors affecting forward-looking statements.

SUMMARY OF HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

The following selected historical consolidated and combined financial data should be read in conjunction with our audited historical consolidated and combined financial statements and the related notes thereto and the unaudited historical condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Income Statement Data:
Net Sales	$394.2	$410.7	$1,672.1	$1,677.5	$1,684.0	$1,659.9	$1,495.8
Gross Profit	132.1	155.0	548.6	612.2	602.5	590.8	543.6
Operating Profit	40.9	61.7	94.3	225.3	228.0	210.7	157.6
Income Before Income Taxes	32.7	62.7	91.2	227.8	229.8	214.6	159.9
Net Income(a) (b) (c)	21.7	41.4	27.1	154.6	152.6	142.4	88.0
Earnings Per Share:
Basic	$0.47	$0.89	$0.58	$3.32	$3.28	$3.06	$1.89
Diluted	$0.46	$0.89	$0.58	$3.32	$3.28	$3.06	$1.89

(a)	Net income for the three months ended March 31, 2015 includes a gain on the sale of the disposable glove facility in Thailand of $8 million, net of tax, and $7 million, net of tax, for Spin-off related transition charges. See Note 2 in the “Notes to the Unaudited Condensed Consolidated Financial Statements.”
(b)	Net income for the three months ended March 31, 2014 includes $4 million, net of tax, for Spin-off related transaction charges.
(c)	Net income for the year ended December 31, 2014 includes charges of $88 million, net of tax, related to the Spin-off (see Note 2 in the “Notes to the Consolidated and Combined Financial Statements”, “Separation from Kimberly-Clark”) and $47 million, net of tax, related to our strategic changes to our manufacturing footprint (see Note 3 in the “Notes to the Consolidated and Combined Financial Statements”, “Manufacturing Footprint Strategic Changes”) and $8 million, net of tax, related to post Spin-off transition charges (see Note 2 in the “Notes to the Consolidated and Combined Financial Statements”, “Separation from Kimberly-Clark”).

	As of March 31,	As of December 31,
	2015	2014	2013	2012	2011	2010
Balance Sheet Data:
Cash	$166.2	$149.0	$44.1	$47.9	$20.1	$34.3
Property, Plant and Equipment, Net	281.8	277.8	324.9	325.7	320.0	326.4
Total Assets	2,536.4	2,527.6	2,484.0	2,534.2	2,509.5	2,518.3
Debt	635.3	636.2	11.9	75.9	100.0	88.2
Stockholders’ Equity	1,511.8	1,491.2	—	—	—	—
Kimberly-Clark’s Net Investment	—	—	2,098.7	2,045.6	2,000.9	1,981.6

The following tables present reconciliations of the non-GAAP financial measure of EBITDA and Adjusted EBITDA to the GAAP financial measure of net income:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Net Income	$21.7	$41.4	$27.1	$154.6	$152.6	$142.4	$88.0
Interest (income)/expense, net	8.2	(1.0)	3.1	(2.5)	(1.8)	(3.9)	(2.3)
Income tax provision	11.0	21.3	64.1	73.2	77.2	72.2	71.9
Depreciation and amortization	16.4	17.3	85.4	69.2	57.6	51.1	49.8

EBITDA	57.3	79.0	179.7	294.5	285.6	261.8	207.4
Manufacturing Strategic Changes	(12.0)	—	46.9	—	—	—	—
Spin-off Related Charges	—	7.1	87.9	—	—	—	—
Transition Related Charges	9.7	—	11.7	—	—	—	—

Adjusted EBITDA	$55.0	$86.1	$326.2	$294.5	$285.6	$261.8	$207.4

	Year Ended December 31, 2014
	Non- Guarantor Subsidiaries	Consolidated and Combined
Net Income	$17.5	$27.1
Interest (income)/expense, net	(0.2)	3.1
Income tax provision	1.3	64.1
Depreciation and amortization	30.6	85.4

EBITDA	49.2	179.7
Manufacturing Strategic Changes	46.9	46.9
Spin-off Related Charges	—	87.9
Transition Related Charges	—	11.7

Adjusted EBITDA	$96.1	$326.2

Percent of consolidated	29.5%	100.0%

RISK FACTORS

You should carefully consider the risks described below in addition to the other information contained in this prospectus. Any of these risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial condition or results of operations. If any of the following risks develop into actual events, you may lose all or part of your investment.

Risks Related to the Notes and the Exchange Offer

If you fail to exchange your old notes for new notes, you will continue to hold notes subject to transfer restrictions.

If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will continue to be subject to restrictions on their transfer, as described in the indenture governing the old notes and in the legend on the certificates for the old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act or any state securities laws. Because we anticipate that most holders of old notes will elect to participate in the exchange offer, we expect that the liquidity of the market for the old notes after the completion of this exchange offer may also be substantially limited. For further information regarding the consequences of not tendering your old notes in the exchange offer, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” and “Material United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

We will only issue new notes in exchange for old notes after timely receipt by the exchange agent of the following:

•	certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, New York, New York as depository;

•	a properly completed and signed letter of transmittal (or facsimile thereof), or an agent’s message in lieu of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, if you wish to tender old notes in exchange for new notes, you should be sure to allow sufficient time for timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes set forth under “The Exchange Offer — Exchange Offer Procedures” and in the letter of transmittal. Neither we nor the exchange agent are required to notify you of defects or irregularities related to your tender of old notes. See “The Exchange Offer—Exchange Offer Procedures” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

There is no active trading market for the new notes.

The new notes are new securities for which there is no established trading market, and we cannot assure you that an active trading market will develop for the new notes. If a large number of holders of old notes do not tender their old notes for exchange or tender their old notes improperly, the limited amount of new notes issued and outstanding after we complete the exchange offer could adversely affect the development or viability of a market for the new notes. If no active trading market develops, you may not be able to resell your new notes at their fair market value or at all. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, the number of holders of new notes, the interest of securities dealers in making a market for the new notes, our operating results and the market for similar securities. We do not intend to apply for listing the new notes on any securities exchange.

Our substantial indebtedness could adversely affect our operations and financial condition and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. As of March 31, 2015, our total debt was approximately $635 million, and we had unused commitments of $247 under our Revolving Credit Facility.

Subject to the limits contained in the credit agreement governing the Senior Secured Credit Facilities (the “Credit Agreement”), the indenture and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	our ability to satisfy our obligations with respect to the notes and our other debt may be limited;

•	our ability to obtain additional financing, if necessary, for working capital, letters of credit or other forms of guarantees, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	our funds available for operations and future business opportunities will be reduced by that portion of our cash flow required to make interest payments on our debt;

•	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally;

•	our flexibility in responding to changing business and economic conditions may be limited;

•	we may be subjected to increased sensitivity to interest rate increases; and

•	we may be placed at a disadvantage to competitors that have less debt than we have.

In addition, the indenture and the Credit Agreement contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

Despite our substantial indebtedness, we and our subsidiaries may be able to incur substantially more indebtedness, including secured indebtedness. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may incur significant additional indebtedness in the future, including secured indebtedness. Although the indenture and the Credit Agreement contain restrictions on the incurrence of additional indebtedness and additional liens, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness, including secured indebtedness, incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our business. This could reduce the amount of proceeds paid to holders of the notes. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face would increase.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

As discussed under “Description of Other Indebtedness,” a portion of our indebtedness is term loans or revolving credit facility borrowings with variable rates of interest that expose us to interest rate risks (subject to, in the case of the Term Loan Facility, a LIBOR floor). If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows will correspondingly decrease. We will be exposed to the risk of rising interest rates to the extent that we fund our operations with short-term or variable-rate borrowings. As of March 31, 2015, each 1% change in interest rates on our variable rate indebtedness would have resulted in a $4 million change in annual estimated interest expense ($6 million assuming the Revolving Credit Facility was fully drawn). Even though we have entered into interest rate swaps to reduce interest rate volatility, we may not elect to maintain such interest rate swaps in the future, and any swaps may not fully mitigate our interest rate risk.

To service our indebtedness, we will require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

Our ability to make cash payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate significant operating cash flow in the future. Our ability to generate such cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. See “—Risks Related to Our Business and Industry.”

Our business may not generate cash flow from operations in an amount sufficient to enable us to pay the principal, premium, if any, and interest on our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as refinancing or restructuring our indebtedness, selling assets, issuing equity or reducing or delaying capital expenditures, strategic acquisitions and investments. These actions, if necessary, may not be effected on commercially reasonable terms or at all. Our ability to refinance or restructure our debt will depend on the condition of the capital markets and our financial condition at the applicable time. Any refinancing of our debt, if we are able to refinance our debt at all, could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. Further, the Credit Agreement and the indenture restrict our ability to undertake or use the proceeds from such measures.

Our ability to repay our indebtedness, including the notes, is largely dependent on the generation of cash flow by our operating subsidiaries and our operating subsidiaries’ ability to make cash available to us by dividend, intercompany loans, advances and other transactions or otherwise. Our subsidiaries may not be able to, or may not be permitted to, transfer cash to us to enable us to make payments in respect of our indebtedness. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including the Credit Agreement, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes. In addition, if we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in the Credit Agreement and the indenture), we could be in default under the terms of the agreements governing this indebtedness. In that event, the holders of our indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; the lenders under the Credit Agreement could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers from the required lenders under the Credit Agreement to avoid being in default. If we breach these covenants and seek a waiver from the required lenders, we may not be able to obtain it. If this occurs, we would be in default under the Credit Agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The notes will be unsecured and effectively subordinated to our and the guarantors’ indebtedness under the Credit Agreement, and any other of our secured indebtedness or of the guarantors’ secured indebtedness, to the extent of the value of the assets securing that indebtedness.

The notes will not be secured by any of our or the guarantors’ assets. As a result, the notes and the guarantees will be effectively subordinated to our and the guarantors’ indebtedness under the Credit Agreement with respect to the assets that secure that indebtedness. As of March 31, 2015, we had total indebtedness of approximately $635 million (consisting of $385 million outstanding under our Term Loan Facility and $250.0 million of old notes), and we had $247 million of availability under the Revolving Credit Facility. Additionally, we expect that we will be able, if we obtain commitments from lenders to do so, to incur significant additional secured indebtedness. The effect of the effective subordination of the notes to our secured indebtedness, to the extent of the collateral securing our secured indebtedness, is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of us or the guarantors, the proceeds from the sale of assets securing our secured indebtedness will be available to repay obligations on the notes only after all obligations under the Credit Agreement and any other secured debt has been paid in full. As a result, the holders of the notes will receive less, ratably, than the holders of secured debt in the event of our or the guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization or may not receive anything at all.

Not all of our subsidiaries will guarantee the notes, and the notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes will be guaranteed by each of our existing and future subsidiaries that guarantees the Senior Secured Credit Facilities. However, the guarantee of the notes by a subsidiary will be automatically released under certain circumstances, including such subsidiary’s guarantee of the Senior Secured Credit Facilities is released or discharged. See “Description of New Notes—Guarantees” for more information. In the future, other subsidiaries will be required to guarantee the notes only under certain limited circumstances.

The indenture does not limit the transfer of assets to, or the making of investments in, any of our restricted subsidiaries, including our non-guarantor subsidiaries. Our subsidiaries that do not guarantee the notes, including the non-domestic, non-wholly owned and immaterial subsidiaries, will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In the event that any non-guarantor subsidiary becomes insolvent or is liquidated, reorganized or dissolved, the assets of such non-guarantor subsidiary will be used first to satisfy the claims of its creditors, including trade creditors, banks and other lenders, followed by claims of any holders of preferred stock of such non-guarantor subsidiary. Only the residual equity value will be available to us and our guarantors, and only to the extent we or any guarantor is a parent company of such non-guarantor subsidiary. Consequently, each guarantee of the notes will be structurally subordinated to claims of creditors of non-guarantor subsidiaries. The indenture permits our subsidiaries, including our non-guarantor subsidiaries, to incur additional indebtedness, and does not limit their ability to incur trade payables and similar liabilities.

For the twelve months ended December 31, 2014, on a historical basis, our non-guarantor subsidiaries accounted for approximately 37% of our consolidated net sales and approximately 30% of our consolidated Adjusted EBITDA. In addition, as of December 31, 2014, on a historical basis, such non-guarantor subsidiaries held approximately 18% of our total assets and approximately 12% of our total liabilities.

In addition, our subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon (1) receipt by the trustee of a notification from us that such guarantee be released and (2) the occurrence of any of the following:

•	the release or discharge of the guarantee by such guarantor of the Senior Secured Credit Facilities or the guarantee which resulted in the creation of such guarantee, except a discharge or release by or as a result of payment under such guarantee;

•	the sale or other disposition, including the sale of substantially all the assets, of that guarantor, as permitted by the indenture; or

•	designation of such guarantor as an unrestricted subsidiary in accordance with the terms of the indenture.

The lenders under the Senior Secured Credit Facilities have the discretion to release the guarantees under the Senior Secured Credit Facilities in all cases, and are obligated to release the guarantees in a variety of circumstances. If any guarantee provided by a subsidiary is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any noteholders. See “Description of New Notes—Guarantees.”

We may not be able to repurchase the notes upon a change of control repurchase event.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the applicable repurchase date. Additionally, under the Credit Agreement, a change of control (as defined therein) will constitute an event of default that permits the lenders to accelerate the maturity of borrowings under the Senior Secured Credit Facilities and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under the Senior Secured Credit Facilities would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control repurchase event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control repurchase event and repay the other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain such financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the Credit Agreement, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

Certain corporate events may not trigger a change of control, in which case we will not be required to redeem the notes.

The indenture permits us to engage in certain corporate events that would increase indebtedness or alter our business but would not constitute a “change of control” as defined in the indenture. As a result of the definition of “change of control,” certain extraordinary corporate events could take place without having the “change of control” provision of the notes apply.

In addition, if we effected a leveraged recapitalization or other transactions excluded from the definition of “change of control” that resulted in an increase in indebtedness, adversely affected our credit rating or fundamentally changed our business, our ability to make payments on the notes would be adversely affected. However, we would not be required to offer to repurchase the notes, despite our decreased ability to meet our obligations under the notes. See “Description of New Notes—Change of Control.”

Holders of the notes may not be able to determine when a “change of control” giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “change of control” in the indenture includes a phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “substantially all” of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether we are required to make an offer to repurchase the notes.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the guarantors, as applicable, (1) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following were also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business in which we or the guarantors, as applicable, are engaged; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that we or a guarantor, as applicable, did not receive reasonably equivalent value or fair consideration for our issuance of the notes or its guarantee to the extent that we or such guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes or the applicable guarantee. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds to make a dividend payment or otherwise retire or redeem equity interests of the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were insolvent at the relevant time. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the present fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor, or could require the noteholders to repay any amounts received with respect to the notes or that guarantee. If the notes or a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of notes will not have a claim against that obligor and will only be a creditor of the issuer or any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the guarantor’s assets would be applied first to satisfy its other liabilities, before any portion of its assets might be available, directly or indirectly, to pay the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. Furthermore, the loss of a guarantee will constitute a default under the indenture and could result in the acceleration of the notes, if not otherwise accelerated due to our or our guarantor’s insolvency or bankruptcy filing. In the event that a court finds that a fraudulent transfer or conveyance occurred, holders of notes may not receive any repayment on the notes.

The indenture contains a “savings clause” intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. We cannot assure you that this provision will be upheld as intended.

Under the United States Bankruptcy Code, a bankruptcy court may subordinate claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the United States Bankruptcy Code.

A lowering or withdrawal of our credit ratings may increase our future borrowing costs and reduce our access to capital and may adversely affect the price of the notes.

Our credit rating and any rating assigned to the notes, if any, could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell securities. Additionally, our credit ratings may not reflect the potential effect of risks relating to our business or the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Many of the covenants in the indenture will be terminated if the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture will not apply to us following any date on which the notes are rated investment grade by both Moody’s and Standard & Poor’s. These include the covenants that restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, removal of these covenants would allow us to engage in certain transactions that would not have been permitted while such covenants were in force. These covenants would not be subsequently reinstated if the notes fell below investment grade in the future. See “Description of New Notes—Certain Covenants—Covenant Termination.

Risks Related to our Business and Industry

We face strong competition. Our failure to compete effectively could have a material adverse effect on our business.

Our industry is highly competitive. We compete with many domestic and foreign companies ranging from small start-up enterprises that might sell only a single or limited number of competitive products or compete only in a specific market segment, to companies that are larger and more established than us, have a broad range of competitive products, participate in numerous markets and have access to significantly greater financial and marketing resources than we do. We also face competition from distributors who are expanding their private label portfolios and aggressively marketing their product lines. For example, our products are distributed by Cardinal Health, Inc. and Medline Industries, Inc., each of which sells its own private label products and solutions that compete with our offerings. Competitive factors include price, alternative clinical practices, innovation, quality and reputation. Our failure to compete effectively could have a material adverse effect on our results of operations, financial condition and cash flows.

We may not be successful in developing, acquiring or marketing competitive products and technologies.

Our industry is characterized by extensive research and development and rapid technological advances. The future success of our business will depend, in part, on our ability to design, acquire and manufacture new competitive products and enhance existing products. Accordingly, we commit substantial time, funds and other resources to new product development, including research and development, acquisitions, licenses, clinical trials and physician education. We make these substantial expenditures without any assurance that our products will obtain regulatory clearance or reimbursement approval, acquire adequate intellectual property protection or receive market acceptance. Development by our competitors of improved products, technologies or enhancements may make our products, or those we develop, license or acquire in the future, obsolete or less competitive, which could negatively impact our net sales. Our failure to successfully develop, acquire or market competitive new products or enhance existing products could have a material adverse effect on our results of operations, financial condition and cash flows.

We are exposed to price fluctuations of key commodities, which may negatively impact our results of operations.

We rely on product inputs, such as polypropylene and nitrile, as well as other commodities, in the manufacture of our products. Prices of oil and gas affect our distribution and transportation costs. Prices of these commodities are volatile and have fluctuated significantly in recent years, which has contributed to, and in the future may continue to contribute to, fluctuations in our results of operations. Our ability to hedge commodity price volatility is limited. Furthermore, due to competitive dynamics, the cost containment efforts of our customers and third-party payors, and contractual limitations, particularly with respect to products we sell under group purchasing agreements, which generally set pricing for a three-year term, we may be unable to pass along commodity-driven cost increases through higher prices. If we cannot fully offset cost increases through other cost reductions, or recover these costs through price increases or surcharges, we could experience lower margins and profitability, which could have a material adverse effect on our results of operations, financial condition and cash flows.

An inability to obtain key components, raw materials or manufactured products from third parties may have a material adverse effect on our business.

We depend on the availability of various components, raw materials and manufactured products supplied by others for our operations. If the capabilities of our suppliers and third-party manufacturers are limited or stopped due to quality, regulatory or other reasons, it could negatively impact our ability to manufacture or deliver our products and could expose us to regulatory actions. Further, for quality assurance or cost effectiveness, we purchase from sole suppliers certain components and raw materials, such as polymers used in our S&IP products, latex bladders for our pain pumps, and synthetic rubber nitrile for our medical exam gloves. Although there are other sources in the marketplace for these items, we may not be able to quickly establish additional or replacement sources for certain components or materials due to regulations and requirements of the FDA and other regulatory authorities regarding the manufacture of our products. The loss of any sole supplier or any sustained supply interruption that affects our ability to manufacture or deliver our products in a timely or cost effective manner could have a material adverse effect on our business, results of operations, financial condition and cash flows.

An interruption in our ability to manufacture products may have a material adverse effect on our business.

Many of our key products are manufactured at single locations, with limited alternate facilities, including in certain cases by third-party manufacturers. If one or more of these facilities experience damage, or if these manufacturing capabilities are otherwise limited or stopped due to quality, regulatory or other reasons, including natural disasters or prolonged power or equipment failures, it may not be possible to timely manufacture the relevant products at previous levels or at all. For example, floods have negatively impacted our medical exam gloves manufacturing facility in Thailand in recent years, which has resulted in temporary shut downs of the facility and an associated decrease in production of our medical exam gloves. A reduction or interruption in any of these manufacturing processes could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are subject to extensive government regulation, which may require us to incur significant expenses to ensure compliance.

Many of our products are subject to extensive regulation in the United States by the FDA and other regulatory authorities and by comparable government agencies in other countries concerning the development, design, approval, manufacture, labeling, importing and exporting and sale and marketing of many of our products. Furthermore, our facilities are subject to periodic inspection by the FDA and other federal, state and foreign government authorities, which require manufacturers of medical devices to adhere to certain regulations, including the FDA’s Quality System Regulation, which requires periodic audits, design controls, quality control testing and documentation procedures, as well as complaint evaluations and investigation. Costs of complying with these regulations can be significant. Regulations regarding the development, manufacture and sale of medical products are also evolving and subject to future change. We cannot predict what impact those regulatory changes may have on our business, although we may incur significant costs to comply with such changes. Failure to comply with applicable regulations could lead to manufacturing shutdowns, product shortages, delays in product manufacturing, product seizures, recalls, operating restrictions, withdrawal or suspension of required licenses, and prohibitions against exporting of products to, or importing products from, countries outside the United States and may require significant resources to resolve. Any one or more of these events could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are subject to healthcare fraud and abuse laws and regulations that could result in significant liability, require us to change our business practices or restrict our operations in the future.

We are subject to various U.S. federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid. These laws and regulations are wide ranging and subject to changing interpretation and application, which could restrict our sales or marketing practices. Furthermore, because many of our customers rely on reimbursement from Medicare, Medicaid and other governmental programs to cover a substantial portion of their expenditures, our exclusion from such programs as a result of a violation of these laws could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We must obtain clearance or approval from the appropriate regulatory authorities prior to introducing a new product or a modification to an existing product. The regulatory clearance process may result in substantial costs, delays and limitations on the types and uses of products we can bring to market, any of which could have a material adverse effect on our business.

In the United States, before we can market a new product, or a new use of, claim for, or significant modification to, an existing product, we generally must first receive clearance or approval from the FDA and certain other regulatory authorities. Most major markets for medical devices outside the United States also require clearance, approval or compliance with certain standards before a product can be commercially marketed. The process of obtaining regulatory clearances and approvals to market a medical device can be costly and time consuming, involve rigorous pre-clinical and clinical testing, require changes in products or result in limitations on the indicated uses of products. There can be no assurance that these clearances and approvals will be granted on a timely basis, or at all. In addition, once a medical device has been cleared or approved, a new clearance or approval may be required before the medical device may be modified, its labeling changed or it may be marketed for a different use. Medical devices are cleared or approved for one or more specific intended uses and promoting a device for an off-label use could result in government enforcement action. Furthermore, a product approval or clearance can be withdrawn or limited due to unforeseen problems with the medical device or issues relating to its application. The regulatory clearance and approval process may result in, among other things, delayed, if at all, realization of product net sales, substantial additional costs and limitations on the types of products we may bring to market or their indicated uses, any one of which could have a material adverse effect on our results of operations, financial condition and cash flows.

We may incur product liability losses, litigation liability, product recalls, safety alerts or regulatory action associated with our products, which can be costly and disruptive to our business.

The risk of product liability claims is inherent in the design, manufacture and marketing of the medical products of the type we produce and sell. A number of factors could result in an unsafe condition or injury to, or death of, a patient with respect to the products that we manufacture or sell, including physician technique and experience in performing the relevant surgical procedure, component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or information.

We are one of several manufacturers of continuous infusion medical devices, such as our ON-Q PAINBUSTER pain pumps, that are involved in several different pending or threatened litigation matters brought by multiple plaintiffs alleging that use of the continuous infusion device to deliver anesthetics directly into a synovial joint after surgery resulted in postarthroscopic glenohumeral chondrolysis, or a disintegration of the cartilage covering the bones in the joint (typically, in the shoulder). Plaintiffs generally seek monetary damages and attorneys’ fees. While Kimberly-Clark retained the liabilities related to these matters that were asserted prior to the Spin-off, the distribution agreement between us and Kimberly-Clark provided that we indemnify Kimberly-Clark and assume the liability for any such claims and causes of actions arising after the distribution. Although no such claims arising after the distribution have been asserted, there can be no assurance that additional related or unrelated claims or other product liability claims, including potential class actions, will not be made that allege that our products have resulted in or could result in an unsafe condition or injury. Any of these proceedings, regardless of the merits, may result in substantial costs, the diversion of management’s attention from other business concerns, additional restrictions on our sales or the use of our products, or settlement payments and adjustments not covered by or in excess of insurance. Although we believe we have insurance coverage that is adequate and customary for our business, insurance for these types of claims varies in cost and can be difficult to obtain on terms acceptable to us or at all.

In addition to product liability claims and litigation, an unsafe condition or injury to, or death of, a patient associated with our products could lead to a recall of, or issuance of a safety alert relating to, our products, or suspension or delay of regulatory product approvals or clearances, product seizures or detentions, governmental investigations, civil or criminal sanctions or injunctions to halt manufacturing and distribution of our products. Any one of these could result in significant costs and negative publicity resulting in reduced market acceptance and demand for our products and harm our reputation. In addition, a recall or injunction affecting our products could temporarily shut down production lines or place products on a shipping hold.

All of the foregoing types of legal proceedings and regulatory actions are inherently unpredictable and, regardless of the outcome, could disrupt our business, result in substantial costs or the diversion of management attention and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Current economic conditions have affected and may continue to adversely affect our business, results of operations, financial condition and cash flows.

Disruptions in the financial markets and other macro-economic challenges currently affecting the economy and the economic outlook of the United States, Europe and other parts of the world may continue to have an adverse impact on our results of operations, financial condition and cash flows. Recessionary conditions and depressed levels of consumer and commercial spending have caused and may continue to cause our customers to reduce, modify, delay or cancel plans to purchase our products, and we have observed certain hospitals delaying as well as prioritizing purchasing decisions, which has had and may continue to have a material adverse effect on our results of operations, financial condition and cash flows.

In addition, as a result of these recessionary conditions, our customers inside and outside the United States, including foreign governmental entities or other entities that rely on government healthcare systems or government funding, may be unable to pay their obligations on a timely basis or to make payment in full. If our customers’ cash flow or operating and financial performance deteriorate or fail to improve, or if our customers are unable to make scheduled payments or obtain credit, they may not be able to pay, or may delay payment of, accounts receivable owed to us. These economic conditions also may have an adverse effect on certain of our suppliers who may reduce output or change terms of sales, which could cause a disruption in our ability to provide our products to our customers and have a material adverse effect on our business, results of operations, financial condition and cash flows. Any inability of current and/or potential customers to pay us for our products or any demands by our suppliers for different payment terms also may have a material adverse effect on our results of operations, financial condition and cash flows.

Cost-containment efforts of our customers, health care purchasing groups, third-party payors and governmental organizations could adversely affect our sales and profitability.

Many of our customers are members of group purchasing organizations (“GPOs”) or integrated delivery networks (“IDNs”). GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. Although we are the sole contracted supplier to certain GPOs for certain product categories, members of the GPO are generally free to purchase from other suppliers, and such contract positions can offer no assurance that sales volumes of those products will be maintained. In addition, initiatives sponsored by government agencies and other third-party payors to limit healthcare costs, including price regulation and competitive bidding for the sale of our products, are ongoing in markets where we sell our products. Pricing pressure has also increased in our markets due to consolidation among healthcare providers, trends toward managed care, governments becoming payors of healthcare expenses and regulation relating to reimbursements. The increasing leverage of organized buying groups and consolidated customers and pricing pressure from third-party payors may reduce market prices for our products, thereby reducing our profitability and have a material adverse effect on our results of operations, financial condition and cash flows.

We face significant uncertainty in the healthcare industry due to government healthcare reform in the United States and elsewhere.

In March 2010, comprehensive healthcare reform legislation was signed into law in the United States through the passage of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act. Among other initiatives, the legislation implemented a 2.3% excise tax on the sales of certain medical devices in the United States, effective January 2013. In 2014, the excise tax had an impact on us of approximately $5 million. In addition, the legislation implemented payment system reforms and significantly altered Medicare and Medicaid reimbursements for medical services and medical devices, which could result in downward pricing pressure and decreased demand for our products.

As additional provisions of healthcare reform are implemented, we anticipate that the U.S. Congress, regulatory agencies and certain state legislatures, as well as international legislators and regulators, will continue to review and assess alternative healthcare delivery systems and payment methods with an objective of ultimately reducing healthcare costs and expanding access. We cannot predict with certainty what healthcare initiatives, if any, will be implemented by states or foreign governments or what ultimate effect federal healthcare reform or any future legislation or regulation may have on our customers’ purchasing decisions regarding our products. However, the implementation of new legislation and regulation may lower reimbursements for our products, reduce medical procedure volumes and adversely affect our results of operations, financial condition and cash flows.

Our customers depend on third-party coverage and reimbursements. The failure of healthcare programs to provide coverage and reimbursement, or reductions in levels of reimbursement, could have a material adverse effect on our business.

The ability of our customers to obtain coverage and reimbursements for products they purchase from us is important to our business. Demand for many of our existing and new medical products is, and will continue to be, affected by the extent to which government healthcare programs and private health insurers reimburse our customers for patients’ medical expenses in the countries where we do business. Any reduction in the amount of reimbursements received by our customers could harm our business by reducing their selection of our products and the prices they are willing to pay.

In addition, as a result of their purchasing power, third-party payors are implementing cost-cutting measures such as seeking discounts, price reductions or other incentives from medical products suppliers and imposing limitations on coverage and reimbursements for medical technologies and procedures. These trends could compel us to reduce prices for our existing products and potential new products and could cause a decrease in the size of the market or a potential increase in competition that could have a material adverse effect on our results of operations, financial condition and cash flows.

We are subject to political, economic and regulatory risks associated with doing business outside of the United States.

We operate manufacturing facilities outside the United States in Honduras, Mexico and Thailand and source many of our raw materials and components from foreign suppliers. We distribute and sell our products in over 100 countries. In 2014, approximately 25% of our net sales (excluding related party sales) were generated outside of North America, and we expect this percentage will grow over time. Our operations outside of the United States are subject to risks that are inherent in conducting business internationally, including compliance with both United States and foreign laws and regulations that apply to our international operations. These laws and regulations include robust data privacy requirements, labor relations laws that may impede employer flexibility, tax laws, anti-competition regulations, import, customs and trade restrictions, export requirements, economic sanction laws, environmental, health and safety laws, and anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions. Given the high level of complexity of these laws, there is a risk that some provisions may be violated inadvertently or through fraudulent or negligent behavior of individual employees, our failure to comply with certain formal documentation requirements or otherwise. In addition, these laws are subject to changes, which may require additional resources or make it more difficult for us to comply with these laws. Violations of the laws and regulations governing our international operations could result in fines or criminal sanctions against us, our officers or our employees, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to manufacture or distribute our products in one or more countries and could have a material adverse effect on our reputation and brand, our international expansion efforts, our ability to attract and retain employees, and our results of operations, financial condition and cash flows. Our success depends, in part, on our ability to anticipate and prevent or mitigate these risks and manage difficulties as they arise.

In addition to the foregoing, engaging in international business inherently involves a number of other difficulties and risks, including:

•	different product preferences and requirements,

•	price and currency controls and exchange rate fluctuations,

•	cost and availability of international shipping channels,

•	longer payment cycles in certain countries other than the United States,

•	minimal or diminished protection of intellectual property in certain countries,

•	uncertainties regarding judicial systems, including difficulties in enforcing agreements through certain non-U.S. legal systems,

•	political instability and actual or anticipated military or political conflicts, expropriation of assets, economic instability and the impact on interest rates, inflation and the credit worthiness of our customers,

•	potentially negative consequences from changes in or interpretations of tax laws, including changes regarding taxation of income earned outside the United States, and

•	difficulties and costs of staffing and managing non-U.S. operations.

These risks and difficulties, individually or in the aggregate, could have a material adverse effect on our results of operations, financial condition and cash flows.

Currency exchange rate fluctuations could have a material adverse effect on our results of operations.

Due to our international operations, we transact business in many foreign currencies and are subject to the effects of changes in foreign currency exchange rates, including the Thai baht, Mexican peso, Japanese yen, Australian dollar and the Euro. Our financial statements are reported in U.S. dollars with international transactions being translated into U.S. dollars. If the U.S. dollar strengthens in relation to the currencies of other countries where we sell our products, our U.S. dollar reported net sales and income will decrease. Additionally, we incur significant costs in foreign currencies and a fluctuation in those currencies’ value can negatively impact manufacturing and selling costs. While we currently engage, and may in the future engage, in various hedging transactions in attempts to minimize the effects of foreign currency exchange rate fluctuations, there can be no assurance that these hedging transactions will be effective. Changes in the relative values of currencies occur regularly and could have an adverse effect on our results of operations, financial condition and cash flows.

We cannot guarantee that any of our strategic acquisitions, investments or alliances will be successful.

We intend to supplement our growth through strategic acquisitions of, investments in and alliances with new medical technologies. The success of any acquisition, investment or alliance may be affected by a number of factors, including our ability to properly assess and value the potential business opportunity or to successfully integrate any business we may acquire into our existing business. These types of transactions may require more resources and investments than originally anticipated, may divert management’s attention from our existing business, may result in exposure to unexpected liabilities of the acquired business, and may not result in the expected benefits, savings or synergies. There can be no assurance that any past or future acquisition, investment or alliance will be cost-effective, profitable or successful.

The terms of the Senior Secured Credit Facilities and the indenture restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.

The Credit Agreement and the indenture contain a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and limit our ability to engage in actions that may be in our long-term best interests, including restrictions on our and our subsidiaries’ ability to:

•	incur or guarantee additional indebtedness or sell disqualified or preferred stock;

•	pay dividends on, repurchase, or make distributions in respect of, capital stock;

•	make investments or acquisitions;

•	sell, transfer or otherwise dispose of certain assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting the ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay, repurchase or redeem certain kinds of indebtedness;

•	issue or sell stock of our subsidiaries; and

•	change the nature of our business.

In addition, the Credit Agreement that governs the Revolving Credit Facility has two financial covenants, one that requires us to maintain a maximum consolidated net secured leverage ratio and the other requires us to maintain a minimum consolidated interest coverage ratio. Our ability to meet these financial covenants may be affected by events beyond our control.

As a result of all of these restrictions, we may be:

•	limited in how we conduct our business and pursue our strategy;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

A breach of the covenants under the indenture or under the Credit Agreement could result in an event of default under the applicable agreement. If an event of default under the indenture or the Credit Agreement occurs, the lenders under the Senior Secured Credit Facilities and holders of the notes, as applicable, would have the right to accelerate the repayment of such debt, and an event of default or acceleration may result in the acceleration of the repayment of any other debt to which a cross-acceleration or cross-default provision applies.

In addition, an event of default under the Credit Agreement would also permit the lenders under the Senior Secured Credit Facilities to terminate all other commitments to extend additional credit under the Senior Secured Credit Facilities.

Furthermore, if we were unable to repay the amounts due and payable under the Senior Secured Credit Facilities, those lenders could proceed against the collateral that secures such indebtedness. In the event our creditors accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness.

We may need additional financing in the future to meet our capital needs or to make acquisitions and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders.

We intend to increase our investment in research and development activities and make acquisitions. Prior to the Spin-off, our working capital and capital expenditure requirements were met from cash flow generated by our businesses and from Kimberly-Clark. Going forward, we may need to seek additional debt or equity financing. We may be unable to obtain any desired additional financing on terms favorable to us, if at all. If we lose a previously assigned credit rating or adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products or respond to competitive pressures, any of which could negatively affect our business. If we raise additional funds through the issuance of equity securities, Halyard stockholders will experience dilution of their ownership interest.

We may be unable to protect our intellectual property rights or may infringe the intellectual property rights of others.

We rely on patents, trademarks, trade secrets and other intellectual property assets in the operation of our business. Our efforts to protect our intellectual property and proprietary rights may not be sufficient. We cannot be sure that pending patent applications will result in the issuance of patents or that patents issued or licensed to us will remain valid or prevent competitors from introducing similar competing technologies. Our ability to enforce and protect our intellectual property rights may be limited in certain countries outside of the United States in which we operate, which could make it easier for our competitors to develop or distribute similar competing technologies in those jurisdictions. In addition, our competitive position may be adversely affected by expirations of our significant patents, which would allow competitors to freely use our technology to compete with us.

We operate in an industry characterized by extensive patent litigation, and competitors may claim that our products infringe their intellectual property rights. Resolution of patent litigation or other intellectual property claims is inherently unpredictable, typically time consuming and costly and can result in significant damage awards and injunctions that could prohibit the manufacture and sale of the affected products or require us to make significant royalty payments in order to continue selling the affected products. Any one of these could have a material adverse effect on our results of operations, financial condition and cash flows. At any given time, we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. We can expect to face additional claims of patent infringement in the future.

We may be unable to attract and retain key employees necessary to be competitive.

Our ability to compete effectively depends upon our ability to attract and retain executives and other key employees, including people in technical, marketing, sales and research and development positions. Competition for experienced employees, particularly for persons with specialized skills, can be intense. Our ability to recruit such talent will depend on a number of factors, including compensation and benefits, work location and work environment. If we cannot effectively recruit and retain qualified executives and employees, our business could be materially adversely affected.

Breaches of our information technology systems could have a material adverse effect on our business.

We rely on information technology systems to process, transmit and store electronic information in our day-to-day operations. Our information technology systems may be subjected to computer viruses or other malicious codes, unauthorized access attempts and cyber- or phishing-attacks. We also store certain information with third parties that could be subject to these types of attacks. These attacks could result in our intellectual property and other confidential information, including personal health information being lost or stolen, disruption of our operations, loss of reputation and other negative consequences, such as increased costs for security measures or remediation costs and diversion of management attention. While we have implemented protective measures to reduce the risk of and detect future cyber incidents and will continue to monitor the need for additional measures, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly. There can be no assurances that our protective measures will prevent future attacks that could have a material adverse effect on our business.

Risks Related to the Spin-off and Our Separation from Kimberly-Clark

We had no operating history as a separate company prior to the Spin-off, and prior to the Spin-off, our historical financial data were not necessarily representative of the results we would have achieved as a stand-alone publicly-traded company and therefore may not be reliable as an indicator of our performance.

The historical financial data included in this prospectus presents the results of operations and financial position of Kimberly-Clark’s Health Care business through October 31, 2014 (the Spin-off date) and our results as a stand-alone public company from November 1, 2014 through March 31, 2015. Prior to the Spin-off date, the historical combined financial data presented the results and financial position of Kimberly-Clark’s Health Care business that was transferred to us at the Spin-off date as that business was operated by Kimberly-Clark. Our historical financial data included in this prospectus for the periods prior to the Spin-off are derived from the historical consolidated financial statements and accounting records of Kimberly-Clark. Accordingly, this data may not be indicative of our future performance, or necessarily reflect what our financial position and results of operations or cash flows would have been, had we operated as a separate, stand-alone publicly-traded entity during all of the periods presented. This is because, among other things:

•	Prior to the Spin-off, Kimberly-Clark performed various corporate functions for us, such as employee payroll and benefits administration, information technology services, financial and tax services, transportation and logistics, procurement services, order management and processing, regulatory compliance and other support services. Kimberly-Clark is continuing to provide some of these functions to us for a limited period of time (see Note 2, “Separation from Kimberly-Clark,” to our audited consolidated and combined financial statements included elsewhere in this prospectus). Our historical combined financial data reflects adjustments and allocations with respect to corporate and administrative costs relating to these functions that are less than the expenses we expect would have been incurred had we operated as a stand-alone company.

•	Prior to the Spin-off, our business was integrated with the other businesses of Kimberly-Clark. Historically, we shared economies of scale in costs, employees, vendor relationships and customer relationships with Kimberly-Clark. At the time of the Spin-off, we entered into transition agreements that govern certain commercial and other relationships between us and Kimberly-Clark after the distribution. Those transitional arrangements do not fully capture the benefits our business enjoyed as a result of being integrated with the other businesses of Kimberly-Clark. The loss of these benefits could have a material adverse effect on our results of operations, financial condition and cash flows.

•	Prior to the Spin-off, our working capital requirements and capital for our general corporate purposes, including acquisitions, research and development and capital expenditures, were satisfied as part of the corporate-wide cash management policies of Kimberly-Clark. Following the Spin-off, we may need to obtain additional financing from banks, public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

•	Subsequent to the Spin-off, the cost of capital for our business is higher than Kimberly-Clark’s cost of capital prior to the distribution due to, among other reasons, our credit rating being lower than Kimberly-Clark’s.

•	Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a stand-alone company separate from Kimberly-Clark.

For additional information about the historical financial performance of our business, see “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated and combined financial statements and unaudited condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus.

Prior to the Spin-off, we had not previously operated as an independent company and our management team has been assembled for only a short time.

Prior to the Spin-off, we had not previously operated as an independent public company, and our management has limited experience, as a group, in operating our business as a stand-alone entity. Following the Spin-off, we became fully responsible for arranging our own funding, managing all of our own administrative and employee arrangements and supervising all of our legal and financial affairs, including publicly reported financial statements. We anticipate that our success in these endeavors will depend substantially upon the ability of our Board of Directors, senior management and other key employees to work together. Although the individual members of our Board of Directors and senior management team have significant experience, they previously have not worked together as a group. The inability of our Board of Directors or senior management to function cohesively could delay or prevent us from implementing fully our business strategy, which could have a material adverse effect on our ability to grow, operate as an independent company or compete effectively, which could negatively impact our results of operations, financial condition and cash flows.

We could incur significant tax liabilities if the distribution becomes a taxable event.

In connection with the Spin-off, Kimberly-Clark received an opinion from Baker Botts L.L.P. to the effect that the distribution of Halyard common stock qualified as a tax-free spin-off under Sections 368(a)(1)(D) and 355 of the Code. The opinion relied on certain facts, assumptions, representations and undertakings from Kimberly-Clark and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not satisfied, we could be subject to significant tax liabilities.

Notwithstanding Kimberly-Clark’s receipt of the legal opinion from Baker Botts L.L.P., there can be no assurance that the U.S. Internal Revenue Service will determine that the distribution is not a taxable event, including as a result of certain significant changes in the share ownership of Kimberly-Clark or Halyard after the distribution. If the distribution is determined to be taxable for U.S. federal income tax purposes, we could incur significant U.S. federal income tax liabilities.

We may not be able to engage in certain corporate transactions for up to two years after the distribution.

To preserve the treatment to Kimberly-Clark of the separation and the distribution as a “reorganization” under Sections 368(a)(1)(D) and 355 of the Code, under the tax matters agreement that we entered into with Kimberly-Clark at the time of the Spin-off, we are restricted from taking any action that prevents the separation and distribution from satisfying the requirements for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code, which could limit our flexibility in planning for, or reacting to, changes in our business and industry and placing us at a competitive disadvantage to our competitors. Under the tax matters agreement, for the two-year period following the Spin-off date (the “Restricted Period”), we are prohibited, except in certain circumstances, from, among other things:

•	selling 50 percent or more of the assets of the healthcare business or engaging in mergers or other strategic transactions that may result in any stockholder owning (as determined under U.S. federal income tax law) 40 percent or more (by vote or value) of the outstanding shares of Halyard stock,

•	repurchasing outstanding shares of our stock, other than in open market repurchases constituting less than 20 percent of such stock outstanding immediately following the distribution, and

•	ceasing to actively conduct our business or liquidating.

The foregoing prohibitions are in some cases more restrictive than that required under the Code due to the potential significant liability to Kimberly-Clark and its stockholders were the separation and the distribution determined to be a taxable transaction. Under the tax matters agreement, we have the ability to engage in certain otherwise prohibited transactions, such as additional stock issuances or stock repurchases during the Restricted Period, provided we first deliver to Kimberly-Clark a tax opinion that doing so will not adversely affect the tax-free treatment of the Spin-off.

The foregoing restrictions may limit our ability to pursue certain strategic transactions or other transactions that we believe to be in the best interests of our stockholders or that might increase the value of our business. In addition, under the tax matters agreement, we are required to indemnify Kimberly-Clark against any tax liabilities incurred primarily as a result of the violation of any of the foregoing restrictions, as well as any transaction (or series of transactions) that results in the distribution being considered part of a plan by us that includes a later change in control of us during the Restricted Period (as determined under U.S. federal income tax law).

As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions.

We are installing and implementing information technology infrastructure to support our critical business functions, including systems relating to accounting and reporting, manufacturing process control, customer service, inventory control and distribution. We may incur temporary interruptions in business operations if we cannot transition effectively from Kimberly-Clark’s existing transactional and operational systems and data centers and the transition services that support these functions as we replace these systems. We may not be successful in effectively and efficiently implementing our new systems and transitioning our data, and we may incur substantially higher costs for implementation than currently anticipated. Our failure to avoid operational interruptions as we implement the new systems and replace Kimberly-Clark’s information technology services, or our failure to implement the new systems and replace Kimberly-Clark’s services effectively and efficiently, could disrupt our business and could have a material adverse effect on our financial condition, results of operations and cash flows.

We may not realize potential benefits from the separation of our business from Kimberly-Clark’s other businesses.

There is no assurance that we will realize the potential benefits that we expect from our separation from Kimberly-Clark. The separation and Spin-off is expected to provide the following benefits, among others: (1) the ability of Halyard to focus on its own strategic and operational plans; (2) more efficient allocation of capital for Halyard; (3) a distinct investment identity allowing investors to evaluate the merits, performance and future prospects of Halyard separately from those of Kimberly-Clark; and (4) more effective equity-based compensation and greater alignment of management interests with our business.

Following the Spin-off, we may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

•	we will not have the same access to the financial, managerial and professional resources from which we have benefited in the past and will incur significant costs, which may be greater than those for which we have planned, to replace these resources;

•	the transition to a stand-alone company may require significant amounts of management’s time and effort, which may divert management’s attention away from Halyard’s business;

•	certain costs and liabilities that were otherwise less significant to Kimberly-Clark as a whole are more significant to us as a stand-alone company;

•	we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Kimberly-Clark; and

•	our business is significantly less diversified than Kimberly-Clark’s business prior to the Spin-off.

If we fail to achieve some or all of the benefits expected to result from the Spin-off, or if such benefits are delayed, our financial condition, results of operations and cash flows could be adversely affected and the value of Halyard common stock could be adversely impacted.

The transition services being provided to us by Kimberly-Clark for a limited time may be difficult for us to perform or replace without operational problems or additional cost.

At the time of the Spin-off, we entered into a transition services agreement with Kimberly-Clark pursuant to which we and Kimberly-Clark and both our respective affiliates are providing to each other certain transition services for a period of time following the Spin-off. These services include employee payroll and benefits administration, information technology services, financial services, transportation and logistics, procurement services, order management and processing, regulatory compliance and other support services. If, after the expiration of the transition services agreement, we are unable to perform these services or replace them in a timely manner or on reasonable terms, we may experience operational problems and increased costs.

Following our separation from Kimberly-Clark, we may experience increased costs resulting from decreased purchasing power, which could decrease our overall profitability and cash flow.

As part of Kimberly-Clark, we were able to take advantage of Kimberly-Clark’s size and purchasing power in procuring goods, services and technology, such as management information services, health insurance, pension and other employee benefits, payroll administration, risk management, tax and other services. As a separate, stand-alone entity following the Spin-off, we may have to pay higher costs for certain materials used in our products due to a decline in purchasing scale if we are unable to obtain other similar goods, services and technology at prices or on terms as favorable as those obtained prior to the distribution.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement into which we entered when we issued the old notes. We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled and cannot be reissued. The issuance of the new notes under the exchange offer will not result in any increase in our outstanding indebtedness.

The net proceeds to us from the sale of the old notes were approximately $245.5 million.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical earnings to fixed charges for the periods indicated. This information should be read in conjunction with our audited consolidated and combined financial statements and unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	Three Months Ended March 31, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	4.4	8.2	38.3	43.6	45.7	28.6

CAPITALIZATION

The following table sets forth our actual cash, cash equivalents and capitalization as of March 31, 2015. The information below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated and combined financial statements and unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

As of March 31, 2015
Cash and cash equivalents	$166.2

Indebtedness:
Senior Notes due 2022	$250.0
Senior secured term loan	385.3
Revolving credit facility	—

Total indebtedness:	635.3

Equity:
Common stock	0.5
Additional paid-in capital	1,507.9
Retained earnings	29.0
Accumulated other comprehensive loss	(25.6)

Total stockholders’ equity	1,511.8

Total capitalization	$2,147.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements consist of unaudited pro forma condensed combined income statements for the three months ended March 31, 2014 and year ended December 31, 2014. The unaudited pro forma condensed combined financial statements should be read in conjunction with the information under “Selected Historical Consolidated and Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited historical consolidated and combined financial statements as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013, and 2012 and the related notes thereto and the unaudited historical condensed consolidated financial statements as of March 31, 2015 and December 31, 2014 and for the three months ended March 31, 2015 and 2014 and the related notes thereto included elsewhere in this prospectus. The unaudited pro forma condensed combined income statements have been adjusted to give effect to the Pro Forma Transactions (as described in the “Notes to Unaudited Pro Forma Condensed Combined Financial Statements”) as if the Pro Forma Transactions had occurred or had become effective as of January 1, 2014. A pro forma balance sheet as of March 31, 2015 and December 31, 2014 and pro forma income statement for the three months ended March 31, 2015 have not been included, as the effect of the Pro Forma Transactions is already reflected within the audited historical consolidated balance sheet as of December 31, 2014 and the unaudited historical condensed consolidated financial statements as of and for the three months ended March 31, 2015 included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial statements included in this prospectus have been derived from the historical consolidated and combined financial statements included elsewhere in this prospectus and do not purport to represent what our results of operations would have been had the Spin-off and related transactions occurred on the dates indicated or to project our financial performance for any future period. In addition, the unaudited pro forma condensed combined financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of our future results of operations as a separate, stand-alone public company. The pro forma adjustments are based upon currently available information and certain assumptions that we believe are reasonable, but actual results may differ materially from the pro forma adjustments.

Kimberly-Clark did not account for us as, and we were not operated as, a separate, stand-alone public company prior to the Spin-off. Our unaudited pro forma condensed combined financial statements have been prepared to reflect adjustments to our audited historical consolidated and combined financial statements for the year ended December 31, 2014 and the unaudited historical combined financial statements for the three months ended March 31, 2014 that are (1) directly attributable to the Pro Forma Transactions; (2) factually supportable; and (3) expected to have a continuing impact on our results of operations. The unaudited pro forma condensed combined financial statements have been adjusted to give effect to the notes and borrowing under the Term Loan Facility, and the impact of, and transactions contemplated by, the distribution agreement and royalty agreement between us and Kimberly-Clark.

Transition Services Agreement

We entered into a transition services agreement with Kimberly-Clark prior to the Spin-off pursuant to which we and Kimberly-Clark and our and their respective affiliates provide to each other for an agreed-upon charge, on an interim, transitional basis, various services, including, but not limited to, employee payroll and benefits administration, information technology services, financial and tax services, transportation and logistics, procurement services, order management and processing, regulatory compliance and other support services. Charges under the transition services agreement were approximately $11 million in 2014 and are expected to be approximately $42 million in 2015. No pro forma adjustments have been made for these expenses. The services generally commenced on the Spin-off date for a term of up to two years following the Spin-off date.

Corporate Allocations and Stand-Alone Public Company Costs

Kimberly-Clark provided certain corporate services to us, and costs associated with these functions have been allocated to us. These corporate services provided to us by Kimberly-Clark include executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury and other services. In addition, stock-based compensation expense attributable to our employees and an allocation of stock-based compensation attributable to employees of Kimberly-Clark, have been included. The costs of such services have been allocated to us based on the most relevant allocation method to the service provided, primarily based on relative percentage of total net sales, relative percentage of headcount or specific identification. The total amount of these allocations from Kimberly-Clark was approximately $74 million in the year ended December 31, 2014. These cost allocations are reflected within cost of products sold, selling and general expenses, and research and development in our audited historical consolidated and combined income statement for the three years ended December 31, 2014, 2013, and 2012 as described in Note 18 to our historical consolidated and combined financial statements and in our unaudited historical condensed consolidated income statement for the three months ended March 31, 2014 as described in Note 12 to our unaudited historical condensed consolidated financial statements appearing elsewhere in this prospectus. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. Following the Spin-off, Kimberly-Clark has continued to provide many of these services related to these functions on a transitional basis for a fee pursuant to the transition services agreements described above.

Upon the Spin-off, we assumed responsibility for all of our stand-alone public company costs, including the costs of services provided by Kimberly-Clark. During the year ended December 31, 2014, we incurred approximately $74 million in corporate cost allocation from Kimberly-Clark for these services. We estimate that our aggregate annual expense for these costs will be approximately $146 million, including incremental expenses of $40 million per year of cash expense and $11 million per year of additional depreciation and amortization expense. In addition, as a result of the Spin-Off, we expect to incur additional ongoing net expenses that we estimate will be approximately $29 million on an annual basis related primarily to (1) a decline of purchasing scale, (2) stranded facility costs as a result of excess manufacturing capacity in certain facilities and underutilization of certain of our distribution facilities and inefficiencies in shipping costs and (3) a reduction in related party sales.

In addition, as a result of the Spin-Off, we expect to incur $60 million to $75 million of transitional costs after the Spin-Off through 2016 to establish our own capabilities as a stand-alone entity. These costs are related primarily to the transition services we expect to receive from Kimberly-Clark, as well as our branding and other supply chain transition costs.

No pro forma adjustments have been made for these stand-alone costs.

The unaudited pro forma condensed combined income statements also exclude certain non-recurring items that we incurred in connection with the Pro Forma Transactions, including costs related to legal, accounting and consulting services, which were $89 million in 2014. All of these costs were expensed.

HALYARD HEALTH, INC.

Unaudited Pro Forma Condensed Combined Income Statement

For the Three Months Ended March 31, 2014

(dollars in millions)

	Historical	Pro Forma Adjustments		Pro Forma
Net Sales	$410.7	$(5.6	) (c)	$405.1
Cost of products sold	255.7	(5.1	) (c)	250.6

Gross Profit	155.0	(0.5)		154.5
Research and development expenses	8.3	—		8.3
Selling and general expenses	85.5	(4.4	) (a) (b)	81.1
Other income, net	(0.5)	—		(0.5)

Operating Profit	61.7	3.9		65.6
Interest income	1.0	—		1.0
Interest expense	—	(8.5	) (d)	(8.5)

Income Before Income Taxes	62.7	(4.6)		58.1
Provision for income taxes	(21.3)	1.0	(e)	(20.3)

Net Income	$41.4	$(3.6)		$37.8

Pro forma earnings per share
Basic				$0.81

Diluted				$0.81

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

HALYARD HEALTH, INC.

Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended December 31, 2014

(dollars in millions)

	Historical	Pro Forma Adjustments		Pro Forma
Net Sales	$1,672.1	$(19.6	) (c)	$1,652.5
Cost of products sold	1,123.5	(22.3	) (c)	1,101.2

Gross Profit	548.6	2.7		551.3
Research and development expenses	33.6	(0.1	) (b)	33.5
Selling and general expenses	424.5	(75.6	) (a) (b)	348.9
Other income, net	(3.8)	—		(3.8)

Operating Profit	94.3	78.4		172.7
Interest income	2.9	—		2.9
Interest expense	(6.0)	(28.3	) (d)	(34.3)

Income Before Income Taxes	91.2	50.1		141.3
Provision for income taxes	(64.1)	11.4	(e)	(52.7)

Net Income	$27.1	$61.5		$88.6

Pro forma earnings per share
Basic				$1.90

Diluted				$1.90

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(a)	Intellectual Property Agreements

We entered into a royalty agreement under which we have access to use the Kimberly-Clark brand for up to 24 months as we manage the packaging changes with global regulatory bodies. Royalties are required to be paid for products sold bearing the Kimberly-Clark brand only. These royalties are included in the actual results for the periods from November 1, 2014 through December 31, 2014. The royalties are included in selling and general expenses and were estimated to be approximately $3 million for the three months ended March 31, 2014 and $9 million for the period from January 1, 2014 through October 31, 2014.

(b)	Transaction Costs

We incurred costs related to our separation from Kimberly-Clark of $7 million for the three months ended March 31, 2014, which are included in selling and general expenses. For the period from January 1, 2014 through October 31, 2014, we incurred $89 million of costs related to our separation from Kimberly-Clark, of which $4 million are included in cost of products sold and $85 million are included in selling and general expenses.

(c)	Related Party Sales

The unaudited pro forma condensed combined income statements reflect an adjustment to eliminate related party sales associated with certain feminine care products manufactured by Halyard for Kimberly-Clark that were discontinued upon our separation from Kimberly-Clark. The net effect of these sales was a decrease in net sales of $6 million and cost of products sold of $5 million for the three months ended March 31, 2014 and net sales of $20 million and cost of products sold of $18 million for the period from January 1, 2014 through October 31, 2014.

(d)	Debt Financing

We issued 6.25% senior unsecured notes for $250 million and a senior secured term loan for $390 million (bearing interest at 4.00% as of December 31, 2014) in conjunction with our spin-off from Kimberly-Clark. The unaudited pro forma condensed combined income statements include incremental interest expense of $9 million for the three months ended March 31, 2014 and $28 million for the year ended December 31, 2014.

(e)	Resulting Tax Effects

The tax effects for the items noted in (a) through (d) resulted in a decrease in the provision for income taxes of $1 million for the three months ended March 31, 2014 and a decrease of $11 million for the year ended December 31, 2014 at an assumed tax rate of 33% for deductible expenses.

Pro Forma Earnings Per Share

The average number of common shares outstanding is reconciled to those used in the pro forma basic and diluted earnings per share computations as follows as of March 31, 2014 and December 31, 2014 (thousands of shares):

	As of March 31, 2014	As of December 31, 2014
Basic weighted average shares outstanding	46,536	46,536
Dilutive effect of stock options and restricted share units	—	2

Diluted weighted average shares outstanding	46,536	46,538

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

The following selected historical consolidated and combined financial data should be read in conjunction with our audited historical consolidated and combined financial statements and unaudited historical condensed consolidated financial statements and the related notes thereto included elsewhere in this prospectus, “Unaudited Pro Forma Condensed Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Income Statement Data:
Net Sales	$394.2	$410.7	$1,672.1	$1,677.5	$1,684.0	$1,659.9	$1,495.8
Gross Profit	132.1	155.0	548.6	612.2	602.5	590.8	543.6
Operating Profit	40.9	61.7	94.3	225.3	228.0	210.7	157.6
Income Before Income Taxes	32.7	62.7	91.2	227.8	229.8	214.6	159.9
Net Income(a) (b) (c)	21.7	41.4	27.1	154.6	152.6	142.4	88.0
Earnings Per Share:
Basic	$0.47	$0.89	$0.58	$3.32	$3.28	$3.06	$1.89
Diluted	$0.46	$0.89	$0.58	$3.32	$3.28	$3.06	$1.89

(a)	Net income for the three months ended March 31, 2015 includes a gain on the sale of the disposable glove facility in Thailand of $8 million, net of tax, and $7 million, net of tax, for Spin-off related transition charges. See Note 2 in the “Notes to the Unaudited Condensed Consolidated Financial Statements.”
(b)	Net income for the three months ended March 31, 2014 includes $4 million, net of tax, for Spin-off related transaction charges.
(c)	Net income for the year ended December 31, 2014 includes charges of $88 million, net of tax, related to the Spin-off (see Note 2 in the “Notes to the Consolidated and Combined Financial Statements”, “Separation from Kimberly-Clark”) and $47 million, net of tax, related to our strategic changes to our manufacturing footprint (see Note 3 in the “Notes to the Consolidated and Combined Financial Statements”, “Manufacturing Footprint Strategic Changes”) and $8 million, net of tax, related to post Spin-off transition charges (see Note 2 in the “Notes to the Consolidated and Combined Financial Statements”, “Separation from Kimberly-Clark”).

	As of March 31,	As of December 31,
	2015	2014	2013	2012	2011	2010
Balance Sheet Data:
Cash	$166.2	$149.0	$44.1	$47.9	$20.1	$34.3
Property, Plant and Equipment, Net	281.8	277.8	324.9	325.7	320.0	326.4
Total Assets	2,536.4	2,527.6	2,484.0	2,534.2	2,509.5	2,518.3
Debt	635.3	636.2	11.9	75.9	100.0	88.2
Stockholders’ Equity	1,511.8	1,491.2	—	—	—	—
Kimberly-Clark’s Net Investment	—	—	2,098.7	2,045.6	2,000.9	1,981.6

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

This management’s discussion and analysis is intended to provide investors with an understanding of our recent performance, financial condition and prospects and should be read in conjunction with our audited historical combined financial statements for the year ended December 31, 2014 and our unaudited historical combined financial statements for the three months ended March 31, 2015 and the related notes thereto included elsewhere in this prospectus. This management’s discussion and analysis represents the global operations of Halyard and its subsidiaries as an independent publicly-traded company following the Spin-off, and a combined reporting entity comprising the financial position, results of operations and cash flows of Kimberly-Clark’s Health Care business prior to the Spin-off. The results of operations of our business after the Spin-off will be significantly different than the results of operations of our business prior to the Spin-off. This difference results from, among other things, the impact of debt incurred, the impact of our operating as a separate, stand-alone public company, and the impact of, and transactions contemplated by, the various agreements between us and Kimberly-Clark. The following are discussed and analyzed below:

•	Overview of Business

•	Separation from Kimberly-Clark

•	Spin-Related Transaction and Transition Costs

•	Results of Operations and Related Information

•	Unaudited Quarterly Data

•	Liquidity and Capital Resources

•	Critical Accounting Policies and Use of Estimates

•	Legal Matters

•	Quantitative and Qualitative Disclosures About Market Risk

Overview of Business

Halyard is a global company which seeks to advance health and healthcare by preventing infection, eliminating pain and speeding recovery. Our products and solutions are designed to address some of today’s most important healthcare needs, namely, preventing infection and reducing the use of narcotics while helping patients move from surgery to recovery. We market and support the efficacy, safety and economic benefit of our products with a significant body of clinical evidence. We have two business segments: Surgical and Infection Prevention (“S&IP”) and Medical Devices.

Separation from Kimberly-Clark

In November 2013, Kimberly-Clark announced its intention to evaluate a potential tax-free Spin-off of our business. The Spin-off was completed on October 31, 2014 and at that time we became a stand-alone publicly-traded company. Prior to the Spin-off, we engaged in a series of transactions with Kimberly-Clark that were designed to transfer ownership of Kimberly-Clark’s Health Care business to us. Prior to the Spin-off, we borrowed $640 million through the issuance of the notes and a secured term loan. We used the net proceeds from the notes and the secured term loan to fund a portion of a $680 million cash distribution we made to Kimberly-Clark prior to the Spin-off. Following the Spin-off, we became a separate public company, and Kimberly-Clark has no continuing stock ownership in us.

Prior to the Spin-off, we entered into a distribution agreement with Kimberly-Clark. In connection with the Spin-off, we also entered into various other agreements to effect the separation of our business from Kimberly-Clark’s other businesses and set forth our contractual relationships with Kimberly-Clark after the Spin-off. These agreements provide for the allocation, between us and Kimberly-Clark, of Kimberly-Clark’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Spin-off. The agreements include a transition services agreement, a tax matters agreement, an employee matters agreement, intellectual property agreements and manufacturing and supply agreements.

At the time of the Spin-off, we assumed responsibility for all of our stand-alone public company costs, including the costs of corporate services provided by Kimberly-Clark prior to the Spin-off. The corporate services provided to us included executive management, supply chain, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury and other services. We estimate that our aggregate annual expense for these costs will be $146 million, including incremental cash expenses of $40 million per year and $11 million per year of additional depreciation expense. In addition, as a result of the separation and Spin-off, we expect to incur additional ongoing net expenses that we estimate will be approximately $29 million on an annual basis, related primarily to: (1) a decline in purchasing scale; (2) stranded facility costs as a result of excess manufacturing capacity in certain facilities, underutilization of certain of our distribution facilities and inefficiencies in shipping costs; and (3) a reduction in sales to Kimberly-Clark.

Spin-Related Transaction and Transition Costs

We expect to incur $60 to $75 million of transitional costs following the Spin-off through 2016 to establish our own capabilities as a stand-alone entity. These costs are related primarily to the activities described below. Through the Spin-off date, we incurred $89 million of transaction-related costs.

Completion of the Sale of Disposable Glove Facility

In 2014, Kimberly-Clark initiated a plan to exit one of the disposable glove facilities in Thailand and outsource the related production to improve the underlying profitability and return on invested capital of our surgical and infection prevention business. The plan resulted in a reduction of our workforce by approximately 2,500 positions and cumulative charges of $57 million ($47 million after-tax) through the Spin-off date that were recognized in cost of sales. The charges consisted of non-cash asset impairment of $42 million, accelerated depreciation of $10 million and workforce reduction and other exit cash costs of $5 million.

The asset impairment charge was based on the excess of the carrying value of the impacted asset group of about $94 million over its fair value of $52 million. The fair value was measured using discounted cash flows expected over the time the asset group would remain in use. The use of the discounted cash flows represents a level 3 measure under the fair value hierarchy.

Following the Spin-off, we incurred additional costs of $3 million ($2 million net of tax) primarily for accelerated depreciation through December 8, 2014. Payments of $5 million were made for severance and other costs in 2014, and there were no remaining accrued expenses related to the sale as of December 31, 2014.

On December 8, 2014, we entered into a definitive agreement to sell the disposable glove facility to a third party. We received advance cash payments of $8 million before the end of 2014, which is included in “Accrued Expenses” in the accompanying audited consolidated and combined balance sheet. The net book value of the assets is classified as “Assets Held for Sale” in the accompanying audited consolidated and combined balance sheet. The sale closed in January 2015, resulting in a gain on sale of $12 million, which was recorded in the first quarter of 2015.

Manufacturing Alignment, Marketing and Rebranding and Incremental Transition Services from Kimberly-Clark

As a result of the Spin-off, we are making changes to our plant and equipment, primarily in North America, to align with our manufacturing requirements. These changes include modifications to certain equipment and the movement of health-care equipment from Kimberly-Clark locations to Halyard facilities.

We are undertaking efforts to ensure our customers transition from the Kimberly-Clark brand to our Halyard-branded products. We have entered into a royalty agreement under which we have access to use the Kimberly-Clark brand for up to 24 months as we manage the packaging changes with global regulatory bodies. Royalties are required to be paid for products sold bearing the Kimberly-Clark brand only. In addition to the royalty expense, we expect to incur costs for packaging, marketing and regulatory approval in order to complete this transition.

While building our own capabilities as a stand-alone company, we have entered into transition service agreements with Kimberly-Clark to provide temporary supporting services until we have the necessary resources and infrastructure in place.

From the Spin-off through December 31, 2014, we incurred $12 million ($8 million net of tax) for the above programs. In the three months ended March 31, 2015, we incurred $11 million ($7million net of tax) for the above programs.

Results of Operations and Related Information for the Three Months Ended March 31, 2015 Compared to the Same Period in 2014

This section presents a discussion and analysis of our net sales, operating profit and other information relevant to an understanding of our results of operations. This discussion and analysis compares the results for the three months ended March 31, 2015 to the same period in 2014.

Net Sales by Segment

(in millions)	Three Months Ended March 31,
	2015	2014	Change
Net Sales
Surgical and Infection Prevention	$254.8	$275.5	(7.5)%
Medical Devices	122.3	129.6	(5.6)
Corporate & Other	17.1	5.6	N.M.

Total Net Sales	$394.2	$410.7	(4.0)%

N.M. - Not meaningful

Percentage Change

		Changes Due To
2015 vs. 2014	Total	Volume	Pricing/Mix	Currency	Other(a)
Consolidated	(4)%	(1)%	(1)%	(2)%	—%
S&IP	(8)	(4)	(1)	(3)	—
Medical Devices	(6)	(3)	(1)	(1)	(1)

(a)	Other includes rounding.

Sales for the three months ended March 31, 2015 of $394 million were 4% lower compared to the same period last year due to lower sales volume, selling prices and unfavorable changes in currency exchange rates. Sales in the three months ended March 31, 2015 includes $17 million of sales to Kimberly-Clark which is included in Corporate and Other related to the sale of non-woven materials.

Surgical and Infection Prevention

S&IP net sales decreased 8% to $255 million compared to net sales of $276 million in the prior year driven by lower volume across the majority of our product categories, unfavorable pricing in exam gloves and sterilization and unfavorable changes in currency exchange rates.

Medical Devices

Medical Devices net sales decreased 6% to $122 million, compared to net sales of $130 million in the prior year driven by lower volume in respiratory health, lower volume and selling prices in surgical pain and unfavorable changes in currency exchange rates partially offset by volume gains in digestive health and interventional pain management and higher net selling prices in interventional pain management.

Net Sales By Geographic Region

(in millions)	Three Months Ended March 31,
	2015	2014	Change
Net Sales(a)
North America	$303.0	$300.7	0.8%
Europe, Middle East and Africa	48.4	60.8	(20.4)
Asia Pacific and Latin America	42.8	49.2	(13.0)

Total Net Sales	$394.2	$410.7	(4.0)%

(a)	Prior year sales to Kimberly-Clark of $21.3 million have been allocated to the regions for comparative purposes.

Net sales in North America increased by 1% driven primarily by sales of non-woven materials to Kimberly-Clark, increased S&IP volume in facial protection, higher Medical Devices volume in surgical pain management partially offset by lower S&IP volume in exam gloves, surgical wraps, drapes and gowns and lower Medical Devices volume in surgical pain.

Net sales in Europe, Middle East and Africa decreased 20% primarily due to lower S&IP volume in exam gloves and surgical solutions and lower Medical Devices volume in surgical pain and unfavorable changes in currency exchange rates.

In Asia Pacific and Latin America, net sales decreased 13% driven primarily by unfavorable currency exchange rates and lower S&IP volume in sterilization and surgical solutions partially offset by S&IP volume growth in facial protection and exam gloves and higher selling prices.

Operating Profit by Segment

	Three Months Ended March 31,
	2015	2014	Change
Operating Profit
Surgical and Infection Prevention	$19.5	$40.1	(51.4)%
Medical Devices	24.8	31.4	(21.0)
Corporate and Other(a)	(15.4)	(10.3)	49.5
Other income and (expense), net(b)	12.0	0.5	N.M.

Total Operating Profit	$40.9	$61.7	(33.7)%

(a)	Corporate and Other for the three months ended March 31, 2015 includes $11 million of post-spin related transition expenses. Corporate and Other for the three months ended March 31, 2014 includes $7 million of spin-off related transaction costs.
(b)	Other income, net includes a $12 million gain on the disposal of one of our disposable glove facilities in Thailand.

Operating profit for the three months ended March 31, 2015 was $41 million compared to $62 million in the same period last year due to lower sales and higher distribution costs and general expenses primarily related to spin-related items partially offset by a $12 million gain realized on the sale of our glove manufacturing facility in Thailand.

Surgical and Infection Prevention

S&IP operating profit decreased 51% to $20 million, compared to operating profit of $40 million in the prior year driven by lower sales, higher distribution costs, unfavorable changes in currency exchange rates, and higher general expenses primarily related to spin-related items and stand-alone costs partially offset by lower raw material costs, primarily related to oil-based polymers.

Medical Devices

Medical Devices operating profit decreased 21% to $25 million, compared to operating profit of $31 million in the prior year driven by lower sales and higher general expenses primarily related to spin-related items and stand-alone costs.

Interest Income and Expense

In the three months ended March 31, 2015, we incurred interest expense of $8 million on our senior secured term loan and senior unsecured notes. In the three months ended March 31, 2014, we earned $1 million of interest income.

Provision for Income Taxes

The provision for income taxes was $11 million for the three months ended March 31, 2015 compared to $21 million in the prior year. Our effective tax rate for the three months ended March 31, 2015 was 34% compared to 34% in the prior year.

Results of Operations and Related Information for 2014 Compared to 2013 and 2013 Compared to 2012

This section presents a discussion and analysis of our net sales, operating profit and other information relevant to an understanding of our results of operations. This discussion and analysis compares 2014 results to 2013 results, and 2013 to 2012.

Net Sales

	Year Ended December 31,
(in millions)	2014	2013	Change	2012	Change
Business Segment
Surgical and Infection Prevention	$1,139.3	$1,153.1	(1.2)%	$1,185.1	(2.7)%
Medical Devices	501.7	499.0	0.5	477.6	4.5
Corporate and Other	31.1	25.4	N.M.	21.3	N.M.

Total Net Sales	$1,672.1	$1,677.5	(0.3)%	$1,684.0	(0.4)%

Percentage Change

		Changes Due To
	Total	Volume	Pricing / Mix	Currency	Other(a)
2014 vs. 2013
Consolidated	—%	2%	(1)%	(1)%	—%
S&IP	(1)	1	(1)	(1)	—
Medical Devices	1	2	(1)	—	—

2013 vs. 2012
Consolidated	—%	1%	—%	(1)%	—%
S&IP	(3)	(1)	—	(1)	(1)
Medical Devices	4	5	1	(1)	(1)

(a)	Other includes rounding.

Net Sales by Segment - 2014 Compared to 2013

Full-year 2014 net sales of $1.7 billion were even compared to 2013 as volume growth of 2% was offset by the impact of price and unfavorable changes in currency exchange rates.

Surgical and Infection Prevention

S&IP net sales decreased 1% to $1.1 billion, compared to net sales of $1.2 billion in the prior year driven by lower pricing across the majority of our categories, net unfavorable changes in currency exchange rates primarily in Asia Pacific and Latin America partially offset by volume growth in facial protection, sterilization and surgical drapes and gowns.

Medical Devices

Net sales of Medical Devices increased 1% to $502 million compared to $499 million in the prior year driven by volume growth in digestive health, respiratory health and interventional pain management partially offset by lower selling prices in digestive health and respiratory health and net unfavorable changes in currency exchange rates due to the weakening of the Australian dollar and the Japanese yen.

Net Sales by Segment - 2013 Compared to 2012

Net sales of $1.7 billion in 2013 were essentially even with the prior year as a 1% unfavorable change in foreign currency exchange rates were mostly offset by increased sales volumes of 1%.

Surgical and Infection Prevention

Net sales of $1.2 billion decreased 3%, as sales volumes and unfavorable currency rates each negatively impacted net sales by 1%. The decrease in sales volumes resulted from contract losses in certain low profitability accounts largely in the medical exam glove category partially offset by increased sales volume of facial protection products due to a severe flu season in all regions and sales of surgical drapes and gowns in North America.

Medical Devices

Net sales of $499 million increased 4%, as higher sales volumes of 5% and improved product mix (i.e., the impact of a shift in the composition of products sold) were partially offset by a 1% unfavorable change in currency exchange rates. For the volume improvement, a supply chain disruption experienced by a competitor in Europe, Middle East and Africa surgical pain business contributed 2% of the gain while the respiratory and digestive health businesses each added 1% respectively.

	Year Ended December 31,
(in millions)	2014	2013	Change	2012	Change
Geography
North America	$1,168.8	$1,147.7	1.8%	$1,136.8	1.0%
Europe, Middle East and Africa	224.1	231.9	(3.4)	226.8	2.2
Asia Pacific and Latin America	201.1	206.6	(2.7)	227.8	(9.3)
Related Party	78.1	91.3	(14.5)	92.6	(1.4)

Total Net Sales	$1,672.1	$1,677.5	(0.3)%	$1,684.0	(0.4)%

Net Sales by Geographic Region - 2014 Compared to 2013

Net sales in North America were up 2% compared to 2013 driven primarily by S&IP volume gains in facial protection, sterilization wrap and surgical drapes and gowns and Medical Devices volume gains in interventional pain management, digestive health and respiratory health. This was partially offset by lower selling prices in S&IP primarily in sterilization wrap and exam gloves and lower Medical Devices selling prices for respiratory health and digestive health.

In Europe, Middle East and Africa, net sales decreased 3% driven primarily by lower S&IP volume for exam gloves and surgical drapes and gowns, lower Medical Devices volume in surgical pain and lower selling prices for respiratory health and surgical pain. This was partially offset by increased S&IP volume in facial protection, Medical Devices volume in digestive health and favorable currency exchange rates driven primarily by the strengthening of the euro relative to the U.S. dollar.

In Asia Pacific and Latin America, net sales decreased 3% driven by unfavorable currency exchange rates due primarily to the weakening Australian dollar and the Japanese yen relative to the U.S. dollar. This was partially offset by increased demand for S&IP products primarily in surgical drapes and gowns, sterilization wrap and exam gloves and Medical Devices volume in surgical pain and increased selling prices.

Net Sales by Geographic Region - 2013 Compared to 2012

Net sales in North America increased 1% due primarily to increased Medical Devices volume in respiratory and digestive health products. Respiratory health sales benefited from a severe flu season accompanied by pandemic orders, new contract gains and ongoing expansion into the non-acute care markets. Digestive health sales were driven by market growth and a competitor’s exit from the enteral feeding tube market where we were able to gain a large portion of the stranded sales. There were also increased S&IP volume in surgical drapes and gowns resulting from improved GPO contract positions as well as new product introductions and an increase in facial protection due to a severe flu season, partially offset lower volume in medical exam gloves.

Net sales in Europe, Middle East and Africa increased 2% primarily due to increased demand in Medical Devices associated with a supply chain disruption experienced by a competitor, modest increases in S&IP volume in sterilization wrap and facial protection and favorable currency rates partially offset by reduced S&IP sales volume in medical exam gloves and surgical drapes and gowns and reduced S&IP net selling prices. The decreased sales volume in medical exam gloves and surgical drapes and gowns was reduced in certain less profitable accounts.

Net sales in Asia Pacific and Latin America decreased 9% primarily due to the weakening of the Japanese yen and the Australian dollar relative to the U.S. dollar and reduced Medical Devices sales volume partially offset by higher Medical Devices net selling prices.

Operating Profit

	Year Ended December 31,
	2014	2013	Change	2012	Change
Business Segment
Surgical and Infection Prevention	$166.3	$151.2	10.0%	$155.2	(2.6)%
Medical Devices	104.6	85.6	22.2	88.8	(3.6)
Corporate and Other(a)	(180.4)	(13.9)	N.M.	(17.5)	N.M.
Other income and (expense), net	3.8	2.4	N.M.	1.5	N.M.

Total Operating Profit	$94.3	$225.3	(58.1)%	$228.0	(1.2)%

(a)	Corporate & Other includes $60 million associated with the exit of our gloves manufacturing facility in Thailand, $89 million of transaction costs associated with the Spin-off and $12 million of transition-related costs incurred following the Spin-off for the year ended December 31, 2014.

N.M. - Not meaningful.

Operating Profit - 2014 Compared to 2013

Total

Operating profit was $94 million versus $225 million in 2013. Operating profit in 2014 was impacted by Corporate and Other charges of $60 million associated with the exit from our glove manufacturing facility in Thailand, $89 million of transaction-related charges associated with the Spin-off and $12 million of transition-related incremental expenses following the Spin-off.

Surgical and Infection Prevention

Operating profit was $166 million compared to $151 million in 2013, an increase of 10% primarily due to improved supply chain costs, a reduction in selling and general expenses mainly due to a strategic reorganization which led to headcount reductions in the fourth quarter of 2013.

Medical Devices

Operating profit was $105 million compared to $86 million in 2013, an increase of 22% primarily due to a reduction in selling and general expenses largely from decreased legal expenses and improved supply chain costs.

Operating Profit - 2013 Compared to 2012

Operating profit of $225 million in 2013 decreased 1% compared to the prior year. Improvement from higher sales volumes and a decrease in input costs was offset by increased amortization expenses, unfavorable changes in foreign currency exchange rates, and higher operating expenses primarily from the impact of the medical device excise tax.

Surgical and Infection Prevention

Operating profit of $151 million decreased 3% compared to the prior year due to declines in input costs primarily from a decrease in the price of nitrile, offset by unfavorable currency rates, reduced net selling prices from higher rebates and discounts and higher supply chain costs.

Medical Devices

Operating profit of $86 million decreased 4% from higher amortization of acquired technologies, which are amortized based on the estimated economic benefit of the asset, increased operating expenses from the impact of the medical device excise tax and unfavorable currency exchange rates, primarily from the weakening of the Japanese yen relative to the U.S. dollar. These increases to expense were partially offset by improved sales volumes and higher net selling prices.

Interest Income and Expense

Interest income was $3 million in each of the last three years ended December 31, 2014, 2013 and 2012, respectively.

Interest expense was $6 million in 2014 and consisted primarily of interest expense, amortization of debt discount and amortization of deferred financing fees on $250 million of the notes and our $390 million senior secured term loan. See Item 8, Note 9, “Debt” for further discussion of our indebtedness. Interest expense was not significant in 2013 or 2012.

Provision for Income Taxes

The provision for income taxes was $64 million in 2014 compared to $73 million in 2013. Our effective tax rate in 2014 was 70% compared to 32% in 2013 due to spin-related foreign cash repatriation and non-deductible transaction costs.

The provision for income taxes was $77 million in 2012 and the effective tax rate was 34%.

Unaudited Quarterly Data

	2014				2013
(in millions, except per-share amounts)	Fourth	Third	Second	First	Fourth	Third	Second	First
Net sales	$439.4	$408.5	$413.5	$410.7	$431.3	$419.5	$415.9	$410.8
Gross profit	156.5	132.2	104.9	155.0	155.3	161.5	154.0	141.4
Operating profit	24.0	13.1	(4.5)	61.7	57.6	70.3	56.9	40.5
Net income	(2.4)	(7.4)	(4.5)	41.4	39.8	47.9	38.6	28.3
Basic earnings per share	(0.05)	(0.16)	(0.10)	0.89	0.86	1.03	0.83	0.61
Diluted earnings per share	(0.05)	(0.16)	(0.10)	0.89	0.86	1.03	0.83	0.61

The opening market price for Halyard common stock on October 21, 2014, our first day of trading, was $37.52, and our closing market price on December 31, 2014 was $45.47. The high and low prices for the period from October 21, 2014 to December 31, 2014 were $46.14 and $35.56, respectively.

Liquidity and Capital Resources

General

Prior to the Spin-off, Kimberly-Clark provided financing, cash management and other treasury services to us. In North America, our cash balances were swept daily by Kimberly-Clark and historically we received funding from Kimberly-Clark for most of our operating and investing cash needs. Cash transferred to and from Kimberly-Clark was recorded as intercompany receivables and payables. Upon completion of the Spin-off, we maintain separate cash management and financing functions from Kimberly-Clark for our operations. Following the Spin-off, our primary sources of liquidity are cash on hand provided from operating activities and amounts available under our revolving credit facility.

Operating Activities

Operating activities provided $40 million in the three months ended March 31, 2015 compared to $26 million in the three months ended March 31, 2014, with the increase primarily driven by changes in operating assets and liabilities partially offset by lower net income.

Cash provided by operating activities was $148 million in 2014 compared to $224 million in 2013 with the decrease primarily due to lower net income partially offset by cash provided by changes in operating assets and liabilities.

Cash provided by operating activities was $224 million in 2013 compared to $203 million in 2012 with the increase primarily due to lower income tax payments and higher cash earnings.

Investing Activities

Investing activities used $20 million in the three months ended March 31, 2015 compared to $8 million in the three months ended March 31, 2014. Capital expenditures were $28 million in the three months ended March 31, 2015 and were primarily associated with our separation from Kimberly-Clark and modifying facilities necessary to operate as a stand-alone company. Capital expenditures in the three months ended March 31, 2015 were partially offset by proceeds from the disposition of assets of $8 million, which are the remaining proceeds from the sale of our glove manufacturing facility in Thailand.

During 2014, our cash used in investing activities was $71 million, compared to $51 million in the prior year. Capital expenditures in 2014 were $79 million compared to $49 million in 2013. The increase in capital expenditures is primarily related to the separation from Kimberly-Clark and associated with modifying facilities necessary to operate as a stand-alone company.

During 2013, our capital expenditures were $49 million compared to $41 million in 2012. The increase is mainly due to capital spending in 2013 for equipment and building improvements to support the production of feminine care products for Kimberly-Clark.

Financing Activities

Financing activities used $1 million in the three months ended March 31, 2015, which was our scheduled principal payment on our senior secured term loan. Financing activities used $26 million in the three months ended March 31, 2014, and was primarily net transfers to Kimberly-Clark.

As of March 31, 2015, debt, including debt payable within one year, was $635 million and consisted of (i) $385 million, net of unamortized discount, on our Senior Secured Term Loan and $250 million of Senior Unsecured Notes.

During 2014, financing activities provided $29 million compared to $180 million used by financing activities in the prior year due to the receipt of loan proceeds and contributions from Kimberly-Clark partially offset by the Spin-off cash distribution to Kimberly-Clark.

At December 31, 2014 and 2013, debt payable within one year was $4 million and $12 million, respectively. At December 31, 2014, long-term debt consisted of $386 million from our senior secured term loan and $250 million from our senior unsecured notes. As of December 31, 2013, debt consisted of a short-term bank loan executed by a non-U.S. subsidiary and related party debt owed to wholly-owned Kimberly-Clark subsidiaries. The bank loan was repaid in March 2014 and the related party debt was repaid in connection with the Spin-off.

We believe that our ability to generate cash from operations and our capacity to issue short-term and long-term debt are adequate to fund working capital, capital spending and other needs for the foreseeable future. Further, we do not expect restrictions or taxes on repatriation of cash held outside of the United States to have a material effect on our overall liquidity, financial condition or results of operations for the foreseeable future.

Senior Unsecured Notes, Term Loan and Revolving Credit Facilities

Prior to the Spin-off, we issued $250 million of the notes. The notes will mature on October 15, 2022 and interest will accrue at a rate of 6.25% per annum from October 17, 2014 and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2015.

At the time of the Spin-off, we entered into a Credit Agreement establishing credit facilities in an aggregate principal amount of $640 million, including a five-year senior secured Revolving Credit Facility allowing borrowings of up to $250 million, with a letter of credit sub-facility in an amount of $75 million and a swingline sub-facility in an amount of $25 million, and a seven-year senior secured Term Loan Facility of $390 million. The Senior Secured Credit Facilities are secured by substantially all of our assets located in the United States and a certain percentage of our foreign subsidiaries’ capital stock.

In conjunction with the Credit Agreements described above, we paid $12 million in financing fees that were deferred and will be amortized to interest expense over the life of the Credit Agreement using the effective interest method.

Borrowings under the Term Loan Facility will bear interest, at Halyard’s option, at either (i) a reserve-adjusted London Interbank Offer Rate (“LIBOR”) rate, subject to a floor of 0.75%, plus 3.25%, or (ii) a base rate, subject to a floor of 0.75%, (calculated as the greatest of (1) the prime rate, (2) the U.S. federal funds effective rate plus 0.50% and (3) the one month LIBOR rate plus 1.00%) plus 2.25%. The Term Loan Facility requires quarterly amortization payments equal to 0.25% of the aggregate principal amount of the term loans outstanding on the closing date. As of December 31, 2014, the interest rate in effect for the Term Loan Facility was 4.00%.

Borrowings under the Revolving Credit Facility will bear interest, at Halyard’s option, at either (i) a reserve-adjusted LIBOR rate, plus a margin initially equal to 2.25% and then, following Halyard’s delivery under the Credit Agreement of Halyard’s financial statements for Halyard’s fiscal quarter ending March 31, 2015, ranging between 1.75% to 2.50% per annum, depending on Halyard’s consolidated total leverage ratio, or (ii) the base rate plus a margin initially equal to 1.25% and then, following Halyard’s delivery of those financial statements, ranging between 0.75% to 1.50% per annum, depending on Halyard’s consolidated total leverage ratio. The unused portion of Halyard’s Revolving Credit Facility will be subject to a commitment fee equal to (i) 0.25% per annum, when Halyard’s consolidated total leverage ratio is less than 2.25 to 1.00 and (ii) 0.40% per annum, otherwise.

Funds under the Revolving Credit Facility are available for our working capital and other liquidity requirements. As of March 31, 2015, we had no borrowings and letters of credit of $3 million outstanding under the Revolving Credit Facility, leaving $247 million available for borrowing. See Note 4 to the accompanying condensed consolidated financial statements, “Long-Term Debt” for further details regarding our debt agreements.

On April 30, 2015, we made a $50 million principal payment on our senior secured term loan without prepayment penalties pursuant to the terms of the governing loan agreement. We recognized a charge of $1 million in the second quarter of 2015 related to the write-off of related debt issuance costs and original issue discount.

We will incur significant interest expense and financial obligations related to our senior notes, secured term loan and revolving credit facility. We will continue to make capital expenditures to introduce new products, enhance the efficacy, reliability and safety of our existing products and to maximize cost savings.

For further information regarding our debt arrangements, see Note 9, “Debt” to our audited historical combined financial statements for the year ended December 31, 2014 and Note 4, “Long-Term Debt” to our unaudited historical combined financial statements for the three months ended March 31, 2015 included elsewhere in this prospectus.

Obligations

The following table presents our total contractual obligations for which cash flows are fixed or determinable as of December 31, 2014 (in millions):

		Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Debt	$632.3	$3.9	$7.8	$7.8	$612.8
Interest payments on long-term debt	232.1	31.2	62.5	61.8	76.6
Operating leases	79.5	11.5	18.5	14.3	35.2
Open purchase orders(a)	200.4	199.5	0.9	—	—
Pension obligations	3.0	—	—	—	3.0
Other commitments(b)	24.1	4.8	3.3	4.0	12.0

Total contractual obligations	$1,171.4	$250.9	$93.0	$87.9	$739.6

(a)	The open purchase orders displayed in the table represent amounts that we anticipate will become payable within the next year for goods and services that we have negotiated for delivery. The table does not include payments that are discretionary or for which timing is uncertain.
(b)	Other commitments includes uncertain tax positions of $2 million. See Item 8, Note 10, “Income Taxes.”

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. The critical accounting policies we used in the preparation of the consolidated and combined financial statements are those that are important both to the presentation of our financial condition and results of operations and require significant judgments by management with regard to estimates used. The critical judgments by management relate to distributor rebate accruals, future cash flows associated with impairment testing for goodwill and long-lived assets, loss contingencies and deferred income taxes and potential tax assessments.

Recent Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. This ASU addresses the different balance sheet presentation requirements for debt issuance costs, discounts and premiums under the FASB Accounting Standards Codification (“ASC”) Subtopic 835-30, Interest - Imputation of Interest. Currently, GAAP recognizes debt issuance costs as a deferred charge (i.e., an asset), which conflicts with FASB Concepts Statement No. 6, Elements of Financial Statements, which says that debt issuance costs are similar to debt discounts and reduce the proceeds of borrowing, thereby increasing the effective interest rate. Accordingly, ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU will become effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption will be permitted for financial statements that have not been previously issued. Application of this ASU will result in the reclassification of our debt issuance costs of approximately $10 million as of each quarter ended March 31, 2016 and December 31, 2015 from other assets to long-term debt.

In January 2015, the FASB issued ASU No. 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. ASU No. 2015-01 eliminates ASC Subtopic 225-20, Income Statement - Extraordinary and Unusual Items, which, until now, required that an entity separately classify, present, and disclose transactions and events that were determined to be both unusual and infrequent as extraordinary items. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments (i) prospectively or (ii) retrospectively to all prior periods presented in the financial statements. The application of this ASU is not expected to have a material effect on our financial position, results of operations and cash flows.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, which will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. This ASU will become effective for annual periods ending after December 15, 2016. Earlier application is permitted. The application of this ASU is not expected to have a material effect on our financial position, results of operations and cash flows.

In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most current revenue recognition guidance. This ASU is effective for public entities for annual and interim periods beginning after December 15, 2017. Adoption prior to interim periods beginning after December 15, 2016 is not permitted. The guidance permits two implementation approaches, one requiring retrospective application of the new ASU with restatement of prior years and one requiring prospective application of the new ASU with disclosure of results under old standards. The effects of this ASU on our financial position, results of operations and cash flows are not yet known.

Distributor Rebate Accruals

Distributor rebates are estimated based on the historical cost differences between list prices and average end user contract prices and the quantity of products expected to be sold to specific end users. Changes in the rebate accrual estimate occur due to changes in volume, list prices and/or contract prices. Rebate accruals were $82 million as of each year ended December 31, 2014 and 2013, respectively.

Goodwill and Other Intangible Assets

Goodwill is tested for impairment annually and whenever events and circumstances indicate that impairment may have occurred. For 2014, we completed the required annual testing of goodwill for impairment for all reporting units using the beginning of the third quarter of 2014 as the measurement date. The fair value for all reporting units was in excess of the book value. The fair value of our Medical Devices unit exceeded the carrying value of its net assets by 76%; the fair value of our S&IP unit exceeded the carrying value of its net assets by 6% primarily because of the incremental corporate and ongoing costs that we will incur as a stand-alone public company.

The evaluation of goodwill involves comparing the current fair value of each reporting unit to its carrying value, including goodwill. We considered the market approach and used a discounted cash flow model to estimate the current fair value of our reporting units. The fair value determination utilized key assumptions regarding the growth of the business and stand-alone public company corporate and ongoing costs, each of which required significant management judgment, including estimated future sales volumes, selling prices and costs, changes in working capital and investments in property and equipment. These assumptions and estimates were based upon our historical experience and projections of future activity. In addition, the selection of the discount rate used to determine fair value was based upon current market rates and our current cost of financing. There can be no assurance that the assumptions and estimates made for purposes of the annual goodwill impairment test will prove to be accurate. Volatility in the equity and debt markets, or increases in interest rates, could result in a higher discount rate. Changes in sales volumes, selling prices and costs of goods sold, additional stand-alone public company costs, and increases in interest rates could cause changes in our forecasted cash flows. Unfavorable changes in any of the factors described above could result in a goodwill impairment charge in the future.

As of each year ended December 31, 2014 and 2013, we had intangible assets with indefinite useful lives of $7 million related to acquired in-process research and development.

At December 31, 2014, we had intangible assets with finite useful lives with a gross carrying amount of $324 million and a net carrying amount of $102 million. These intangibles are being amortized over their estimated useful lives and are tested for impairment whenever events or circumstances indicate that impairment may have occurred. If the carrying amount of an intangible asset is not recoverable based on estimated future undiscounted cash flows, an impairment loss would be indicated. The amount of the impairment loss to be recorded would be based on the excess of the carrying amount of the intangible asset over its fair value (based on discounted future cash flows). Judgment is used in assessing whether the carrying amount of intangible assets is not expected to be recoverable over their estimated remaining useful lives. The factors considered are similar to those outlined in the goodwill impairment discussion above.

Loss Contingencies

The outcome of loss contingencies and legal proceedings and claims brought against us is subject to uncertainty. An estimated loss contingency is accrued by a charge to earnings if it is probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. Determination of whether to accrue a loss requires evaluation of the probability of an unfavorable outcome and the ability to make a reasonable estimate. Changes in these estimates could affect the timing and amount of accrual of loss contingencies.

Income Taxes

Prior to the Spin-off, for purposes of the consolidated and combined financial statements, our operations were included in Kimberly-Clark’s consolidated U.S. federal and state income tax returns and some of its foreign income tax returns. The provision for income taxes and related deferred tax balances were estimated as if we filed income tax returns on a stand-alone basis separate from Kimberly-Clark. As a stand-alone entity, our deferred taxes and effective tax rate may differ from those in the historical periods.

We recognize tax benefits in our financial statements when our uncertain tax positions are more likely than not to be sustained upon audit. The amount we recognize is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

We recognize deferred tax assets for deductible temporary differences, operating loss carry-forwards and tax credit carry-forwards. We record valuation allowances to reduce deferred tax assets to amounts that are more likely than not to be realized. In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. As such, it is generally difficult for positive evidence regarding projected future taxable income exclusive of reversing taxable temporary differences to outweigh objective negative evidence of recent financial reporting losses. This assessment, which is completed on a taxing jurisdiction basis, takes into account a number of types of evidence, including the nature, frequency, and severity of current and cumulative financial reporting losses, sources of future taxable income, taxable income in prior carryback year(s) and tax planning strategies.

If it is determined that we would be able to realize deferred tax assets in the future in excess of our net recorded amount, an adjustment to the net deferred tax asset would increase income in the period that such determination was made. Likewise, should we determine that we would not be able to realize all or part of the net deferred tax assets in the future, an adjustment to the net deferred tax asset would decrease income in the period such determination was made. We regularly evaluate the need for valuation allowances against its deferred tax assets.

Legal Matters

We are subject to various legal proceedings, claims and governmental inspections, audits or investigations pertaining to issues such as contract disputes, product liability, tax matters, patents and trademarks, advertising, governmental regulations, employment and other matters, including the matters described below. Under the terms of the distribution agreement we entered into with Kimberly-Clark prior to the Spin-off, legal proceedings, claims and other liabilities that are primarily related to our business will be our responsibility and we will be obligated to indemnify and hold Kimberly-Clark harmless for such matters (“Indemnification Obligation”).

We have an Indemnification Obligation for, and have assumed the defense of, the matter styled Shahinian, et al. v. Kimberly-Clark Corporation, et al., No. 2:14-cv-08390-DMG-SH (C.D. Cal.), filed on October 29, 2014. In that case, the plaintiff brings a putative nationwide class action asserting claims for common law fraud (affirmative misrepresentation and fraudulent concealment), negligent misrepresentation, and violation of California’s Unfair Competition Law in connection with our marketing and sale of MicroCool surgical gowns. On February 6, 2015, we moved to dismiss the complaint. On July 10, 2015, the Court issued an order on the motion to dismiss, dismissing the negligent misrepresentation claim but permitting the remaining claims to stand and proceed to discovery. We intend to continue our vigorous defense of the matter.

The only exception to the Indemnification Obligation relates to the pain pump litigation described in this paragraph. We are one of several manufacturers of continuous infusion medical devices, such as our ON-Q PAINBUSTER pain pumps, that are involved in several different pending or threatened litigation matters from multiple plaintiffs alleging that use of the continuous infusion device to deliver anesthetics directly into a synovial joint after surgery resulted in postarthroscopic glenohumeral chondrolysis, or a disintegration of the cartilage covering the bones in the joint (typically, in the shoulder). Plaintiffs generally seek monetary damages and attorneys’ fees. While Kimberly-Clark is retaining the liabilities related to these matters, the distribution agreement between us and Kimberly-Clark provides that we will indemnify Kimberly-Clark for any such claims or causes of actions arising after the Spin-off.

We operate in an industry characterized by extensive patent litigation and competitors may claim that our products infringe upon their intellectual property. Resolution of patent litigation or other intellectual property claims is typically time consuming and costly and can result in significant damage awards and injunctions that could prevent the manufacture and sale of the affected products or require us to make significant royalty payments in order to continue selling the affected products. At any given time we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time.

Although the results of litigation and claims cannot be predicted with certainty, we believe that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on our business, financial condition, results of operations or liquidity.

We are subject to federal, state and local environmental protection laws and regulations with respect to our business operations and are operating in compliance with, or taking action aimed at ensuring compliance with, these laws and regulations. None of our compliance obligations with environmental protection laws and regulations, individually or in the aggregate, is expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to risks such as changes in foreign currency exchange rates and commodity prices. A variety of practices are employed to manage these risks, including derivative instruments where deemed appropriate. Derivative instruments are used only for risk management purposes and not for speculation. All foreign currency derivative instruments are entered into with major financial institutions. Our credit exposure under these arrangements is limited to agreements with a positive fair value at the reporting date. Credit risk with respect to the counterparties is actively monitored but is not considered significant.

Presented below is a description of our risk together with a sensitivity analysis, performed annually, based on selected changes in market rates and prices. These analyses reflect management’s view of changes which are reasonably possible to occur over a one-year period. Also included is a description of our commodity price risk.

Foreign Currency Risk

Foreign currency risk is managed by the systematic use of foreign currency forward and swap contracts for a limited portion of our exposure. The use of these instruments allows the management of transactional exposures to exchange rate fluctuations because the gains or losses incurred on the derivative instruments will offset, in whole or in part, losses or gains on the underlying foreign currency exposure.

Foreign currency contracts and transactional exposures are sensitive to changes in foreign currency exchange rates. An annual test is performed to quantify the effects that possible changes in foreign currency exchange rates would have on annual operating profit based on our foreign currency contracts and transactional exposures at the current year-end. The balance sheet effect is calculated by multiplying each affiliate’s net monetary asset or liability position by a 10% change in the foreign currency exchange rate versus the U.S. dollar. The results of these sensitivity tests are presented in the following paragraph.

As of December 31, 2014, a 10% unfavorable change in the exchange rate of the U.S. dollar against the prevailing market rates of foreign currencies involving balance sheet transactional exposures would have an effect of $4 million to our consolidated and combined financial position, results of operations or cash flows. These hypothetical losses on transactional exposures are based on the difference between the December 31, 2014 rates and the assumed rates.

The translation of the balance sheets of non-U.S. operations from local currencies into U.S. dollars is also sensitive to changes in foreign currency exchange rates. Consequently, an annual test is performed to determine if changes in currency exchange rates would have a significant effect on the translation of the balance sheets of non-U.S. operations into U.S. dollars. These translation gains or losses are recorded as unrealized translation adjustments (“UTA”) within stockholders’ equity. The hypothetical change in UTA is calculated by multiplying the net assets of these non-U.S. operations by a 10% change in the currency exchange rates.

As of December 31, 2014, a 10% unfavorable change in the exchange rate of the U.S. dollar against the prevailing market rates of our foreign currency translation exposures would have reduced stockholders’ equity by approximately $18 million. These hypothetical adjustments in UTA are based on the difference between the December 31, 2014 exchange rates and the assumed rates. In the view of management, the above UTA adjustments resulting from these assumed changes in foreign currency exchange rates are not material to our combined financial position because they would not affect our cash flow.

Commodity Price Risk

We are subject to commodity price risk, the most significant of which relates to the price of polypropylene and nitrile. As previously discussed under “Risk Factors,” increases in commodities prices could adversely affect our earnings if selling prices are not adjusted or if such adjustments significantly trail the increases in commodities prices.

Our energy, manufacturing and transportation costs are affected by various market factors including the availability of supplies of particular forms of energy, energy prices and local and national regulatory decisions. As previously discussed in “Risk Factors,” there can be no assurance we will be fully protected against substantial changes in the price or availability of energy sources. In addition, we are subject to price risk for utilities and manufacturing inputs, which are used in our manufacturing operations.

Interest Rate Risk

Our Term Loan Facility for $390 million is subject to a variable interest rate based on LIBOR, subject to a floor of 0.75%. As of December 31, 2014, a one percentage point increase in LIBOR would result in $2 million of incremental interest expense.

BUSINESS

Overview

Halyard Health, Inc. is a global company which seeks to advance health and healthcare by preventing infection, eliminating pain and speeding recovery. We have two business segments: S&IP and Medical Devices.

Our products and solutions are designed to address some of today’s most important healthcare needs, namely, preventing infection and reducing the use of narcotics while helping patients move from surgery to recovery. We sell our products in more than 100 countries. We market and support the efficacy, safety and economic benefit of our products with a significant body of clinical evidence.

On October 31, 2014, Kimberly-Clark distributed all of our capital stock to its shareholders and completed the previously announced spin-off of its healthcare division. Halyard was incorporated as a Delaware corporation in February 2014 in anticipation of that Spin-off, and Kimberly-Clark transferred its Health Care business to us prior to the Spin-off.

The address of our principal executive offices is 5405 Windward Parkway, Suite 100 South, Alpharetta, Georgia 30004, and our telephone number is (678) 425-9273.

Business Segments

We are organized into two operating segments based on product groupings: S&IP and Medical Devices. These operating segments, which are also our reportable global business segments, were determined in accordance with how our executive managers develop and execute global strategies to drive growth and profitability. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and expense and expenses not associated with the business units, including charges related to the Spin-off and manufacturing footprint changes in Thailand.

The principal sources of revenue in each global business segment are described below:

•	S&IP provides healthcare supplies and solutions that target the prevention of healthcare-associated infections. This segment has recognized brands across its portfolio of product offerings, including sterilization wrap, surgical drapes and gowns, facial protection, protective apparel and medical exam gloves. This business is also a global leader in education to prevent healthcare-associated infections. Products in this segment are sold under the KIMGUARD ONE-STEP, QUICK CHECK, SMART-FOLD, POWERGUARD, MICROCOOL, FLUIDSHIELD, PURPLE NITRILE, LAVENDER, STERLING and other brand names.

•	Medical Devices provides a portfolio of innovative product offerings focused on pain management and respiratory and digestive health to improve patient outcomes and reduce the cost of care. These products include post-operative pain management solutions, minimally invasive interventional (or chronic) pain therapies, closed airway suction systems and enteral feeding tubes. Products in this segment are sold under the ON-Q, COOLIEF, MICROCUFF, MIC-KEY and other brand names.

For additional information concerning our business segments, please refer to Note 17 to the audited consolidated and combined financial statements and Note 11 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Sales and Marketing

We direct our primary sales and marketing efforts toward hospitals and other healthcare providers to highlight the unique benefits and competitive differentiation of our branded products. We work directly with physicians, nurses, professional societies, hospital administrators and health care GPOs to collaborate and educate on emerging practices and clinical techniques that prevent infection, eliminate pain and speed recovery. These marketing programs are delivered directly to healthcare providers. Additionally, we provide marketing programs to our strategic distribution partners throughout the world.

Distribution

While our products are generally marketed directly to hospitals and other healthcare providers, they are often sold through third-party distribution channels.

Our products are sold principally through independent wholesale distributors, with some sales directly to healthcare facilities and other end customers. In 2014, approximately 53% of our net sales were made through distributors. Sales to one distributor accounted for approximately 19% of our 2014 net sales. No other customer or distributor accounted for more than 10% of our net sales in 2014. This distributor purchases both S&IP and Medical Device products from us under standard terms and conditions of sale. In certain cases, this distributor also competes with us. See “Competition.”

Approximately 44% of our 2014 net sales, including sales to wholesale distributors, were contracted through five major national GPOs, principally relating to our S&IP business. Of these 2014 GPO-contracted sales, 59% were represented by contracts that will expire by the end of 2015 and 41% were represented by contracts that will expire between 2016 and 2017.

Outside North America, sales are made either directly to end customers or through distributors, depending on the market served. In 2014, approximately 61% of our net sales outside North America were made through wholesalers or distributors.

We operate five major distribution centers located in North America, Europe, Australia and Japan that ship multiple finished products to multiple customers, as well as 12 other distribution sites that also have customer shipping capabilities, in order to optimize cost effectiveness with customer service requirements.

No material portion of our business is subject to renegotiation of profits or termination of contracts at the election of the government.

Raw Materials

We use a wide variety of raw materials and other inputs in our production processes, with polypropylene polymers and nitrile constituting our most significant raw material purchases. We base our purchasing decisions on quality assurance, cost effectiveness and constraints resulting from regulatory requirements, and we work closely with our suppliers to assure continuity of supply while maintaining high quality and reliability. We primarily purchase these materials from external suppliers, some of which are single-source suppliers.

Global commodity prices can affect pricing of certain raw materials on which we rely. In our S&IP business, polypropylene polymers, which are oil based, and nitrile represent a significant component of our manufacturing costs. In addition, the prices of other raw materials we use, such as resins and finishing supplies, often fluctuate in response to changes in oil prices. Prices of these commodities can be volatile and have varied significantly in recent years, contributing to fluctuations in our results of operations.

Competition

The markets for our products are highly competitive. No one company competes with us across the breadth of our offerings, but we face significant competition in U.S. and international markets.

Surgical and Infection Prevention

There are a significant number of manufacturers and distributors of medical supplies, and the market for S&IP products is extremely competitive. In the developed markets, the major competitors of our S&IP business include Cardinal Health, Inc., Medline Industries, Inc., Hogy Medical, Multigate Medical Products, Mölnlycke Health Care and HARTMANN Group. In the United States several of our distribution partners and GPOs are also competitors or are increasingly seeking to direct source products. In developing and emerging markets, we compete against multiple use products, or non-use of infection prevention products, due in large part to lack of infection prevention awareness and education.

The highly competitive environment of the S&IP business requires us to continually seek out technological innovations and to market our products effectively. Our products face competition from other brands that may be less expensive than our products and from other companies that may have more resources than we do. Competitive factors include price, alternative clinical practices, innovation, quality and reputation. To successfully compete, we must often demonstrate that our products offer higher quality, more innovative features or better value versus other products.

Medical Devices

There are a variety of treatment means and alternative clinical practices to address the management of surgical and chronic pain and respiratory and digestive health, especially within our pain management business. We face competition from these alternative treatments, as well as improvements and innovations in products and technologies by our competitors.

Competitors for our medical device products are fragmented by particular product category and the individual markets for these products are highly competitive. Major competitors of our Medical Devices business include, among others:

•	Pain Management: B. Braun Medical Inc., St. Jude Medical, Pacira Pharmaceuticals, Inc., Stryker Corporation and Teleflex Incorporated

•	Respiratory: CareFusion Corporation, Sage Products LLC and Smiths Medical

•	Digestive Health: Boston Scientific Corporation, Medtronic plc and Cook Medical

In developing and emerging markets, alternative clinical practices and different standards of care are our primary competition.

While we believe that the number of procedures using our medical devices will grow due, in part, to increasing global access to healthcare, we expect that our ability to compete with other providers of similar devices will be impacted by rapid technological advances, pricing pressures and third-party reimbursement practices. We believe that our key product characteristics, such as proven efficacy, reliability and safety, coupled with our core competencies such as our efficient manufacturing processes, established distribution network, field sales organization and customer service, are important factors that distinguish us from our competitors.

Research and Development

We continuously engage in research and development to commercialize new products and enhance the effectiveness, reliability and safety of our existing products. We incurred $34 million in 2014, $38 million in

2013 and $33 million in 2012 on research and development to develop new products and processes, and to improve existing products and processes. These expenses consisted primarily of salaries and related expenses for personnel, product trial costs, outside laboratory and license fees, and the costs of laboratory equipment and facilities. We intend to increase our research and development efforts as a key strategy for growth.

In our S&IP business, we are focused on maintaining our market position by providing innovative customer-preferred product enhancements, with a particular focus on the operating room. Leveraging customer insights and our vertically integrated manufacturing capabilities, we seek to continuously improve our product designs, specifications and features to deliver cost efficiencies while improving healthcare worker and patient protection. In 2014, we launched AERO BLUE Performance Surgical Gowns that provide improved fluid protection with a lighter and more breathable material. In 2013, we launched SMART-FOLD sterilization wrap, which provides increased wrapping durability to improve sterility assurance and to decrease the labor required to both wrap and unwrap procedural trays. We are also launching new face mask innovations and products that complement our current broad product portfolio. We continuously refresh our surgical drape and gown portfolio to ensure that our products are aligned with the latest procedural and market trends. Our research team works with healthcare providers to develop and design exam glove and apparel portfolios that optimize comfort and fit and provide cost-effective infection prevention solutions for use throughout the hospital.

In our Medical Devices business, we collaborate with physicians to develop solutions that seek to accelerate the global adoption of our therapies and procedures. We are investing to expand the indications for use of our pain products with clinical research and studies and associated new product developments. We are expanding our portfolio with customer-preferred product enhancements, such as next generation cooled radiofrequency generators and a full line of needles, kits and accessories for continuous peripheral nerve block procedures. We are also investing in new categories and solutions that complement our technical expertise and existing intellectual property. We are particularly focused on those new categories that we believe will leverage our existing scalable technology platforms as well as our sales and marketing expertise.

Intellectual Property

Patents, trademarks and other proprietary rights are very important to our business. We also rely upon trade secrets, manufacturing know-how, continuing technological innovations and licensing opportunities to maintain and improve our competitive position. We review third-party proprietary rights, including patents and patent applications, as available, in an effort to develop an effective intellectual property strategy, avoid infringement of third-party proprietary rights, identify licensing opportunities and monitor the intellectual property owned by others. We hold numerous patents and have numerous patent applications pending in the United States and in other countries that relate to the technology used in many of our products. For example, we utilize patents in our sterilization wrap, surgical drapes and gowns, facial protection, protective apparel and medical exam gloves in our S&IP segment. These patents generally expire between 2015 and 2032. None of the patents we license from third parties are material to our S&IP segment. In our Medical Devices segment, we utilize patents in our surgical pain management, chronic pain management, respiratory health and digestive health products. These patents generally expire between 2019 and 2032. None of the patents we license from third parties are material to our Medical Devices segment.

In connection with the Spin-off, we entered into a trademark license agreement pursuant to which Kimberly-Clark granted us a license to use certain of Kimberly-Clark’s trademarks, trade names and service marks used in our business as of the Spin-off date.

We consider the patents and trademarks which we own and the trademarks under which we sell certain of our products, as a whole, to be material to our business. However, we do not consider our business to be materially dependent upon any individual patent or trademark.

Regulatory Matters

The development, manufacture, marketing, sale, promotion and distribution of our products are subject to comprehensive government regulation. Government regulation by various national, regional, federal, state and local agencies, both in the United States and other countries, addresses (among other matters) inspection of, and controls over, research and laboratory procedures, clinical investigations, product approvals and manufacturing, labeling, packaging, marketing and promotion, pricing and reimbursement, sampling, distribution, quality control, post-market surveillance, record keeping, storage and disposal practices. Our operations are also affected by trade regulations in many countries that limit the import of raw materials and finished products and by laws and regulations that seek to prevent corruption and bribery in the marketplace (including the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act, which provide guidance on corporate interactions with government officials) and require safeguards for the protection of personal data. In addition, we are subject to laws and regulations pertaining to healthcare fraud and abuse, including state and federal anti-kickback and false claims laws in the United States.

Compliance with these laws and regulations is costly and materially affects our business. Among other effects, healthcare regulations substantially increase the time, difficulty and costs incurred in obtaining and maintaining approval to market newly developed and existing products. For example, in the United States, before we can market a new medical product, or market a new use for, claim for or significant modification to an existing product, we generally must first receive clearance under Section 510(k) of the Food, Drug and Cosmetic Act (“510(k) clearance”) from the United States Food and Drug Administration (“FDA”). In order for us to obtain 510(k) clearance, the FDA must determine that our proposed product is substantially equivalent to a device legally on the market, known as a predicate device, with respect to intended use, technology, safety and effectiveness. Similarly, most major markets for medical devices outside the United States also require clearance, approval or compliance with certain standards before a product can be commercially marketed. For instance, the European Commission, or EC, has harmonized national regulations for the control of medical devices through European Medical Device Directives with which manufacturers must comply. Under these regulations, manufacturing plants must have received certification of conformity from a notified body in order to be able to sell products within the member states of the European Union. Certification allows manufacturers to stamp the products of certified plants with a “CE” mark. Products covered by the EC regulations that do not bear the CE mark may not be sold or distributed in the European Union.

We expect compliance with these regulations to continue to require significant technical expertise and capital investment to ensure compliance. Failure to comply can delay the release of a new product or result in regulatory and enforcement actions, the seizure or recall of a product, the suspension or revocation of the authority necessary for a product’s production and sale, and other civil or criminal sanctions, including fines and penalties. In addition to regulatory initiatives, our business can be affected by ongoing studies of the utilization, safety, efficacy, and outcomes of healthcare products and their components that are regularly conducted by industry participants, government agencies, and others. These studies can call into question the utilization, safety, and efficacy of previously marketed products. In some cases, these studies have resulted, and may in the future result, in the discontinuance of, or limitations on, marketing of such products domestically or worldwide, and may give rise to claims for damages from persons who believe they have been injured as a result of their use.

Access to healthcare products continues to be a subject of investigation and action by governmental agencies, legislative bodies, and private organizations in the United States and other countries. A major focus is cost containment. Efforts to reduce healthcare costs are also being made in the private sector, notably by healthcare payors and providers, which have instituted various cost reduction and containment measures. We expect insurers and providers to continue attempts to reduce the cost of healthcare products. Outside the United States, many countries control the price of healthcare products directly or indirectly, through reimbursement, payment, pricing, coverage limitations, or compulsory licensing. Budgetary pressures in the United States and in other countries may also heighten the scope and severity of pricing pressures on our products for the foreseeable future.

We expect debate to continue during the next several years at all government levels worldwide over the marketing, availability, method of delivery, and payment for healthcare products and services. We believe that future legislation and regulation in the markets we serve could affect access to healthcare products and services, increase rebates, reduce prices or the rate of price increases for healthcare products and services, change healthcare delivery systems, create new fees and obligations, or require additional reporting and disclosure. It is not possible to predict the extent to which we or the healthcare industry in general might be affected by the matters discussed above.

Since we market our products worldwide, certain products of a local nature and variations of product lines must also meet other local regulatory requirements. Certain additional risks are inherent in conducting business outside the United States, including price and currency exchange controls, changes in currency exchange rates, limitations on participation in local enterprises, expropriation, nationalization, and other governmental action.

Demand for many of our existing and new medical products is, and will continue to be, affected by the extent to which government healthcare programs and private health insurers reimburse our customers for patients’ medical expenses in the countries where we do business. Statutory and regulatory requirements for Medicaid, Medicare, and other government healthcare programs govern provider reimbursement levels. From time to time, legislative changes are made to government healthcare programs that impact our business, and the federal and/or state governments may continue to enact measures in the future aimed at containing or reducing reimbursement levels for medical expenses paid for in whole or in part with government funds. We cannot predict the nature of such measures or their impact on our business, results of operations, financial condition and cash flows. Any reduction in the amount of reimbursements received by our customers could harm our business by reducing their selection of our products and the prices they are willing to pay.

Employee and Labor Relations

In our worldwide operations, we had approximately 12,000 employees as of December 31, 2014. We believe that we have good relations with our employees.

Environmental, Health and Safety Matters

Our operations are subject to federal, state, provincial and local laws, regulations and ordinances relating to various environmental, health and safety matters. Our operations are in compliance with, or we are taking actions designed to ensure compliance with, these laws, regulations and ordinances. However, the nature of our operations exposes us to the risk of claims concerning non-compliance with environmental, health and safety laws or standards, and there can be no assurance that material costs or liabilities will not be incurred in connection with those claims. We are not currently named as a party in any judicial or administrative proceeding relating to environmental, health and safety matters.

While we have incurred in the past several years, and will continue to incur, capital and operating expenditures in order to comply with environmental, health and safety laws, regulations and ordinances, we believe that our future cost of compliance with environmental, health and safety laws, regulations and ordinances, and our exposure to liability for environmental, health and safety claims will not have a material adverse effect on our business, results of operations, financial condition or cash flows. However, future events, such as changes in existing laws and regulations, or contamination of sites owned, operated or used for waste disposal by us (including currently unknown contamination and contamination caused by prior owners and operators of such sites or other waste generators) may give rise to additional costs which could have a material adverse effect on our financial condition, results of operations or liquidity.

Properties

We own or lease operating facilities located throughout the world that handle manufacturing production, assembly, research, quality assurance testing, distribution and packaging of our products. We believe our facilities are suitable and adequate for our present operations. We have entered into a commercial lease related to our principal executive offices, located in Alpharetta, Georgia. The locations of our principal production facilities owned or leased by us around the world are as follows:

Segment	Location	Country	Owned/Leased
S&IP	Tambol Prik	Thailand	Owned
S&IP	Lexington, North Carolina	USA	Owned
S&IP	Acuña	Mexico	Owned
S&IP	Nogales	Mexico	Leased
S&IP	San Pedro Sula	Honduras	Leased
Medical Devices	Nogales	Mexico	Owned
Medical Devices	Tucson, Arizona	USA	Leased
Medical Devices	Magdalena	Mexico	Leased
Medical Devices	Nogales	Mexico	Leased
Medical Devices	Tijuana	Mexico	Leased
Medical Devices	Weinheim	Germany	Leased

Available Information

We make financial information, news releases and other information available on our corporate website at www.halyardhealth.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge on our corporate website as soon as reasonably practicable after we file these reports and amendments with, or furnish them to, the SEC. The information contained on or connected to our website is not incorporated by reference into this prospectus and should not be considered part of this or any other report filed with the SEC. Stockholders may also contact Stockholder Services, 5405 Windward Parkway, Suite 100 South, Alpharetta, Georgia 30004 or call (678) 425-9273 to obtain a hard copy of these reports without charge.

MANAGEMENT

Our Executive Officers

The names and ages of our executive officers as of March 13, 2015, together with certain biographical information, are as follows:

Name	Position
Robert E. Abernathy	Chairman of the Board and Chief Executive Officer
Rhonda D. Gibby	Senior Vice President and Chief Human Resources Officer
Christopher G. Isenberg	Senior Vice President - Global Supply Chain and Procurement
Christopher M. Lowery	Senior Vice President and Chief Operating Officer
Warren J. Machan	Senior Vice President - Business Strategy
Steven E. Voskuil	Senior Vice President and Chief Financial Officer
John W. Wesley	Senior Vice President, General Counsel and Chief Ethics and Compliance Officer

Robert E. Abernathy, age 60, is the Chairman of our Board of Directors and our Chief Executive Officer. Prior to the Spin-off, he served as President Global Health Care since June 2014. Prior to that he served as an Executive Vice President of Kimberly-Clark from November 2013 to June 2014 and prior to that served as Group President - Europe, Global Nonwovens, and Continuous Improvement & Sustainability from 2012 to November 2013. He had overall responsibility for Kimberly-Clark’s Health Care business from 1997 to early 2004. His past responsibilities at Kimberly-Clark have also included overseeing its businesses in Asia, Latin America, Eastern Europe, the Middle East and Africa, as well as operations and major project management in North America. He was appointed Vice President - North American Diaper Operations in 1992; Managing Director of Kimberly-Clark Australia Pty. Limited in 1994; Group President - Developing and Emerging Markets in 2004; and Group President - North Atlantic Consumer Products in 2008. Mr. Abernathy currently serves as a director of RadioShack Corporation. Mr. Abernathy has been selected to serve as the Chairman of our Board of Directors due to his leadership experience as an executive vice president of Kimberly-Clark, knowledge of and experience in the healthcare industry, international experience and governance and public company board experience.

Rhonda D. Gibby, age 46, is our Senior Vice President and Chief Human Resources Officer. Prior to the Spin-off, she had been serving as Kimberly-Clark’s Vice President - Human Resources for its global business-to-business units (K-C Professional and Kimberly-Clark’s Health Care business) as well as the leader of Kimberly-Clark’s global labor relations since 2010. Prior to that, Ms. Gibby served as Kimberly-Clark’s Global Vice President of Talent Management from 2008 to 2010. Prior to joining Kimberly-Clark in 2005, Ms. Gibby held leadership roles in operations, sales and human resources in a variety of industries and employers, including most recently at Covidien, a global healthcare products company.

Christopher G. Isenberg, age 47, is our Senior Vice President - Global Supply Chain and Procurement. Prior to the Spin-off, he had been with Kimberly-Clark for over 25 years, serving most recently as Kimberly-Clark’s Vice President of Global Health Care Manufacturing and Supply Chain since July 2012. Before assuming this role, Mr. Isenberg served as Senior Manufacturing Director for K-C Professional, beginning in January 2011. From October 2007 until January 2011, Mr. Isenberg served as Plant Manager at Kimberly-Clark’s Everett, Washington Pulp and Tissue Mill. Prior to that, he served in various manufacturing operations, marketing and other roles for Kimberly-Clark’s Family Care business.

Christopher M. Lowery, age 50, is our Senior Vice President and Chief Operating Officer, and in that role has responsibility for leading worldwide sales, marketing, research and development, quality, regulatory and clinical affairs. Prior to the Spin-off, he had been serving as Kimberly-Clark’s Vice President - Global Health Care Sales and Marketing since July 2013. Prior to this role he served as Vice President, Global Medical Devices. Mr. Lowery joined Kimberly-Clark in 2010 bringing 15 years of healthcare industry experience. Before joining Kimberly-Clark, he held several senior marketing and sales roles at Covidien, a global healthcare products company.

Warren J. Machan, age 49, is our Senior Vice President - Business Strategy. Prior to the Spin-off, he had been serving as Kimberly-Clark’s Senior Director of Strategy - Global Health Care since January 2012 and before that served as Senior Director of Finance for Kimberly-Clark’s Health Care business from 2008 to 2012. Mr. Machan served as Director of Finance and Strategic Planning for the Kimberly-Clark International business from 2004 to 2008. He joined Kimberly-Clark in 1987 and, while spending the majority of time in Kimberly-Clark’s Health Care business, he has also held roles in sales, marketing and finance for the K-C Professional, Personal Care and Family Care businesses.

Steven E. Voskuil, age 46, is our Senior Vice President and Chief Financial Officer. Prior to the Spin-off, he had been serving as Vice President - Finance for Kimberly-Clark International since September 2011 and previously served as Kimberly-Clark’s Vice President and Treasurer from January 2008 to September 2011. He joined Kimberly-Clark in 1991 in Finance and has held a variety of roles in business analysis, strategic analysis and treasury for Kimberly-Clark’s businesses worldwide. Mr. Voskuil also served as the executive sponsor for talent development for the company’s Global Finance organization.

John W. Wesley, age 56, is our Senior Vice President, General Counsel and Chief Ethics and Compliance Officer. Prior to the Spin-off, he had been serving as Kimberly-Clark’s Vice President, Deputy General Counsel and Corporate Secretary since 2009. He joined Kimberly-Clark in May 2000 as Senior Counsel, Corporate Affairs and has held a variety of positions, overseeing corporate transactions and corporate governance matters. Prior to joining Kimberly-Clark, he was a partner at the Dallas law firm of Carrington, Coleman, Sloman & Blumenthal, L.L.P., where he specialized in corporate, securities, corporate finance, mergers and acquisitions and general, commercial and business law.

Our Directors

Our Board of Directors is divided into three classes, as required by our Certificate of Incorporation, with one class of directors elected each year for a three-year term. The Board of Directors currently consists of eight Directors. Three of the directors have terms that expire at next year’s Annual Meeting (Class of 2016), three have terms that expire at the 2017 Annual Meeting (Class of 2017), and two have terms that expire at the 2018 Annual Meeting (Class of 2018).

The names, ages and director class of our directors as of March 13, 2015, together with certain biographical information, are as follows:

Name	Position	Director Class
John P. Byrnes	Director	Class of 2016
Maria Sainz	Director	Class of 2016
Dr. Julie Shimer	Director	Class of 2016
Robert E. Abernathy	Chairman of the Board and Chief Executive Officer	Class of 2017
Ronald W. Dollens	Lead Director	Class of 2017
Heidi K. Fields	Director	Class of 2017
Gary D. Blackford	Director	Class of 2018
Patrick J. O’Leary	Director	Class of 2018

John P. Byrnes, age 56, was elected to our Board in October 2014. Mr. Byrnes has served as the Chairman of the Board of Lincare Holdings, Inc. (“Lincare”), a provider of home respiratory care, infusion therapy and medical equipment, since March 2000 and as a director of Lincare since May 1997. Mr. Byrnes was the Chief Executive Officer of Lincare from 1997 until 2012. Mr. Byrnes also served as Lincare’s President from June 1996 until April 2003. Prior to becoming Lincare’s President, Mr. Byrnes served in a number of capacities at Lincare over a ten-year period, including serving as Chief Operating Officer throughout 1996. Mr. Byrnes was a director of Kinetic Concepts, Inc. from January 2003 until February 2011 and of U.S. Renal Care, Inc. from August 2005 until 2012. Mr. Byrnes has been selected to serve as a director of our Board of Directors due to his leadership experience as a chief executive, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

Maria Sainz, age 49, was elected to our Board effective February 1, 2015. Ms. Sainz has served as the President and CEO of Cardiokinetix, a medical device company pioneering a catheter-based treatment for heart failure, since May 2012. She was the President and CEO of Concentric Medical, Inc., a developer of minimally invasive products for the treatment of acute ischemic stroke, from April 2008 until May 2012. In October 2011, Concentric Medical was acquired by Stryker Corporation, a medical technology company, where she was named General Manager of the business unit of Stryker Neurovascular. From 2006 to 2008, Ms. Sainz led integration activities following the acquisition of Guidant Corporation by Boston Scientific. From February 2003 through July 2006, Ms. Sainz served as President of the Cardiac Surgery division of Guidant Corporation. From January 2001 through February 2003, Ms. Sainz served as Vice President, Global Marketing for the Vascular Intervention division of Guidant Corporation. From late 1998 through early 2001, Ms. Sainz served as Vice President of the Intermedics Cardiac Rhythm Management business of Guidant Corporation in Europe. Ms. Sainz has been selected to serve as a director of our Board of Directors due to her leadership experience as a chief executive, knowledge of, and experience in, the healthcare industry and international experience.

Dr. Julie Shimer, age 62, was elected to our Board in October 2014. Dr. Shimer is the Chairman of the Compensation Committee. She is currently a private investor and has 30 years of product development experience, including many years with major communications companies. From March 2007 to April 2012 she served as Chief Executive Officer of Welch Allyn, Inc., a manufacturer of frontline medical products and solutions, having served on the board of directors beginning in July 2002. Previously, Dr. Shimer was President and Chief Executive Officer of Vocera Communications, Inc., a provider of wireless communications systems, also serving on the board of directors. She also has served as general manager at 3Com Corporation and Motorola and has been a product development leader at Motorola and AT&T Bell Laboratories. Since March 2007, Dr. Shimer has been a director of Netgear, Inc., a home and small business network solutions provider, and since July 2013 she has served as a director of EarthLink Holdings Corp., a leading managed network and cloud services provider. She also has served as the Chairwoman of Empire State Development Corp., the State of New York’s economic development organization. Dr. Shimer has been selected to serve as a director of our Board of Directors due to her leadership experience as a chief executive, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

Robert E. Abernathy, age 60, has been the Chairman of our Board of Directors and our Chief Executive Officer since our spin-off from Kimberly-Clark on October 31, 2014. He served as President Global Health Care of Kimberly-Clark from June 2014 until our spin-off from Kimberly-Clark on October 31, 2014. Prior to that he served as an Executive Vice President of Kimberly-Clark from November 2013 to June 2014 and prior to that served as Kimberly-Clark’s Group President — Europe, Global Nonwovens, and Continuous Improvement & Sustainability from 2012 to November 2013. He had overall responsibility for Kimberly-Clark’s Health Care business from 1997 to early 2004. His past responsibilities at Kimberly-Clark have also included overseeing its businesses in Asia, Latin America, Eastern Europe, the Middle East and Africa, as well as operations and major project management in North America. He was appointed Vice President — North American Diaper Operations in 1992; Managing Director of Kimberly-Clark Australia Pty. Limited in 1994; Group President — Developing and Emerging Markets in 2004; and Group President — North Atlantic Consumer Products in 2008. Mr. Abernathy currently serves as a director of RadioShack Corporation. Mr. Abernathy was selected to serve as the Chairman of our Board of Directors due to his leadership experience as our Chief Executive Officer and as an executive vice president of Kimberly-Clark, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

Ronald W. Dollens, age 68, was elected to our Board in October 2014. Mr. Dollens is the Lead Director of our Board of Directors, and, as such, serves as the Chairman of the Executive Committee. He is also the Chairman of the Governance Committee. Mr. Dollens retired as the President and Chief Executive Office of Guidant Corporation, a global producer of cardiovascular therapeutic devices and related products, in 2005 where he had served since its spin-off from Eli Lilly & Company in 1994. Prior to that time, he held various management positions at Eli Lilly & Company from 1972 until 1994. From 2000 until 2011, he served on the Board of Directors of Kinetic Concepts, Inc., a publicly-traded global medical technology company devoted to the discovery, development, manufacturing and marketing of innovative, high-technology therapies and products, and served as Chairman from 2005 until 2011. Mr. Dollens has also served on the Board of Directors of Abiomed, Inc. from 2006 until October 2010, and Beckman Coulter, Inc. from 1999 until April 2005. Mr. Dollens has been selected to serve as the Lead Director of our Board of Directors due to his leadership experience as chief executive, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

Heidi K. Fields, age 60, was elected to our Board in October 2014. Ms. Fields is the Chairman of the Audit Committee. Ms. Fields retired as the Executive Vice President and Chief Financial Officer of Blue Shield of California, a not-for-profit health plan provider, where she had served since 2003. Prior to that time, she served as the Executive Vice President and Chief Financial Officer of Gap, Inc., a multinational clothing and accessories retailer, from 1999 until 2003. Ms. Fields currently serves on the Board of Directors of Agilent Technologies, Inc. (NYSE: A) and on the Board of Directors of Financial Engines, Inc. (NASDAQ: FNGN). Ms. Fields has been selected to serve as a member of our Board of Directors due to her executive leadership experience as a chief financial officer, financial literacy and experience in finance and accounting, knowledge of, and experience in, the healthcare industry, international experience and governance and public company board experience.

Gary D. Blackford, age 57, was elected to our Board in October 2014. Mr. Blackford was the Chairman of the Board and Chief Executive Officer of Universal Hospital Services, Inc. (“UHS”), a leading, nationwide provider of medical technology outsourcing and services to the health care industry, from 2002 until February 6, 2015. Mr. Blackford was the Chief Executive Officer of Curative Health Services, Inc., a specialty pharmacy and health services company, from 2001 to 2002. He was also the Chief Executive Officer of ShopforSchool, Inc., from 1999 to 2001. Mr. Blackford has been a director of Wright Medical Group, Inc. (WMGI), since 2008. Mr. Blackford has been selected to serve as a director of our Board of Directors due to his executive leadership experience as a chief executive officer, financial literacy and experience in finance and accounting, international experience, and governance and public company board experience.

Patrick J. O’Leary, age 57, was elected to our Board in October 2014. Mr. O’Leary served as Executive Vice President and Chief Financial Officer of SPX Corporation, a global industrial and technological services and products company, from December 2004 until August 2012, when he retired. Prior to that time, he served as Chief Financial Officer and Treasurer of SPX Corporation from October 1996 to December 2004. Mr. O’Leary has been a director of PulteGroup, Inc. (NYSE: PHM), since 2005. Mr. O’Leary has been selected to serve as a director of our Board of Directors due to his executive leadership experience as a chief financial officer, financial literacy and experience in finance and accounting, international experience, and governance and public company board experience.

Director Independence

We believe our independent board helps ensure good corporate governance and strong internal controls.

Our Corporate Governance Policies, as adopted by the Board, provide independence standards consistent with the rules and regulations of the SEC and the listing standards of the New York Stock Exchange (“NYSE”). Our independence standards can be found in Section 17 of our Corporate Governance Policies.

The Board has determined that all directors and nominees, except for Robert E. Abernathy, are independent directors and meet the independence standards in our Corporate Governance Policies. In making these determinations, the Board considered the following:

•	We sold $375,000 of healthcare products to Lincare Holdings, Inc. in 2014, where Mr. Byrnes was Chairman of the Board.

The NYSE listing standards and our Corporate Governance Policies establish certain levels at which transactions are considered to have the potential to affect a director’s independence. The transaction listed above falls below those levels.

Board Committees

The standing committees of the Board include the Audit Committee, Compensation Committee, Governance Committee, and Executive Committee. In compliance with applicable NYSE corporate governance listing standards, the Board has adopted Charters for all Committees except the Executive Committee.

Our Committee Charters are available in the Investors section of our website at www.halyardhealth.com.

As set forth in our Corporate Governance Policies, the Audit, Compensation, and Governance Committees all have the authority to retain independent advisors and consultants, with all costs paid by Halyard Health.

Committees of our Board of Directors

The standing committees of the Board include the Audit Committee, Compensation Committee, Governance Committee, and Executive Committee. In compliance with applicable NYSE corporate governance listing standards, the Board has adopted Charters for all Committees except the Executive Committee.

Our Committee Charters are available in the Investors section of our website at www.halyardhealth.com.

As set forth in our Corporate Governance Policies, the Audit, Compensation, and Governance Committees all have the authority to retain independent advisors and consultants, with all costs paid by Halyard Health.

Audit Committee

Chairman: Heidi Fields

Other members: Gary Blackford and Patrick O’Leary

The Board has determined that Ms. Fields is an “audit committee financial expert” under SEC rules and regulations. In addition, all Audit Committee members satisfy the NYSE’s financial literacy requirements and qualify as independent directors under our Corporate Governance Policies. See “Corporate Governance — Director Independence” for additional information on independent directors.

No member of the Audit Committee serves on the audit committees of more than three public companies. Under our Audit Committee Charter and NYSE corporate governance listing standards, if a member were to serve on more than three such committees, the Board would then determine whether this situation impairs the member’s ability to serve effectively on our Audit Committee, and we would post information about this determination on the Investors section of our website at www.halyardhealth.com.

Prior to our spin-off from Kimberly-Clark on October 31, 2014, the members of the Committee participated in an orientation meeting designed to provide background on our businesses and financial controls and related matters. Following the spin-off from Kimberly-Clark, the Committee met twice in 2014.

The Committee’s principal functions, as specified in its Charter, include:

•	Overseeing:

•	the quality and integrity of our financial statements

•	our compliance programs together with our Governance Committee

•	our hedging strategies and policies

•	the independence, qualification and performance of our independent auditors

•	the performance of our internal auditors

•	Selecting and engaging our independent auditors, subject to stockholder ratification

•	Pre-approving all audit and non-audit services that our independent auditors provide

•	Reviewing the scope of audits and audit findings, including any comments or recommendations of our independent auditors

•	Establishing policies for our internal audit programs

•	Overseeing our risk management program and receiving periodic reports from management on risk assessments, the risk management process, and issues related to the risks of managing our business

Compensation Committee

Chairman: Julie Shimer

Other members: John Byrnes and Maria Sainz. Ms. Sainz was appointed to the Compensation Committee effective February 1, 2015. Ronald Dollens served on the Committee from November 1, 2014 through February 1, 2015.

Each member of this Committee is an independent director. Prior to our spin-off from Kimberly-Clark on October 31, 2014, the members of the Committee participated in an orientation session designed to provide background on our executive compensation programs and related matters. Following our spin-off from Kimberly-Clark, the Committee met twice in 2014.

The Committee’s principal functions, as specified in its Charter, include:

•	Establishing and administering the policies governing annual compensation and long-term compensation, including stock option awards, restricted stock awards and restricted share unit awards, such that the policies are designed to align compensation with our overall business strategy and performance

•	Setting, after an evaluation of his overall performance, the compensation level of the Chief Executive Officer

•	Determining, in consultation with the Chief Executive Officer, compensation levels and performance targets for our executive officers

•	Setting annual targets and certifying awards for corporate performance under our corporate incentive compensation plans

•	Overseeing:

•	leadership development for senior management and future senior management candidates

•	a periodic review of our long-term and emergency succession planning for the Chief Executive Officer and other key officer positions, in conjunction with our Board

•	key organizational effectiveness and engagement policies

•	Annually reviewing our compensation policies and practices for the purpose of mitigating risks arising from these policies and practices that could reasonably have a material adverse effect

Roles of the Committee and the CEO in Compensation Decisions

Each year, the Committee reviews and sets the compensation of our executive officers, including our Chief Executive Officer. The Committee’s Charter does not permit the Committee to delegate to anyone the authority to establish any compensation policies or programs for the executive officers. With respect to officers that are not executive officers (our “non-executive officers”), our Chief Executive Officer has the authority to establish compensation programs and, subject to certain limits, to approve equity grants. However, only the Committee may make equity grants to our executive officers.

Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target annual compensation for each of the other executive officers. The Committee makes the final determination of the target annual compensation for each executive officer, including our Chief Executive Officer. While our Chief Executive Officer and Chief Human Resources Officer typically each attend Committee meetings, none of the other executive officers is present during the portion of the Committee meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee meetings when his compensation is set.

For additional information on the Committee’s processes and procedures for determining executive compensation, and for a detailed discussion of our compensation policies, see “Compensation Discussion and Analysis.”

Use of Compensation Consultants

The Committee’s Charter authorizes the Committee to retain advisors, including compensation consultants, to assist it in its work. The Committee believes that compensation consultants can provide important market information and perspectives that can help it determine compensation programs that best meet the objectives of our compensation policies. In selecting a consultant, the Committee evaluates the independence of the firm as a whole and of the individual advisors who will be working with the Committee.

The Committee retains an independent executive compensation consultant who, according to the Committee’s written policy, provides services solely to the Committee and not to Halyard Health. The Committee’s consultant has no other business relationship with Halyard Health and receives no payments from Halyard Health other than fees for services to the Committee. The consultant reports directly to the Committee and the Committee may replace the consultant or hire additional consultants at any time. The Committee has selected Meridian Compensation Partners, LLC as its independent consultant.

In 2014, the scope of activities for the Committee’s independent compensation consultant included:

•	Conducting a review of the executive compensation peer group

•	Reviewing and commenting on Halyard’s executive compensation programs established by Kimberly-Clark prior to the spin-off

•	Attending Committee meetings

•	Periodically consulting with the Chairman of the Committee

Committee Assessment of Consultant Conflicts of Interest.

The Committee has reviewed whether the work provided by Meridian Compensation Partners raises any conflict of interest. Factors considered by the Committee include: (1) whether other services are provided to Halyard Health by the consultant; (2) what percentage of the consultant’s total revenue is made up of fees from Halyard Health; (3) policies or procedures of the consultant that are designed to prevent a conflict of interest; (4) any business or personal relationships between individual consultants involved in the engagement and Committee members; (5) any shares of Halyard Health stock owned by individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on its review, the Committee does not believe that the compensation consultants that performed services to the Committee in 2014 have a conflict of interest with respect to the work performed for the Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2014 were Dr. Shimer and Messrs. Byrnes and Dollens. None of the members of the Compensation Committee was, during 2014, a current or former officer or employee of Halyard Health or Kimberly-Clark or has any relationship requiring disclosure under Item 404 of Regulation S-K. During 2014, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Governance Committee

Chairman: Ron Dollens

Other Members: Gary Blackford, John Byrnes, Heidi Fields, Patrick O’Leary, Julie Shimer, and Maria Sainz. Ms. Sainz joined the Committee on February 1, 2015 upon her election to the Board.

Each member of this Committee is an independent director. Prior to the spin-off from Kimberly-Clark on October 31, 2014, the members of the Committee attended an orientation session designed to provide them with background on our governance policies and practices and related matters. Following the spin-off, the Committee met once in 2014.

The Committee’s principal functions, as specified in its Charter, include the following:

•	Overseeing the screening and recruitment of prospective Board members and making recommendations to the Board of Directors regarding specific director nominees, as well as overseeing the process for Board nominations

•	Overseeing corporate governance matters, including developing and recommending to the Board changes to our Corporate Governance Policies

•	Overseeing, with the Audit Committee, certain of our compliance activities

•	Advising the Board on:

•	Board organization, membership, function, performance and compensation

•	committee structure and membership

•	policies and positions regarding significant stockholder relations issues

•	Reviewing director independence standards and making recommendations to the Board with respect to the determination of director independence

•	Monitoring and recommending improvements to the Board’s practices and procedures

•	Reviewing stockholder proposals and considering how to respond to them

The Committee, in accordance with its Charter and our Certificate of Incorporation, has established criteria and processes for director nominations, including those proposed by stockholders.

Executive Committee

Chairman: Ron Dollens (Lead Independent Director)

Other Members: Robert Abernathy, Heidi Fields, and Julie Shimer

The Committee did not meet in 2014.

The Committee’s principal function is to exercise, when necessary between Board meetings, the Board’s powers to direct our business and affairs. Accordingly, the Committee has no regular scheduled meetings and it is expected that the Committee will meet each year infrequently or not at all.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Following our spin-off from Kimberly-Clark, we became an independent, publicly-traded company as of October 31, 2014 and our common stock began trading on the New York Stock Exchange on November 3, 2014. Prior to the spin-off, we were part of Kimberly-Clark and Kimberly-Clark’s management and/or its Management Development and Compensation Committee (the “Kimberly-Clark Committee”) were responsible for all compensation decisions relating to our named executive officers based on their roles at Kimberly-Clark. Our Compensation Committee (the “Halyard Committee”) is responsible for all compensation decisions relating to our named executive officers in 2015 and thereafter. This Compensation Discussion and Analysis (“CD&A”) is intended to provide investors with an understanding of the compensation policies and decisions regarding 2014 compensation for our named executive officers.

For 2014, our named executive officers are:

Named Executive Officer	Title
Robert E. Abernathy	Chairman of the Board and Chief Executive Officer
Steven E. Voskuil	Senior Vice President and Chief Financial Officer
Rhonda D. Gibby	Senior Vice President and Chief Human Resources Officer
Christopher M. Lowery	Senior Vice President and Chief Operating Officer
John W. Wesley	Senior Vice President, General Counsel and Chief Ethics and Compliance Officer

This CD&A is organized as follows:

Compensation Executive Summary	73
Executive Compensation Objectives and Policies	74
Components of our Executive Compensation Programs	76
Setting Annual Compensation	77
Executive Compensation in 2014	80
Benefits and Other Compensation	89
Executive Compensation for 2015	90
Additional Information About Our Compensation Practices	92

Compensation Executive Summary

This executive summary provides a brief overview of our key accomplishments in 2014 and our key compensation principles and practices.

2014 Highlights

A substantial portion of 2014 was devoted to preparing for the spin-off from Kimberly-Clark and to begin operating as a separate independent publicly-traded company, while continuing to stay focused on our business and delivering results. Some key highlights from the year include:

•	Successfully recruiting a new board of directors that is composed of all independent directors other than our chief executive officer

•	Establishing the corporate governance structure for Halyard as a New York Stock Exchange listed company

•	Establishing the compensation philosophies of Halyard which focus on paying for performance, promoting long-term success, ensuring stockholder alignment, and acquiring quality talent

•	Supporting Kimberly-Clark’s key financial and strategic goals prior to the spin

•	Achieving our key financial goals following the spin

Performance-Based Compensation

Pay-for-performance is a key objective of our compensation programs and was a key objective of Kimberly-Clark’s compensation program while we were a part of that company. Consistent with that objective, performance-based compensation constituted a significant portion of our named executive officers’ direct annual compensation targets for 2014. Also, to further align the financial interests of our executives with those of our stockholders, a majority of our executives’ target direct annual compensation for 2014 was equity-based.

Compensation Design Principles and Governance Practices

The design principles for our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholders’ long-term interests:

What We Do		What We Don’t Do
✓	Seek to pay for performance	x	Maintain employment contracts

✓	Perform an annual compensation risk assessment	x	Provide excise tax gross-up on change-in-control agreements or on perquisites (other than on certain relocation benefits)

✓	Utilize an independent compensation consultant	x	Allow repricing of underwater options without stockholder approval

✓	Require that change-in-control agreements contain a double trigger	x	Allow current payment of dividends or dividend equivalents on unearned long-term incentives

✓	Maintain share ownership guidelines and restrict pledging	x	Provide more than minimal perquisites

✓	Benchmark our compensation practices to ensure executive compensation is consistent with market	x	Allow executive officers to engage in hedging transactions

✓	Short and long-term incentive payments are subject to caps

Committee Consideration of Stockholder Advisory Votes on Compensation

At the Company’s Annual Meeting of Stockholders on April 30, 2015, the stockholders voted to have the Company hold a vote every year to approve the compensation for the Company’s named executive officers on a non-binding, advisory basis. The Halyard Committee will consider the results of that vote and determine whether to make any changes in light of the results.

Executive Compensation Objectives and Policies

The Halyard Committee is responsible for establishing and administering our policies governing the compensation of our executive officers. The Halyard Committee will review our compensation philosophy annually, including determining whether this philosophy supports our business objectives and is consistent with the Committee’s charter.

Our executive compensation policies are designed to achieve the following objectives:

Objective	Description	Related Policies
Pay for Performance	Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.	The majority of pay varies with the levels at which annual and long-term performance goals are achieved. Performance goals are aligned with our strategies for sustained growth and profitability.

Focus on Long-Term Success	Reward executives for long-term strategic management and stockholder value enhancement.	A significant component of annual target compensation is in the form of performance-based restricted share units. The number of shares actually received on payout of these units depends on our performance over a three-year period.

Stockholder Alignment	Align the financial interest of our executives with those of our stockholders.	Equity-based awards make up the largest part of annual target compensation. Our executive officers also receive stock options, which vest over time and have value only if our stock value rises after the option grants are made. We also have other policies that link our executives’ interests with those of our stockholders, including target stock ownership guidelines.

Quality of Talent	Attract and retain highly-skilled executives whose abilities are considered essential to our long-term success as a global company.	The Halyard Committee reviews peer group data to ensure our executive compensation program remains competitive so we can continue to attract and retain this talent.

These compensation objectives and policies seek to align the compensation of our executive officers with the objectives of our strategic business plan and goals. Our strategic business plans are designed to make Halyard Health a stronger and more competitive company and to increase our total return to stockholders by:

•	investing in innovation and growth initiatives

•	managing our businesses to balance growth, margin and cash flow

•	delivering sustainable margin improvement

•	providing disciplined capital management to improve return on invested capital and return cash to shareholders when and as determined to be appropriate

The compensation policies and objectives adopted by Halyard are substantially the same as those previously adopted by Kimberly-Clark.

Components of Our Executive Compensation Program

The table below gives an overview of the compensation components used in our executive officer compensation program and matches each with one or more of the objectives described above.

Component	Objectives	Purpose	Target Competitive Position
Base Salary	Quality Of Talent	Provide Annual Cash Income Based On: • Level Of Responsibility, Performance And Experience • Comparison To Market Pay Information	• Compared To Median Of Peer Group • Actual Base Salary Will Vary Based On The Individual’s Performance And Experience In The Position

Annual Cash Incentive	Pay-For-Performance Quality Of Talent	Motivate And Reward Achievement Of The Following Annual Performance Goals: • Corporate Key Financial Goals • Other Corporate Financial And Strategic Performance Goals	• Target Compared To Median Of Peer Group • Actual Payout Will Vary Based On Actual Corporate And Business Unit Or Staff Function Performance

Long-Term Equity Incentive	Stockholder Alignment Focus On Long-Term Success Pay-For-Performance Quality Of Talent

Provide An Incentive To Deliver Stockholder Value And To Achieve Our Long-Term Objectives, Through Awards Of:

•    Performance-Based Restricted Share Units

•    Stock Option Grants

Time-Vested Restricted Share Units May Be Granted From Time To Time For Recruiting, Retention Or Other Purposes

•    Target Compared To Median Of Peer Group

•    Actual Payout Of Performance-Based Restricted Share Units Will Vary Based On Actual Corporate Performance

•    Actual Payout Will Also Vary Based On Actual Stock Price Performance

Component	Objectives	Purpose	Target Competitive Position
Retirement Benefits	Quality Of Talent	Provide Competitive Retirement Plan Benefits Through 401(K) Plan And Other Defined Contribution Plans	• Benefits Comparable To Those Of Peer Group

Perquisites	Quality Of Talent	Provide Minimal Market-Based Additional Benefits	• Determined By The Halyard Committee

Post-Termination Compensation (Severance And Change Of Control)	Quality Of Talent

Encourage Attraction And Retention Of Executives Critical To Our Long-Term Success And Competitiveness:

•    Severance Pay Plan, Which Provides Eligible Employees, Including Executives, With Payments And Benefits In The Event Of Certain Involuntary Terminations

•    Executive Severance Plan, Which Provides Eligible Employees, Including Executives, Payments In The Event Of A Qualified Separation Of Service Following A Change Of Control

• Determined By The Halyard Committee

Setting Annual Compensation

This section describes the processes followed in setting 2014 target annual compensation for our named executive officers. Prior to the spin-off, the Kimberly-Clark Committee set the 2014 annual compensation targets for Messrs. Abernathy and Wesley and Kimberly-Clark management established the 2014 annual compensation targets for Messrs. Voskuil and Lowery and Ms. Gibby. Kimberly-Clark also established the annual target compensation for the named executive officers following the spin subject to review and approval by the Halyard Committee.

Focus on Direct Annual Compensation

In setting 2014 compensation for our executive officers, including our Chief Executive Officer, the Kimberly-Clark Committee and management focused on direct annual compensation, which consists of annual cash compensation (base salary and annual cash incentive) and long-term equity incentive compensation (performance-based restricted share units and stock options). The Kimberly-Clark Committee and management considered annual cash and long-term equity incentive compensation both separately and as a package to help ensure that the executive compensation objectives are met.

Benchmarking – Executive Compensation Peer Group

To ensure that our executive compensation program is reasonable and competitive in the marketplace, our program is compared to programs at other companies. In setting compensation for our named executive officers prior to the spin-off, the Kimberly-Clark Committee and management used the Kimberly-Clark compensation peer group. In setting the initial compensation for our named executive officers following the spin-off, Kimberly-Clark used the following peer group for Halyard executive compensation:

2014 Executive Compensation Peer Group

CONMED Corporation	Edwards Lifesciences Corporation	ResMed Inc.
The Cooper Companies, Inc.	Haemonetics Corporation	STERIS Corporation
C.R. Bard, Inc.	Hill-Rom Holdings, Inc.	Teleflex Incorporated
DENTSPLY International Inc.	Invacare Corporation	West Pharmaceutical Services, Inc.

The peer group is intended to consist of companies with whom we compete for talent. We believe that we generally compete for talent with healthcare and medical device companies with annual revenues ranging from approximately one-half to two times our annual revenues.

For purposes of setting executive compensation for 2015, the Halyard Committee added the following seven companies to the peer group: Varian Medical Systems, Inc.; Hologic, Inc.; Sirona Dental Systems, Inc.; NuVasive, Inc.; Align Technology, Inc.; Integra Lifesciences Holding Corporation; and Greatbatch, Inc. The Halyard Committee, with the advice of the independent compensation consultant, determined that adding these companies to the peer group resulted in a more appropriate sized peer group than what was established by Kimberly-Clark for the initial 2014 compensation decisions.

The Halyard Committee (working with its independent compensation consultant), will review the executive compensation peer group annually to ensure that it continues to serve as an appropriate comparison for our compensation program.

Process for Setting Direct Annual Compensation Targets

In setting the direct annual compensation of our executive officers, both market data provided by the independent compensation consultant and information on the performance of each executive officer for prior years is evaluated. To remain competitive in the marketplace for executive talent, the target levels for the executive officers’ compensation components, including our Chief Executive Officer, are compared to the median of the peer group.

To reinforce a pay-for-performance culture, targets for individual executive officers may be set above or below this median depending on the individual’s performance in prior years and experience in the position, as well as any applicable retention concerns. The Halyard Committee believes that comparing target levels to the median, setting targets as described above, and providing incentive compensation opportunities that will enable executives to earn above-target compensation if they deliver above-target performance on their performance goals, are consistent with the objectives of our compensation policies. In particular, the Halyard Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a pay-for-performance culture.

When setting annual compensation for our executive officers, the Halyard Committee considers each compensation component (base salary, annual cash incentive and long-term equity incentive), but its decision regarding a particular component does not necessarily impact its decision about other components.

In setting compensation for executive officers that join us from other companies, the Halyard Committee will evaluate both market data for the position to be filled and the candidate’s compensation history. The Halyard Committee recognizes that in order to successfully recruit a candidate to leave his or her current position and to join the Company, the candidate’s compensation package may have to exceed his or her current compensation, which could result in a package above the median of our peer group.

CEO Direct Annual Compensation

Mr. Abernathy’s direct annual compensation is determined in the same manner as the direct annual compensation of the other named executive officers. Mr. Abernathy’s and the other named executive officers 2014 direct annual target compensation was below the median of direct annual compensation of chief executive officers and comparable executive officers of companies included in the peer group. Kimberly-Clark established the below median targets because Mr. Abernathy and the other named executive officers were new to their roles at Halyard and each will be paid more than their compensation at Kimberly-Clark prior to the spin-off.

The difference between Mr. Abernathy’s compensation and that of the other named executive officers reflects the fact that Mr. Abernathy’s responsibilities for management and oversight of a global enterprise are significantly greater than those of the other executive officers. As a result, the market pay level for Mr. Abernathy is appropriately higher than the market pay for our other executive officer positions.

Direct Annual Compensation Targets for 2014

Consistent with the focus on direct annual compensation, Kimberly-Clark established pre-spin 2014 direct annual compensation targets for our named executive offices based on their roles and responsibility at Kimberly-Clark prior to the spin-off. Kimberly-Clark also established post-spin 2014 direct annual compensation targets for our named executive officers based on their new roles and responsibilities following the spin-off. The 2014 direct annual compensation targets established by Kimberly-Clark for each of our named executive officers were:

Name	Pre-spin 2014 Direct Annual Compensation Target ($)	Post-spin 2014 Direct Annual Compensation Target ($)
Robert E. Abernathy	3,343,000	4,650,000
Steven E. Voskuil	1,029,542	1,481,000
Rhonda D. Gibby	533,216	815,000
Christopher M. Lowery	749,000	1,683,750
John W. Wesley	762,500	1,000,000

These 2014 direct annual compensation target amounts differ from the amounts set forth in the Summary Compensation Table in the following ways:

•	Prior to the spin-off, each of our named executive officers had different roles at Kimberly-Clark and had different and lower annual targets.

•	Base salaries are adjusted each year on April 1, and the named executive officer’s base salary was adjusted again on November 1 following the spin-off, while the Summary Compensation Table includes salaries for the entire calendar year. See “Executive Compensation in 2014 – Base Salary.”

•	Annual cash incentive compensation is included at the target level, while the Summary Compensation Table reflects the actual amount earned for 2014.

•	Stock Awards and Option Awards in the Summary Compensation Table include the grant date fair value of 2014 awards under the Kimberly-Clark Equity Participation Plan which were forfeited at the time of the spin-off, as well as the grant date fair value of awards under the Halyard Equity Participation Plan intended to replace the value of those forfeited 2014 wards, while the direct annual target compensation above includes only one such grant.

•	Stock Awards and Option Awards in the Summary Compensation Table include the grant date fair value of awards under the Halyard Equity Participation Plan which were intended to replace the value of unvested equity awards granted under the Kimberly-Clark Equity Participation Plan prior to 2014 that were forfeited at the time of the spin-off, while the direct annual target compensation above does not include the prior year equity awards.

•	In setting direct annual compensation targets, increases in pension or deferred compensation earnings or other compensation are not included, while those amounts are required to be included in the Summary Compensation Table.

Executive Compensation in 2014

To help achieve the objectives discussed above, our executive compensation program for 2014 consists of fixed and performance-based components, as well as short-term and long-term components.

Base Salary

To attract and retain high caliber executives, we pay our executives an annual fixed salary that we believe to be competitive in the marketplace.

Salary ranges and individual salaries for executive officers are reviewed annually, and salary adjustments generally are effective on April 1 of each year. In determining individual salaries, salary levels for similar positions at our peer group companies are considered, as well as the executive’s performance and experience in his or her position. This performance evaluation is based on how the executive performs during the year against results-based objectives established at the beginning of the year. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the median of our peer group companies. However, executives may be paid above or below the median depending on their experience and performance. From time to time, if warranted, executives and other employees may receive additional salary increases because of promotions, changes in duties and responsibilities, retention concerns, or market conditions.

The base salaries for our named executive officers prior to the spin-off were based on their roles and responsibilities at Kimberly-Clark. Following the spin-off, the base salaries of our named executive officers were increased to reflect their new roles and responsibilities at the Company. The following table shows the 2014 base salaries in effect for each named executive officer both prior to and after the spin-off:

Name	2014 Pre-spin Base Salary as of January 1 ($)	2014 Pre-spin Base Salary as of April 1 ($)	2014 Post-spin Base Salary as of November 1 ($)
Robert E. Abernathy	780,000	780,000	825,000
Steven E. Voskuil	351,858	357,769	430,000
Rhonda D. Gibby	240,860	250,494	310,000
Christopher M. Lowery	300,000	306,000	475,000
John W. Wesley	310,000	315,000	375,000

Annual Cash Incentive Program

Consistent with our pay-for-performance compensation objective, our executive compensation program includes an annual cash incentive program to motivate and reward executives in achieving annual performance objectives.

2014 Targets

The target payment amount for annual cash incentives is a percentage of the executive’s base salary. The range of possible payouts is expressed as a percentage of the target payment amount. These ranges are set based on competitive factors. Each of the named executive officers participated in Kimberly-Clark’s annual cash incentive program prior to the spin-off (January 1 through October 31, 2014) and in Halyard’s annual cash incentive program following the spin-off (November 1 through December 31, 2014), and the target payment amounts are prorated for the applicable portion of the year. The following table sets forth the target payment amounts and range of possible payouts for both the pre-spin and post-spin periods in 2014:

TARGET PAYMENT AMOUNTS AND RANGE OF POSSIBLE PAYOUTS

FOR 2014 ANNUAL CASH INCENTIVE PROGRAM

	Pre-spin Period		Post-spin Period
	Target Payment Amount	Range of Potential Payout	Target Payment Amount	Range of Potential Payout
Robert E. Abernathy	85% of base salary	0%-200% of pro-rated target payment amount	100% of base salary	0% -100% of pro-rated target payment amount

Steven E. Voskuil	55% of base salary	0%-200% of pro-rated target payment amount	70% of base salary	0% -100% of pro-rated target payment amount

Rhonda D. Gibby	45% of base salary	0%-200% of pro-rated target payment amount	50% of base salary	0% -100% of pro-rated target payment amount

Christopher M. Lowery	50% of base salary	0%-200% of pro-rated target payment amount	85% of base salary	0% -100% of pro-rated target payment amount

John W. Wesley	50% of base salary	0%-200% of pro-rated target payment amount	60% of base salary	0% -100% of pro-rated target payment amount

2014 Performance Goals, Performance Assessments and Payouts

Payment amounts under the annual cash incentive program are dependent on performance measured against goals established at the beginning of the year for the pre-spin program and at the beginning of November 2014, for the post-spin program. These performance goals are derived from Kimberly-Clark’s or our financial and strategic goals, as the case may be.

Pre-Spin-Off (Kimberly-Clark Program)

As shown in the table below, three different performance goals were established for the pre-spin period of 2014. Each performance goal was weighted for each executive. The weightings chosen were intended to strike an appropriate balance between aligning each executive’s individual objectives with Kimberly-Clark’s overall corporate objectives and holding the executive accountable for performance in the executive’s particular area of responsibility.

KIMBERLY CLARK ANNUAL CASH INCENTIVE PROGRAM

2014 PERFORMANCE GOALS AND WEIGHTS

		Robert E. Abernathy	Steven E. Voskuil	Rhonda D. Gibby	Christopher M. Lowery	John W. Wesley
Element 1:	Corporate key financial and strategic performance goals	50%	30%	30%	30%	30%

Element 2:	Business unit key financial goals	35%	49%	49%	49%	49%

Element 3:	Additional business unit financial and strategic performance goals	15%	21%	21%	21%	21%

For the pre-spin period, the Kimberly-Clark Committee determined the extent to which each goal was met in 2014 and the resulting payout. Below we describe the three elements of performance, explain how the Kimberly-Clark Committee assessed the performance of each element, and show the payouts that were determined in each case.

ELEMENT 1: CORPORATE KEY FINANCIAL AND STRATEGIC PERFORMANCE GOALS

For 2014, the Kimberly-Clark Committee chose the following as corporate key financial goals for the Kimberly-Clark annual cash incentive program:

2014 Goal	Explanation	Reason for Use as a Performance Measure
Adjusted Net Sales	Net sales for 2014(1)	A key indicator of overall growth

Adjusted EPS	Consists of diluted net income per share that was then adjusted to eliminate the effect of items or events that the Kimberly-Clark Committee determined in its discretion should be excluded for compensation purposes(1)(2)	A key indicator of overall performance

Adjusted Operating Profit Return on Sales (“OPROS”)	After adjusted net sales and adjusted EPS are determined as described above, a multiplier based on adjusted OPROS was applied to the calculation result to determine the final payout percentage(1)(3)	A measure of margin efficiency and a helpful method of tracking cost structure performance

(1)	For purposes of the annual incentive program, the Kimberly-Clark Committee added the amounts below to the calculation of net sales, earnings per share and OPROS to neutralize the impact of the Halyard Health spin-off on October 31, 2014 on these full-year performance metrics.

Adjusted Net Sales	$1.59 billion
Adjusted EPS	$0.08
Adjusted OPROS	40 bps

The adjustments represent the estimated net sales, earnings per share and OPROS that the health care business would have contributed to Kimberly-Clark in November and December had the spin-off not occurred. Each adjustment represents, (a) for January through October, the actual results of the healthcare business (which Kimberly-Clark reported as discontinued operations in its 2014 Annual Report on

Form 10-K), and (b) for November and December, the difference between Kimberly-Clark’s actual results and pro-forma results determined by multiplying its actual year-to-date performance for January through October, expressed as a percentage of target, by the target performance level attributable to November and December.

(2)	In addition to the adjustments for the lost business due to the Halyard Health spin-off, in 2014 the following adjustments were made by the Kimberly-Clark Committee to diluted net income per share to determine adjusted EPS:

Kimberly-Clark Diluted Net Income Per Share Adjustment for:	$4.04
Add – Charges related to exchange rate change in Venezuela	1.22
Add – Charges related to costs of Halyard Health spin-off	0.37
Add – Charges related to 2014 organizational restructuring	0.25
Add – Charges related to regulatory dispute in Middle East	0.05
Add – Charges related to Kimberly-Clark European strategic changes	0.08
Kimberly-Clark Adjusted EPS	$6.01

As described above in footnote 1, an additional $0.08 was added to Kimberly-Clark’s 2014 EPS for the Halyard Health spin-off, resulting in Kimberly-Clark 2014 adjusted EPS of 6.09.

(3)	For purposes of determining annual cash incentive amounts, Kimberly-Clark calculated adjusted OPROS using its reported financial results, adjusted for the same items described above in determining adjusted EPS.

At the beginning of 2014, the Kimberly-Clark Committee also established additional corporate financial and strategic performance goals that are intended to challenge its executives to exceed long-term objectives. These additional performance goals related to Quality of Earnings, Brand Equity and Market Performance, Innovation and Diversity and Inclusion.

At the end of the year, the Kimberly-Clark Committee determined a payout percentage based on its assessment of the degree to which the key financial and strategic performance goals were achieved. To determine the payout percentage for Element 1, the Kimberly-Clark Committee followed the following process:

First, it determined an initial payout percentage based on how Kimberly-Clark performed against the adjusted net sales and adjusted EPS goals. For 2014, the Kimberly-Clark Committee set these goals and the corresponding initial payout percentages at the following levels:

	Range of Performance Levels
Measure (each weighted 50%	Threshold	Target	Maximum
Kimberly-Clark Adjusted Net Sales (billions)	$19.95	$21.45	$22.95
Kimberly-Clark Adjusted EPS	$5.65	$6.10	$6.55
Initial Payout Percentage	0%	100%	200%

Second, the Kimberly-Clark Committee applied a multiplier to this initial payout percentage. The multiplier is based on how Kimberly-Clark performed against its adjusted OPROS goals. Depending on the level of basis point improvement in adjusted OPROS, the multiplier may either decrease or increase the initial payout percentage (but the amount of the final payout percentage cannot exceed a 200 percent cap).

For 2014, the Kimberly-Clark Committee set the following ranges for this adjusted OPROS multiplier:

Range of Performance Levels
	Threshold	Target	Maximum
Adjusted OPROS (bps improvement)	0 bps	50 bps	100 bps
Adjusted OPROS Multiplier Applied to Initial Payout Percentage	0.8 x	1.0 x	1.2 x

Third, the Kimberly-Clark Committee assessed the performance of the additional financial and strategic performance goals. The Kimberly-Clark Committee did not use a formula to assess the performance of these goals but instead took a holistic approach and considered performance of all the goals collectively. Although it does review each goal separately, the key consideration for the Kimberly-Clark Committee is how it views Kimberly-Clark’s performance for the year in all of these categories, taken as a whole.

Actual results and actual payout percentages for Element 1. For 2014, the Kimberly-Clark Committee determined that Kimberly-Clark’s adjusted net sales were $21.31 billion and its adjusted EPS were $6.09. Based on these results, the Kimberly-Clark Committee determined the initial payout percentage to be 94 percent. To this percentage, Kimberly-Clark then applied an adjusted OPROS multiplier of 1.12, which was based on the actual 2014 improvement of 80 bps. The Committee also determined that additional Quality of Earnings, Brand Equity and Market Performance, Innovation and Diversity and Inclusion objectives for 2014 were met or exceeded. After taking into account performance on all of these goals under Element 1, the Kimberly-Clark Committee determined that the payout percentage for achieving the corporate key financial goals and the additional financial and strategic performance goals should be 105 percent of target.

ELEMENT 2: BUSINESS UNIT KEY FINANCIAL GOALS

For 2014, the following healthcare business unit key financial goals for the Kimberly-Clark annual cash incentive program were chosen:

2014 Goal	Explanation	Reason for Use as a Performance Measure
Health Care Net Sales	Net sales for 2014	A key indicator of overall growth

Health Care Operating Profit	Healthcare operating profit for 2014	A key indicator of performance

Health Care Cash Conversion Cycle	Improvement in cash conversion cycle	A measure of operational efficiency

The goals and ranges of potential payouts were established at the beginning of 2014. The table below shows those goals and ranges, which have been prorated for the pre-spin period (January 1 through October 31, 2014):

	Range of Performance Levels
Measure (each weighted 50%)	Threshold	Target	Maximum
Health Care Net Sales (millions)	$1,218.5	$1,328.5	$1,438.5
Health Care Operating Profit	$197.9	$222.9	$247.9
Health Care Cash Conversion Cycle (days)	123.5	118.5	113.5
Initial Payout Percentage	0%	100%	200%

Actual results and payout percentage for Element 2. For 2014, the pre-spin Health Care Net Sales were $1,327.5 million, Operating Profit was $227.2, and the cash conversion cycle was 121.5 days. As a result, Kimberly-Clark determined that the payout percentage for achieving the healthcare business unit key financial goals should be 97 percent of target. In assessing this Element 2, Kimberly-Clark made an allowance for the negative impact on the cash conversion cycle primarily related to building inventory to ensure minimal customer disruptions resulting from the spin-off from Kimberly-Clark and from the outsourcing of certain glove production following the restructuring of a manufacturing facility in Thailand. The allowance increased the payout percentage for Element 2 from 93 percent to 97 percent of target. Because Mr. Abernathy was an executive officer of Kimberly-Clark pre-spin, and because Kimberly-Clark has a policy of not permitting its executive officers to benefit from such allowances, Mr. Abernathy’s business unit payout percentage is the unadjusted 93 percent.

ELEMENT 3: ADDITIONAL BUSINESS UNIT FINANCIAL AND STRATEGIC PERFORMANCE GOALS

In addition to the performance goals established by the Kimberly-Clark Committee, the Kimberly-Clark CEO established additional individual business unit financial and strategic performance goals that were intended to challenge the executives to exceed the objectives for that business unit. For 2014, the Health Care unit’s additional financial and strategic performance goals related to targeted growth, innovation, and cost reduction initiatives as well as successfully separating from Kimberly-Clark while delivering 2014 business results.

Actual results and payout percentages for Element 3. The additional business unit financial and strategic performance goals for 2014, and Kimberly-Clark’s assessment of 2014 performance against those goals, are as follows:

Additional Business Unit Financial and Strategic Performance Goals for 2014	Below Goal	Final Result At Goal	Above Goal
Achieve target level sales in Sterilization Wrap in North America from new innovation categories		✓

Improve innovation process			✓

Achieve target levels of organic sales growth for Pain Platforms	✓

Create a stand-alone healthcare company while delivering 2014 business results		✓

Achieve a target level of cost savings			✓

Based on the assessed performance of the additional business unit financial and strategic performance goals Kimberly-Clark determined that the payout percentage for achieving these performance goals should be 120 percent of target.

Post-Spin-Off (Halyard Program)

Subsequent to the spin-off, our named executive officers became subject to our Executive Officer Achievement Award Plan, which is our annual cash incentive plan. Because of the relatively short period following the spin-off, the Halyard Committee, with the advice and counsel of the independent compensation consultant, established a single performance goal for the last two months of 2014. That goal was based on target net sales for the final two months of 2014. The Halyard Committee also determined that the potential range of payouts for the last two months of 2014 would be zero if the goal was not reached and 100% if the goal was reached or exceeded.

The Halyard Committee determined that the actual net sales for the final two months of 2014 exceed the target and that the payout percentage for each of our named executive officers for that period would be 100%.

Annual Cash Incentive Payouts for 2014

The following tables show the payout opportunities and the actual payouts of annual cash incentives for 2014 for each of our named executive officers for both the pre-spin and post-spin periods. The annual incentive payout amounts have been pro-rated for the applicable periods. Payouts were based on the payout percentages for each element, weighted for each executive as shown above.

Pre-spin (Kimberly-Clark program)

	Annual Incentive Target		Annual Incentive Maximum		2014 Annual Incentive Payout
Name	% of Base Salary	Prorated Amount($)	% of Target	Amount($)	% of Target	Amount($)
Robert E. Abernathy	85%	552,500	200%	1,105,000	103%	571,016
Steven E. Voskuil	55%	163,978	200%	327,956	104%	170,911
Rhonda D. Gibby	45%	93,935	200%	187,870	104%	97,909
Christopher M. Lowery	50%	127,500	200%	255,000	104%	132,893
John W. Wesley	50%	131,250	200%	262,500	104%	136,802

Post –spin (Halyard program)

	Annual Incentive Target		Annual Incentive Maximum		2014 Annual Incentive Payout
Name	% of Base Salary	Prorated Amount($)	% of Target	Amount($)	% of Target	Amount($)
Robert E. Abernathy	100%	137,500	100%	137,500	100%	137,500
Steven E. Voskuil	70%	50,167	100%	50,167	100%	50,167
Rhonda D. Gibby	50%	25,833	100%	25,833	100%	25,833
Christopher M. Lowery	85%	67,292	100%	67,292	100%	67,292
John W. Wesley	60%	37,500	100%	37,500	100%	37,500

Long-Term Equity Incentive Compensation

Our executive officers receive annual long-term equity incentive grants as part of their overall compensation package. These awards are consistent with the objectives of aligning our senior leaders’ interests with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment and offering competitive compensation packages.

Information regarding long-term equity incentive awards granted to our named executive officers can be found under “Summary Compensation,” “Grants of Plan-Based Awards,” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

2014 Grants

Pre-spin grants

In determining the 2014 long-term equity incentive award amounts for our named executive officers the following factors were considered by Kimberly-Clark, among others: the specific responsibilities and performance of the executive, business performance, retention needs, stock price performance and other market factors. Because these awards are part of the annual compensation program that compares direct annual compensation to the median of the peer group comparison, grants from prior years were not considered when setting 2014 targets or granting awards.

To determine target values, each executive’s direct annual compensation was compared to the median of the peer group, and then individual performance and the other factors listed above, as applicable, were considered. Target grant values were approved by the Kimberly-Clark Committee in June 2014 and were divided into two types:

•	Performance-based restricted share units (75 percent of the target grant value). For valuation purposes, each unit was assigned the same value as one share of Kimberly-Clark common stock on the date of grant.

•	Stock options (25 percent of the target grant value). For valuation purposes, one option had the same value as 10 percent of the price of one share of Kimberly-Clark common stock on the date of grant of the stock option.

The Kimberly-Clark Committee believed this allocation between performance-based restricted share units (PRSUs) and stock options supports the pay-for-performance and stockholder alignment objectives of its executive compensation program. In June 2014, the following long-term equity incentive awards were granted to our named executive officers:

Name	Target Grant Value of Awards ($)	Target PRSUs Awarded (#)	Stock Options Awarded (#)
Robert E. Abernathy	1,900,000	12,598	41,995
Steven E. Voskuil	475,000	3,150	10,499
Rhonda D. Gibby	170,000	1,127	3,757
Christopher M. Lowery	290,000	1,923	6,410
John W. Wesley	290,000	1,923	6,410

Post-spin grants

The PRSUs awarded by Kimberly-Clark in June 2014 were forfeited on October 31, 2014 when our named executive officers ceased to be employed by Kimberly-Clark. The stock options awarded by Kimberly-Clark in June 2014 and unvested Kimberly-Clark stock options and performance-based restricted share units granted in prior years were also forfeited on October 31, 2014 by Messrs. Voskuil and Lowery and Ms. Gibby. Because Messrs. Abernathy and Wesley were both over the age of 55 on October 31, 2014, under the terms of the Kimberly-Clark equity participation plan all option awards and performance-based restricted share units became vested upon their separation from Kimberly-Clark. Under the terms of the Employee Matters Agreement we entered into with Kimberly-Clark in connection with the spin-off, we were obligated to issue to our employees (including the named executive officers) replacement equity grants in an amount equal to the approximate intrinsic value of the Kimberly-Clark equity grants that were forfeited as a result of the spin-off. Kimberly-Clark stock options that were forfeited as a result of the spin-off were replaced with Halyard stock options with substantially the same terms and conditions as the forfeited options except that the number of options and the exercise prices were adjusted to preserve the intrinsic value of the options as of the spin-off. Kimberly-Clark PRSUs that were forfeited as a result of the spin-off were replaced with Halyard time-based restricted share units (Time-based RSUs) using the target level of the PRSUs for purposes of determining the intrinsic value of those forfeited units as of the spin-off. Time-based RSUs were used to replace the Kimberly-Clark PRSUs because of the difficulty in establishing comparable replacement performance objectives for Halyard immediately following the spin-off.

The Halyard Committee approved the following replacement equity awards for our named executive officers in November 2014

Name	Intrinsic Value of Awards ($)	Time-based RSUs Awarded (#)	Stock Options Awarded (#)
Robert E. Abernathy	1,450,880	38,302	—
Steven E. Voskuil	1,030,280	20,493	66,249

Name	Intrinsic Value of Awards ($)	Time-based RSUs Awarded (#)	Stock Options Awarded (#)
Rhonda D. Gibby	420,011	8,309	26,934
Christopher M. Lowery	518,601	10,735	34,889
John W. Wesley	221,446	5,846	—

In addition, under the terms of agreements entered into pre-spin with certain of our executive officers, we were obligated to make equity awards to those individuals with a value equal to the difference between the target level of long term equity awards for their new positions at Halyard as of the spin-off less the value of the 2014 long term equity awards granted by Kimberly-Clark in June 2014. The Halyard Committee approved the following “top-up” equity awards for our named executive officers in November 2014:

Name	Intrinsic Value of Awards ($)	Time-based RSUs Awarded (#)	Stock Options Awarded (#)
Robert E. Abernathy	1,157,000	21,779	21,999
Steven E. Voskuil	316,000	5,940	6,000
Rhonda D. Gibby	189,000	3,564	3,600
Christopher M. Lowery	746,000	14,058	14,200
John W. Wesley	116,000	2,178	2,200

For valuation purposes, each time-based RSU granted in November 2014 was assigned a value equal to the variable weighted average price of one share of Halyard Health common stock for the first five trading days following the spin-off (November 3 – 7, 2014) (the “5-Day VWAP Stock Price”), and each stock option was assigned a value equal to 33 percent of the 5-Day VWAP Stock Price.

Payout of 2011—2013 Performance-Based Restricted Share Units

In February 2014, the Kimberly-Clark Committee evaluated the results of the three-year performance period for the Kimberly-Clark performance-based restricted share units that were granted in 2011. The performance objectives for these 2011 awards were based on Kimberly-Clark’s average annual adjusted net sales growth and average adjusted ROIC for the period January 1, 2011 through December 31, 2013, each weighted equally.

Goals (Each weighted 50%)	Performance Levels
Kimberly-Clark Annual adjusted net sales growth	1.00%	2.25%	3.50%	4.75%	6.00%	2.9%
Kimberly-Clark Adjusted ROIC*	14.80%	15.30%	15.80%	16.30%	16.80%	16.0%
Potential Payout (as a percentage of target)	0%	50%	100%	150%	200%	Actual

*	For purposes of calculating Kimberly-Clark average adjusted Return on Invested Capital (“ROIC”), the impacts on Kimberly-Clark of a charge related to the adoption of highly inflationary accounting in Venezuela and charges related to Kimberly-Clark’s European and the pulp and tissue restructurings were excluded from the ROIC calculation.

Based on this review, the Kimberly-Clark Committee determined that Kimberly-Clark achieved the performance goal for adjusted ROIC but did not achieve the performance goal for adjusted net sales. As a result, the payout percentage for the share units was 97 percent of target. The following table includes information about the opportunities and payouts (including reinvested dividends) regarding these grants to our named executive officers:

	Share Amount		2011—2013 Performance-Based Restricted Share Unit Award (Paid in February 2014)
Name	Target	Maximum	% of Target	Amount of Shares(#)	Value of Shares on Date Received($)
Robert E. Abernathy	23,029	46,058	97%	22,338	2,462,541
Steven E. Voskuil	7,036	14,072	97%	6,825	752,388

	Share Amount		2011—2013 Performance-Based Restricted Share Unit Award (Paid in February 2014)
Name	Target	Maximum	% of Target	Amount of Shares(#)	Value of Shares on Date Received($)
Rhonda D. Gibby	2,059	4,118	97%	1,997	218,152
Christopher M. Lowery	2,059	4,118	97%	1,997	218,152
John W. Wesley	3,518	7,036	97%	3,413	376,249

The shares underlying these performance-based restricted share unit awards were distributed to our named executive officers in 2014 and are included in the Option Exercises and Stock Vested in 2014 table.

Retention and Relocation Awards

Following the announcement of its plans to spin-off its healthcare division, Kimberly-Clark entered into retention agreements with our named executive officers other than Mr. Abernathy. These retention awards became payable once the spin-off occurred on October 31, 2014. The following retention awards were paid to the following named executive officers in November 2014:

Name	Cash Retention Payment ($)
Steven E. Voskuil	150,000
Rhonda D. Gibby	100,000
Christopher M. Lowery	150,000
John W. Wesley	150,000

Mr. Lowery also received in 2014 a relocation bonus of $100,000 pursuant to an agreement entered into with Kimberly-Clark in 2013. The relocation bonus was payable if Mr. Lowery relocated to the Atlanta, Georgia area by the end of 2014. Mr. Lowery met the conditions for receipt of this bonus and Kimberly-Clark paid it to him prior to the spin-off. The relocation bonus was in lieu of his participation in Kimberly-Clark’s Executive Relocation Program.

Benefits and Other Compensation

Retirement Benefits

Our named executive officers previously received contributions from Kimberly-Clark under the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (the “K-C 401(k) Profit Sharing Plan”) and the Kimberly-Clark Supplemental Retirement 401(k) and Profit Sharing Plan (the “K-C Supplemental 401(k) Plan”), and Messrs. Abernathy and Voskuil participate in Kimberly-Clark’s frozen defined benefit pension plans. Effective upon the spin-off, our named executive officers began receiving contributions from us under the Halyard Health, Inc. 401(k) Plan (the “Halyard 401(k) Plan”) and the Halyard Health, Inc. Supplemental Retirement 401(k) Plan (the “Halyard Supplemental 401(k) Plan”). Halyard does not have a defined benefit pension plan in the United States, and none of our named executive officers participate in any Halyard defined benefit pension plans.

The Halyard 401(k) Plan and Halyard Supplemental 401(k) Plan are consistent with those maintained by our peer group companies and are therefore necessary to remain competitive with them for recruiting and retaining executive talent. The Halyard Committee believes that these retirement benefits are important parts of our compensation program. For more information, see “Nonqualified Deferred Compensation – Overview of Qualified and Non-Qualified Plans” and “Pension Benefits.”

Other Compensation

We believe the perquisites provided to our executive officers are below the median of those provided by our peer group. In addition, Halyard does not provide tax reimbursement or gross-ups for perquisites offered to executive officers, except for certain relocation benefits.

Prior to the spin-off from Kimberly-Clark, the following perquisites were available to certain of our executive officers: personal financial planning services under Kimberly-Clark’s Executive Financial Counseling Program; executive health screening services provided by independent health care providers; and personal use of Kimberly-Clark’s corporate aircraft under limited circumstances as permitted by Kimberly-Clark’s policies. None of these perquisites were made available to the Halyard executive officers post-spin.

Post-Termination Benefits

We maintain two severance plans that cover our executive officers: the Severance Pay Plan and the Executive Severance Plan. An executive officer may not receive severance payments under more than one severance plan. Benefits under these plans are payable only if the executive’s employment terminates under the conditions specified in the applicable plan. We believe that our severance plans are consistent with those maintained by our peer group companies and that they are therefore important for attracting and retaining executives who are critical to our long-term success and competitiveness. For more information about these severance plans and their terms, see “Potential Payments on Termination or Change of Control – Severance Benefits.”

Severance Pay Plan

Our Severance Pay Plan provides severance benefits to most of our U.S. hourly and salaried employees, including our named executive officers, who are involuntarily terminated under the circumstances described in the plan. The objective of this plan is to facilitate the employee’s transition to his or her next position, and it is not intended to serve as a reward for the employee’s past service.

Executive Severance Plan

Our Executive Severance Plan provides severance benefits to eligible employees, including our named executive officers, in the event of a qualified termination of employment (as defined in the plan) in connection with a change of control. For an eligible employee to receive a payment under this plan, two things must occur: there must be a change of control of Halyard Health, and the employee must have been involuntarily terminated without cause or have resigned for good reason (as defined in the plan) within two years of the change of control (often referred to as a “double trigger”). The objective of this plan is to encourage the executive officers to stay with the company in the event of a change of control transaction to ensure a smooth transition. Each of our named executive officers has entered into an agreement under the plan that expires on October 31, 2017.

Executive Compensation for 2015

2015 Base Salary

In February 2015, the Halyard Committee approved the following base salaries for our named executive officers, effective April 1, 2015:

Name	2015 Base Salary($)
Robert E. Abernathy	837,375
Steve E. Voskuil	436,450
Rhonda D. Gibby	314,650
Christopher M. Lowery	482,125
John W. Wesley	393,750

2015 Annual Cash Incentive Targets

In February 2015, the Halyard Committee also established objectives for 2015 annual cash incentives, which will be payable in 2016. The target payment amounts and range of possible payouts for 2015 are as follows:

	Target Payment Amount	Possible Payout
Robert E. Abernathy	100% of base salary	0% -200% of target payment amount

Steven E. Voskuil	70% of base salary	0% -200% of target payment amount

Rhonda D. Gibby	50% of base salary	0% -200% of target payment amount

Christopher M. Lowery	85% of base salary	0% -200% of target payment amount

John W. Wesley	60% of base salary	0% -200% of target payment amount

The Halyard Committee sets the appropriate split among the different elements of performance that make up our performance goals. The following are the 2015 performance goals and relative weights for our named executive officers:

ANNUAL CASH INCENTIVE PROGRAM

2015 PERFORMANCE GOALS AND WEIGHTS

	Robert E. Abernathy	Steven E. Voskuil	Rhonda D. Gibby	Christopher M. Lower	John W. Wesley
Element 1: Corporate key financial goals	80%	80%	80%	80%	80%

Element 2: Other corporate financial and strategic performance goals	20%	20%	20%	20%	20%

The corporate key financial goals for 2015 are designed to encourage a continued focus on executing our long-term business plan objectives and include achieving adjusted net sales, adjusted earnings per share and cash conversion cycle goals.

The Halyard Committee also established other corporate financial and non-financial goals for 2015. These goals, intended to further align compensation with achieving our global business plans and strategies, include (1) efficiently completing the separation from Kimberly-Clark, (2) growth through targeted innovations, and (3) reducing the cost and complexity of the global enterprise.

2015 Long-Term Equity Compensation Incentive Awards

Effective March 5, 2015, the Halyard Committee approved long-term incentive compensation awards for the named executive officers consisting of awards of performance-based restricted share units with a value equal to 60 percent of the target grant value for long-term equity incentive compensation, with the balance of the value to be granted in stock options. The performance objectives for the performance-based restricted share unit awards granted in 2015 are based on average annual adjusted net sales growth and average adjusted earnings before interest, taxes, depreciation and amortization improvement for the period January 1, 2015 through December 31, 2017. The actual number of shares to be received by our named executive officers will range from zero to 200 percent of the target levels established by the Halyard Committee for each executive, depending on the degree to which the performance objectives are met.

Performance-Based Restricted Share Units Granted in 2015

Name	Target Amount of Shares(#)	Maximum Amount of Shares(#)
Robert E. Abernathy	39,587	79,174
Steven E. Voskuil	9,897	19,794
Rhonda D. Gibby	4,618	9,236
Christopher M. Lowery	11,216	22,432
John W. Wesley	5,278	10,556

The Halyard Committee also approved the dollar amount of stock options to be granted to our named executive officers in May 2015, along with our annual stock option grants to other employees. The number of options they will receive will be based on the fair market value of our stock on the date of grant.

Name	Value of Stock Options to be Granted($)
Robert E. Abernathy	1,200,000
Steven E. Voskuil	300,000
Rhonda D. Gibby	140,000
Christopher M. Lowery	340,000
John W. Wesley	160,000

Grow to Greatness (G2G) Grants

Effective March 5, 2015, the Halyard Committee, with the advice of its independent compensation consultant, also approved a special one-time grant of stock options to approximately 200 leaders within Halyard, including our named executive officers. These grants are intended to further align the Halyard leadership team’s interest with stockholders and incent them to focus on our long-term success. The stock options vest over five years, with 33 percent vesting on March 5 of each of 2017, 2018 and 2019. The dollar value of these options, and the number of options actually received on March 5, 2015 by our named executive officers is as follows:

Name	Value of Stock Options to be Granted($)	Number of Options Granted
Robert E. Abernathy	1,500,000	85,616
Steven E. Voskuil	375,000	21,404
Rhonda D. Gibby	175,000	9,989
Christopher M. Lowery	425,000	24,258
John W. Wesley	200,000	11,416

Additional Information About Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

Use of Independent Compensation Consultant

The Halyard Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its independent consultant to assist it in determining the appropriate executive officer compensation under our compensation policies described above. Consistent with the Halyard Committee’s policy in which its independent consultant may provide services only to the Committee, Meridian had no other business relationship with Kimberly-Clark or Halyard and received no payments from us other than fees and expenses for services to the Committee. See “Corporate Governance—Compensation Committee” for information about the use of compensation consultants.

Role of the Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer makes a recommendation to the Halyard Committee each year on the appropriate target annual compensation for each of the other executive officers. The Halyard Committee makes the final determination of the target annual compensation for each executive officer, including our Chief Executive Officer. While our Chief Executive Officer and Chief Human Resources Officer typically attend Halyard Committee meetings, none of the other executive officers is present during the portion of the Halyard Committee’s meetings when compensation for executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Halyard Committee’s meetings when his compensation is set.

Adjustment of Financial Measures for Annual and Long-Term Equity Incentives

Financial measures for the annual and long-term equity incentive programs are developed based on expectations about our planned activities and reasonable assumptions about the performance of our key business drivers for the applicable period. From time to time, however, discrete items or events may arise that were not contemplated by these plans or assumptions. These could include accounting and tax law changes, tax credits from items not within the ordinary course of our business operations, restructuring and write-off charges, significant acquisitions or dispositions, and significant gains or losses from litigation settlements.

Under the Halyard Committee’s exception guidelines regarding our annual and long-term equity incentive program measures, the Halyard Committee may adjust in the future the calculation of financial measures for these incentive programs to eliminate the effect of the types of items or events described above. In making these adjustments, the Halyard Committee’s policy is to seek to neutralize the impact of the unexpected or unplanned items or events, whether positive or negative, in order to provide consistent and equitable incentive payments that the Halyard Committee believes are reflective of our performance. In considering whether to make a particular adjustment under its guidelines, the Halyard Committee will review whether the item or event was one for which management was responsible and accountable, treatment of similar items in prior periods, the extent of the item’s or event’s impact on the financial measure, and the item’s or event’s characteristics relative to normal and customary business practices. Generally, the Halyard Committee will apply an adjustment to all compensation that is subject to that financial measure.

Pricing and Timing of Stock Option Grants and Timing of Performance-Based Equity Grants

Our policies and our Equity Participation Plan require stock options to be granted at no less than the closing price of our common stock on the date of grant, except for the options granted to replace Kimberly-Clark stock options forfeited as a result of the spin-off (which were priced to preserve the intrinsic value of the forfeited Kimberly-Clark options), and the other options granted following the spin-off which used a five day variable weighted price. Stock option grants to our executive officers are generally made annually at a meeting of the Halyard Committee that is scheduled at least one year in advance, and the grants are effective on the date of this meeting. However, if the meeting occurs during a period when we do not permit insiders to trade Halyard common stock (a “Blackout Period”), the stock option grants will not be effective until the first business day following the end of the Blackout Period. Our Blackout Periods end at 11:59 p.m. on the day we issue our quarterly earnings press releases. Our executives are not permitted to choose the grant date for their individual stock option grants.

The Chairman of the Board and Chief Executive Officer has been delegated the limited authority to approve equity grants, including stock options, to employees for recruiting and special employee recognition and retention purposes. These grants may not exceed 100,000 shares in calendar year 2015. The Chairman of the Board and Chief Executive Officer is not permitted to make any grants to any of our executive officers.

Annual stock option grants to non-executive officers are effective on the same date as the annual stock option grants to our executive officers. Recruiting, special recognition and retention stock-based awards are made on a pre-determined date following our quarterly earnings release.

The Halyard Committee awards performance-based restricted share units to executive officers at its February meetings. We believe this practice is consistent with award practices at other public companies of comparable size. Our executives are not permitted to choose the grant date for their individual restricted share unit awards.

Policy on Incentive Compensation Clawback

As described in detail above, a significant percentage of our executive officer compensation is incentive-based. The determination of the extent to which the incentive objectives are achieved is based in part on the Halyard Committee’s discretion and in part on our published financial results. The Halyard Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Halyard Committee has the right to direct management to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, under Halyard’s Equity Participation Plan, the Halyard Committee may require awards with performance goals under the Plan to be subject to any policy we may adopt relating to the recovery of that award to the extent it is determined that performance goals relating to the awards were not actually achieved. Further, the Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and the chief financial officer reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. The Halyard Committee intends to review and revise the incentive compensation clawback policy once the SEC issues final regulations on clawbacks under the Dodd-Frank legislation enacted in 2010.

Stock Ownership Guidelines

We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established the following stock ownership guidelines for our executive officers:

Target Stock Ownership Amounts

Position	Ownership Level
Chief Executive Officer	Five times annual base salary
Other named executive officers	Two times annual base salary

Failure to attain these targeted stock ownership levels within five years from date of hire for, or appointment to, an eligible position can result in the reduction of part or all of the executive’s annual cash incentive (with a corresponding grant of time-vested restricted share units or restricted stock in that amount), or a reduction in future long-term equity incentive awards, either of which may continue until the ownership guideline is achieved. In determining whether our stock ownership guidelines have been met, any restricted stock and time-vested restricted share units held are counted as owned, but performance-based restricted share units are excluded until they vest. Executive officer stock ownership levels will be reviewed annually for compliance with these guidelines. The first annual review will take place at the end of 2015.

Other Policies Relating to Transactions in Halyard Securities

We require all executive officers to pre-clear transactions involving our common stock (and other securities related to our common stock) with our Legal Department.

We do not permit our executive officers to engage in transactions that hedge an executive officer’s economic risk of owning shares of our common stock.

Committee Exercise of Discretion to Reduce Annual Cash Incentive Payment

In establishing performance goals and target levels under the annual cash incentive program, the Committee is exercising its discretion to limit the amount of the incentive payments, consistent with our pay-for-performance objective. In the absence of this exercise of discretion, each of the executive officers would be entitled to an award equal to two percent of our earnings before unusual items; however, the Committee has exercised its discretion to limit the amount of the incentive payments each year of the program, and this potential maximum award has never been paid to any of the executive officers.

Corporate Tax Deduction for Executive Compensation

The United States income tax laws generally limit the deductibility of compensation paid to the chief executive officer and each of the three highest-paid executive officers (not including the chief financial officer) to $1,000,000 per annum. However, an exception exists for performance-based compensation that meets certain regulatory requirements. Several classes of our executive compensation, including option awards and portions of our long-term equity grants to executive officers, are designed to meet the requirements for deductibility. Other classes of our executive compensation, including portions of the long-term equity grants described above, may be subject to the $1,000,000 deductibility limit.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. In the Halyard Committee’s view, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.

Analysis of Compensation-Related Risks

The Halyard Committee, with the assistance of its independent consultant, has reviewed an assessment of our compensation programs for our employees, including our executive officers, to analyze the risks arising from our compensation systems.

Based on this assessment, the Halyard Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company.

Several factors contributed to the Halyard Committee’s conclusion, including:

•	The Halyard Committee believes the Company maintains a values-driven, ethics-based culture supported by a strong tone at the top.

•	The performance targets for annual cash incentive programs are selected to ensure that they are reasonably attainable in a manner consistent with the Company’s business plans without encouraging executives or employees to take inappropriate risks.

•	An analysis by the Halyard Committee’s consultant indicated that our compensation programs are consistent with those of our peer group. In addition, the analysis noted that target levels for direct annual compensation are compared to the median of our peer group.

•	The Halyard Committee believes the allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•	Annual cash incentives and long-term performance-based restricted share unit awards under our executive compensation program are capped at a reasonable percent of the target award, and all other material non-executive cash incentive programs are capped at reasonable levels, which the Halyard Committee believes protects against disproportionately large incentives.

•	The Halyard Committee believes the performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

•	The Halyard Committee believes inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of stockholders.

•	Our stock ownership guidelines further align the interests of management and stockholders.

COMPENSATION TABLES

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by, or paid to the Halyard named executive officers by Kimberly-Clark for the years 2012 and 2013, and by Kimberly-Clark and Halyard for the year 2014. Position titles refer to each Halyard named executive officer’s title at Halyard Health effective October 31, 2014. Additional information regarding the items reflected in each column follows the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert E. Abernathy	2014	787,500	—	3,700,828	508,375	708,516	1,024,198	161,189	6,890,606
Chairman of the	2013	780,000	—	1,424,997	328,807	850,533	—	120,106	3,504,443
Board and Chief Executive Officer	2012	777,501	—	1,425,001	157,245	777,029	1,177,038	94,016	4,407,830

Steven E. Voskuil	2014	367,496	150,000	1,357,579	808,736	221,078	46,809	44,577	2,996,275
Senior Vice President and	2013	349,775	—	299,954	69,219	230,681	—	53,516	1,003,145
Chief Financial Officer	2012	338,896	—	345,026	38,071	240,687	50,308	35,790	1,048,778

Rhonda D. Gibby	2014	258,004	100,000	577,224	335,264	123,742	—	25,409	1,419,643
Senior Vice President and	2013	237,993	—	149,977	34,613	116,301	—	33,803	572,687
Chief Human Resources Officer	2012	228,265	—	131,240	14,482	95,304	—	30,410	499,701

Christopher M. Lowery	2014	332,667	250,000	1,156,670	535,857	200,185	—	32,815	2,508,193
Senior Vice President and	2013	290,037	—	142,540	32,883	107,865	—	51,361	624,686
Chief Operating Officer	2012	278,992	—	142,472	15,724	126,608	—	42,934	606,730

John W. Wesley	2014	323,750	150,000	521,460	66,157	174,302	—	162,313	1,397,981
Senior Vice President,	2013	308,750	—	206,232	47,590	208,630	—	47,356	818,558
General Counsel and Chief Ethics and Compliance Officer	2012	303,751	—	206,281	22,760	190,162	—	31,116	754,070

Salary. The amounts in this column represent base salary earned during the year.

Bonus. The amounts in this column represent the retention and relocation payments described in “Compensation Discussion and Analysis – Executive Compensation in 2014 – Retention and Relocation Awards.”

Stock Awards and Option Awards. The amounts in these columns reflect the grant date fair value, computed in accordance with ASC Topic 718, of restricted share unit awards and stock options, respectively, granted under Kimberly-Clark’s 2001 Equity Participation Plan (the “Kimberly-Clark 2001 Plan”), as amended by the Kimberly-Clark 2011 Plan (collectively, the “Kimberly-Clark Equity Plans”) in the years indicated, and under the Halyard Health Equity Participation Plan for 2014. See Note 13 to our audited consolidated and combined financial statements included elsewhere in this prospectus for the assumptions used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

As described in Compensation Discussion and Analysis, at the time of the spin-off, the named executive officers forfeited a number of unvested performance-based restricted share units and stock option awards previously granted by Kimberly-Clark. Because the SEC rules require the Summary Compensation Table to reflect the grant date value of all of the awards granted to the named executive officers by Kimberly-Clark and Halyard, the 2014 values in the stock award and option awards columns (and as a result, the total compensation column) of the Summary Compensation Table above are higher than they normally would have been. For example, the full grant date values of the awards made by Kimberly-Clark in June 2014 are included in the 2014 numbers, even with respect to the awards that were forfeited in connection with the spin-off, and the full grant date value of the replacement awards made by Halyard are also included in the 2014 numbers even though those awards replace equity awards granted by Kimberly-Clark in 2012, 2013 and 2014. In order to reflect a more normal value for the 2014 stock and option awards, in the table below we have taken the amounts in the Summary Compensation Table and subtracted both (i) the grant date fair value of the forfeited June 2014 Kimberly-Clark awards that were replaced by new Halyard awards and (ii) the grant date value of Halyard replacement awards that relate to pre-2014 Kimberly-Clark awards that were forfeited:

Name	2014 Stock Awards from Summary Compensation Table ($)	2014 Stock Awards Forfeited at Time of Spin- off ($)	Replacement Awards for pre-2014 unvested Stock Awards ($)	Normalized 2014 Stock Awards ($)	2014 Option Awards from Summary Compensation Table ($)	2014 Option Awards Forfeited at Time of Spin- off ($)	Replacement Awards for pre-2014 unvested Option Awards ($)	Normalized 2014 Option Awards ($)
Robert E. Abernathy	3,700,828	1,424,960	—	2,275,868	508,375	—	—	508,375
Steven E. Voskuil	1,357,579	356,297	413,498	587,784	808,736	72,758	373,880	362,098
Rhonda D. Gibby	577,224	127,475	184,968	264,781	335,264	26,036	165,430	143,798
Christopher M. Lowery	1,156,670	217,511	185,195	753,964	535,857	44,421	166,481	324,955
John W. Wesley	521,460	217,511	—	303,949	66,157	—	—	66,157

For Kimberly-Clark awards that are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. This value, as well as the value of the awards at the grant date assuming the highest level of performance conditions will be achieved and using the grant date stock price, is set forth below:

Name	Year	Stock Awards at Grant Date Value ($)	Stock Awards at Highest Level of Performance Conditions ($)
Robert E. Abernathy	2014	1,424,960	2,849,920
	2013	1,424,997	2,849,994
	2012	1,425,001	2,850,002

Steven E. Voskuil	2014	356,297	712,594
	2013	299,954	599,908
	2012	345,026	690,052

Rhonda D. Gibby	2014	127,475	254,950
	2013	149,977	299,954
	2012	131,240	262,480

Christopher M. Lowery	2014	217,511	435,022
	2013	142,540	285,080
	2012	142,472	284,944

John W. Wesley	2014	217,511	435,022
	2013	206,232	412,464
	2012	206,281	412,562

As noted above, the performance awards granted by Kimberly-Clark in 2014 to all of the named executive officers, and to Messrs. Voskuil and Lowery and Ms. Gibby in 2012 and 2013, were forfeited upon the spin-off from Kimberly-Clark on October 31, 2014.

Non-Equity Incentive Plan Compensation. The amounts in this column are the annual cash incentive payments described above in “Compensation Discussion and Analysis.” These amounts were earned during the years indicated and were paid to the Halyard named executive officers in February of the following year.

Change In Pension Value and Nonqualified Deferred Compensation Earnings. The amounts in this column reflect the aggregate change during the year in actuarial present value of accumulated benefits under all Kimberly-Clark defined benefit and actuarial plans (including supplemental pension plans). With respect to the supplemental pension plans, amounts have been calculated to reflect an approximate 30-year Treasury bond rate to determine the amount of the earlier retirement age lump sum benefit in a manner consistent with Kimberly-Clark’s financial statements. A description of the assumptions used in determining the amounts and additional information about these plans are provided in “Pension Benefits” below.

For 2013, the aggregate value of pension benefits for Messrs. Abernathy and Voskuil decreased by $519,759 and $32,442, respectively. Because these amounts decreased, they have been excluded from the table above under the SEC’s regulations. Messrs. Lowery and Wesley and Ms. Gibby are not participants in Kimberly-Clark’s pension plans.

Mr. Abernathy has compensation from before 2005 that he elected to defer pursuant to the Kimberly-Clark Deferred Compensation Plan then in effect. Each of the Halyard named executive officers participated in the Kimberly-Clark Supplemental 401(k) Plan and Halyard Health Supplemental 401(k) Plan, each a non-qualified defined contribution plan. Earnings on each of these plans are not included in the Summary Compensation Table because the earnings were not above-market or preferential. See “Nonqualified Deferred Compensation” below for a discussion of these plans and each named executive officer’s earnings under these plans in 2014.

All Other Compensation. All other compensation consists of the following:

Name	Year	Perquisites ($)(1)	Defined Contribution Plan Amounts ($)(2)	Tax Gross- Up ($)(3)	Total ($)(4)
Robert E. Abernathy	2014	34,242	113,287	13,660	161,189
	2013	8,000	112,106	—	120,106
	2012	10,492	83,524	—	94,016

Steven E. Voskuil	2014	3,413	41,164	—	44,577
	2013	—	53,516	—	53,516
	2012	—	35,790	—	35,790

Rhonda D. Gibby	2014	—	25,409	—	25,409
	2013	—	33,803	—	33,803
	2012	—	30,410	—	30,410

Christopher M. Lowery	2014	—	30,045	2,770	32,815
	2013	—	35,171	16,190	51,361
	2012	1,866	29,977	11,091	42,934

John W. Wesley	2014	107,915	36,641	17,757	162,313
	2013	3,629	43,727	—	47,356
	2012	—	31,116	—	31,116

(1)	Perquisites. Perquisites for the Halyard named executive officers in 2014 included the following:

Name	Executive Relocation Programs ($)(a)	Executive Financial Counseling Programs ($)(b)	Executive Health Screening Programs ($)(c)	Total ($)
Robert E. Abernathy	29,312	4,930	—	34,242
Steven E. Voskuil	—	—	3,413	3,413
Rhonda D. Gibby	—	—	—	—
Christopher M. Lowery	—	—	—	—
John W. Wesley	107,915	—	—	107,915

(a)	For Messrs. Abernathy and Wesley, includes reimbursement for moving expenses in connection with their relocation to the Atlanta area to assume their new roles with Halyard.
(b)	Represents costs incurred by Kimberly-Clark under its Executive Financial Counseling Program in 2014 on behalf of Mr.Abernathy.
(c)	Represents costs incurred by Kimberly-Clark under its Executive Health Screening Program in 2014 on behalf of Mr.Voskuil.

(2)	Defined Contribution Plan Amounts. Matching contributions were made under the Kimberly-Clark 401(k) Profit Sharing Plan and accrued under the Kimberly-Clark Supplemental 401(k) Plan in 2014, 2013, and 2012, and under the Halyard Health 401(k) Plan and Supplemental 401(k) Plan in 2014, for each of the Halyard named executive officers. A profit-sharing contribution was also made under the Kimberly-Clark 401(k) Profit Sharing Plan and the Kimberly-Clark Supplemental 401(k) Plan in February 2015, 2014 and 2013 with respect to Kimberly-Clark’s performance in 2014, 2013 and 2012, respectively, for the Halyard named executive officers as follows:

Name	Performance Year	Profit Sharing Contribution ($)
Robert E. Abernathy	2014	45,016
	2013	49,825
	2012	37,122

Steven E. Voskuil	2014	15,820
	2013	18,895
	2012	16,030

Rhonda D. Gibby	2014	9,679
	2013	10,665
	2012	10,405

Christopher M. Lowery	2014	10,841
	2013	13,333
	2012	13,323

John W. Wesley	2014	14,096
	2013	15,965
	2012	13,829

See “Nonqualified Deferred Compensation” below for a discussion of these plans. The profit sharing contribution varies depending on Kimberly-Clark’s performance for the applicable year, contributing to fluctuations from year to year in the amounts in the All Other Compensation column of the Summary Compensation Table. Halyard does not have a profit sharing plan.

(3)	Tax Gross-Ups. The amounts shown for Mr. Lowery reflect tax reimbursement for the value of sales incentive trips that were attributed to Mr. Lowery’s income. The amounts shown for Messrs. Abernathy and Wesley reflect tax reimbursement for income attributed to them in 2014 under the Kimberly-Clark Executive Relocation Program in connection with their relocating to the Atlanta, Georgia area to assume their new roles with Halyard.

(4)	Certain Dividends. The Halyard named executive officers also received cash dividend equivalents in 2012 on certain of the Kimberly-Clark restricted share units held by them at the same rate and on the same dates as dividends were paid to Kimberly-Clark’s stockholders. Because the value of the right to receive dividend equivalents was factored into the grant date fair value of the restricted share unit awards, the cash dividend equivalents received by the Halyard named executive officers were not included in the Summary Compensation Table. Dividend equivalents are no longer paid on Kimberly-Clark unvested performance-based and time-vested restricted share units granted to the Halyard named executive officers beginning February 2009; instead, dividend equivalents on these units are accumulated and will be paid in additional shares after the restricted share units vest, based on the actual number of shares that vest.

Grants of Plan-Based Awards

The following table sets forth Kimberly-Clark and Halyard Health plan-based awards granted to the Halyard named executive officers during 2014 on a grant-by-grant basis.

Grants of Plan-Based Awards in 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Type	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Units (#)(4)	All Other Option Awards Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/$H)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Robert E. Abernathy	Pre-spin annual cash incentive award		—	552,500	1,105,000
	Post-spin annual cash incentive award		—	137,500	137,500
	Performance-based RSUs (KMB)	6/19/2014				—	12,598	25,196				1,424,960
	Time-vested stock option (KMB)	6/19/2014								41,995	113.11	291,025
	Time-based RSUs (HYH)	11/7/2014							60,081			2,275,868
	Time-vested stock option (HYH)	11/7/2014								21,999	37.88	217,350

Steven E. Voskuil	Pre-spin annual cash incentive award		—	163,978	327,956
	Post-spin annual cash incentive award		—	50,167	50,167
	Performance-based RSUs (KMB)	6/19/2014				—	3,150	6,300				356,297
	Time-vested stock option (KMB)	6/19/2014								10,499	113.11	72,758
	Time-based RSUs (HYH)	11/7/2014							26,433			1,001,282
	Time-vested stock option (HYH)	11/7/2014								6,000	37.88	735,618

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Type	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Units (#)(4)	All Other Option Awards Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/$H)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Rhonda D. Gibby	Pre-spin annual cash incentive award		—	93,935	187,870
	Post-spin annual cash incentive award			25,833	25,833
	Performance-based RSUs (KMB)	6/19/2014				—	1,127	2,254				127,475
	Time-vested stock option (KMB)	6/19/2014								3,757	113.11	26,036
	Time-based RSUs (HYH)	11/7/2014							11,873			449,749
	Time-vested stock option (HYH)	11/7/2014								3,600	37.88	309,228

Christopher M. Lowery	Pre-spin annual cash incentive award		—	127,500	255,000
	Post-spin annual cash incentive award		—	67,292	67,292
	Performance-based RSUs (KMB)	6/19/2014				—	1,923	3,846				217,511
	Time-vested stock option (KMB)	6/19/2014								6,410	113.11	44,421
	Time-based RSUs (HYH)	11/7/2014							24,793			939,159
	Time-vested stock option (HYH)	11/7/2014								14,200	37.88	491,436

John W. Wesley	Pre-spin annual cash incentive award		—	131,250	262,500
	Post-spin annual cash incentive award		—	37,500	37,500
	Performance-based RSUs (KMB)	6/19/2014				—	1,923	3,846				217,511
	Time-vested stock option (KMB)	6/19/2014								6,410	113.11	44,421
	Time-based RSUs (HYH)	11/7/2014							8,024			303,949
	Time-vested stock option (HYH)	11/7/2014								2,200	37.88	21,736

(1)

Represents the potential annual performance-based incentive cash payments each Halyard named executive officer could earn in 2014. These awards were granted under Kimberly-Clark’s Executive Officer Achievement Award Program and Halyard Health’ Executive Officer Achievement Award Program, which are the annual cash incentive programs for Kimberly-Clark and Halyard Health executive officers, or Kimberly-Clark’s Management Achievement Award Program, which is the annual cash incentive program for its non-executive officers. Actual amounts earned in 2014 were based on the 2014 objectives established by the Kimberly-Clark Management Development and Compensation Committee at its February 20, 2013

meeting, for the 2014 period through October 31, 2014, and by the Halyard Health Compensation Committee for the period of November 1, 2014 through December 31, 2014. See “Compensation Discussion and Analysis.” At the time of the grant, the incentive payment could range from the threshold amount to the maximum amount depending on the extent to which the 2014 objectives were met. The target and maximum amounts have been pro-rated for the portion of the year covered by each plan. The actual amounts paid in 2015 based on the 2014 objectives are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Performance-based restricted share units granted to the Halyard named executive officers under the Kimberly-Clark Equity Participation Plan. All of the Kimberly-Clark performance-based restricted share units were forfeited at the time of the spin-off and were replaced with time-based restricted share units granted to Halyard named executive officers under the Halyard Equity Participation Plan.
(3)	The grant date for each award is the same date that the Kimberly-Clark Management Development and Compensation Committee or the Halyard Compensation Committee took action to grant the awards.
(4)	Time-vested restricted share units granted under the Halyard Equity Participation Plan to the named executive officers on November 7, 2014. A portion of these awards represents replacement of unvested Kimberly-Clark equity awards that were forfeited by the executive officer as a result of the spin-off. The remaining portion of these awards represents “top-up” equity awards as required by the terms of offer letters entered into by Kimberly-Clark with the executive officers in early 2014. See “Compensation Discussion and Analysis” for additional information on the replacement and top-up awards.
(5)	Time-vested stock options granted to the Halyard named executive officers under the Kimberly-Clark Equity Participation Plan on June 19, 2014 and the Halyard Equity Participation Plan on November 7, 2014. The time-vested stock options granted to Messrs. Lowery and Voskuil and Ms. Gibby on June 19, 2014, were forfeited at the time of the spin-off and were replaced with Halyard time-vested stock options on November 7, 2014.
(6)	Grant date fair value is determined in accordance with ASC Topic 718. See Note 13 to our audited consolidated and combined financial statements included elsewhere in this prospectus for the assumptions used in valuing and expensing these restricted share units and stock option awards in accordance with ASC Topic 718.

Discussion of Summary Compensation and Plan-based Awards Tables

Kimberly-Clark’s and Halyard’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards in 2014 table was paid or awarded, are described under “Compensation Discussion and Analysis” above.

Each of Messrs. Voskuil, Lowery and Wesley and Ms. Gibby entered into a letter agreement with Kimberly-Clark that establishes his or her total compensation as of the distribution date and addresses other compensation items following the distribution date. See “Compensation Discussion and Analysis.”

Mr. Abernathy previously entered into an agreement with Kimberly-Clark under Kimberly-Clark’s Executive Severance Plan. See “Potential Payments on Termination or Change of Control.”

In June 2014, each named executive officer received grants of stock options and performance-based restricted share units (PRSUs) under the Kimberly-Clark 2011 Plan. The PRSUs awarded by Kimberly-Clark in June 2014 were forfeited on October 31, 2014 when our named executive officers ceased to be employed by Kimberly-Clark. The stock options awarded by Kimberly-Clark in June 2014 and unvested Kimberly-Clark stock options granted in prior years were also forfeited on October 31, 2014 by Messrs. Voskuil and Lowery and Ms. Gibby. Because Messrs. Abernathy and Wesley were both over the age of 55 on October 31, 2014, under the terms of the Kimberly-Clark equity participation plan all option awards became vested upon their separation from Kimberly-Clark. Under the terms of the Employee Matters Agreement we entered into with Kimberly-Clark in connection with the spin-off, we were obligated to issue to our employees (including the named executive officers) replacement equity grants in an amount equal to the approximate intrinsic value of the Kimberly-Clark equity grants that were forfeited as a result of the spin-off. Kimberly-Clark stock options that were forfeited as a result of the spin-off were replaced with Halyard stock options with substantially the same terms and conditions as the forfeited options except that the number of options and the exercise prices were adjusted to preserve the intrinsic value of the options as of the spin-off. Kimberly-Clark PRSUs that were forfeited as a result of the spin-off were replaced with Halyard time-based restricted share units (Time-based RSUs) using the target level of the PRSUs for purposes of determining the intrinsic value of those forfeited units as of the spin-off.

In addition, under the terms of agreements entered into pre-spin with Messrs. Lowery, Voskuil and Wesley, we were obligated to make equity awards to those individuals with a value equal to the difference between the target level of long term equity awards for their new positions at the Company as of the spin-off less the value of the 2014 long term equity awards granted by Kimberly-Clark in June 2014. These awards were made to these individuals and to the other named executive officers by granting time-vested restricted share units and time-vested stock options to those officers on November 7, 2014. See “Compensation Discussion and Analysis” for additional information on these “top-up” awards.

The Halyard time-based RSUs granted in 2014 to replace the Kimberly-Clark PRSUs that were forfeited vest in full on April 30, 2017. The top-up Halyard RSUs granted in 2014 will vest in full on November 7, 2017. The top-up time-vested options granted in 2014 will vest 30 percent on November 7, 2015, 30 percent on November 7, 2016, and 40 percent on November 7, 2017.

Outstanding Equity Awards

The following table sets forth information concerning outstanding Halyard Health equity awards for the Halyard named executive officers as of December 31, 2014. Option awards were granted to replace Kimberly-Clark options that terminated as a result of the spin-off and those replacement options have terms equal to the remaining terms of the Kimberly-Clark options being replaced. Additionally, options were also granted to the named executive officers on November 7, 2014 which have ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as indicated in the footnotes to the table.

Outstanding Equity Awards as of December 31, 2014 (1)

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)
Robert E. Abernathy	11/7/2014	—	21,999	37.88	11/7/2024
	11/7/2014					38,302	1,741,592
	11/7/2014					21,779	990,291

Steven E. Voskuil	11/7/2014(A)	—	14,135	26.04	5/2/2022
	11/7/2014(B)	—	20,443	34.24	5/1/2023
	11/7/2014(C)	—	31,671	37.50	6/19/2024
	11/7/2014	—	6,000	37.88	11/7/2024
	11/7/2014					4,793	217,938
	11/7/2014					6,123	278,413
	11/7/2014					9,577	435,466
	11/7/2014					5,940	270,092

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)
Rhonda D. Gibby	11/7/2014(A)	—	5,378	26.04	5/2/2022
	11/7/2014(B)	—	10,223	34.24	5/1/2023
	11/7/2014(C)	—	11,333	37.50	6/19/2024
	11/7/2014	—	3,600	37.88	11/7/2024
	11/7/2014					1,822	82,846
	11/7/2014					3,061	139,184
	11/7/2014					3,426	155,780
	11/7/2014					3,564	162,055

Christopher M. Lowery	11/7/2014(A)	—	5,840	26.04	5/2/2022
	11/7/2014(B)	—	9,713	34.24	5/1/2023
	11/7/2014(C)	—	19,336	37.50	6/19/2024
	11/7/2014	—	14,200	37.88	11/7/2024
	11/7/2014					1,978	89,940
	11/7/2014					2,911	132,363
	11/7/2014					5,846	265,819
	11/7/2014					14,058	639,217

John W. Wesley	11/7/2014	—	2,200	37.88	11/7/2024
	11/7/2014					5,846	265,818
	11/7/2014					2,178	99,034
	11/7/2014

(1)	The amounts shown reflect outstanding equity awards granted under the Halyard Equity Participation Plan. Awards listed above were all granted on November 7, 2014 following the spin-off from Kimberly-Clark. As of December 31, 2014, Messrs. Abernathy and Wesley also held vested and unvested equity awards, and Messrs. Voskuil and Lowery and Ms. Gibby also held vested equity awards, under the Kimberly-Clark Equity Plans.
(2)	Stock options granted under the Halyard Equity Participation Plan become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning on the first anniversary of the grant date. Option awards with a letter (A), (B) or (C) following the grant date were replacement options awarded to replace unvested Kimberly-Clark stock options which were forfeited as a result of the spin-off. The vesting schedule of those replacement options are the same as the forfeited Kimberly-Clark options, as follows:

	Original Grant Year	1st 30 percent vest	2nd 30 percent vest	Final 40 percent vest
(A)	2012	Vested in 2013	Vested in 2014	5/2/2015
(B)	2013	Vested in 2014	5/1/2015	5/1/2016
(C)	2014	4/30/215	4/30/2015	4/30/2017

All options become exercisable for three years upon death or total and permanent disability and for the earlier of five years or the remaining term of the options, upon retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change of control, and options granted to the Halyard named executive officers are subject to Halyard’s Executive Severance Plan. See “Potential Payments on Termination or Change of Control” below. The options may be transferred by the officers to family members or certain entities in which family members have interests.

(3)	The Halyard Equity Participation Plan provides that the option price per share shall be no less than the closing price per share of Halyard’s common stock at grant date except for replacement options which have a grant price intended to preserve the intrinsic value of the forfeited Kimberly-Clark option being replaced.
(4)	Time vested restricted share units granted under the Halyard Equity Participation Plan. These awards replaced unvested Kimberly-Clark performance-based restricted share units that were forfeited as a result of the spin-off.
(5)	The values shown in this column are based on the closing price of our common stock on December 31, 2014 of $45.47 per share.

Option Exercises and Stock Vested

The following table sets forth information concerning Kimberly-Clark stock options exercised and stock awards vested during 2014 for the Halyard named executive officers. None of the Halyard stock options and stock awards granted in 2014 vested prior to December 31, 2014 and, accordingly, no Halyard stock options were exercised during the year.

Option Exercises and Stock Vested in 2014 (1)

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert E. Abernathy	—	—	22,338	2,462,541
Steven E. Voskuil	13,208	450,458	6,825	752,388
Rhonda D. Gibby	17,914	773,082	1,997	218,152
Christopher M. Lowery	6,468	229,920	1,997	218,152
John W. Wesley	8,663	376,575	3,413	376,249

(1)	The amounts in this table reflect Kimberly-Clark stock options that were exercised or Kimberly-Clark performance-based restricted share units that vested during the year. No Halyard stock options or stock awards vested during the year.
(2)	The dollar amount reflects the total pre-tax value realized by the Halyard named executive officers (number of shares exercised times the difference between the fair market value on the exercise date and the exercise price) upon exercising Kimberly-Clark vested options during the year. It is not the grant date fair value disclosed in other locations in this information statement. Value from these option exercises was only realized to the extent Kimberly-Clark’s stock price increased relative to the stock price at grant (the exercise price).
(3)	The dollar amount reflects the total pre-tax value received by the Halyard named executive officers upon the vesting of Kimberly-Clark time-vested restricted share units or performance-based restricted share units (number of shares vested times the closing price of Kimberly-Clark’s common stock on the vesting date), including cash paid in lieu of fractional shares. It is not the grant date fair value disclosed in other locations in this information statement.

Pension Benefits

Halyard does not offer a pension plan in the United States, and none of the Halyard executive officers participate in a Halyard pension plan. The following table sets forth information as of December 31, 2014 concerning potential payments to the Halyard named executive officers under Kimberly-Clark’s pension plan and supplemental pension plans. Information about these plans follows the table.

2014 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Robert E. Abernathy (2)	Kimberly-Clark Pension Plan	28	1,359,611	13,394
	Kimberly-Clark Supplemental Pension Plans	28	3,582,277	3,176,268

Steven E. Voskuil	Kimberly-Clark Pension Plan	6	150,875	—
	Kimberly-Clark Supplemental Pension Plans	6	51,830	—

(1)	Because Ms. Gibby and Messrs. Lowery and Wesley joined Kimberly-Clark after January 1, 1997, they are not eligible to participate in Kimberly-Clark’s defined benefit pension plans. Halyard Health does have a defined benefit pension plan in which the named executive officers participate.
(2)	Mr. Abernathy’s separation from Kimberly-Clark as a result of the spin-off was in effect an early retirement for purposes of the Kimberly-Clark pension plans and for a portion of the Kimberly-Clark supplemental pension plans. As a result, Mr. Abernathy began receiving monthly payments under the Kimberly-Clark pension plan. He also received a partial distribution of the amount accrued on his behalf under the Kimberly-Clark supplemental pension plans prior to 2005. He is eligible to receive the balance of his early retirement benefits under the Kimberly-Clark supplemental pension plans upon his separation from Halyard Health.
(3)	Mr. Abernathy had 32.7 years of actual service at Kimberly-Clark at the time of the spin-off. Beginning in 2010, the number of years of credited service was frozen at the amounts set forth in the table, as a result of Kimberly-Clark’s ceasing to accrue compensation and benefit service under the plans. Mr. Voskuil has 23 years of actual service at Kimberly-Clark. In 1997, he elected to participate in Kimberly-Clark’s defined contribution plans instead of accruing additional years of service under our defined benefit pension plans. This election reduced his benefits under Kimberly-Clark’s defined benefit pension plans, in accordance with the terms of those plans.

Employees who joined Kimberly-Clark prior to January 1, 1997 are eligible to participate in its pension plans, which provide benefits based on years of service as of December 31, 2009 and pay (annual cash compensation), integrated with social security benefits. Kimberly-Clark’s pension plans are comprised of the Kimberly-Clark Pension Plan and the Supplemental Benefit Plans. Kimberly-Clark stopped accruing compensation and benefit service for participants under Kimberly-Clark’s pension plans for most of its U.S. employees, including the Halyard named executive officers, for plan years after 2009. These changes do not affect benefits earned by participants prior to January 1, 2010.

The estimated actuarial present value of the retirement benefits accrued through December 31, 2014 appears in the 2014 Pension Benefits table. For purposes of determining the present value of accumulated benefits, the potential earlier retirement ages as described above have been used rather than the normal retirement age under the plans, which is 65. Present values for the qualified plan are based on RP2000 mortality projected with generational improvements and for the supplemental plans were calculated using the 2014 417(e) mortality table. With respect to the supplemental pension plans, the amount of the earlier retirement age lump sum benefit was determined using an approximate 30-year Treasury Bond rate of 2.60%, consistent with the methodology used for purposes of Kimberly-Clark’s consolidated financial statements; any actual lump sum benefit would be calculated using the 30-year Treasury Bond rate in effect as of the beginning of the month prior to termination. Present value amounts were determined based on the financial accounting discount rate for U.S. pension plans of 4.10% as of December 31, 2014.

The actuarial increase in 2014 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in Kimberly-Clark’s pension plans). Other than the payment to Mr. Abernathy described above, no payments were made to the Halyard named executive officers under Kimberly-Clark’s pension plans during 2014.

Nonqualified Deferred Compensation

The following table sets forth information concerning Halyard nonqualified defined contribution plan and deferred compensation plans for the Halyard named executive officers during 2014.

2014 Nonqualified Deferred Compensation

Name	Plan	Company Contributions in 2014 ($)(1)	Aggregate Earnings in 2014 ($)(2)	Aggregate Balance at December 31, 2014 ($)(3)
Robert E. Abernathy (2)	Supplemental 401(k) Plan	95,087	41,135	532,019

Kimberly-Clark	Deferred Compensation Plan	—	1,339	20,982

Steven E. Voskuil	Supplemental 401(k) Plan	22,964	8,859	141,388

Rhonda D. Gibby	Supplemental 401(k) Plan	7,485	2,375	49,925

Christopher M. Lowery	Supplemental 401(k) Plan	18,626	1,795	50,980

John W. Wesley	Supplemental 401(k) Plan	18,442	17,091	263,155

(1)	Contributions consist of amounts accrued by Kimberly-Clark under the Kimberly-Clark Supplemental 401(k) Plan, including the profit-sharing contribution in February 2015 with respect to Kimberly-Clark’s performance in 2014, and amounts accrued by Halyard under the Halyard Supplemental 401(k) Plan. These amounts are included in the Summary Compensation Table and represent a portion of the Defined Contribution Plan Payments included in All Other Compensation. The named executive officers’ aggregate balances under the Kimberly-Clark Supplemental 401(k) Plan were transferred to the Halyard Supplemental 401(k) Plan at the time of the spin-off from Kimberly-Clark.
(2)	The amounts in this column show the changes in the aggregate account balance for the Halyard named executive officers during 2014 that are not attributable to company contributions. Aggregate earnings are not included in the Summary Compensation Table because the earnings are not above-market or preferential.
(3)	Balance for the Halyard Supplemental 401(k) Plan includes the profit-sharing contribution accrued in February 2015 with respect to Kimberly-Clark’s performance in 2014, which was prorated. Balance for the Kimberly-Clark Supplemental 401(k) Plan also includes the following accruals by Kimberly-Clark under the Kimberly-Clark Supplemental 401(k) Plan in 2013 and 2012 that are reported in the Summary Compensation Table as a portion of All Other Compensation for those years:

Name	Year	Approved Amount ($)
Robert E. Abernathy (2)	2013	93,746
	2012	65,524

Steven E. Voskuil	2013	34,888
	2012	18,068

Name	Year	Approved Amount ($)
Rhonda D. Gibby	2013	8,143
	2012	5,410

Christopher M. Lowery	2013	16,811
	2012	11,977

John W. Wesley	2013	25,367
	2012	13,116

In addition to amounts shown in the table that reflect participation in the Kimberly-Clark and Halyard Supplemental 401(k) Plans, amounts shown for Mr. Abernathy represent compensation deferred in prior years under the Kimberly-Clark Deferred Compensation Plan and accumulated earnings. Effective in 2005, no further amounts may be deferred under this plan. Mr. Abernathy is the only Halyard named executive officer who participates in the Kimberly-Clark Deferred Compensation Plan. Participants in the Kimberly-Clark Deferred Compensation Plan may elect to have deferrals credited with yields equal to those earned on any of a subset of funds available in the Kimberly-Clark 401(k) Profit Sharing Plan. Generally, benefits are payable under the Kimberly-Clark Deferred Compensation Plan in accordance with the participant’s election in a lump sum or in quarterly installments over a period between two and 20 years. If a participant ceases employment (other than as a result of a total and permanent disability or death or on or after age 55 with five or more years of service), the account balance is paid in a lump sum.

Overview of Qualified and Non-Qualified Plans. The following is an overview of Halyard’s qualified and non-qualified plans that it offered to the Halyard named executive officers as of December 31, 2014.

	Halyard 401(k) Plan	Halyard Supplemental 401(k) Plan
Purpose	To assist employees in saving for retirement	To provide benefits to the extent necessary to fulfill the intent of the Halyard 401(k) Plan without regard to the limitations imposed by the Code on qualified defined contribution plans

Eligible participants	Most employees	Salaried employees impacted by limitations imposed by the Code on the Halyard 401(k) Plan

Is the plan qualified under the Code?	Yes	No

Can employees make contributions?	Yes	No

Does Halyard make contributions or match employee contributions?	Halyard matches 100% of employee contributions, to a yearly maximum of 6% of eligible compensation.	Halyard provides credit to the extent Halyard’s contributions to the Halyard 401(k) Plan are limited by the Code

When do account balances vest?	Account balances under these plans generally vest once the participant completes at least two years of service	Same

How are account balances invested?	Account balances are invested in certain designated investment options selected by the participant	Account balances are credited with earnings and losses as if such account balances were invested in certain designated investment options selected by the participant

	Halyard 401(k) Plan	Halyard Supplemental 401(k) Plan
When are account balances distributed?	Distributions of the participant’s vested account balance are only available after termination of employment. Loans, hardship and certain other withdrawals are allowed prior to termination of employment for certain vested amounts under the Halyard 401(k) Plan	Distributions of the participant’s vested account balance are payable after termination of employment.

The Halyard Supplemental 401(k) Plan is not funded and represents a general obligation of Halyard.

Potential Payments on Termination or Change of Control

The Halyard named executive officers are eligible to receive certain benefits in the event of termination of employment, including following a change of control of Halyard. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

Severance Benefits

Halyard maintains two severance plans that cover its executive officers, depending on the circumstances that result in their termination. Those plans include the Executive Severance Plan, which is applicable when an executive officer is terminated following a change of control, and the Severance Pay Plan, which is applicable in the event of certain other involuntary terminations. An executive officer may not receive severance payments under more than one of the plans described below.

Executive Severance Plan. Halyard’s Board of Directors determines the eligibility criteria for participation in the Executive Severance Plan. Halyard has entered into an agreement under this plan with each of Halyard’s named executive officers. The agreements provide that, in the event of a “Qualified Termination of Employment” (as described below), the executive officers will each receive a cash payment in an amount equal to the sum of:

Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years,

•	The value of any forfeited restricted stock, time-vested restricted share units, and stock option awards, based on the closing price of Halyard’s common stock at the date of the executive officer’s separation from service.

•	The number of performance-based restricted share units that are forfeited multiplied by the average performance-based restricted share unit payment for the prior three years,

•	The value of the employer match each executive officer would have received if he or she had remained employed an additional two years under the Halyard Health 401(k) Plan and Halyard Health Supplemental 401(k) Plan, and

•	Two years of COBRA premiums for medical and dental coverage.

A “Qualified Termination of Employment” is a separation of service within two years following a change of control of Halyard (as defined in the plan) either involuntarily without cause or by the participant with good reason. In addition, any involuntary separation of service without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control.

The current agreements with each executive officer expire on October 31, 2017, unless extended by the Halyard Compensation Committee.

The agreements with the executive officers reflect that they are not entitled to a tax gross-up if they incur an excise tax due to the application of Section 280G of the Code. Instead, payments and benefits payable to an executive officer will be reduced to the extent doing so would result in his or her retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.

The agreements with the executive officers provide that he or she will retain in confidence any confidential information known to him or her concerning Halyard and Halyard’s business so long as such information is not publicly disclosed.

Severance Pay Plan. Halyard’s Severance Pay Plan generally provides eligible employees (including the Halyard named executive officers) severance payments and benefits in the event of certain involuntary terminations. Benefits under the Severance Pay Plan depend on the participants’ employee classification.

Under the Severance Pay Plan, if an executive officer’s employment were involuntarily terminated, he or she would receive:

•	Two times the sum of annual base salary and the average annual incentive award for the three prior fiscal years if the Chief Executive Officer, and one and one-half times the sum of annual base salary and the average annual incentive award for the three prior fiscal years if an executive officer other than the Chief Executive Officer,

•	If the termination occurs after March 31, the pro-rated current year annual incentive award based on actual performance,

•	Six months of COBRA premiums for medical coverage, and

•	Six months of outplacement services and three months of participation in Halyard’s employee assistance program.

Severance pay under the Severance Pay Plan will not be paid to any participant who is terminated for cause (as defined under the plan), is terminated during a period in which the participant is not actively at work for more than 25 weeks (except to the extent otherwise required by law), voluntarily quits or retires, dies or is offered a comparable position (as defined under the plan).

A Halyard named executive officer must execute a full and final release of claims against Halyard within a specified period of time following termination to receive severance benefits under Halyard’s severance pay plans. Under the Severance Pay Plan, if the release has been timely executed, severance benefits are payable as a lump sum cash payment no later than 60 days following the participant’s termination date. Any current year annual incentive award that is payable under the Severance Pay Plan will be paid at the same time as it was payable under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, but no later than 60 days following the calendar year of the separation from service.

Retirement, Death and Disability

Retirement. In the event of retirement (separation from service on or after age 55), the Halyard named executive officers are entitled to receive:

•	Their account balances under the Halyard 401(k) Plan and the Halyard Supplemental 401(k) Plan,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of five years or the remaining term of the options,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be payable based on attainment of the performance goal at the end of the restricted period, and

•	Annual incentive award payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, as determined by the Halyard Compensation Committee in its discretion.

Death. In the event of death while an active employee, the following benefits are payable:

•	Their account balance under the Halyard 401(k) plan and the Halyard Supplemental 401(k) Plan,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, as determined by the Halyard Compensation Committee in its discretion, and

•	Payment of benefits under Halyard’s group life insurance plan (which is available to all salaried employees in the United States) equal to two times the participant’s annual pay, up to $1 million (plus any additional coverage of three, four, five or six times the participant’s annual pay, in increments of up to $1 million each, purchased by the participant at group rates). Halyard provided and employee-purchased benefits cannot exceed $6 million.

Disability. In the event of a separation of service due to a total and permanent disability, as defined in the applicable plan, the Halyard named executive officers are entitled to receive:

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of three years or the remaining term of the options,

•	Time-vested restricted share units will be vested pro rata, based on the number of full months of employment during the restricted period prior to the participant’s termination of employment, payable within 90 days following the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be vested pro rata, based on attainment of the performance goal at the end of the restricted period, payable within 70 days following the end of the restricted period,

•	Annual incentive award payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, as determined by the Halyard’s Compensation Committee in its discretion,

•	Continuing coverage under Halyard’s group life insurance plan (available to all U.S. salaried employees), with no requirement to make monthly contributions toward coverage during disability, and

•	Payment of benefits under Halyard’s Long-Term Disability Plan (available to all U.S. salaried employees). Long-term disability under the plan would provide income protection of monthly base pay, ranging from a minimum monthly benefit of $50 to a maximum monthly benefit of $20,000. Benefits are reduced by the amount of any other Halyard or government-provided income benefits received (but will not be lower than the minimum monthly benefit).

Potential Payments on Termination or Change of Control Table

The following table presents the approximate value of (1) the severance benefits for the named executive officers under the Executive Severance Plan had a Qualified Termination of Employment under that plan occurred on December 31, 2014; (2) the severance benefits for the Halyard named executive officers under the Severance Pay Plan if an involuntary termination had occurred on December 31, 2014; (3) the benefits that would have been payable on the death of the Halyard named executive officers on December 31, 2014; (4) the benefits that would have been payable on the total and permanent disability of the Halyard named executive officers on December 31, 2014; and (5) the potential payments to Messrs. Abernathy and Wesley if they had retired on December 31, 2014. If applicable, amounts in the table were calculated using the closing price of Halyard’s common stock on December 31, 2014 of $45.47 per share.

Because none of the Halyard named executive officers, other than Messrs. Abernathy and Wesley, was eligible to retire as of December 31, 2014 potential payments assuming retirement on that date are not included for the other named executive officers.

The amounts presented in the following table are in addition to amounts each Halyard named executive officer earned or accrued prior to termination, such as previously vested benefits under Halyard’s qualified and non-qualified plans, previously vested options, restricted stock and restricted share units and accrued salary and vacation. For information about these previously earned and accrued amounts, see the “Summary Compensation Table,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits” and “Nonqualified Deferred Compensation.”

Name	Cash Payment ($)		Equity with Accelerated Vesting ($)	Additional Retirement Benefits ($)		Continued Benefits and Other Amounts ($)		Total ($)
Robert E. Abernathy
Qualified Termination of Employment (1)	3,698,591		2,898,855	179,404	(2)	26,587	(3)	6,803,437
Involuntary termination (4)	3,698,591		—	—		12,128	(5)	3,710,719
Death (6)	2,268,516	(7)	581,501	—		—		2,850,017
Disability	708,516	(7)	581,501	—		—	(8)	1,290,017
Retirement	708,516		166,972	—		—	(9)	875,488

Steven E. Voskuil
Qualified Termination of Employment (1)	1,503,355		2,004,284	76,937	(2)	37,654	(3)	3,622,230
Involuntary termination (4)	1,182,786		—	—		14,635	(5)	1,197,421
Death (6)	1,074,778	(7)	1,241,256	—		—		2,316,034
Disability	221,078	(7)	1,241,256	—		—	(8)	1,462,334

Rhonda D. Gibby
Qualified Termination of Employment (1)	949,397		876,884	49,539	(2)	21,318	(3)	1,897,138
Involuntary termination (4)	742,983		—	—		11,329	(5)	754,312
Death (6)	783,342	(7)	520,935	—		—		1,304,277
Disability	123,742	(7)	520,935	—		—	(8)	644,677

Christopher M. Lowery
Qualified Termination of Employment (1)	1,398,072		1,611,882	71,873	(2)	33,153	(3)	3,114,980
Involuntary termination (4)	1,098,600		—	—		13,510	(5)	1,112,110
Death (6)	744,485	(7)	708,677	—		—		1,483,162
Disability	200,185	(7)	708,677	—		—	(8)	908,862

John W. Wesley
Qualified Termination of Employment (1)	1,275,775		381,549	66,088	(2)	37,654	(3)	1,761,066
Involuntary termination (4)	1,000,407		—	—		14,635	(5)	1,015,042
Death (6)	1,378,302	(7)	78,520	—		—		1,456,822
Disability	174,302	(7)	78,520	—		—	(8)	252,822
Retirement	174,302		16,698	—		—	(9)	191,000

(1)	Represents amounts payable under the Halyard Health Executive Severance Plan.
(2)	Includes the value of two additional years of employer contributions under the Halyard 401(k) Plan and the Halyard Supplemental 401(k) Plan, pursuant to the terms of the Executive Severance Plan.
(3)	Includes an amount equal to 24 months of COBRA medical and dental coverage.
(4)	Benefits payable under the Halyard Health Severance Pay Plan. For Messrs. Abernathy and Wesley, does not include accelerated equity vesting that occurred when they became retirement eligible at age 55. See the benefits payable for Messrs. Abernathy and Wesley for retirement for the amount of this accelerated equity vesting.
(5)	Equals six months of COBRA medical coverage and outplacement services.
(6)	Balances in each executive’s accounts under the Halyard 401(k) Plan and the Halyard Supplemental 401(k) Plan are excluded because the payout of those balances upon death is a benefit available to all U.S. salaried employees.
(7)	For death, includes the payment of benefits under Halyard’s group life insurance plan (which is available to all U.S. salaried employees). For death and disability, assumes the Halyard Compensation Committee would approve full payment under the Executive Officer Achievement Award Program or the Management Achievement Award Program, as applicable, for 2014; actual amount that would be paid is determined by the Halyard Compensation Committee in its discretion.
(8)	The cost of continued coverage under Halyard Health’s group life insurance plans has been excluded from the table because the benefit is available to all U.S. salaried employees and does not discriminate in scope, terms or operation in favor of our named executive officers. Also does not include benefits payable under Halyard Long-Term Disability Plan (which is available to all U.S. salaried employees), the value of which would be dependent on the life span of the Halyard named executive officer and the value of any Halyard or government-provided income benefits received.
(9)	The cost of continued coverage under Halyard Health’s group life insurance plans has been excluded from the table because the benefit is available to all U.S. salaried employees and does not discriminate in scope, terms or operation in favor of our named executive officers.

DIRECTOR COMPENSATION

Directors who are not officers or employees of Halyard Health or any of our subsidiaries, affiliates or equity companies are “Outside Directors” for compensation purposes and are compensated for their services under our Outside Directors’ Compensation Plan. All independent directors currently on our Board are Outside Directors and are compensated under this Plan.

Our objectives for Outside Director compensation are:

•	to attract qualified candidates for Board service

•	to remain competitive with the median compensation paid to outside directors of comparable companies

•	to keep pace with changes in practices in director compensation

•	to reinforce our practice of encouraging stock ownership by our directors

In 2014, our Outside Director compensation was established based on the median non-management director compensation for our peers.

The table below shows how we structure Outside Director compensation:

Board Members

Cash retainer: $70,000 annually, paid in four quarterly payments at the beginning of each quarter.

Restricted share units: Annual grant with a value of $140,000, awarded and valued on the first business day of the year

Audit and Compensation Committee Chairs	Additional cash compensation of $15,000, paid in four quarterly payments at the beginning of each quarter

Lead Director	Additional cash compensation of $20,000, paid in four quarterly payments at the beginning of each quarter

New Outside Directors receive a pro-rated annual retainer and grant of restricted share units based on the month when they joined the Board.

We also reimburse Outside Directors for expenses incurred in attending Board or committee meetings.

Restricted share units are not shares of our common stock. Rather, restricted share units represent the right to receive a pre-determined number of shares of our common stock within 90 days following a “restricted period” that begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Board. In this way, they align the director’s interests with the interests of our stockholders. Outside Directors may not dispose of the units or use them in a pledge or similar transaction. Outside Directors also receive additional restricted share units equivalent in value to the dividends, if any, that would have been paid to them if the restricted share units granted to them were shares of our common stock.

2014 Outside Director Compensation

The following table shows the compensation paid to each Outside Director for his or her service in 2014:

Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)(2)	Total($)
Gary D. Blackford	17,500	35,000	52,500
John P. Byrnes	17,500	35,000	52,500
Ronald W. Dollens	22,500	35,000	57,500
Heidi K. Fields	21,250	35,000	56,250
Patrick O’Leary	17,500	35,000	52,500
Dr. Julie Shimer	21,250	35,000	56,250
Maria Sainz(3)	—	—	—

(1)	Amounts shown reflect the grant date fair value of those grants, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Stock Compensation (“ASC Topic 718”) for restricted share unit awards granted pursuant to our 2014 Outside Directors’ Compensation Plan. See Note 13 to our audited consolidated and combined financial statements included elsewhere in this prospectus for the assumptions used in valuing these restricted share units.
(2)	Restricted share unit awards were granted on November 7, 2014. Each director received 924 restricted share units, representing a pro-rated portion of the annual grant target.
(3)	Maria Sainz joined the Board on February 1, 2015 and therefore did not participate in our Outside Director Compensation program in 2014.

Other than the cash retainer and grants of restricted share units previously described, no Outside Director received any compensation or perquisites from Kimberly-Clark or Halyard Health for services as a director in 2014.

A director who is not an Outside Director does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the services.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions. The Board has adopted written procedures for reviewing any transactions between the company and certain “related persons” that involve amounts above certain thresholds. The SEC requires that our proxy statement disclose these “related person transactions.” A related person is defined under the SEC’s rules and includes our directors, executive officers and five percent stockholders.

The Board’s procedures provide that:

•	The Governance Committee is best suited to review, approve and ratify related person transactions involving any director, nominee for director, any five percent stockholder, or any of their immediate family members or related firms.

•	The Audit Committee is best suited to review, approve and ratify related person transactions involving executive officers (or their immediate family members or related firms), other than any executive officer that is also a Board member.

•	Either Committee may, in its sole discretion, refer its consideration of related person transactions to the full Board.

Each director, director nominee and executive officer is required to promptly provide written notification of any material interest that he or she (or an immediate family member) has or will have in a transaction with Halyard Health. Based on a review of the transaction, a determination will be made as to whether the transaction constitutes a related person transaction under the SEC’s rules. As appropriate, the Governance Committee or the Audit Committee will then review the terms and substance of the transaction to determine whether to ratify or approve the related person transaction.

In determining whether the transaction is consistent with Halyard Health’s best interest, the Governance Committee or the Audit Committee may consider any factors deemed relevant or appropriate, including:

•	Whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party;

•	Whether the transaction constitutes a conflict of interest under our Code of Conduct, the nature, size or degree of any conflict, and whether mitigation of the conflict is feasible;

•	The impact of the transaction on a director’s independence; and

•	Whether steps have been taken to ensure fairness to Halyard Health.

2014 Related Person Transactions. There were no related party transactions in 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned (except as noted in the footnotes below) as of June 30, 2015, by each director, by each named executive officer, and by all directors and executive officers as a group. The percentage of beneficial ownership is based on 46,605,790 shares of common stock outstanding as of June 30, 2015.

Name	Number of Shares (1)(2)(3)(4)(5)	Percent of Class
Robert E. Abernathy	109,630	*
Gary D. Blackford	3,951	*
John P. Byrnes	3,979	*
Ronald W. Dollens	3,951	*
Heidi K. Fields	3,956	*
Rhonda D. Gibby	29,635	*
Christopher M. Lowery	51,596	*
Patrick J. O’Leary	4,001	*
Maria Sainz	3,143	*
Dr. Julie Shimer	3,951	*
Steven E. Voskuil	70,023	*
John W. Wesley	14,457	*
All directors, nominees and executive officers as a group (14 persons)	343,439	*

*	Each director, named executive officer and the directors and executive officers as a group owns less than one percent of the outstanding shares of our common stock.
(1)	Except as otherwise noted, the directors, named executive officers, and the directors and executive officers as a group, have sole voting and investment power with respect to the shares listed.
(2)	A portion of the shares owned by certain executive officers and directors may be held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in these accounts may be pledged to secure margin obligations. As of the date of this proxy statement, none of the executive officers or directors has any outstanding margin obligations under any of these accounts.
(3)	Share amounts include unvested restricted share units granted to the following named executive officers under the Halyard Health Equity Participation Plan as indicated below. Amounts representing performance-based restricted share units (“PRSUs”) in the table below represent target levels for the awards.

Name	Time Vested Restricted Share Units (#)	Performance Based Restricted Share Units (#)
Robert E. Abernathy	60,081	39,587
Steven E. Voskuil	21,640	10,277
Rhonda D. Gibby	10,051	4,618
Christopher M. Lowery	22,815	13,195
John W. Wesley	8,024	5,278

(4)	For each director who is not an officer or employee of Halyard Health, share amounts include restricted share units granted under our Outside Directors’ Compensation Plan. These awards are restricted and may not be transferred or sold until the Outside Director retires from or otherwise terminates service on the Board.

(5)	Includes the following shares which could be acquired within 60 days of June 30, 2015 by the exercise of stock options:

Name	Number of Shares
Robert E. Abernathy	—
Steven E. Voskuil	32,397
Rhonda D. Gibby	13,158
Christopher M. Lowery	15,802
John W. Wesley	—
All directors, nominees and executive officers as a group (14 persons)	79,114

Our Corporate Governance Policies provide that, within five years of joining the Board, all Outside Directors should own an amount of our common stock or restricted share units at least equal in value to five times the annual Board cash compensation. For the purpose of these stock ownership guidelines, a director is deemed to own beneficially-owned shares, as well as restricted share units (whether or not any applicable restrictions have lapsed).

The following table sets forth the information regarding persons or groups known to us to be beneficial owners of more than five percent of our common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Blackrock, Inc. (1) 55 East 52nd Street New York, NY 10022	3,878,903	8.3

R. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, MD 21202	3,189,935	6.8

The Vanguard Group (3) 100 Vanguard Way Malvern, PA 19355	2,859.903	6.1

Greenlight Capital, Inc. (4) DME Advisors, LP DME Capital Management, LP DME Advisors GP, LLC David Einhorn 140 East 45th Street, 45th Floor New York, NY 10017	2,353,181	5.1

(1)	The address, number and percentage of shares of our common stock beneficially owned by Blackrock, Inc. are based on the Schedule 13G filed by Blackrock, Inc. with the SEC on February 6, 2015. According to the filing, Blackrock, Inc. had sole voting power with respect to 3,210,440 shares, sole dispositive power with respect to 3,878,084 shares, and did not have shared voting or dispositive power as to any shares.
(2)	The address, number and percentage of shares of our common stock beneficially owned by T. Rowe Price Associates, Inc. (“Price Associates”) are based on the Schedule 13G filed by Price Associates with the SEC on February 12, 2015. According to the filing, Price Associates had sole voting power with respect to 804,300 shares, sole dispositive power with respect to 3,189,935 shares, and did not have shared voting or dispositive power as to any shares.

(3)	The address, number and percentage of shares of our common stock beneficially owned by The Vanguard Group are based on the Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2015. According to the filing, The Vanguard Group had sole voting power with respect to 30,496 shares, sole dispositive power with respect to 2,832,407 shares, shared dispositive power with respect to 27,496 shares and did not have shared voting power as to any shares.
(4)	The address, number and percentage of shares of our common stock beneficially owned by Greenlight Capital, Inc., DME Advisors, LP, DME Capital Management, LP, DME Advisors GP, LLC, and David Einhorn are based on the Schedule 13G filed by such entities and person with the SEC on February 13, 2015. According to the filing: (A) Greenlight Capital, Inc. had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 1,412,481 shares, and shared voting power with respect to 1,412,481; (B) DME Advisors, LP had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 320,000 shares, and shared voting power with respect to 320,000; (C) DME Capital Management, LP had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 620,700 shares, and shared voting power with respect to 620,700; (D) DME Advisors GP, LLC had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 940,700 shares, and shared voting power with respect to 940,700; and (E) David Einhorn had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 2,353,181 shares, and shared voting power with respect to 2,353,181.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The purpose of the exchange offer is to provide the holders of old notes, which have not been registered under the Securities Act, an opportunity to exchange their old notes for new notes that have been registered under the Securities Act. The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and will not be subject to the transfer restrictions and registration rights relating to the old notes.

Participation in the exchange offer is voluntary. We are not making any recommendation to holders of old notes as to whether to tender or refrain from tendering all or any portion of the old notes pursuant to the exchange offer. In addition, we have not authorized anyone to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender. We recommend that you make that decision after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

On October 17, 2014, we issued $250.0 million of old notes to the initial purchasers for resale to qualified institutional buyers in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance upon the exemption provided by Regulation S of the Securities Act. As part of the offering, we entered into a registration rights agreement with the initial purchasers, which gives holders of the notes certain exchange and registration rights with respect to the notes. In the registration rights agreement, Halyard and the guarantors of the notes agreed for the benefit of the holders of the notes to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the old notes for new notes guaranteed by the guarantors, with terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) cause the registration statement to be declared effective under the Securities Act.

If we do not comply with certain of our obligations under the registration rights agreement, including the obligation to consummate the exchange offer on or prior to October 17, 2015, we will be required to pay additional interest in an amount equal to (i) 0.25% per annum for the first 90-day period beginning on the day immediately following such noncompliance and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until and including the date such noncompliance ends, up to a maximum increase of 1.00% per annum.

As a result of the registration of the new notes under the Securities Act, new notes issued in exchange for old notes should generally be freely transferable after the exchange offer without further registration under the Securities Act. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such old notes. See “Plan of Distribution.”

As of the date of this prospectus, $250.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof to all holders of old notes known to us.

Terms of the Exchange Offer; Expiration Date of the Exchange Offer

Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. Old notes tendered in the exchange offer must be in denominations of a principal amount of $2,000 and integral multiples of $1,000 in excess thereof. The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Each holder of old notes that exchanges old notes for new notes in the exchange offer will be deemed to have made certain securities-related representations to us.

The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture under which the old notes were issued. As a result, both series of notes will be treated as a single class of debt securities under the indenture. If your old notes are exchanged for new notes, you will not receive a payment in respect of accrued interest on such old notes. Instead, interest on the new notes you receive in exchange for such old notes will accrue from the date of original issuance of such old notes at the same rate as and will be payable on the same dates as interest was payable on such old notes.

The expiration date for the exchange offer is 5:00 p.m., New York City time, on September 1, 2015, or such later date and time to which we, in our sole discretion, extend the exchange offer. We expressly reserve the right, in our sole discretion, to:

•	extend the expiration date of the exchange offer;

•	amend or terminate the exchange offer, and not accept any old notes for exchange, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer;” and

•	delay acceptance of any old notes for exchange, by giving oral or written notice of such extension to the holders of such old notes.

We will give oral or written notice of any extension, amendment, termination, non-acceptance, or delay to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If there is any material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us upon expiration of the exchange offer, unless validly withdrawn prior to that time. For purposes of the exchange offer, we will be deemed to have accepted validly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Exchange Offer Procedures

Your tender to us of old notes in accordance with the procedures set forth below, and our acceptance of the old notes, will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal.

To tender in the exchange offer, a holder of old notes must either transmit a properly completed and duly executed letter of transmittal (or a facsimile of the letter of transmittal), including all other documents required by the letter of transmittal, or, in the case of a book-entry transfer, an agent’s message in lieu of such letter of transmittal, to Deutsche Bank Trust Company Americas, as exchange agent, at the address set forth on the cover page of the letter of transmittal, for receipt at or prior to the expiration of the exchange offer. In addition, the exchange agent must receive, at or prior to the expiration of the exchange offer:

•	certificates for such old notes in proper form for transfer, along with the letter of transmittal; or

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such old notes into the exchange agent’s account at DTC pursuant to the ATOP procedures for book-entry transfer, along with the letter of transmittal or an agent’s message in lieu of such letter of transmittal.

The term “agent’s message” means a message transmitted by DTC and received by the exchange agent, forming part of a book-entry confirmation, and stating that DTC has received an express acknowledgment that the tendering holder has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such holder. By transmitting an agent’s message, a holder is not required to deliver a letter of transmittal to the exchange agent. However, the holder will be bound by the terms of the letter of transmittal just as if the holder had signed it.

If your old notes are registered in the name of a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you must instruct the custodial entity to tender the old notes on your behalf pursuant to the procedures of the custodial entity. Custodial entities that are participants in DTC must tender old notes through the book-entry transfer procedures of ATOP, together with an agent’s message.

The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. If such delivery is by mail, we recommend the use of registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to ensure receipt by the exchange agent at or prior to the expiration of the exchange offer. No letters of transmittal or old notes should be sent to us.

We will make a final and binding determination, in our sole discretion, on all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of old notes tendered for exchange. We reserve the absolute right to reject any and all old notes determined by us not to be in proper form or not properly tendered. We also reserve the absolute right to refuse to accept any tendered old notes if, in our judgment or our counsel’s judgment, acceptance of such old notes may be unlawful. We further reserve the absolute right to waive any defects, irregularities or conditions of the exchange offer as to particular old notes, either before or after the expiration date of the exchange offer and whether or not waived in the case of other old notes. Our interpretation of the terms and conditions of the exchange offer as to any particular old note (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such time as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification. Tenders of old notes will not be deemed to have been made until any such defects or irregularities have been cured or waived.

Proper Execution of Letter of Transmittal

Signatures on a letter of transmittal or a notice of withdrawal described below (“—Withdrawal Rights”), as the case may be, must be guaranteed by an eligible institution (as defined below) unless the old notes tendered for exchange pursuant to the letter of transmittal are tendered:

•	by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm that is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority, or is a savings institution, commercial bank or trust company having an office or correspondent in the United States, or is otherwise an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that is, in each case, a member of a recognized signature guarantee program (i.e., the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program) (each, an “eligible institution”).

If an old note is registered in the name of the person(s) who signs the letter of transmittal, the signature(s) on the letter of transmittal must appear exactly as such name(s) are written on the certificate for the old note. If an old note is held by two or more holders, all such holders must sign the letter of transmittal. If old notes are registered in different names on different certificates for old notes, it will be necessary to complete and submit as many separate letters of transmittal and accompanying documents as there are different registrations of certificates. If old notes are registered in the name of a person other than the person who signs the letter of transmittal, such old notes must be endorsed or accompanied by bond powers.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

Representations Required for Tender

By tendering old notes, you represent to us, among other things, that:

•	you are not our “affiliate,” as defined under Rule 405 under the Securities Act;

•	the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder;

•	neither the holder nor any other person receiving the new notes has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes;

•	if you are not a broker-dealer, you will not engage in, and you do not intend to engage in, the distribution of the new notes;

•	if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the new notes; and

•	you are not acting on behalf of any person who, to your knowledge, could not truthfully make the foregoing representations.

If you cannot make any of these representations, you will not be entitled to participate in the exchange offer and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes validly tendered and not withdrawn. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent. We will issue the new notes in exchange for old notes promptly after acceptance of the old notes. New notes issued in exchange for old notes in the exchange offer will be delivered only in book-entry form through DTC. Accordingly, if you anticipate tendering your old notes other than through DTC, we urge you to promptly contact a bank, broker or other intermediary that has the capacity to hold securities through DTC to arrange for receipt of your new notes.

In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof; and

•	all other required documents.

If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer, or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without cost to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC) promptly after the expiration or termination of the exchange offer.

Withdrawal Rights

You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, the exchange agent must receive a written notice of withdrawal, prior to the expiration date, at one of the addresses or the facsimile number set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn, and the name in which such old notes are registered if different from that of the tendering holder;

•	provide a description of the old notes to be withdrawn, including the principal amount of such old notes;

•	state where any certificates for the old notes have been transmitted;

•	state that the tender of the old notes is being withdrawn; and

•	must be guaranteed by an eligible institution, unless such old notes have been tendered for the account of an eligible institution.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Withdrawal of tenders of old notes may not be rescinded, and any old notes properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Exchange Offer Procedures” at any time on or prior to the expiration date for the exchange offer. Any old notes tendered for exchange but withdrawn will be returned without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, such old notes will be credited to an account maintained with DTC) promptly after withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or issue new notes in exchange for, any old notes, and we may terminate or amend the exchange offer, if any of the following events occur prior to our acceptance of such old notes:

1.	the exchange offer violates any applicable law or applicable interpretation of the staff of the Commission;

2.	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

•	seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

3.	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes that are greater than those described in the interpretation of the Commission referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

4.	there has occurred:

•	any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market,

•	any limitation by a governmental agency or authority that may adversely affect our ability to complete the transactions contemplated by the exchange offer,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit, or

•	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof, which in our reasonable judgment, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your old notes for new notes in the exchange offer, your old notes will remain outstanding and will continue to accrue interest and be subject to the restrictions on transfer described in the legend on the old notes and in the indenture governing the old notes. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell your old notes unless they are registered or offered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act and, following the consummation of the exchange offer, your old notes will not retain any rights under the registration rights agreement. Accordingly, the trading market for your untendered old notes could be adversely affected.

Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes, and, to the extent described below, you will not be entitled to participate in the exchange offer if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer;

•	you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;

•	if you are not a broker-dealer, you are engaged in or intend to engage in the distribution of the new notes;

•	if you are a broker-dealer, you will not receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities or you will not deliver a prospectus in connection with any resale of the new notes you receive; or

•	you are acting on behalf of a person who, to your knowledge, falls into one of the above exceptions.

If you do not meet these requirements, you may not rely on the applicable interpretations of the staff of the Commission, you will not be entitled to participate in the exchange offer, and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. In addition, even if you do meet these requirements, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or you comply with an available exemption from registration or qualification.

The Commission has not considered, and we do not intend to request the Commission to consider, the exchange offer in the context of a no-action letter. As a result, we cannot guarantee that the Commission would make a similar determination with respect to the exchange offer as in the no-action letters discussed above. If our belief with respect to the transferability of the new notes is not accurate, or if you do not meet the above requirements, and you transfer a new note without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, then you could incur liability under the Securities Act. We do not and will not indemnify you against any liability that you may incur under the Securities Act.

Under some circumstances, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders.

Exchange Agent

We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. All executed letters of transmittal and all questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Deutsche Bank Trust Company Americas

By Mail, Overnight Mail or Courier:

DB Services Americas, Inc.

5022 Gate Parkway, Suite 200

MS JCK01-0218

Jacksonville, FL 32256

Attention: Reorg Department

Confirm by Telephone: (877) 843-9767

By Facsimile Transmission (Eligible Institutions Only):

(615) 866-3889

Confirm by Telephone: (877) 843-9767

For Additional Information, Contact:

Telephone: (877) 843-9767

Email: DB.Reorg@db.com

Fees and Expenses

The principal solicitation is being made by mail by Deutsche Bank Trust Company Americas, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

DESCRIPTION OF NEW NOTES

General

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the term “Issuer” refers to Halyard Health, Inc. and not to any of its subsidiaries. We refer to the new notes and old notes (to the extent not exchanged for new notes) in this description as the “Notes”.

The new notes being offered under this prospectus will be issued and governed by the terms of an indenture, dated as of October 17, 2014 (the “Indenture”) between the Issuer and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes are registered under the Securities Act and generally are not subject to transfer restrictions or registration rights. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture and the Registration Rights Agreement because those agreements, not this description, define your rights as Holders of the Notes. You may request copies of the Indenture and the Registration Rights Agreement at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

The Notes:

•	will be senior unsecured obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future senior Indebtedness (including the Senior Credit Facilities) and all other obligations (other than Subordinated Indebtedness) of the Issuer;

•	will be effectively subordinated to all secured existing and future Indebtedness and other obligations of the Issuer and the Guarantors (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness and such other obligations;

•	will be senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•	will be structurally subordinated to all existing and future Indebtedness and other liabilities of the Issuer’s Subsidiaries that are not Guarantors; and

•	will be guaranteed on a senior unsecured basis by each of the Restricted Subsidiaries that guarantees the Senior Credit Facilities.

Guarantees

The Guarantors will jointly and severally unconditionally guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, or interest on, the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

Each of the Restricted Subsidiaries that guarantees the Senior Credit Facilities will initially Guarantee the Notes. Each of the Guarantees of the Notes will be a general unsecured obligation of each Guarantor, will be pari passu in right of payment with all existing and future Indebtedness and all other obligations (other than Subordinated Indebtedness) of each such entity, will be effectively subordinated to all secured Indebtedness of each such entity (to the extent of the value of the assets securing such Indebtedness) and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Guarantees will be structurally subordinated to the Indebtedness and other liabilities of any Subsidiaries of such Guarantor that do not guarantee the Notes.

Not all of the Issuer’s Subsidiaries will guarantee the Notes, and Restricted Subsidiaries will Guarantee the Notes only to the extent provided for under the provisions of the covenant described under “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.” Our Foreign Subsidiaries will not guarantee the Notes. Subject to the last two sentences of the definition of “Unrestricted Subsidiary,” we will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to any restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not, either as of the Issue Date or in the future, guarantee the Notes.

In the event of a bankruptcy, liquidation or reorganization of any of the Subsidiaries that will not guarantee the Notes, such Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to the Issuer or a Guarantor. As a result, all of the existing and future liabilities of the Subsidiaries that will not guarantee the Notes, including any claims of trade creditors, are structurally senior to the Notes. For the twelve months ended December 31, 2014, on a historical basis, the Subsidiaries that will not guarantee the Notes accounted for approximately 37% of the Issuer’s consolidated net sales and approximately 30% of the Issuer’s consolidated Adjusted EBITDA (as defined in “Summary— Summary Historical Financial Data”). In addition, as of December 31, 2014, on a historical basis, such Subsidiaries held approximately 12% of the Issuer’s total assets and had approximately 12% of total liabilities (excluding intercompany indebtedness.)

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law and therefore, are limited to the amount that such Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance.

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other obligations (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such obligations, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes and the Exchange Offer—Federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees and, if that occurs, you may not receive any payments on the notes.”

The Indenture provides by its terms that a Guarantee by a Guarantor shall be automatically and unconditionally released and discharged upon:

(1) any direct or indirect sale, exchange or transfer (by merger, consolidation or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, whether or not such Guarantor is the surviving Person in such transaction, to a Person which is not the Issuer or a Restricted Subsidiary; provided that such sale, exchange or transfer of Capital Stock or assets is made in a manner that is not prohibited by the applicable provisions of the Indenture;

(2) the release or discharge of such Guarantor from the guarantee of Indebtedness that resulted in the obligation of such Guarantor to guarantee the Notes (including the Senior Credit Facilities), except as a result of payment under such guarantee;

(3) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(4) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture.

Upon request of the Issuer, the Trustee shall evidence such release by a supplemental indenture or other instrument which may be executed by the Trustee without the consent of any Holder; provided that the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such release have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will rank pari passu in right of payment with all existing and future Indebtedness and all other obligations (other than Subordinated Indebtedness) of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

The Notes will be effectively subordinated to all existing and future Secured Indebtedness of the Issuer and each Guarantor, including Secured Indebtedness under the Senior Credit Facilities, to the extent of the value of the assets securing such Indebtedness, and will be structurally subordinated to all Indebtedness and other liabilities of the Subsidiaries that will not guarantee the Notes. As of March 31, 2015, the Issuer had $635 million of Indebtedness on a consolidated basis (including the Notes offered hereby), of which $385 million was Secured Indebtedness.

Although the Indenture will contain limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, the amount of such Indebtedness could be substantial, and such additional Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

The Issuer will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will and facilitate transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to, among other things, furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed by the Issuer, the registrar or the Trustee for any registration of transfer or exchange of a Note, but the Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer is not required to issue, transfer or exchange any Note for a period of 15 days before the sending or mailing of a notice of redemption of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.

Principal, Maturity and Interest

The Issuer is offering to exchange an aggregate principal amount of $250.0 million of new notes for all $250.0 million aggregate principal amount of the old notes. The Notes will mature on October 15, 2022. Subject to compliance with the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes (the “Additional Notes”) from time to time after this offering under the Indenture. The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of New Notes” include any Additional Notes that are actually issued; provided that Additional Notes will not be issued with the same CUSIP, if any, as existing Notes unless such Additional Notes are fungible with existing Notes for U.S. federal income tax purposes. The Issuer will issue the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Interest will accrue on the Notes at a rate per annum equal to 6.25% from the Issue Date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears using a 360-day year comprised of twelve 30-day months in cash to Holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date, on April 15 and October 15 of each year, commencing April 15, 2015. At maturity, the Issuer will pay accrued and unpaid interest from the most recent date to which interest has been paid or provided for.

No Sinking Fund Payments; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

At any time prior to October 15, 2017, the Issuer may on any one or more occasions redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2017, the Issuer may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2017	104.688%
2018	103.125%
2019	101.563%
2020 and thereafter	100.000%

In addition, until October 15, 2017, the Issuer may, at its option, upon not less than 30 nor more than 60 days’ prior notice, on one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes issued by it at a redemption price equal to 106.250% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

The Issuer and its affiliates may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to such Equity Offering, and any such redemption or notice may, at the Issuer’s discretion, be subject to completion of the related Equity Offering and other conditions as described under “—Selection and Notice.”

The Trustee shall select the Notes to be purchased in the manner described under “—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes will provide that if a Change of Control Repurchase Event occurs after the Issue Date, unless the Issuer has previously or concurrently mailed, or delivered by electronic transmission, a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Repurchase Event, unless the Issuer has previously or concurrently mailed, or delivered by electronic transmission, a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Issuer will send notice of such Change of Control Offer by first-class mail or electronically, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of The Depository Trust Company, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)	the purchase price and the purchase date, which will, subject to clause (8) below, be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)	that if the Holders tender less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8)	if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuer shall determine that such condition will not be satisfied by the Change of Control Payment Date or by the Change of Control Payment as so delayed; and

(9)	the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent no later than 10:00 am New York time on the due date an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities provide, and future credit agreements, indentures or other agreements relating to Indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer (including a Change of Control under the Indenture) constitutes a default thereunder. If the Issuer experiences a change of control that triggers a default under such agreements related to such Indebtedness, the Issuer could seek a waiver of such default or seek to refinance the Indebtedness that contain such prohibition. In the event the Issuer does not obtain such a waiver or refinance such Indebtedness, such default could result in amounts outstanding under such Indebtedness being declared due and payable.

The Issuer’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control Repurchase Event may be limited by the Issuer’s then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Issuer. The Issuer has no present intention to engage in a transaction involving a Change of Control after the Issue Date, although it is possible that they could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings. Restrictions on the Issuer’s ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding unless transferred to the Issuer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Issuer (or any third party making such Change of Control Offer in lieu of the Issuer as described above) purchases all of the Notes held by such Holders, the Issuer will have the right, upon notice as provided in the Indenture, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment, plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes that remain outstanding, to, but excluding, the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

For the avoidance of doubt, the Indenture provides that the Separation and Distribution shall not constitute a Change of Control or an Asset Sale under the Indenture.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or any such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) in the Issuer’s good faith determination, at least 75% of the consideration therefor received by the Issuer or any such Restricted Subsidiary, as the case may be, is in the form of (i) cash or Cash Equivalents, (ii) Related Business Assets or (iii) any combination of the consideration specified in clauses (i) and (ii); provided that the amount of:

(a) any liabilities (as shown on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary (other than Contingent Obligations and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets (or are otherwise extinguished by the transferee in connection with the transactions relating to such Asset Sale) and for which the Issuer and all such Restricted Subsidiaries have been released,

(b) any notes or other obligations or securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) since the Issue Date that is at that time outstanding (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (i) the amount of the cash received (less the cost of disposition, if any) and (ii) the initial amount of such Designated Non-Cash Consideration) not to exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets, with the fair market value (as determined in good faith by the Issuer) of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to permanently reduce:

(a) Obligations under one or more Credit Facilities and to correspondingly reduce commitments with respect thereto,

(b) Obligations under Pari Passu Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto,

(c) Obligations under the Notes (provided that such purchases are at or above 100% of the principal amount thereof) or any other Pari Passu Indebtedness of the Issuer or a Guarantor (and to correspondingly reduce commitments with respect thereto, if applicable); provided that if such Net Proceeds are applied to other Pari Passu Indebtedness (other than the Senior Credit Facilities or other Secured Indebtedness) then the Issuer shall (i) equally and ratably (based on the aggregate principal amount (or accreted value, as applicable)) reduce Obligations under the Notes (x) as provided under “—Optional Redemption” or (y) through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or (ii) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes that would otherwise be redeemed under clause (i), or

(d) Indebtedness of a Non-Guarantor Subsidiary, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(2) to (a) make an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or one of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquire properties (other than working capital), (c) make capital expenditures or (d) acquire other assets (other than working capital) that, in the case of each of (a), (b), (c) and (d) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); and provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds; or

(3)	any combination of the foregoing.

Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer or any other Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, as applicable), plus accrued and unpaid interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for or permitted by the terms of such Pari Passu Indebtedness), to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture.

The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by electronically delivering or mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture, and they will no longer constitute Excess Proceeds. If the aggregate amount (determined as above) of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes (in accordance with customary procedures) and the Issuer shall select such Pari Passu Indebtedness to be purchased (a) if the Notes or such Pari Passu Indebtedness are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes or such Pari Passu Indebtedness, as applicable, are tendered or (b) by lot or such similar method in accordance with the procedures of The Depository Trust Company, unless otherwise required by law; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relating to the Issuer’s obligation to make an Asset Sale Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Selection and Notice

If the Issuer is redeeming less than all of the Notes at any time, the Trustee will select the Notes to be redeemed (a) on a pro rata basis to the extent practicable or (b) by lot or such other similar method, in each case in accordance with the procedures of The Depository Trust Company, unless otherwise required by law; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part.

Notices of purchase or redemption shall be sent electronically in PDF format or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption. Redemption amounts shall only be paid upon presentation and surrender of any such Notes to be redeemed. Payment of the redemption price and performance of the Issuer’s obligations in connection with any redemption may be performed by another Person.

In connection with any redemption of Notes (including with funds in an equal aggregate amount not exceeding the net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture.

Covenant Termination

If on any date following the Escrow Release Date (i) the Notes have Investment Grade Ratings from both of the Rating Agencies, (ii) no Default or Event of Default under the Indenture has occurred and is continuing and (iii) the Issuer has delivered an Officer’s Certificate to the Trustee certifying that the conditions set forth in clauses (i) and (ii) above are satisfied (the occurrence of the events described in the foregoing clauses (i), (ii) and (iii) being collectively referred to as a “Covenant Termination Event”), the Issuer and its Restricted Subsidiaries will no longer be subject to, and will be permanently released from their obligations under, the following provisions of the Indenture:

(1) “—Repurchase at the Option of Holders—Asset Sales”;

(2) “—Certain Covenants—Limitation on Restricted Payments”;

(3) “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Certain Covenants—Transactions with Affiliates”;

(6) “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7) “—Certain Covenants—Business Activities”;

and no failure by the Issuer or any Subsidiary to comply with any of the foregoing provisions shall constitute a Default or Event of Default under the Indenture.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends, payments or distributions payable by the Issuer in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated

Indebtedness other than the payment, redemption, repurchase, defeasance, acquisition or retirement of:

(a) Indebtedness permitted under clause (7) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, repurchase, defeasance, acquisition or retirement; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries (and not rescinded or refunded) after the Issue Date (including Restricted Payments permitted by clauses (1) and (9) of the next paragraph, but excluding all other Restricted Payments permitted by the next paragraph), is less than the sum of (without duplication):

(a) the sum of (x) $25 million and (y) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning from October 1, 2014 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer since immediately after the Issue Date from the issue or sale of:

(i) Equity Interests of the Issuer, but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of Equity Interests to employees, officers, managers, directors or consultants of the Issuer after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next paragraph; and

(ii) Indebtedness or Disqualified Stock of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for Equity Interests of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (w) the issuance or sale of Equity Interests or the fair market value of any assets received by the Issuer or any Restricted Subsidiary in connection with the Transactions, (x) Refunding Capital Stock (as defined below), (y) Equity Interests, Indebtedness or

Disqualified Stock of the Issuer sold to a Restricted Subsidiary or the Issuer or (z) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than (i) by a Restricted Subsidiary or the Issuer or (ii) the fair market value of any assets received by the Issuer or any Restricted Subsidiary in connection with the Transactions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment)

in the case of either clause (i) or (ii) of this paragraph (d), except to the extent any such amount was already included in the calculation of Consolidated Net Income; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (as determined by the Issuer in good faith) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of the Indenture;

(2) the purchase, redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests of the Issuer, or of Subordinated Indebtedness of the Issuer or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Issuer or any Restricted Subsidiary) of, Equity Interests of the Issuer (other than Disqualified Stock) (collectively, the “Refunding Capital Stock”);

(3) the purchase, redemption, defeasance, repurchase or other acquisition or retirement of (x) Subordinated Indebtedness of the Issuer or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent incurrence of, new Indebtedness of the Issuer or a Guarantor, as the case may be, or (y) Disqualified Stock of the Issuer or any Guarantor in exchange for, or out of the proceeds of the substantially concurrent issuance of Disqualified Stock of the Issuer or any Guarantor, in each case which is incurred or issued in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock, as applicable, being so purchased, redeemed, defeased, repurchased, acquired or retired, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, repurchased, acquired or retired for value;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than (i) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, acquired or retired or (ii) the date that is six months after the maturity date of the Notes; and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so purchased, redeemed, defeased, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer held by any future, present or former employee, officer, manager, director or consultant of the Issuer or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement, or other similar arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15.0 million (with unused amounts in any calendar year being carried over for one additional calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to employees, officers, managers, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the first paragraph of this covenant; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any of its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from employees, officers, managers, directors or consultants of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) purchases, redemptions, repurchases or other acquisitions of Equity Interests deemed to occur

(i) upon exercise of stock options, stock appreciation rights, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or

(ii) for purposes of satisfying any federal, state or local income tax obligation (including any required tax withholding obligation) upon the exercise or vesting of a grant or award that was granted or awarded to an employee;

(6) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (6) not to exceed the greater of (x) $125.0 million and (y) 5.0% of Total Assets;

(7) distributions or payments of Receivables Fees;

(8) any Restricted Payment used to fund and effect the Transactions;

(9) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that prior to any such repurchase, redemption, defeasance or other acquisition or retirement for value, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10) the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer or its Subsidiaries, in each case, permitted under the Indenture;

(11) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(12) for any taxable period in which the taxable income of the Issuer and/or any of its Subsidiaries is included in a consolidated, combined or similar income tax group of which a direct or indirect parent of the Issuer is the common parent (a “Tax Group”), an amount not to exceed the tax liabilities that the Issuer and the applicable Subsidiaries, in the aggregate, would have been required to pay in respect of such taxable income if such entities were a standalone group of corporations separate from such Tax Group (it being understood and agreed that, if Issuer or any Subsidiary pays any portion of such tax liabilities directly to any taxing authority, a Restricted Payment in duplication of such amount shall not be permitted to be made pursuant to this clause (12)); provided that, from and after the execution of the Tax Matters Agreement and while such agreement remains in effect, payments in respect of any taxes pursuant to this clause (12) shall not exceed the amounts required to be paid in respect of such taxes pursuant to such agreement;

(13) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(14) payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(15) mandatory redemptions or repurchases of Disqualified Stock the issuance of which itself constituted a Restricted Payment or Permitted Investment otherwise permissible hereunder;

(16) the making of any Restricted Payments if, at the time of the making of such payments, and after giving pro forma effect thereto (including, without limitation, the incurrence of any Indebtedness to finance such payment), the Consolidated Total Leverage Ratio would not exceed 1.50 to 1.00; and

(17) the declaration and payment of dividends on the Issuer’s common Equity Interests, not to exceed $30.0 million in any calendar year;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (11) or (16), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last two sentences of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be an Investment in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if an Investment in such amount would be permitted at such time, whether as a Restricted Payment or a Permitted Investment, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants set forth in the Indenture.

In the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the types of Restricted Payments described in the above clauses (including, without limitation, the first paragraph of this covenant) or Permitted Investment described in the definition thereof, the Issuer and its Restricted Subsidiaries, in their sole discretion, may divide, classify or reclassify all or any portion of such Restricted Payment or Permitted Investment in any manner that complies with this covenant and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this covenant or of the definition of “Permitted Investment” to which such Restricted Payment or Permitted Investment has been classified or reclassified; except that the Issuer may not reclassify any Restricted Payments as having been made under clause (16) of the second paragraph of this covenant if originally made under any other clause of the second paragraph of this covenant or under the first paragraph of this covenant.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently, or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Consolidated Fixed Charge Coverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided further, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance, the aggregate amount of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors outstanding pursuant to this paragraph and clause (17) of the next succeeding paragraph would exceed the greater of (x) 100.0 million and (y) 4.0% of Total Assets determined at the time of incurrence.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided, however, that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness under this clause (1) does not exceed at any one time the sum of (x) $895.0 million plus (y) the maximum principal amount of Secured Indebtedness that could be incurred such that after giving effect to such incurrence, the Consolidated Secured Leverage Ratio would be no greater than 2.50 to 1.00;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (a) the Notes (including any Guarantee) (other than any Additional Notes) and (b) any exchange notes and any related guarantees to be issued pursuant to a registered exchange offer in accordance with the Registration Rights Agreement in exchange for the Notes or Additional Notes, if any, issued in compliance with the Indenture;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date or incurred on or before the Escrow Release Date in connection with the Transactions (in each case, other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations and Attributable Debt), Disqualified Stock and Preferred Stock incurred or issued by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, construction, repair or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, and any Indebtedness incurred to refinance any such Indebtedness, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding under this clause (4) does not exceed the greater of (x) $100.0 million and (y) 4.0% of Total Assets determined at the time of incurrence;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability, social security or other employee benefits, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability, social security or other employee benefits or property, casualty or liability insurance or self-insurance;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, holdback, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary or of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness (other than such as may arise from ordinary course intercompany cash management obligations) owing by the Issuer or a Guarantor to a Non-Guarantor Subsidiary is expressly subordinated in right of payment to the Notes or the applicable Guarantee, as applicable; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in such Preferred Stock being beneficially owned by a Person other than the Issuer or any Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations incurred in the ordinary course of business (excluding Hedging Obligations entered into for speculative purposes);

(10) obligations in respect of performance, bid, appeal, custom and surety bonds and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the outstanding principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11) (including any refinancing thereof), does not at any one time outstanding exceed the greater of (x) $75.0 million and (y) 3.0% of Total Assets determined at the time of incurrence;

(12) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance:

(a) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (12) and clause (13) below, or

(b) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refund or refinance the Indebtedness, Disqualified Stock or Preferred Stock described in clause (a) above, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), accrued interest, defeasance costs and reasonable fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu, as the case may be, to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (A) of this clause (12) will not apply to any refunding or refinancing of Indebtedness under the Senior Credit Facilities;

(13) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition, merger or consolidation, either:

(a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or

(b) the Consolidated Fixed Charge Coverage Ratio is greater than or equal to the Consolidated Fixed Charge Coverage Ratio immediately prior to such acquisition, merger or consolidation;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that such Indebtedness is extinguished within ten Business Days of notice of its incurrence;

(15) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit or bank guarantee issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(16) (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(17) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness of Non-Guarantor Subsidiaries then outstanding and incurred pursuant to this clause (17) and the first paragraph of this covenant, does not exceed the greater of (x) $100.0 million and (y) 4.0% of Total Assets at any one time outstanding (including any refinancing thereof);

(18) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management, overdraft protection and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former employees, officers, managers, directors and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer to the extent described in clause (4) of the second paragraph under the caption “Limitation on Restricted Payments”; and

(21) guarantees incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, lessors and licensees that, in each case, are non-Affiliates.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will divide and/or classify on the date of incurrence and may later redivide and/or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or such paragraph; provided that all Indebtedness outstanding under the Credit Facilities on the Escrow Release Date will be treated as incurred under clause (1) of the preceding paragraph and will not later be reclassified.

Accrual of interest or dividends, the accretion of accreted value and the payment of interest in the form of additional indebtedness with the same terms, the payment of dividends in the form of additional shares of Disqualified Stock or Preferred Stock, as applicable, of the same class, and accretion of original issue discount or liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever is lower), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such Indebtedness. For the avoidance of doubt and notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Indebtedness, on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured.

The foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens securing Pari Passu Indebtedness (including Credit Facilities) permitted to be incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that at the time of any incurrence of such Pari Passu Indebtedness and after giving pro forma effect thereto (in a manner consistent with the calculation of the Consolidated Fixed Charge Coverage Ratio) under this clause (c), the Consolidated Secured Leverage Ratio shall not be greater than 3.00 to 1.00.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not such Person is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, merger or winding up (if other than the Issuer) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that if such Person is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture, the Registration Rights Agreement and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Issuer, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Consolidated Fixed Charge Coverage Ratio for the Successor Company or the Issuer, as applicable, and its Restricted Subsidiaries would be greater than or equal to such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Issuer is not the Successor Company, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that (i) such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture and (ii) with respect to the Opinion of Counsel, that the supplemental indenture (or other documents setting forth the assumption of the obligations of the Issuer) constitutes a legal, valid and binding obligation of the Successor Company, enforceable against the Successor Company in accordance with its terms.

The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture, the Registration Rights Agreement and the Notes and, except in the case of a lease, the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4):

(1) any Restricted Subsidiary may consolidate with, merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or any Restricted Subsidiary; and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in a state or commonwealth of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Notwithstanding the foregoing, the Separation and Distribution and the related transactions were permitted under the Indenture.

Subject to certain limitations described in the Indenture governing release of a Guarantee by a Guarantor, no Guarantor will, and the Issuer will not permit any such Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor or another Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, the Registration Rights Agreement and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) if such Guarantor or another Guarantor is not the Successor Person, the Issuer shall have delivered to the Trustee (i) an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; and (ii) with respect to the Opinion of Counsel, the supplemental indenture (or other documents setting forth the assumption of the obligations of the applicable Guarantor) constitutes a legal, valid and binding obligation of the Successor Person, enforceable against such Successor Person in accordance with its terms; or

(2) the disposition is not prohibited by the covenant described under “—Repurchase at the Option of the Holders—Asset Sales.”

In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee and, except in the case of a lease, such Guarantor will automatically be released and discharged from its obligations under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (1) merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million is approved by the majority of the disinterested members of the Board of Directors of the Issuer.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) the payment of customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements and agreements provided on behalf of, or entered into with, officers, directors, employees or consultants of the Issuer or any of its Restricted Subsidiaries;

(4) (A) any agreement, instrument or arrangement as in effect as of the Issue Date (or transactions pursuant thereto), (B) any other agreements, instruments or arrangements (or transactions pursuant thereto) as in effect on the Distribution Date (including the Separation and Distribution Documents) or pursuant to or in connection with the Separation and Distribution Documents (including the Transactions) or (C) any amendment, modification or supplement to the agreements referenced in clause (A) or (B) above or any replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, supplemented or replaced are not materially more disadvantageous to the Holders when taken as a whole compared to the applicable agreements, instruments or arrangements as in effect on the Issue Date or as described in the Offering Memorandum, as applicable, as determined in good faith by the Issuer;

(5) the Transactions and the payment of all fees and expenses related to the Transactions;

(6) transactions with customers (including leases or other arrangements for the use of advertising space), clients, suppliers, or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer and the granting of registration and other customary rights in connection therewith;

(8) sales of accounts receivable, or participations therein, and related assets and any other customary transaction effected in connection with any Receivables Facility;

(9) payments, loans, advances or guarantees (or cancellation of payments, loans, advances or guarantees) to employees, directors or consultants of the Issuer or any of its Restricted Subsidiaries and employment agreements, benefit plans, equity plans, stock option and stock ownership plans and other similar arrangements with such employees, directors or consultants which, in each case, are approved by the Issuer in good faith;

(10) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(11) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivered to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(12) the issuances of securities or other payments, loans (or cancellation of loans) awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, benefit plans, equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer in good faith;

(13) any contribution to the capital of the Issuer (other than in consideration of Disqualified Stock);

(14) the provision to Unrestricted Subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith and not for the purpose of circumventing any covenant set forth in the Indenture;

(15) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Issuer or any of its Restricted Subsidiaries owns an Equity Interest in or otherwise controls such Person;

(16) any transaction in which the only consideration paid by the Issuer or any of its Restricted Subsidiaries is in the form of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer or any contribution to the capital of the Issuer or any Restricted Subsidiary (other than in consideration of Disqualified Stock);

(17) intellectual property licenses in the ordinary course of business;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Issuer or any other direct or indirect parent of the Issuer; provided, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(19) (A) the guarantee by the Issuer or any Restricted Subsidiary of the Indebtedness of any parent company of the Issuer that becomes the parent company of the Issuer in a Change of Control transaction consummated in accordance with the Indenture, or of any Indebtedness of Subsidiaries of such parent company; provided that such guarantee was permitted by the terms of the Indenture to be incurred and (B) the granting by the Issuer or any of its Restricted Subsidiaries of any Liens to secure such Indebtedness or such guarantee; provided that such Liens are permitted to be incurred under the Indenture;

(20) any non-recourse pledge of Equity Interests of an Unrestricted Subsidiary to support the Indebtedness of such Unrestricted Subsidiary; and

(21) prior to the Separation and Distribution, (A) any cash management transactions or related transactions between or among the Issuer or any of its Restricted Subsidiaries, on the one hand, and Kimberly-Clark or any of its other Subsidiaries, on the other hand, (B) any cancellation of Indebtedness, intercompany accounts, balances, credits or debits between or among the Issuer or any of its Restricted Subsidiaries, on the one hand, and Kimberly-Clark or any of its other Subsidiaries, on the other hand, and (C) any other transactions between or among the Issuer or any of its Restricted Subsidiaries, on the one hand, and Kimberly-Clark or any of its other Subsidiaries, on the other hand, in each case under this clause (C) in the ordinary course of business.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions (i) in effect on the Issue Date, (ii) created, incurred, assumed or suffered to exist, directly or indirectly, on or before the Escrow Release Date, in connection with the Transactions, or (iii) pursuant to the Senior Credit Facilities and the related documentation and related Hedging Obligations;

(b) (i) the Indenture, the Notes, the Escrow Agreement and the Guarantees (and any exchange notes and related guarantees) and (ii) any agreement governing Indebtedness permitted to be incurred pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that the provisions relating to restrictions of the type described in clauses (1) through (3) above contained in such agreement, taken as a whole, are not materially more restrictive than the provisions contained in the Senior Credit Facilities, or in the Indenture, in each case as in effect when initially executed;

(c) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired or leased;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person (including an Unrestricted Subsidiary that becomes a Restricted Subsidiary) acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets (including the Capital Stock of a Subsidiary), including customary restrictions with respect to a Subsidiary of the Issuer, that impose restrictions solely on the assets to be sold;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Secured Indebtedness or places any restriction on the Issuer’s or its Restricted Subsidiaries’ use of the assets securing such Secured Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers, suppliers, utilities or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantor Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements or arrangements, operating agreements, stock sale agreements, sale and leaseback agreements and other similar agreements or arrangements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(k) customary provisions contained in leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business;

(l) other encumbrances and restrictions created in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof;

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility; provided that such restrictions apply only to the applicable Receivables Subsidiary;

(n) any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” entered into after the Issue Date that contains encumbrances and other restrictions that either (x) are no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than (i) the restrictions contained in the Indenture as of the Issue Date or (ii) those encumbrances and other restrictions that are in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date, (y) are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers or (z) will not otherwise materially impair the Issuer’s ability to make payments on the Notes when due, in each case in the good faith judgment of the Issuer;

(o) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any Restricted Subsidiary that is not a Guarantor to guarantee the payment of any Indebtedness of the Issuer or any Guarantor unless:

(1) within 20 days after such Restricted Subsidiary guarantees such other Indebtedness, such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee is subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes or such Guarantor’s Guarantee is subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee of the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(2) the Issuer shall within 20 days deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 20 day periods described above.

For the avoidance of doubt, this covenant shall not prohibit a guarantee or pledge by a Non-Guarantor Subsidiary securing the payment of Indebtedness of another Non-Guarantor Subsidiary.

Business Activities

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Similar Businesses, except as would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole.

Payments for Consent

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available (without exhibits), without cost, to (i) Holders of the Notes, upon their request, and (ii) the Trustee, within 15 days after it files such reports and information with the SEC, to the extent not publicly available on the SEC’s EDGAR system or the Issuer’s public website; provided, however, that the Trustee shall have no responsibility whatsoever to determine whether such filing or any other filing described below has occurred) from and after the Issue Date,

(1) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer, for each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(3) within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 8-K, after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form;

in each case, taking into account any extension of time, deemed filing date or safe harbor contemplated or provided by Rule 12b-25, Rule 13a-11(c) and Rule 15d-11(c) under the Exchange Act or successor provisions and in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will post such reports on a website, which may, in the Issuer’s sole discretion, be non-public to which Holders are given access, within 15 days after the time the Issuer would have been required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

The filing requirements set forth above for the applicable period may be satisfied by the Issuer prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (each as described under “Exchange Offer; Registration Rights”) by (i) the posting of such reports or the information required to be set forth therein on the Issuer’s public website (which may include a press release of the Issuer), or (ii) the filing with the SEC of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, provided that, this paragraph shall not supersede or in any manner suspend or delay the Issuer’s reporting obligations, or the time periods required therefor, set forth above.

Notwithstanding the foregoing, if any parent of the Issuer becomes a guarantor of the Notes (there being no obligation of such parent to do so), the reports, information and other documents required to be filed and provided as described above may, at the option of the Issuer, be filed by and be those of the parent, rather than those of the Issuer, so long as such filings would satisfy the SEC’s requirements; provided that such reports include a reasonable explanation of the material differences between the assets, liabilities and results of operations of such parent and its consolidated Subsidiaries, on the one hand, and the Issuer and its Restricted Subsidiaries, on the other hand.

In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Issuer will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. For the avoidance of doubt, this covenant will not require the Issuer or the Restricted Subsidiaries to provide or file any information pursuant to the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC that would not otherwise be applicable to them.

To the extent that any reports or other information is not furnished within the time periods specified above and such reports or other information is subsequently furnished prior to the time such failure results in an Event of Default, the Issuer will be deemed to have satisfied its obligations with respect thereto and any Default with respect thereto shall be deemed to have been cured.

The Indenture provides that prior to the Escrow Release Date, the Issuer was deemed to have been in compliance with the reporting obligations set forth in this “—Reporting and Other Information” by virtue of filing the Form 10.

Events of Default and Remedies

The Indenture provides that each of the following is an “Event of Default”:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding to comply with any of its other obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) or clause (4) below) contained in the Indenture or the Notes;

(4) failure by the Issuer for 180 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding to comply with the provisions described under “—Certain Covenants—Reports and Other Information”;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate to $50.0 million or more;

(6) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (excluding amounts covered by insurance provided by a reputable and solvent carrier that has not disclaimed coverage or amounts covered by valid third party indemnification obligations from a third party that is solvent), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is not covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

(8) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of such Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, in each case other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (7) above) occurs and is continuing with respect to the Notes, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes, may declare the principal, interest and any other monetary obligations on all the then outstanding Notes, to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest with respect to the Notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (7) of the first paragraph of this section, all outstanding Notes will become due and payable immediately without further action or notice.

The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of, any Note held by a non-consenting Holder, and rescind any acceleration and its consequences with respect to the Notes (except if such recession would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

Except to enforce the right to receive payment of principal, or interest, when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing with respect to the Notes;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount at maturity of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct in writing the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within 30 days after becoming aware of any Default, to deliver to the Trustee an Officer’s Certificate specifying such Default (unless such Default has been cured before the end of the 30-day period) and what action the Issuer proposes to take with respect thereto.

Notwithstanding anything to the contrary set forth herein, no provision of the Indenture shall prevent the completion of any of the Transactions, nor shall the Transactions give rise to any Default or impair or reduce the availability or constitute the utilization of any basket or other exceptions (other than any such baskets or other exceptions that expressly refer to the Transactions or the Separation and Distribution) in the covenants under the Indenture or the Notes. Notwithstanding anything to the contrary set forth herein, no provision of the Indenture shall restrict the transactions described in clauses (A) and (B) of clause (21) of the second paragraph under “—Certain Covenants—Transactions with Affiliates,” in each case entered into in the ordinary course of business.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture with respect to the Notes will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its related Guarantee (“Legal Defeasance”) and cure all then existing Events of Default with respect to the Notes except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture with respect to the Notes (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer or Guarantors that are Significant Subsidiaries) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on the Notes and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon, such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to the Notes;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to the Notes, when either:

(1) all the Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all the Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient (in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants) without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Issuer and the Trustee may amend or supplement the Indenture, any Guarantee, the Escrow Agreement and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes) then outstanding voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default (other than a continuing Default in the payment of interest on, or the principal of, any Note, except a payment default resulting from acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except as provided for in the Indenture.

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to the Notes held by a non-consenting Holder:

(1) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal amount of or change the fixed final maturity of any Note or alter or waive the provisions (other than any amendment or waiver of any minimum notice period for redemption, which may be amended or waived with the consent of Holders of at least a majority in principal amount of the Notes then outstanding) with respect to the redemption of Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”)

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in (a) the payment of principal of, or interest on, the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or (b) in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot expressly by its terms be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest on, the Notes;

(7) make any change in these amendment and waiver provisions as it relates to the Notes;

(8) impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the terms of the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee, the Escrow Agreement or the Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture, or to secure the Obligations thereunder, or to release any Guarantor from its Guarantee if such release is in accordance with the terms of the Indenture;

(11) to conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Note,” section of the Offering Memorandum as described in an Officer’s Certificate;

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13) to provide for the issuance of Additional Notes in accordance with the terms of the Indenture; or

(14) to comply with the rules of any applicable securities depositary.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct in writing the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of

Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

Governing law

The Indenture, the Notes, the Escrow Agreement and any Guarantee are to be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Issuer and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such other Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of, or substantially concurrently with, the consummation of the transaction pursuant to which such other Person becomes a Restricted Subsidiary of the specified Person will not be Acquired Indebtedness.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. No Person (other than the Issuer or any Subsidiary of the Issuer) in whom a Receivables Subsidiary makes an Investment in connection with a financing of accounts receivable will be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note on such Redemption Date; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at October 15, 2017 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required remaining interest payments due on such Note through

October 15, 2017 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the applicable Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

The Issuer shall determine the Applicable Premium.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of cash, Cash Equivalents or Investment Grade Securities or damaged, obsolete, unsuitable or worn out equipment or other assets, or assets no longer used or useful in the business of the Issuer and the Restricted Subsidiaries in the reasonable opinion of the Issuer, or any sale or disposition of property or assets in connection with scheduled turnarounds or maintenance, in each case in the ordinary course of business, or any disposition of inventory, services or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of (1) the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture or (2) any Guarantor to the extent that such disposition is made to a Person who either (A) is the Issuer or a Guarantor or (B) becomes a Guarantor pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or any Permitted Investments;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Issuer) not to exceed $15.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnations or similar actions on assets (including transfers of property subject to casualty proceedings) or dispositions of assets required by law, governmental regulation or any order of any court, administrative agency or regulatory body;

(j) sales of accounts receivable, or participations therein, and related assets in connection with any Receivables Facility or similar factoring arrangements;

(k) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(l) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer is not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(n) the granting of Liens not prohibited by the Indenture;

(o) an issuance of Equity Interests pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, polices, contracts or arrangements established in the ordinary course of business or approved by the Issuer in good faith;

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(r) any financing transaction (excluding by way of a Sale and Leaseback Transaction) with respect to property constructed, acquired, replaced, repaired or improved by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(s) the unwinding or termination of any Hedging Obligations;

(t) any other disposition pursuant to the Transactions; and

(u) dispositions of leasehold improvements or leased assets in connection with the termination of any operating lease.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Distribution” means a cash distribution from the Issuer to Kimberly-Clark, in an amount determined by Kimberly-Clark, that was funded on or prior to the Distribution Date with (i) the net cash proceeds from the Notes, plus (ii) the net cash proceeds from the term loan portion of the Senior Credit Facilities received by the Issuer on or before such distribution, plus (iii) cash held by the Issuer and its Restricted Subsidiaries on the distribution date plus (iv) the net cash proceeds resulting from the settlement of certain intercompany transactions between the Issuer and its Subsidiaries, on the one hand, and Kimberly-Clark and its subsidiaries, on the other hand, minus (v) an amount (to be not less than $40.0 million) determined by Kimberly-Clark to be retained by the Issuer or its Restricted Subsidiaries for working capital and other general corporate purposes of the Issuer and its Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) euro, or any national currency of any member state of the European Union; or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by (i) the U.S. government or any agency or instrumentality thereof or (ii) any foreign country whose sovereign debt is rated at least A1 by Moody’s and at least A+ by S&P or any agency or instrumentality of such foreign country, in each case the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above and clause (7) below entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(10) securities of, or other evidence of investments in, investment funds investing 95% of their assets in securities of the types described in clauses (1) through (9) of this definition above).

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (10) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (10) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of the Issuer); or

(3) the approval of any plan or proposal for the winding up or liquidation of the Issuer.

For purposes of this definition, any direct or indirect holding company of the Issuer shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” beneficially owns, directly or indirectly, 50% or more of the total voting power of the Voting Stock of such holding company. For the avoidance of doubt, the Separation and Distribution will not be considered a Change of Control.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of: EBITDA to Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Issuer or any of its Restricted Subsidiaries (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility or other incurrence of Indebtedness for working capital purposes pursuant to working capital facilities, unless, in each case, such Indebtedness has been permanently repaid and has not been replaced) or (ii) issues or redeems Disqualified Stock or Preferred Stock, in each case, on or subsequent to the commencement of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made (the “Consolidated Fixed Charge Coverage Ratio Calculation Date”), then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the first day of the applicable four quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations and consolidations (as determined in accordance with GAAP) and operational changes, in each case with respect to a business, a company, a segment, an operating division or unit or line of business that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations and consolidations and operational changes (and the change of any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of the four quarter period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation and consolidation and operational changes, in each case with respect to a business, a company, a segment, an operating division or unit or line of business that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation and consolidation and operational changes had occurred at the beginning of the applicable four quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer, as set forth in an Officer’s Certificate, to reflect reasonably identifiable and factually supportable cost-savings, operating expense reductions, restructuring charges and expenses and other operating improvements or synergies reasonably expected to result from any action taken or expected to be taken within 12 months after the date of any acquisition, disposition, merger, amalgamation, consolidation or operational changes; provided that no such amounts shall be included pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing EBITDA with respect to such period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire four quarter period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable four quarter period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Consolidated Indebtedness” means, as of any date of determination, the sum, without duplication, of (1) the total amount of (A) Indebtedness for borrowed money, (B) Indebtedness evidenced by bonds, notes (other than notes in favor of trade creditors evidencing trade payables incurred in the ordinary course of business), debentures or other similar instruments for the payment of which such Person is liable, (C) Capitalized Lease Obligations, (D) the Notes and (E) guarantees of the foregoing, in each case, of the Issuer and its Restricted Subsidiaries (excluding (x) Indebtedness in respect of letters of credit and bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), except to the extent of unreimbursed amounts drawn thereunder, (y) intercompany Indebtedness and (z) Indebtedness in respect of Hedging Obligations not yet due and owing), outstanding on such date; minus (2) up to $40.0 million of unrestricted cash included in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries, as of the most recently ended fiscal period (with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio” as determined in good faith by the Issuer); plus (3) the greater of (i) the aggregate liquidation preference and (ii) maximum fixed repurchase price without regard to any change of control or redemption premiums of all Disqualified Stock of the Issuer and the Guarantors and all Preferred Stock of Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be the fair market value (as determined in good faith by the Issuer).

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) imputed interest with respect to Attributable Debt and

(f) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (w) Additional Interest paid in respect of the Notes to the extent that the Issuer is no longer required to pay Additional Interest in respect thereof, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and such Subsidiaries for such period, whether paid or accrued; plus

(3) any interest expense of Indebtedness of another Person Guaranteed by such Person or one or more of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries to the extent such Guarantee or Lien is called upon; plus

(4) whether or not treated as interest expense in accordance with GAAP, all cash dividends or other distributions accrued (excluding dividends payable solely in Equity Interests (other than Disqualified Stock) of the Issuer) on any series of Disqualified Stock or any series of Preferred Stock during such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP (it being understood that for purposes of calculating Consolidated Net Income of the Issuer and its Restricted Subsidiaries for any period prior to the Separation and Distribution, such calculation shall be based on the combined audited or unaudited financial statements of Kimberly-Clark’s health care business included in the Offering Memorandum, as applicable); provided, however, that, without duplication:

(1) any after-tax effect of extraordinary, non-recurring or unusual gains, charges, costs, losses, income or expenses (including expenses relating to (a) severance and relocation costs or (b) any rebranding or corporate name change), shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary in respect of such period,

(6) solely for the purposes of determining the amount available for Restricted Payments under clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for

such period of any Restricted Subsidiary that is not a Guarantor shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(8) any royalties incurred during such period in connection with the Transactions and any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(9) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(10) any non-cash compensation expense realized from employee benefit plans or other post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded,

(11) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded, and

(12) effects of adjustments in the property and equipment and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition after the Escrow Release Date and any increase in amortization or depreciation or other noncash charges resulting therefrom and any write-off of any amounts thereof, net of taxes, shall be excluded.

“Consolidated Secured Leverage Ratio”, as of any date of determination, means the ratio of (1) Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by a Lien as of such date, to (2) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, in each case with such pro forma adjustments to Consolidated Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Total Leverage Ratio”, as of any date of determination, means the ratio of (1) Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries, to (2) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, in each case with such pro forma adjustments to Consolidated

Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Distribution” means Kimberly-Clark’s distribution of the shares of the Issuer’s common stock to Kimberly-Clark’s stockholders.

“Distribution Agreement” means the Distribution Agreement between Kimberly-Clark and the Issuer, dated on or prior to the Distribution Date.

“Distribution Date” means the date on which the Distribution was made.

“Domestic Subsidiary” means any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia but excluding any such Subsidiary that is a Subsidiary of a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased, to the extent deducted (and not added back in computing Consolidated Net Income, without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, federal, state, non-U.S. franchise, excise, value added and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to such taxes or arising from any tax examinations; plus

(b) Consolidated Interest Expense of such Person for such period; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence, modification, amendment or repayment of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Senior Credit Facilities and the other Transactions and any amendment or modification of Indebtedness permitted to be incurred by the Indenture and (ii) commissions, discounts, yield and other fees, charges and expenses (including interest expense) related to any Receivables Facility; plus

(e) the amount of any restructuring charge or reserve, including any restructuring costs incurred in connection with acquisitions, mergers or consolidations after the Issue Date and costs related to the closure and/or consolidation of facilities, retention charges, systems establishment costs, excess pension charges and severance costs; plus

(f) any other non-cash charges, including any write offs or write downs and non-cash compensation expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(h) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(i) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”; plus

(j) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Issuer in good faith to be reasonably anticipated to be realizable within 12 months of the date of any Investment, acquisition, disposition, merger, consolidation, restructuring, cost-savings initiative, or initiative or other action being given pro forma effect (which will be added to EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) substantially all steps have been taken or procedures are in place for realizing such cost savings, operating expense reductions, other operating improvements and initiatives and synergies and (y) such cost savings, operating expense reductions, other operating improvements and initiatives and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Issuer);

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the accrual of revenue in the ordinary course of business or the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net loss or gain resulting in such period from Hedging Obligations and the application of Financial Accounting Codification No. 815-Derivatives and Hedging;

(b) any net loss or gain resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk); and

(c) any adjustment of the nature used in connection with the calculation of “Adjusted EBITDA,” as set forth in footnote 3 in the section “Summary—Summary Historical and Pro Forma Combined Financial Data” in the Offering Memorandum.

“Employee Matters Agreement” means the Employee Matters Agreement between Kimberly-Clark and the Issuer, to be dated on or prior to the Distribution Date.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer (excluding Disqualified Stock), other than:

(1) public offerings with respect to any of the Issuer’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) Refunding Capital Stock.

“Escrow Agent” means Deutsche Bank Trust Company Americas, as escrow agent.

“Escrow Agreement” means the Escrow Agreement, dated as of the Issue Date, among the Issuer, the Trustee and the Escrow Agent.

“Escrow Release Date” means the date the Escrow Agent released the escrowed funds from the escrow account in accordance with the terms of the Escrow Agreement.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “Events of Default and Remedies.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Form 10” means the registration statement on Form 10 originally filed by the Issuer with the SEC on May 6, 2014, as amended or supplemented.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date; except with respect to any reports or financial information required to be delivered pursuant to “—Certain Covenants—Reports and Other Information,” which shall be prepared in accordance with GAAP as in effect on the date thereof.

“Government Securities” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Notes and the Indenture.

“Guarantor” means each Restricted Subsidiary that incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person automatically ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies (including indemnity agreements or arrangements in connection with the foregoing).

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property or services, except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes due and payable and is not so paid, and (iii) liabilities accrued in the ordinary course of business; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances (or reimbursement agreements in respect thereof) and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) all Attributable Debt and all Capitalized Lease Obligations;

(3) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on Indebtedness of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(4) to the extent not otherwise included, Indebtedness of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not such Indebtedness is assumed by such first Person; provided, for purposes hereof the amount of such Indebtedness shall be the lesser of the Indebtedness so secured and the fair market value of the assets of the first person securing such Indebtedness;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) deferred or prepaid revenues, or (c) obligations under or in respect of Receivables Facilities. Furthermore, notwithstanding the foregoing, any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such obligations relating to Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness, shall not constitute or be deemed “Indebtedness”; provided that such defeasance has been made in a manner not prohibited by the Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Morgan Stanley & Co. LLC (as “Representative”) and the other Initial Purchasers represented by such Representative.

“Intellectual Property Agreements” means each of the intellectual property license agreements and trademark license agreements between Kimberly-Clark or its Subsidiaries and the Issuer or its Subsidiaries, dated on or prior to the Distribution Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, and in each such case with a “stable” or better outlook.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, deposits, advances to customers, dealers, distributors and suppliers, commission, payroll, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, as determined in good faith by the Issuer.

If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means October 17, 2014.

“Kimberly-Clark” means Kimberly-Clark Corporation, a Delaware corporation.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or similar agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Manufacturing and Supply Agreements” means one or more manufacturing and supply, distribution and non-competition agreements between Kimberly-Clark and the Issuer (or their respective Affiliates) dated on or prior to the Distribution Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), in the case of any Asset Sale by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the pro-rata portion of the net proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Issuer or a Restricted Subsidiary, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than Subordinated Indebtedness) required (other than required by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated October 2, 2014, relating to the sale of the old notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Assistant Treasurer, the Secretary or the Assistant Secretaries of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Pari Passu Indebtedness” means indebtedness of the Issuer or a Guarantor that ranks equally in right of payment with the Notes or such Guarantor’s Guarantee, as applicable.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person;

provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (a) existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any replacement, extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased as required by the terms of such Investment as in existence on the Issue Date, or (b) made or acquired pursuant to the Transactions;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes or in satisfaction of judgments against other Persons, in each case, with Persons who are not Affiliates of the Issuer;

(7) Hedging Obligations permitted under clause (9) of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer;

(9) guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants— Transactions with Affiliates” (except transactions described in clauses (2), (6), (8), (9) and (11) of such paragraph);

(11) Investments consisting of (x) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (y) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) additional Investments having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $125.0 million and (y) 5.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any Person that, in the good faith determination of the Issuer is necessary or advisable to effect any Receivables Facility or any repurchases in connection therewith;

(14) advances to, or guarantees of Indebtedness of, officers, directors and employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer;

(16) any Investment by the Issuer or any of its Restricted Subsidiaries in an Unrestricted Subsidiary or a joint venture engaged in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 4.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(17) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(18) advances, guarantees, endorsements for collection or deposit or customary trade arrangements with customers, suppliers, vendors or distributors in the ordinary course of business;

(19) lease, utility and other similar deposits in the ordinary course of business; and

(20) guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases or of other obligations that do not constitute Indebtedness, in each case entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other covenants, conditions, restrictions and minor defects or irregularities in title (“Other Encumbrances”), in each case which Liens and Other Encumbrances do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (17) of the second paragraph under “—Certain Covenants-Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (x) Liens securing Indebtedness permitted to be incurred pursuant to clause (4) extend only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof, and (y) Liens securing Indebtedness permitted to be incurred pursuant to clause (17) extend only to the assets of Non-Guarantor Subsidiaries;

(7) Liens existing on the Issue Date or incurred in connection with the Transactions (other than incurred under the Senior Credit Facilities);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary permitted to be incurred in accordance with the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) (a) leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business and, (b) with respect to any leasehold interest held by the Issuer or any of its Subsidiaries, the terms of the leases granting such leasehold interest and the rights of lessors thereunder, in the case of each of (a) and (b) which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9) and this clause (18); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and this clause (18) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;

(19) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings, in each case, made in the ordinary course of business;

(20) other Liens securing Obligations which do not exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets in aggregate principal amount at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (6) under the caption “—Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law or pursuant to customary depositary terms encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26) banker’s liens, Liens that are statutory, common law or contractual rights of set-off and other similar Liens, in each case (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens on assets of Non-Guarantor Subsidiaries securing Indebtedness of such Non-Guarantor Subsidiary;

(28) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness of such Unrestricted Subsidiaries;

(29) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(31) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(32) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business; and

(33) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Rating Category” means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody’s used by another Rating Agency selected by the Issuer. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and – for S&P; (ii) 1, 2 and 3 for Moody’s; and (iii) the equivalent gradations for another Rating Agency selected by the Issuer) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by the Issuer to effect a Change of Control.

“Rating Decline” with respect to the Notes shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies with respect to a Rating Category), the rating of the Notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the Notes on the Rating Date.

“Receivables Facility” means any of one or more securitization or receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries contributes, sells or otherwise conveys its accounts receivable, and related assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells, or grants a security interest in, its accounts receivable and related assets to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreements” means the Registration Rights Agreement with respect to the Notes, dated the Issue Date, among the Issuer and the Initial Purchasers and any similar registration rights agreements with respect to any Additional Notes.

“Related Business Assets” means (a) substantially all the assets of a business operating or engaged in a Similar Business, (b) Capital Stock in any Person operating or engaged in a Similar Business that results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary or (c) any other property or assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of McGraw Hill Financial, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien. For the avoidance of doubt, Attributable Debt will be considered to be secured by the asset that is the subject of the Sale and Leaseback Transaction.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the credit facility under the credit agreement entered into in connection with the Transactions by and among the Issuer, the Guarantors, the lenders party thereto in their capacities as lenders thereunder, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Separation” means the series of internal transactions, including those described under the “The Separation and Distribution,” “Our Relationship with Kimberly-Clark after the Distribution” and “Certain Relationships and Related Party Transactions” or otherwise described in the Form 10 (including the payment by the Issuer of the Cash Distribution to Kimberly-Clark), following which the Issuer will hold the business constituting Kimberly-Clark’s health care business.

“Separation and Distribution Documents” means the Distribution Agreement, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, Intellectual Property Agreements, Manufacturing and Supply Agreements and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by any of the foregoing.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries as described in the Offering Memorandum or any business that is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means:

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of a Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Matters Agreement” means the Tax Matters Agreement between Kimberly-Clark and the Issuer, dated on or prior to the Distribution Date.

“Total Assets” means total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries as may be expressly stated without giving effect to any amortization of the amount of intangible assets since the Issue Date, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Transactions” means (1) (A) the Separation, (B) the Distribution, (C) the Cash Distribution, (D) any other transactions contemplated by, or pursuant to, the Separation and Distribution Documents or otherwise in connection with the Separation and Distribution (including any cancellation or termination of Indebtedness, agreements, arrangements, commitments or understandings, including intercompany accounts payables, receivables or Indebtedness, between the Issuer or any of its Restricted Subsidiaries, on the one hand, and Kimberly-Clark or any of its other Subsidiaries, on the other hand, and making certain intercompany contributions and dividend payments) and (E) any other transactions pursuant to agreements or arrangements in effect on the Distribution Date on substantially the terms described in the Offering Memorandum or any amendment, modification, addition or supplement thereto or replacement thereof, as long as the terms of such agreement or arrangement, as so amended, modified, added, supplemented or replaced are not materially more disadvantageous to the Holders when taken as a whole compared to the applicable agreements as described in the Offering Memorandum (as determined in good faith by the Issuer), (2) the issuance of the Notes, (3) the entering into of the Senior Credit Facilities and the borrowing of the term loan thereunder and (4) the payment of fees and expenses in connection with the foregoing.

“Transaction Services Agreement” means the Transaction Services Agreement between Kimberly-Clark and Issuer, to be dated on or prior to the Distribution Date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 15, 2017; provided, however, that if the period from the Redemption Date to October 15, 2017 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding each Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments”; and

(2) each of (a) the Subsidiary to be so designated; and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary except for Liens described in clause (28) of the definition of “Permitted Liens”.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Consolidated Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than or equal to such ratio immediately prior to such designation.

in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of certain provisions of our other indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements.

Revolving Credit Facility and Term Loan Facility

On October 31, 2014, Halyard, as borrower, entered into a Credit Agreement among Morgan Stanley Senior Funding, Inc., as term loan administrative agent, Citibank, N.A., as revolver administrative agent and swing-line lender, and the other parties thereto, establishing credit facilities in an aggregate principal amount of $640.0 million, including a five-year senior secured Revolving Credit Facility allowing borrowings of up to $250.0 million, with a letter of credit subfacility in an amount of $75.0 million and a swingline subfacility in an amount of $25.0 million, and a seven-year senior secured Term Loan Facility of $390.0 million.

All obligations under the Credit Agreement and obligations under certain hedging agreements and cash management arrangements are (i) guaranteed by Halyard and each of its direct and indirect, existing and future, material wholly-owned domestic restricted subsidiaries and (ii) secured by substantially all of Halyard’s and the guarantors’ present and after-acquired personal property and material fee-owned real property, subject to certain exceptions.

In addition, the Credit Agreement contains an accordion feature that will allow Halyard, subject to the satisfaction of certain conditions, including Halyard’s receipt of increased commitments from existing lenders or new commitments from new lenders, to incur additional term loans under the Term Loan Facility or under new term loan facilities or to increase the amount of the commitments under the Revolving Credit Facility, including through the establishment of one or more tranches under the Revolving Credit Facility, in an aggregate principal amount not to exceed the sum of (i) $255 million, plus (ii) voluntary prepayments of loans under the Term Loan Facility and voluntary commitment reductions under the Revolving Credit Facility, plus (iii) an unlimited amount, so long as Halyard’s consolidated net secured leverage ratio is equal to or less than 2.50 to 1.00, after giving pro forma effect to the incurrence of any such incremental loans or commitments. The Credit Agreement contains a feature that allows Halyard, subject to consent of the extending lenders, to extend the maturity of the commitments or loans outstanding under each of the Term Loan Facility and Revolving Credit Facility.

Borrowings under the Term Loan Facility will bear interest, at Halyard’s option, at either (i) a reserve-adjusted LIBOR rate plus 3.25%, or (ii) a base rate (calculated as the greatest of (1) the prime rate, (2) the U.S. federal funds effective rate plus 0.50% and (3) the one month LIBOR Rate plus 1.00%) plus 2.25%.

Borrowings under the Revolving Credit Facility will bear interest, at Halyard’s option, at either (i) a reserve-adjusted LIBOR rate, plus a margin initially equal to 2.25% and then, following Halyard’s delivery under the Credit Agreement of Halyard’s financial statements for Halyard’s fiscal quarter ending March 31, 2015, ranging between 1.75% to 2.50% per annum, depending on Halyard’s consolidated total leverage ratio, or (ii) the base rate plus a margin initially equal to 1.25% and then, following Halyard’s delivery of those financial statements, ranging between 0.75% to 1.50% per annum, depending on Halyard’s consolidated total leverage ratio. The unused portion of Halyard’s Revolving Credit Facility will be subject to a commitment fee equal to (i) 0.25% per annum, when Halyard’s consolidated total leverage ratio is less than 2.25 to 1.00 and (ii) 0.40% per annum, otherwise.

The Credit Agreement contains certain affirmative and negative covenants that Halyard considers usual and customary for an agreement of this type. Such covenants, subject to exceptions, limit Halyard’s ability and the ability of Halyard’s restricted subsidiaries to, among other things:

•	incur additional indebtedness and guarantee indebtedness;

•	pay dividends or make other distributions or repurchase or redeem Halyard’s capital stock;

•	prepay, redeem or repurchase subordinated indebtedness or modify the agreements relating thereto;

•	make loans, investments and acquisitions;

•	sell, transfer or otherwise dispose of assets;

•	create or incur liens;

•	enter into certain types of transactions with affiliates;

•	enter into agreements restricting Halyard’s restricted subsidiaries’ ability to pay dividends;

•	consolidate, merge or sell all or substantially all of Halyard’s assets; and

•	create unrestricted subsidiaries.

In addition, under the Revolving Credit Facility, but not the Term Loan Facility, Halyard is subject to financial covenants restricting Halyard’s consolidated net secured leverage ratio from exceeding 2.50 to 1.00 and Halyard’s consolidated interest coverage ratio from being less than 3.00 to 1.00.

Repayment of borrowings under the Term Loan Facility and Revolving Credit Facility will be subject to acceleration upon the occurrence of certain events of default that Halyard considers usual and customary for an agreement of this type, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to material indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of material loan or security documents to be in force and effect, and change of control. Failure to comply with the financial covenants described above will not constitute an event of default under the Term Loan Facility unless and until the Revolving Credit Facility is terminated and accelerated by the requisite lenders thereunder.

The Term Loan Facility requires quarterly amortization payments equal to 0.25% of the aggregate principal amount of the term loans outstanding on the closing date. Halyard is permitted to prepay all or a portion of the term loans and revolving loans under the Credit Agreement at any time, subject, in the case of the Term Loan Facility, to a 1.00% premium if Halyard effects a repricing transaction in the first year after the closing date. Borrowings under the Credit Agreement are subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions and certain casualty events, and, starting with the fiscal year ending December 31, 2015, with excess cash flow if Halyard’s consolidated net secured leverage ratio is not less than 1.00 to 1.00.

The administrative agents and certain of the parties to the Credit Agreement and certain of their respective affiliates have performed in the past, and may perform in the future, banking, investment banking or other advisory services for Halyard and its affiliates from time to time for which they have received, or will receive, customary fees and expenses.

As of December 31, 2014, we had no borrowings and letters of credit of $2 million outstanding under the Revolving Credit Facility, leaving $248 million available for borrowing.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

To ensure compliance with U.S. Treasury Department Circular 230, you are hereby notified that: (a) any discussion of U.S. federal tax issues in this prospectus is not intended or written to be relied upon, and cannot be relied upon, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code of 1986, as amended (the “Code”); (b) such discussion is included herein in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

This section is a discussion of the material U.S. federal income tax considerations relating to the exchange of old notes for new notes in the exchange offer, as well as the ownership and disposition of the new notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of exchanging the old notes for new notes, or owning or disposing of the new notes. The summary generally applies only to beneficial owners of new notes that exchange their old notes for new notes in the exchange offer and that hold the new notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of that beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to apply to investors that are subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding new notes as part of a hedging or conversion transaction or a straddle, or persons deemed to sell new notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effects of the U.S. federal estate and gift tax laws or the effects of any foreign, state or local laws.

Holders considering the exchange of old notes for new notes in the exchange offer should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state and local laws, and tax treaties.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of new notes that, for U.S. federal income tax purposes is (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of new notes that is an individual, corporation, estate, or trust that is not a U.S. holder (as defined above).

If a partnership (including for this purpose an entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a new note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a new note that is a partnership and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of exchanging old notes for new notes, and owning and disposing of the new notes.

Exchange Offer

The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a U.S. holder who exchanges an old note for a new note pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A U.S. holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss for U.S. federal income tax purposes.

Taxation of Interest

U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the new notes in accordance with their regular method of tax accounting.

In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a de minimis amount, the holder will be required to include such excess in income as “original issue discount” over the term of the instrument, regardless of the holder’s regular method of tax accounting. We believe that the new notes will not be issued with original issue discount for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of New Notes

A U.S. holder generally will recognize capital gain or loss if the holder disposes of a new note in a sale, exchange (other than this exchange offer), redemption or other taxable disposition. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the new note. Proceeds that are attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss, but instead will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the new note will be long-term capital gain or loss if the holder held the new note for more than one year, or short-term capital gain or loss if the holder held the new note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate U.S. holders currently are taxed at a maximum 20% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

A U.S. holder that is an individual, an estate or a trust that does not fall into a special class of trusts will also be subject to a 3.8% tax on the lesser of (1) its “net investment income” (or undistributed “net investment income” in the case of an estate or trust) as defined in Section 1411(c)(1) of the Code for the relevant taxable year and (2) the excess of its modified adjusted gross income for such taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its interest income and its net gains from a sale, exchange (other than this exchange offer), redemption or other taxable disposition, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information Reporting and Backup Withholding

In general, information reporting requirements apply to payments to a non-corporate U.S. holder of stated interest on the notes and the proceeds of a sale, exchange (other than this exchange offer), redemption or other taxable disposition of the notes. Additionally, “backup withholding” may apply to any payments of stated interest and to payment of the proceeds of a sale, exchange (other than this exchange offer), redemption or other taxable disposition if made to a U.S. holder that is not a corporation and such holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and may be credited against such U.S. holder’s U.S. federal income tax liability (which may result in such U.S. holder being entitled to a refund of U.S. federal income tax), provided that correct information is timely provided to the IRS.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Exchange Offer

The exchange of an old note for a new note pursuant to the exchange offer will not constitute a “significant modification” of the old note for U.S. federal income tax purposes and, accordingly, the new note will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a non-U.S. holder who exchanges an old note for a new note pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A non-U.S. holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss for U.S. federal income tax purposes.

Taxation of Interest

Payments of interest to non-U.S. holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the new notes to a non-U.S. holder, however, will qualify as “portfolio interest”, and thus will be exempt from U.S. federal income and withholding, if the non-U.S. holder certifies (as discussed below) that such non-U.S. holder does not:

•	own, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	constitute a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	constitute a “controlled foreign corporation” (as defined in the Code) that is related, directly or indirectly, to us through stock ownership; or

•	conduct a trade or business in the United States to which such interest payments are effectively connected (see “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business” below).

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of an applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the new note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent, which may in turn be required to provide certification to other intermediaries or to us.

Sale, Exchange, Redemption or Other Disposition of Notes

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange (other than this exchange offer), redemption or other taxable disposition of new notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Non-U.S. Holders — Taxation of Interest” above), unless:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (or, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business”; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain (possibly offset by certain losses) generally would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States.

Income or Gains Effectively Connected With a U.S. Trade or Business

If any interest on the new notes, or gain from the sale, exchange (other than this exchange offer), redemption or other taxable disposition of the new notes is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in a similar manner as if such non-U.S. holder were a U.S. holder. However, if the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any income or gain generally will be subject to U.S. federal income tax only if it is attributable to a permanent establishment or fixed base maintained by such holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (or, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business may also be subject to a “branch profits tax” at a rate of 30% (subject to reduction by an applicable income tax treaty).

Backup Withholding and Information Reporting

The applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of interest on the new notes paid to that holder and the tax, if any, withheld with respect to that interest. These information reporting requirements apply even if withholding was not required. Pursuant to an applicable tax treaty or other agreement, copies of the information returns reporting that interest and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

Backup withholding generally will not apply to payments of interest on the new notes provided the non-U.S. holder furnishes to the applicable withholding agent the required certification of its non-U.S. status (generally a IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI) or otherwise establishes an exemption.

Payment to a non-U.S. holder of the proceeds of a sale or other disposition of the new notes by or through a U.S. office of a broker generally is subject to both information reporting and backup withholding unless the non-U.S. holder certifies to the payor in the manner required as to its non-U.S. status under penalties of perjury (such as by providing a IRS Form W-8BEN or IRS Form W-8BEN-E) or otherwise establishes an exemption. As a general matter, information reporting and backup withholding will not apply to a payment to a non-U.S. holder of the proceeds of a sale or other disposition of the new notes by or through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to payment of the proceeds of a sale or other disposition of the new notes by or through a non-U.S. office of a broker if that broker is:

•	a U.S. person,

•	a non-U.S. person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States,

•	a “controlled foreign corporation” as defined in the Code, or

•	a non-U.S. partnership that at any time during its tax year either (1) has one or more U.S. persons that, in the aggregate, own more than 50% of the income or capital interests in the partnership or (2) is engaged in the conduct of a trade or business in the United States.

Information reporting requirements will not apply to the payment of the proceeds of a sale or other disposition of the new notes if the broker receives a statement from the non-U.S. holder, signed under penalty of perjury, certifying such non-U.S. holder’s non-U.S. status or an exemption is otherwise established (generally, such certification is made on IRS Form W-8BEN). Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Amounts withheld under the backup withholding rules do not constitute an additional U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder’s U.S. federal income tax liability, if any, provided the required information and appropriate claim for refund or credit is timely filed with the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations promulgated thereunder, which are commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA,” generally impose withholding at a rate of 30% on (i) interest payable on, and (ii) after December 31, 2016, gross proceeds from a sale, exchange (other than this exchange offer), redemption or other taxable disposition held by or through certain financial institutions (including investment funds), unless such institution (y) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (z) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, (i) interest payable on the notes, and (ii) after December 31, 2016, gross proceeds from a sale, exchange (other than this exchange offer), redemption or other taxable disposition held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (y) certifies that such entity does not have any “substantial United States owners” or (z) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the United States Department of the Treasury. A non-U.S. Holder should consult its tax adviser regarding the possible implications of these rules on an investment in the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

The Company will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes will be passed upon for the Company by Alston & Bird LLP.

EXPERTS

The consolidated and combined financial statements of Halyard Health, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the three years ended December 31, 2014, 2013 and 2012 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the inclusion of certain allocated expenses from Kimberly-Clark, as discussed in Note 1 to the financial statements. Such financial statements have been so included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 to register the new notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits. You can read a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we have filed electronically with the SEC, which you can access at www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with those requirements, we file periodic reports, proxy statements and other information with the SEC. We expect that those periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the SEC’s website.

We make available free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. We make all of these documents available free of charge on our website, www.halyardhealth.com, and will provide them free of charge to any holders of the notes requesting copies in writing to: Halyard Health, Inc., Attn: Corporate Secretary, 5405 Windward Parkway, Suite 100 South, Alpharetta, Georgia 30004. The information on our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any filings we make with the SEC.

Unaudited Interim Financial Statements:

Unaudited Condensed Consolidated Income Statement for the Three Months Ended March 31, 2015 and 2014	F-38

Unaudited Condensed Consolidated Statement of Comprehensive (Loss) Income for the Three Months Ended March 31, 2015 and 2014	F-39

Condensed Consolidated Balance Sheet as of March 31, 2015 (unaudited) and December 31, 2014	F-40

Unaudited Condensed Consolidated Cash Flow Statement for the Three Months Ended March 31, 2015 and 2014	F-41

Notes to the Unaudited Condensed Consolidated Financial Statements	F-42

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED INCOME STATEMENT

(in millions, except per share amounts)

	Year Ended December 31,
	2014	2013	2012
Net Sales (including related party sales of $78.7, $91.3 and $92.6, respectively)	$1,672.1	$1,677.5	$1,684.0
Cost of products sold (including related party purchases of $72.5, $82.8 and $84.0, respectively	1,123.5	1,065.3	1,081.5

Gross Profit	548.6	612.2	602.5
Research and development	33.6	37.9	33.0
Selling and general expenses	424.5	351.4	343.0
Other (income) and expense, net	(3.8)	(2.4)	(1.5)

Operating Profit	94.3	225.3	228.0
Interest income	2.9	2.6	2.6
Interest expense	(6.0)	(0.1)	(0.8)

Income Before Income Taxes	91.2	227.8	229.8
Provision for income taxes	(64.1)	(73.2)	(77.2)

Net Income	$27.1	$154.6	$152.6

Per Share Basis
Basic	$0.58	$3.32	$3.28
Diluted	$0.58	$3.32	$3.28

See Notes to Consolidated and Combined Financial Statements.

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENT OF COMPREHENSIVE INCOME

(in millions)

	Year Ended December 31,
	2014	2013	2012
Net Income	$27.1	$154.6	$152.6

Other Comprehensive Income (Loss), Net of Tax
Defined benefit plans	(0.4)	—	—
Unrealized currency translation adjustments	(14.0)	(22.6)	6.9
Cash flow hedges	3.6	(7.1)	6.6

Total Other Comprehensive (Loss) Income, Net of Tax	(10.8)	(29.7)	13.5

Comprehensive Income	$16.3	$124.9	$166.1

See Notes to Consolidated and Combined Financial Statements.

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED BALANCE SHEET

(in millions, except share data)

	December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$149.0	$44.1
Accounts receivable, net of allowances	233.9	203.3
Inventories	283.1	285.6
Prepaid and other current assets	16.8	6.5
Current deferred income taxes	2.1	45.6

Total Current Assets	684.9	585.1
Property, Plant and Equipment, net	277.8	324.9
Assets Held for Sale	2.6	—
Goodwill	1,426.1	1,430.1
Other Intangible Assets, net	108.3	141.2
Other Assets	27.9	2.7

TOTAL ASSETS	$2,527.6	$2,484.0

LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$3.9	$2.8
Related party debt	—	9.1
Trade accounts payable	168.7	118.5
Accrued expenses	183.4	180.0

Total Current Liabilities	356.0	310.4
Long-Term Debt	632.3	—
Other Long-Term Liabilities	48.1	94.5

Total Liabilities	1,036.4	404.9

Commitments and Contingencies

Stockholders’ Equity
Preferred stock—$0.01 par value—authorized 20,000,000 shares, none issued	—	—
Common stock—$0.01 par value—authorized 300,000,000 shares in 2014; 46,535,951 outstanding at December 31, 2014	0.5	—
Additional paid-in capital	1,502.5	—
Kimberly-Clark’s net investment	—	2,098.7
Retained earnings	7.3	—
Accumulated other comprehensive income (loss)	(19.1)	(19.6)

Total Stockholders’ Equity	1,491.2	2,079.1

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,527.6	$2,484.0

See Notes to Consolidated and Combined Financial Statements.

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED STATEMENT OF STOCKHOLDERS’ EQUITY

(in millions, shares in thousands)

	Common Stock Issued		Additional Paid-in Capital	Kimberly- Clark’s Net Investment	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2011	—	$—	$—	$2,000.9	$—	$(3.4)	$1,997.5
Net income	—	—	—	152.6	—	—	152.6
Change in Kimberly-Clark’s investment, net	—	—	—	(107.9)	—	—	(107.9)
Other comprehensive income, net of tax							—
Unrealized translation	—	—	—	—	—	6.9	6.9
Cash flow hedges, net of tax of $0.3	—	—	—	—	—	6.6	6.6

Balance at December 31, 2012	—	—	—	2,045.6	—	10.1	2,055.7
Net income	—	—	—	154.6	—	—	154.6
Change in Kimberly-Clark’s investment, net	—	—	—	(101.5)	—	—	(101.5)
Other comprehensive income, net of tax
Unrealized translation	—	—	—	—	—	(22.6)	(22.6)
Cash flow hedges, net of tax of $1.7	—	—	—	—	—	(7.1)	(7.1)

Balance at December 31, 2013	—	—	—	2,098.7	—	(19.6)	2,079.1
Net income	—	—	—	19.8	7.3	—	27.1
Change in Kimberly-Clark’s investment, net	—	—	—	61.9	—	11.3	73.2
Spin-off cash distribution to Kimberly-Clark	—	—	—	(680.0)	—	—	(680.0)
Issuance of common stock and consummation of Spin-off	46,536	0.5	1,499.9	(1,500.4)	—	—	—
Stock-based compensation expense	—	—	2.6	—	—	—	2.6
Other comprehensive income, net of tax
Defined benefit plans	—	—	—	—	—	(0.4)	(0.4)
Unrealized currency translation adjustments	—	—	—	—	—	(14.0)	(14.0)
Cash flow hedges, net of tax of $0.7	—	—	—	—	—	3.6	3.6

Balance at December 31, 2014	46,536	$0.5	$1,502.5	$—	$7.3	$(19.1)	$1,491.2

See Notes to Consolidated and Combined Financial Statements.

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED AND COMBINED CASH FLOW STATEMENT

(in millions)

	Year Ended December 31,
	2014	2013	2012
Operating Activities
Net income	$27.1	$154.6	$152.6
Depreciation and amortization	85.4	69.2	57.6
Share-based compensation	7.9	6.0	5.3
Provision for losses on accounts receivable and inventories	2.8	2.5	(11.1)
Deferred income taxes	(35.0)	(0.9)	(11.6)
Asset impairments	41.9	—	—
Amortization of debt issue costs and debt discount	0.4	—	—
Net losses on asset dispositions	6.7	3.4	0.1
Changes in operating assets and liabilities, net of acquisition
Accounts receivable	15.1	(19.5)	26.4
Inventories	(2.9)	14.3	(15.1)
Prepaid expenses and other assets	(4.8)	2.0	(0.9)
Accounts payable	4.5	15.1	8.0
Accrued expenses	0.9	(23.8)	(8.8)
Other	(2.1)	0.9	0.1

Cash Provided by Operating Activities	147.9	223.8	202.6

Investing Activities
Capital expenditures	(78.5)	(49.0)	(40.8)
Cash outflows for acquisitions	—	(2.2)	—
Deposit received on pending sale of assets	7.8	—	—
Proceeds from dispositions of property	—	0.3	0.5

Cash Used in Investing Activities	(70.7)	(50.9)	(40.3)

Financing Activities
Debt proceeds	638.0	4.0	7.1
Debt issuance costs	(11.8)	—	—
Debt repayments	(13.8)	(67.9)	(31.2)
Spin-off cash distribution to Kimberly-Clark	(680.0)	—	—
Net transfers from (to) Kimberly-Clark	93.3	(119.3)	(113.7)
Other	3.5	3.2	3.9

Cash Provided by (Used in) Financing Activities	29.2	(180.0)	(133.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1.5)	3.3	(0.6)

Increase (Decrease) in Cash and Cash Equivalents	104.9	(3.8)	27.8
Cash and Cash Equivalents - Beginning of Year	44.1	47.9	20.1

Cash and Cash Equivalents - End of Year	$149.0	$44.1	$47.9

Supplemental Cash Flow Disclosure:
Cash paid for income taxes	$87.6	$74.2	$94.3

See Notes to Consolidated and Combined Financial Statements.

HALYARD HEALTH, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 1.	Accounting Policies

Background and Basis of Presentation

Halyard Health, Inc. is a global business which seeks to advance health and healthcare by preventing infection, eliminating pain and speeding recovery. We have two business segments: Surgical and Infection Prevention (“S&IP”) and Medical Devices. Our products and solutions are designed to address some of today’s most important healthcare needs, namely, preventing infections and reducing the use of narcotics while helping patients move from surgery to recovery. We market and support the efficacy, safety and economic benefit of our products with a significant body of clinical evidence.

References to “Halyard,” “we,” “our” and “us” refer to Halyard Health, Inc. and its consolidated subsidiaries, and references to “Kimberly-Clark” mean Kimberly-Clark Corporation, a Delaware corporation, and its subsidiaries, unless the context otherwise requires.

In November 2013, Kimberly-Clark announced its intention to evaluate a potential tax-free spin-off of its health care business (the “Spin-off”). Halyard Health, Inc. was incorporated in Delaware on February 25, 2014 for the purpose of holding the health care business following the separation. The Spin-off was completed on October 31, 2014 and Kimberly-Clark’s health care business became Halyard Health, Inc. See Note 2, “Separation from Kimberly-Clark” for further discussion.

The consolidated and combined financial statements represent the global operations of Halyard and its subsidiaries as an independent publicly-traded company beginning on November 1, 2014, and a combined reporting entity comprising the financial position, results of operations and cash flows of Kimberly-Clark’s health care business prior to November 1, 2014. The consolidated and combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Certain prior period amounts have been conformed to current presentation.

Our consolidated and combined financial statements include certain expenses prior to the Spin-off which Kimberly-Clark allocated to us. These expenses were charged to us on the basis of direct usage when identifiable, with the remainder allocated on the relative percentage of net sales or headcount. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as a separate, stand-alone public company or of the costs we will incur in the future. The total amount of these allocations from Kimberly-Clark was approximately $74 million through the Spin-off date in 2014 and $95 million in 2013 and 2012. See Note 18, “Related Party Transactions,” for additional information. Following the Spin-off, we expect Kimberly-Clark will continue to provide many of these services on a transitional basis for a fee. See Note 2, “Separation from Kimberly-Clark.”

Kimberly-Clark maintains a number of benefit and stock-based compensation programs at a corporate level. Our employees participated in those programs prior to the Spin-off, and as such, we were charged a portion of the expenses associated with these programs. However, our consolidated and combined balance sheet does not include any Kimberly-Clark net benefit plan obligations or Kimberly-Clark equity related to the stock-based compensation programs. Any benefit plan net liabilities that are our direct obligation, such as certain pension and post-retirement plans, are reflected in our consolidated and combined balance sheet as well as within our operating expenses. See Note 13, “Stock-Based Compensation,” and Note 11, “Employee Defined Benefit Plans,” for further description of these stock-based compensation and defined benefit programs.

Kimberly-Clark’s net investment balance represents the cumulative net investment in us by Kimberly-Clark through the Spin-off date, including any prior net income or loss and allocations or other transactions with Kimberly-Clark. Prior to the Spin-off, current domestic income tax liabilities were deemed to be remitted in cash to Kimberly-Clark in the period the related income tax expense was recorded.

Prior to the Spin-off, Kimberly-Clark provided financing, cash management and other treasury services to us. In North America, our cash balances were swept daily by Kimberly-Clark, and we received funding from Kimberly-Clark for most of our investing and financing cash needs. Prior to the Spin-off, cash transferred to and from Kimberly-Clark was recorded as intercompany receivables and payables. Those intercompany receivables and payables with Kimberly-Clark are reflected within Kimberly-Clark’s net investment in the accompanying consolidated and combined financial statements.

Principles of Combination

The consolidated and combined financial statements include our net assets and results of our operations as described above. All intercompany transactions and accounts after the Spin-off within our consolidated and combined businesses have been eliminated. Prior to the Spin-off, the consolidated and combined financial statements were prepared on a stand-alone basis derived from Kimberly-Clark’s consolidated financial statements and accounting records.

Prior to the Spin-off, all intercompany transactions between Kimberly-Clark and us have been included in the combined financial statements prior to the Spin-off. Intercompany transactions with Kimberly-Clark or its affiliates are reflected in the combined statement of cash flow as the change in Kimberly-Clark’s net investment within financing activities and in the consolidated combined balance sheet within Kimberly-Clark’s net investment prior to the Spin-off.

Use of Estimates

We prepare our consolidated and combined financial statements in accordance with GAAP, which requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting periods. Estimates are used in accounting for, among other things, distributor rebate accruals, future cash flows associated with impairment testing for goodwill and long-lived assets, loss contingencies, and deferred tax assets and potential income tax assessments. Actual results could differ from these estimates, and the effect of the change could be material to our financial statements. Changes in these estimates are recorded when known.

Cash Equivalents

Cash equivalents are short-term investments with an original maturity date of three months or less.

Inventories and Distribution Costs

For financial reporting purposes, most U.S. inventories are valued at the lower of cost, using the Last-In, First-Out (“LIFO”) method, or market. The balance of the U.S. and non-U.S. inventories are valued at the lower of cost (determined on the First-In, First-Out (“FIFO”) or weighted-average cost methods) or market. Distribution costs are classified as cost of products sold.

Property, Plant and Equipment and Depreciation

For financial reporting purposes, property, plant and equipment are stated at cost and depreciated on the straight-line method. Buildings are depreciated over their estimated useful lives, primarily 40 years. Machinery and equipment are depreciated over their estimated useful lives, primarily ranging from 16 to 20 years. Leasehold improvements are depreciated over the assets’ estimated useful lives, or the remaining lease term, whichever is shorter. Purchases of computer software, including external costs and certain internal costs (including payroll and payroll-related costs of employees) directly associated with developing significant computer software applications for internal use, are capitalized. Computer software costs are amortized on the straight-line method over the estimated useful life of the software, which is generally three to five years. Depreciation expense is recorded in cost of products sold, research and development and selling and general expenses.

Estimated useful lives are periodically reviewed, and when warranted, changes are made to them. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss would be indicated when estimated undiscounted future cash flows from the use and eventual disposition of an asset group, which are identifiable and largely independent of the cash flows of other asset groups, are less than the carrying amount of the asset group. Measurement of an impairment loss would be based on the excess of the carrying amount of the asset group over its fair value. Fair value is measured using discounted cash flows or independent appraisals, as appropriate. When property is sold or retired, the cost of the property and the related accumulated depreciation are removed from the consolidated and combined balance sheet and any gain or loss on the transaction is included in income.

Goodwill and Other Intangible Assets

Goodwill is tested for impairment annually and whenever events and circumstances indicate that impairment may have occurred. For 2014, we completed the required annual testing of goodwill for impairment for all reporting units using the beginning of the third quarter of 2014 as the measurement date. The fair value for all reporting units was in excess of the book value. The fair value of our Medical Devices unit exceeded the carrying value of its net assets by 76%; the fair value of our S&IP unit exceeded the carrying value of its net assets by 6% primarily because of the incremental corporate and ongoing costs that we will incur as a stand-alone public company.

The evaluation of goodwill involves comparing the current fair value of each reporting unit to its carrying value, including goodwill. We considered the market approach and used a discounted cash flow model to estimate the current fair value of our reporting units. The fair value determination utilized key assumptions regarding the growth of the business and stand-alone public company corporate and ongoing costs, each of which required significant management judgment, including estimated future sales volumes, selling prices and costs, changes in working capital and investments in property and equipment. These assumptions and estimates were based upon our historical experience and projections of future activity. In addition, the selection of the discount rate used to determine fair value was based upon current market rates and our current cost of financing. There can be no assurance that the assumptions and estimates made for purposes of the annual goodwill impairment test will prove to be accurate. Volatility in the equity and debt markets, or increases in interest rates, could result in a higher discount rate. Changes in sales volumes, selling prices and costs of goods sold, additional stand-alone public company costs, and increases in interest rates could cause changes in our forecasted cash flows. Unfavorable changes in any of the factors described above could result in a goodwill impairment charge in the future.

Intangible assets with finite lives are amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Estimated useful lives range from 7 to 30 years for trademarks, 7 to 17 years for patents and acquired technologies, and 2 to 16 years for other intangible assets. An impairment loss would be indicated when estimated undiscounted future cash flows from the use of the asset are less than its carrying amount. An impairment loss would be measured as the difference between the fair value (based on discounted future cash flows) and the carrying amount of the asset.

Acquired in-process research and development (“IPR&D”) is an indefinite-lived intangible asset until the research and development project is complete. IPR&D is measured at fair value upon acquisition and reviewed for impairment annually, or whenever events or circumstances indicate that impairment may have occurred. IPR&D is written off entirely if the project is abandoned. Upon project completion, IPR&D costs are amortized over an estimated useful life, which is generally 10 to 15 years. For 2014 we have completed the required annual testing for impairment and found no indications of impairment.

Revenue Recognition and Accounts Receivable

Sales revenue is recognized at the time of product shipment or delivery, depending on when title passes, to unaffiliated customers, and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable, and collection is reasonably assured. Sales are reported net of returns, rebates and freight allowed. Distributor rebates are estimated based on the historical cost difference between list prices and average end user contract prices and the quantity of products expected to be sold to specific end users. We maintain liabilities at the end of each period for the estimated rebate costs incurred but unpaid for these programs. Differences between estimated and actual rebate costs are normally not material and are recognized in earnings in the period such differences are determined. Taxes imposed by governmental authorities on our revenue-producing activities with customers, such as sales taxes and value-added taxes, are excluded from net sales.

Net sales to one customer accounted for 19%, 19% and 21%, respectively, of net sales in 2014, 2013 and 2012. No other customer accounted for more than 10% of net sales in any of the periods presented herein. As of December 31, 2014 and 2013, we had three and two customers, respectively, who individually accounted for more than 10% of our consolidated and combined accounts receivable balance.

Upon the Spin-off, Kimberly-Clark retained outstanding accounts receivable (See Note 2, “Separation from Kimberly-Clark”). The allowances for doubtful accounts and sales discounts was $1 million as of each year ended December 31, 2014 and 2013, respectively. The provision for doubtful accounts was not material for the years ended December 31, 2014, 2013 and 2012.

Related Party Sales

Prior to the Spin-off, sales to other Kimberly-Clark subsidiaries and affiliates of supplies and other finished products have been reflected as related party sales in our combined financial statements. These sales have historically been transacted under cost-plus pricing arrangements, which is consistent with Kimberly-Clark’s global transfer pricing policies. We entered into manufacturing and supply agreements with Kimberly-Clark prior to the Spin-off pursuant to which we or Kimberly-Clark, as the case may be, manufacture, label and package products for the other party. The manufacturing and supply agreements replaced our historical intercompany arrangements and reflect new pricing. Following the Spin-off, such sales are reflected as third party sales.

Foreign Currency Translation

The income statements of foreign operations are translated into U.S. dollars at rates of exchange in effect each month. Prior to the Spin-off, the balance sheets of these operations are translated at period-end exchange rates, and the differences from historical exchange rates are reflected in invested equity as unrealized translation adjustments. Following the Spin-off, the differences from historical exchange rates are reflected as unrealized translation adjustments in other comprehensive income.

Derivative Instruments and Hedging

All derivative instruments are recorded as assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives are either recorded in the income statement or other comprehensive income, as appropriate. The effective portion of the gain or loss on derivatives designated as cash flow hedges is included in other comprehensive income in the period that changes in fair value occur, and is reclassified to income in the same period that the hedged item affects income. Any ineffective portion of cash flow hedges is immediately recognized in income. Certain foreign-currency derivative instruments not designated as hedging instruments have been entered into to manage a portion of our foreign currency transactional exposures. The gain or loss on these derivatives is included in income in the period that changes in their fair values occur. Our policies allow the use of derivatives for risk management purposes and prohibit their use for speculation. Our policies also prohibit the use of any leveraged derivative instrument. Consistent with our policies, foreign currency derivative instruments are entered into with major financial institutions. At inception we formally designate certain derivatives as cash flow hedges and establish how the effectiveness of these hedges will be assessed and measured. This process links the derivatives to the transactions they are hedging. See Note 15, “Objectives and Strategies for Using Derivatives,” for disclosures about derivative instruments and hedging activities.

Research and Development

Research and development expenses are expensed as incurred. Research and development expenses include any impairment for acquired IPR&D.

Stock-Based Compensation

Prior to the Spin-off, our employees participated in Kimberly-Clark’s stock-based compensation plans. Stock-based compensation expense was charged to us based on the awards and terms previously granted to our employees. Subsequent to the Spin-off, we have a stock-based Equity Participation Plan and an Outside Directors’ Compensation Plan, under which we can grant stock options, restricted shares and restricted share units to employees and outside directors. Stock-based compensation is initially measured at the fair value of the awards on the grant date and is recognized in the financial statements over the period the employees are required to provide services in exchange for the awards. The fair value of option awards is measured on the grant date using a Black-Scholes option-pricing model. The fair value of performance-based restricted share awards is based on the Kimberly-Clark or Halyard stock price at the grant date and the assessed probability of meeting future performance targets. See Note 13, “Stock-Based Compensation.”

Income Taxes

Prior to the Spin-off, our income taxes were calculated on a separate tax return basis, although operations have been included in Kimberly-Clark’s U.S. federal, state and foreign tax returns. Our income tax results as presented were not necessarily indicative of future performance and did not necessarily reflect the results that we would have generated as an independent publicly traded company for the periods presented.

Following the Spin-off, we account for income taxes under the asset and liability method of accounting, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Under this method, changes in tax rates and laws are recognized in income in the period such changes are enacted. The provision for federal, state, and foreign income taxes is calculated on income before income taxes based on current tax law and includes the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provision differs from the amounts currently payable because certain items of income and expense are recognized in different reporting periods for financial reporting purposes than for income tax purposes. Recording the provision for income taxes requires management to make significant judgments and estimates for matters whose ultimate resolution may not become known until the final resolution of an examination by the Internal Revenue Service (IRS) or state and foreign agencies. If it is more likely than not that some portion, or all, of a deferred tax asset will not be realized, a valuation allowance is recognized.

Recording liabilities for uncertain tax positions involves significant judgment in evaluating our tax positions and developing the best estimate of the taxes ultimately expected to be paid. We include any related tax penalties and interest in income tax expense.

Employee Defined Benefit Plans

We recognize the funded status of our defined benefit and post-retirement plans as an asset or a liability on our balance sheet. Actuarial gains or losses are a component of our other comprehensive income, which is then included in our accumulated other comprehensive income. Pension and post-retirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits. We make significant assumptions (including the discount rate, expected rate of return on plan assets and health care trend rates) in computing the pension and post-retirement benefits expense and obligations.

Recent Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, which will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. This standard is effective for public entities for annual periods ending after December 15, 2016. Earlier application of this standard is permitted. This standard is not expected to have a material effect on our financial position, results of operations and cash flows.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most current revenue recognition guidance. The standard is effective for public entities for annual and interim periods beginning after December 15, 2016. Early adoption is not permitted. The guidance permits two implementation approaches, one requiring application of the standard retrospectively to each prior period presented or a simplified retrospective method with the cumulative effect of initially applying the standard recognized in retained earnings with footnote disclosure of the effects on each financial statement line item. The effect of this standard on our financial position, results of operations and cash flows is not yet known.

Note 2.	Separation from Kimberly-Clark

Separation from Kimberly-Clark

Prior to the Spin-off, Halyard had no operations other than those related to the preparation to receive the health care business of Kimberly-Clark. Following the Spin-off, we became a separate public company, and Kimberly-Clark has no continuing stock ownership in us.

Prior to the Spin-off, we entered into a distribution agreement and various other agreements with Kimberly-Clark to effect the separation of our business from Kimberly-Clark’s other businesses and set forth our contractual relationships with Kimberly-Clark after the Spin-off. These agreements provide for the allocation, between us and Kimberly-Clark, of Kimberly-Clark’s assets, liabilities, employees and obligations (including Kimberly-Clark’s investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Spin-off. The various other agreements include a transition services agreement, a tax matters agreement, an employee matters agreement, intellectual property agreements and manufacturing and supply agreements.

Using $250 million of proceeds from 6.25% senior unsecured notes and $390 million from a senior secured term loan (see Note 9, “Debt”) and cash on hand we made a cash distribution to Kimberly-Clark equal to $680 million.

Non-Cash Activities Related to the Separation from Kimberly-Clark

Non-cash activities related to the Spin-off, net of amounts retained or contributed by Kimberly-Clark, are as follows (in millions):

Current assets	$81.7
Property retained by Kimberly-Clark	26.5
Accounts payable	(74.0)
Accrued liabilities	(7.4)
Non-current liabilities	(1.3)
AOCI and other	5.9

Total	$31.4

Through the Spin-off date, we incurred $89 million ($88 million after tax) of transaction costs related to the separation from Kimberly-Clark and $12 million ($8 million after tax) of post Spin-off transition costs.

Note 3.	Manufacturing Footprint Strategic Changes

In 2014, Kimberly-Clark initiated a plan to exit one of the disposable glove facilities in Thailand and outsource the related production to improve the underlying profitability and return on invested capital of our S&IP business. In conjunction with this plan, we evaluated the impacted asset group, which includes all of our facilities in Thailand, for impairment, and we re-evaluated the remaining useful lives of the assets involved in the impacted asset group. The plan resulted in a reduction of our workforce by approximately 2,500 positions and cumulative charges of $57 million ($47 million after-tax) through the Spin-off date that were recognized in cost of sales. The charges consisted of non-cash asset impairment of $42 million, accelerated depreciation of $10 million and workforce reduction and other exit cash costs of $5 million. Accelerated depreciation represents the incremental depreciation over and above the depreciation for the original established useful life.

The asset impairment charge was based on the excess of the carrying value of the impacted asset group of about $94 million over its fair value of $52 million. The fair value was measured using discounted cash flows expected over the time the asset group would remain in use. The use of the discounted cash flows represents a level 3 measure under the fair value hierarchy.

Following the Spin-off, we incurred additional costs of $3 million ($2 million net of tax) primarily for accelerated depreciation through December 8, 2014. Payments of $5 million were made for severance and other costs in 2014 and there were no remaining accrued expenses related to the sale as of December 31, 2014.

On December 8, 2014, we entered into a definitive agreement to sell the disposable glove facility to a third party. We received advance cash payments of $8 million before the end of 2014, which is included in “Accrued Expenses” in the accompanying consolidated and combined balance sheet. The net book value of the disposable glove facility was $3 million and was classified as “Assets Held for Sale” in the accompanying balance sheet. The sale closed in January 2015, resulting in a gain on sale of $12 million, which was recorded in the first quarter of 2015.

Note 4.	Inventories

Inventories at the lower of cost (determined on the LIFO/FIFO or weighted-average cost methods) or market consists of the following (in millions):

	As of December 31,
	2014			2013
	LIFO	Non- LIFO	Total	LIFO	Non- LIFO	Total
Raw Materials	$48.4	$1.3	$49.7	$40.2	$2.4	$42.6
Work in process	47.7	0.3	48.0	64.8	0.4	65.2
Finished goods	157.8	37.5	195.3	148.7	42.3	191.0
Supplies and other	—	11.8	11.8	—	13.6	13.6

	253.9	50.9	304.8	253.7	58.7	312.4
Excess of FIFO or weighted-average cost over LIFO cost	(21.7)	—	(21.7)	(26.8)	—	(26.8)

Total	$232.2	$50.9	$283.1	$226.9	$58.7	$285.6

Note 5.	Property, Plant and Equipment

Property, plant and equipment consists of the following (in millions):

	As of December 31,
	2014	2013
Land	$2.3	$4.5
Buildings	67.9	104.3
Machinery and equipment	436.3	617.2
Construction in progress	62.2	46.5

	568.7	772.5
Less accumulated depreciation	(290.9)	(447.6)

Total	$277.8	$324.9

The decrease in property, plant and equipment from 2013 is primarily due to the manufacturing footprint strategic changes related to the glove facility in Thailand (see Note 3). Property, plant and equipment includes $1 million of capitalized interest in the year ended December 31, 2014. As of December 31, 2014, there was $22 million of capital expenditures in accounts payable, primarily related to building facilities necessary for us to operate as a stand-alone company. In the prior year, capital expenditures in accounts payable was not material.

As of December 31, 2014 and 2013, we held $156 million and $137 million, respectively, of net property, plant and equipment in the United States.

Depreciation expense was $53 million, $40 million and $38 million, respectively, in the years ended December 31, 2014, 2013 and 2012.

Note 6.	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill by business segment are as follows (in millions):

	Medical Devices	S&IP	Total
Balance at December 31, 2012	$684.6	$749.5	$1,434.1
Acquisitions	2.7	—	2.7
Currency changes	(1.0)	(5.7)	(6.7)

Balance at December 31, 2013	686.3	743.8	1,430.1
Currency changes	(4.7)	0.7	(4.0)

Balance at December 31, 2014	$681.6	$744.5	$1,426.1

At December 31, 2014 and 2013, we had IPR&D included in intangible assets of $7 million for both periods. The IPR&D is not subject to amortization until the project is complete.

Intangible assets subject to amortization consist of the following (in millions):

	As of December 31,
	2014			2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	$126.6	$(86.1)	$40.5	$126.6	$(82.2)	$44.4
Patents and acquired technologies	149.1	(99.3)	49.8	149.9	(76.1)	73.8
Other	48.3	(37.0)	11.3	49.2	(32.9)	16.3

Total	$324.0	$(222.4)	$101.6	$325.7	$(191.2)	$134.5

Amortization expense for intangible assets was $32 million, $29 million and $19 million for the years ended December 31, 2014, 2013 and 2012, respectively. We estimate amortization expense for the next five years and beyond will be as follows (in millions):

For the years ending December 31,
2015	$25.4
2016	20.2
2017	14.9
2018	11.1
2019	6.9
Thereafter	23.1

Total	$101.6

Note 7.	Accrued Liabilities

Current Liabilities

Accrued liabilities consist of the following (in millions):

	December 31,
	2014	2013
Accrued rebates	$82.2	$81.9
Accrued salaries and wages	46.4	37.3
Accruals for estimated litigation matters	—	25.7
Accrued taxes - income and other	23.4	12.2
Deposit received on pending sale of assets	7.8	—
Other	23.6	22.9

Total	$183.4	$180.0

Other Long-Term Liabilities

Other long-term liabilities consist of the following (in millions):

	December 31,
	2014	2013
Deferred income taxes	$27.9	$90.5
Taxes payable	1.6	1.3
Other	18.6	2.7

Total	$48.1	$94.5

Note 8.	Fair Value Information

The following fair value information is based on a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels in the hierarchy used to measure fair value are:

Level 1—Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.

Level 2—Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3—Prices or valuations that require inputs that are significant to the valuation and are unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

During 2014 and 2013, there were no transfers among Level 1, 2 or 3 fair value determinations.

The derivative liabilities for foreign exchange contracts as of December 31, 2014 and 2013 were $0 million and $5 million, respectively, and are included in the consolidated and combined balance sheet in accrued expenses. These derivatives are classified as Level 2 of the fair value hierarchy. The fair values of derivatives used to manage foreign currency risk is based on published quotations of spot currency rates and forward points, which are converted into implied forward currency rates. Additional information on our use of derivative instruments is contained in Note 15, “Objectives and Strategies for Using Derivatives.”

The following table includes the fair value of our financial instruments for which disclosure of fair value is required (in millions):

		December 31, 2014		December 31, 2013
	Fair Value Hierarchy Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets
Cash and cash equivalents	1	$149.0	$149.0	$44.1	$44.1
Liabilities
Debt	2	636.2	644.0	11.9	11.9

Cash equivalents are recorded at cost, which approximates fair value due to their short-term nature.

As of December 31, 2013, short-term debt included $9 million of debt owed to wholly-owned subsidiaries of Kimberly-Clark. The carrying value approximated fair value due to the short-term nature of the debt.

Long-term debt at December 31, 2014 includes the carrying amount of our senior secured term loan (including current portion) and our senior unsecured notes (See Note 9, “Debt”). Fair value for the debt was based on observed trading prices in a secondary market.

Note 9.	Debt

As of December 31, 2014 and 2013, our debt balances were as follows (in millions):

	Weighted- Average Interest Rate	Maturities	December 31,
			2014	2013
Senior Secured Term Loan	4.00%	2021	$386.2	$—
Senior Unsecured Notes	6.25%	2022	250.0	—
Debt due to Kimberly-Clark	0.50%	2014	—	9.1
Bank loans and other financings in various currencies	0.60%	2014	—	2.8

Total long-term debt			636.2	11.9
Less debt payable within one year			3.9	11.9

Long-term portion			$632.3	$—

As of December 31, 2014, we were in compliance with all of our debt covenants, which are further described below. As of December 31, 2014, the scheduled principal payments on our long-term debt are $4 million each year for the next five years.

Senior Unsecured Notes

Prior to the Spin-off, we issued $250 million of senior unsecured notes (the “Notes”). The Notes will mature on October 15, 2022 and interest will accrue at a rate of 6.25% per annum from October 17, 2014 and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2015.

The agreement governing the Notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur additional indebtedness, guarantee indebtedness or issue disqualified stock or, in the case of our restricted subsidiaries, preferred stock;

•	pay dividends on, repurchase or make distributions in respect of our capital stock;

•	make certain investments or acquisitions;

•	sell, transfer or otherwise convey certain assets;

•	create liens;

•	enter into agreements restricting certain subsidiaries’ ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our and our subsidiaries’ assets;

•	enter into transactions with affiliates; and

•	prepay certain kinds of indebtedness.

Senior Secured Term Loan and Revolving Credit Facility

Prior to the Spin-off, we entered into a credit agreement establishing credit facilities in aggregate principal amount of $640 million, including a five-year senior secured revolving credit facility allowing borrowings of up to $250 million, with a letter of credit sub-facility in an amount of $75 million and a swingline sub-facility in an amount of $25 million (the “Revolving Credit Facility”), and a seven-year senior secured term loan of $390 million (the “Term Loan Facility”).

The Term Loan Facility is secured by substantially all of our assets located in the United States and a certain percentage of our foreign subsidiaries’ capital stock. The credit agreement contains covenants similar to those described above. Pursuant to the restrictive covenants that limit our ability to pay dividends, we have the ability to pay dividends, repurchase stock and make investments up to an “Available Amount,” as defined in the credit agreement governing the Term Loan Facility and the Revolving Credit Facility, provided that we are in compliance with all required covenants, there are no events of default and upon meeting certain financial ratios.

In conjunction with the credit agreements described above, we paid $12 million in financing fees and the loan was issued at a discount of $4 million, which amounts were deferred and will be amortized to interest expense over the life of the credit agreement using the effective interest method.

Borrowings under the Term Loan Facility will bear interest, at Halyard’s option, at either (i) a reserve-adjusted LIBOR rate, subject to a floor of 0.75%, plus 3.25%, or (ii) a base rate, subject to a floor of 0.75%, (calculated as the greatest of (1) the prime rate, (2) the U.S. federal funds effective rate plus 0.50% or (3) the one month LIBOR Rate plus 1.00%) plus 2.25%. The Term Loan Facility requires quarterly amortization payments equal to 0.25% of the aggregate principal amount of the term loans outstanding on the closing date. As of December 31, 2014, the interest rate in effect for the Term Loan Facility was 4.00%.

Borrowings under the Revolving Credit Facility will bear interest, at Halyard’s option, at either (i) a reserve-adjusted LIBOR rate, plus a margin initially equal to 2.25% and then, following Halyard’s delivery under the credit agreement of Halyard’s financial statements for Halyard’s fiscal quarter ending March 31, 2015, ranging between 1.75% to 2.50% per annum, depending on Halyard’s consolidated total leverage ratio, or (ii) the base rate plus a margin initially equal to 1.25% and then, following Halyard’s delivery of those financial statements, ranging between 0.75% to 1.50% per annum, depending on Halyard’s consolidated total leverage ratio. The unused portion of Halyard’s Revolving Credit Facility will be subject to a commitment fee equal to (i) 0.25% per annum, when Halyard’s consolidated total leverage ratio is less than 2.25 to 1.00 and (ii) 0.40% per annum, otherwise. As of December 31, 2014, we had no borrowings and letters of credit of $2 million outstanding under the Revolving Credit Facility, leaving $248 million available for borrowing.

In the prior year, the debt due to Kimberly-Clark was subject to repayment upon demand, and accordingly was classified in current liabilities on the combined and consolidated balance sheet. The debt due to Kimberly-Clark of $9 million as of December 31, 2013 was repaid in the Spin-off.

In the prior year, the bank loan operated as a short-term revolver, and the balance owed at December 31, 2013 of $3 million was repaid in March 2014.

Note 10.	Income Taxes

Prior to the Spin-off, our income taxes were calculated on a separate tax return basis, although operations have been included in Kimberly-Clark’s U.S. federal, state and foreign tax returns. Kimberly-Clark’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, our income tax results as presented are not necessarily indicative of future performance and do not necessarily reflect the results that we would have generated as an independent publicly traded company for the periods presented. Following the Spin-off, our income taxes are calculated using the asset and liability method of accounting, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

The provision for income taxes includes federal, state and foreign taxes currently payable and those deferred because of net operating losses and temporary differences between the Consolidated and Combined Financial Statements and tax bases of assets and liabilities.

The components of income (loss) before income taxes, and the provision (benefit) for income taxes are as follows (in millions):

	Year Ended December 31,
	2014	2013	2012
Income before income taxes
United States	$91.8	$136.8	$119.3
Foreign	(0.6)	91.0	110.5

Total	91.2	227.8	229.8

Income tax provision (benefit):
Current:
United States	71.2	41.4	49.8
State	5.5	8.2	10.6
Foreign	18.0	23.7	30.8

Total	94.7	73.3	91.2

Deferred:
United States	(9.8)	(0.4)	(10.0)
State	(1.4)	0.2	(1.5)
Foreign	(19.4)	0.1	(2.5)

Total	(30.6)	(0.1)	(14.0)

Total income tax provision	$64.1	$73.2	$77.2

Major differences between the federal statutory rate and the effective tax rate are as follows:

	Year Ended December 31,
	2014	2013	2012
Federal statutory rate	35.0%	35.0%	35.0%
Rate of state income taxes, net of federal tax benefit	3.0	2.3	4.6
Statutory rate other than U.S. statutory rate	(0.3)	(3.2)	(3.5)
Thailand repatriation related to the Spin-off	15.5	—	—
Non-deductible expenses related to the Spin-off	17.6	—	—
Change in valuation allowances	2.1	0.6	(1.9)
Other, net	(2.6)	(2.6)	(0.6)

Effective tax rate	70.3%	32.1%	33.6%

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities (in millions):

	As of December 31,
	2014	2013
Deferred tax assets
Inventories	$—	$23.8
Intangibles, net	13.8	—
Accrued liabilities	16.7	14.8
Other	2.7	15.3

	33.2	53.9
Valuation allowance	(0.8)	(4.3)

Total deferred assets	32.4	49.6

	As of December 31,
	2014	2013
Deferred tax liabilities
Inventories	$17.4	$—
Property, plant and equipment, net	27.5	45.8
Intangibles, net	—	47.2
Other	1.2	0.1

Total deferred tax liabilities	46.1	93.1

Net deferred tax liabilities	$13.7	$43.5

Valuation allowances increased $1 million during the first ten months of 2014 impacting earnings by the same amount. Valuation allowances decreased by $5 million due to the Spin-off. This activity did not impact earnings. During the two month post spin period, valuation allowances increased $1 million impacting earnings by the same amount. Valuation allowances at the end of 2014 and 2013 primarily relate to tax credits and income tax loss carryforwards.

Realization of income tax loss carryforwards is dependent on generating sufficient taxable income prior to expiration of these carryforwards. Although realization is not assured, we believe it is more likely than not that all of the deferred tax assets, net of applicable valuation allowances, will be realized. The amount of the deferred tax assets considered realizable could be reduced or increased due to changes in the tax environment or if estimates of future taxable income change during the carryforward period.

At December 31, 2014, U.S. income taxes and foreign withholding taxes have not been provided on $73 million of current and prior year undistributed earnings of subsidiaries operating outside the U.S. These earnings, which are considered to be invested indefinitely, would become subject to income tax if they were remitted as dividends, were lent to one of our U.S. entities or if we were to sell our stock in the subsidiaries. Determination of the amount of unrecognized deferred U.S. income tax liability on these unremitted earnings is not practicable because of the complexities associated with this hypothetical calculation. We do not expect restrictions or taxes on repatriation of cash held outside of the United States to have a material adverse effect on our overall liquidity, financial condition or results of operations for the foreseeable future.

A reconciliation of the beginning and ending amount of unrecognized tax benefit is as follows (in millions):

	As of December 31,
	2014	2013
Beginning of year	$19.5	$18.1
Gross increases for income tax positions taken during current period	0.2	1.3
Gross increases for tax positions of prior years	—	5.8
Gross decreases for tax positions of prior years	(0.9)	(4.2)
Decreases for tax positions retained by Kimberly-Clark as a result of the Spin-off	(16.6)	—
Decreases for settlements with taxing authorities	(0.5)	(1.4)
Decreases for lapse of the applicable statute of limitations	(0.1)	(0.1)

End of year	$1.6	$19.5

The amount, if recognized, that would affect our effective tax rate at December 31, 2014 and 2013 is $1 million and $14 million, respectively.

We classify interest and penalties on uncertain tax benefits as income tax expense. At December 31, 2014 and 2013, before any tax benefits, we had $1 million and $5 million, respectively, of accrued interest and penalties on unrecognized tax benefits.

During the next twelve months, we do not expect the resolution of any tax audits which could potentially reduce unrecognized tax benefits by a material amount. In addition, no expiration of the statute of limitations for a tax year in which we have recorded uncertain tax benefits will occur in the next twelve months.

State income tax returns are generally subject to examination for a period of three to five years after filing of the respective returns. The state effect of any changes to filed federal positions remains subject to examination by various states for a period of up to two years after formal notification to the states. We have various state income tax return positions in the process of examination, administrative appeals or litigation.

Note 11.	Employee Defined Benefit Plans

International Pension Plans

Certain plans in our international operations are our direct obligation, and therefore, the related funded status has been recorded within our consolidated and combined balance sheet. These plans are unfunded and the aggregated projected benefit obligation as of December 31, 2014 and 2013 was $5 million and $2 million, respectively. Net periodic pension cost for the years ended December 31, 2014, 2013 and 2012 was $3 million, $1 million and $1 million, respectively. Over the next ten years, we do not expect gross benefit payments to be material in the years 2015 through 2019, and $3 million in total for the years 2020 through 2024.

Defined Contribution Pension Plans

Eligible employees participate in our defined contribution plans. Our 401(k) plan and supplemental plan provide for a matching contribution of a U.S. employee’s contributions and accruals, subject to predetermined limits. Halyard also has defined contribution pension plans for certain employees outside the U.S. in which eligible employees may participate. Following the Spin-off, costs charged to expense in our cost of products sold, research and development and selling and general expenses in our consolidated and combined income statement for contributions made were $1 million in the period from November 1, 2014 to December 31, 2014.

Participation in Kimberly-Clark’s Pension and Other Postretirement Benefit Plans

Prior to the Spin-off, eligible employees participated in defined benefit pension and postretirement healthcare plans sponsored by Kimberly-Clark. Certain employees in North America were covered by these defined benefit pension plans, and substantially all U.S. employees had access to unfunded healthcare and life insurance benefit plans. Participants from Kimberly-Clark’s other businesses also participated in these plans and therefore, our participation in the plans was accounted for on a multi-employer basis. As a result, the assets or liabilities associated with these plans are not reported in our consolidated and combined balance sheet. All liability relating to Kimberly-Clark’s defined benefit pension plan was retained by Kimberly-Clark.

Prior to the Spin-off, expense allocations for these benefits were determined based on a review of personnel by business unit and are recorded in our condensed and combined income statement within cost of products sold, research and development and selling and general expenses, as applicable. These costs are funded through transactions with Kimberly-Clark. Our allocated expenses for the defined benefit pension plans were $2 million, $2 million and $2 million for the years ended December 31, 2014, 2013 and 2012, respectively. Our allocated expenses for the postretirement healthcare plans were $3 million, $4 million and $6 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Prior to the Spin-off, our eligible employees participated in Kimberly-Clark’s defined contribution plans. Costs charged to expense in our cost of products sold, research and development and selling and general expenses for contributions made by Kimberly-Clark on our behalf were $9 million, $10 million and $10 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Note 12.	Accumulated Other Comprehensive Income

The changes in the components of Accumulated Other Comprehensive Income (“AOCI”), net of tax, are as follows (in millions):

	Year Ended December 31,
	2014	2013	2012
Unrealized translation	$(14.0)	$(22.6)	$6.9
Defined benefit pension plans	(0.4)	—	—
Cash flow hedges	4.3	(5.4)	6.9

	(10.1)	(28.0)	13.8
Tax effect	(0.7)	(1.7)	(0.3)

Change in AOCI	$(10.8)	$(29.7)	$13.5

Note 13.	Stock-Based Compensation

The Halyard Health, Inc. Equity Participation Plan and the Halyard Health, Inc. Outside Directors’ Compensation Plan (together, the “Plans”) provide for awards of stock options, stock appreciation rights, restricted stock (and in certain limited cases, unrestricted stock), restricted stock units, performance units and cash awards to eligible employees (including officers who are employees), directors, advisors and consultants of Halyard or its subsidiaries. A maximum of 4,900,000 shares of Halyard common stock may be issued under the Plans, and there are 3,914,330 shares remaining available for issuance as of December 31, 2014.

Aggregate stock-based compensation expense under the Plans was $3 million for the period ended December 31, 2014, which reflects expense incurred for awards granted after the Spin-off.

Stock Options

Stock options are granted at an exercise price equal to the fair market value of Halyard’s common stock on the date of grant. Stock options are generally subject to graded vesting whereby options vest 30% at the end of each of the first two 12-month periods following the grant and 40% at the end of the third 12-month period and have a term of 10 years.

Any unvested options awarded by Kimberly-Clark held by the Halyard employees under the age of 55 at the time of the Spin-off were forfeited on the Spin-off date. Certain awards granted to employees to replace Kimberly-Clark awards forfeited at the time of Spin-off have shorter vesting periods.

The fair value of stock option awards was determined using a Black-Scholes option-pricing model utilizing a range of assumptions related to volatility, risk-free interest rate, expected term and dividend yield. Expected volatility was based on historical weekly closing stock price volatility for a peer group of companies. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The expected term was based on historical observed settlement behavior. The dividend yield was based on the expectation that no dividends are expected to be paid on our common stock.

The weighted-average fair value of options granted was $10.01 based on an assumed volatility of 25% to 27%, risk-free interest rates of 0.8% to 1.6%, an expected term of three to five years and no dividend yield. Stock-based compensation expense related to stock options was $1 million for the period from the Spin-off date through December 31, 2014.

A summary of stock option activity is presented below:

	Shares (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 31, 2013	—	$—
Granted	616	$34.94
Forfeitures	(5)	$34.98

Outstanding at December 31, 2014	611	$34.94	8.9	$6.4

There were no options vested or exercisable as of December 31, 2014.

The following table summarizes information about options outstanding as of December 31, 2014:

	Options Outstanding
Range of Exercise Prices	Shares (in thousands)	Weighted-Average Remaining Contractual Term (Years)
$25.00 to $30.00	87	7.3
$30.00 to $35.00	175	8.3
$35.00 to $40.00	349	9.5

	611	8.9

There were no vested and exercisable options outstanding as of December 31, 2014, and there was no exercise activity from the Spin-off date through December 31, 2014. For stock options outstanding at December 31, 2014, we expect to recognize an additional $5 million of expense over the remaining average service period of one year.

Restricted Share Units

Restricted shares, time-vested restricted share units and performance-based restricted share units granted to employees and directors are valued at the closing market price of our common stock on the grant date with vesting conditions determined upon approval of the award. The fair value of restricted share units is based on our closing stock price on the date of grant.

Any unvested restricted share units awarded by Kimberly-Clark held by the Halyard employees under the age of 55 at the time of the Spin-off were forfeited on the Spin-off date. Certain awards granted to employees to replace Kimberly-Clark awards forfeited at the time of Spin-off have shorter vesting periods.

Stock-based compensation expense related to restricted stock units was $2 million for the period from the Spin-off date through December 31, 2014. A summary of restricted share unit activity is presented below:

	Shares (in thousands)	Weighted Average Fair Value
Outstanding at December 31, 2013	—	$—
Granted	377	$37.88
Forfeited	(2)	$37.88

Outstanding at December 31, 2014	375	$37.88

Vested at December 31, 2014	6	$37.88

For restricted share units outstanding at December 31, 2014, we expect to recognize an additional $12 million of expense over the remaining average service period of 1.2 years.

Expense under Kimberly-Clark Equity Incentive Plans

Kimberly-Clark maintains several equity incentive plans in which our executives and employees participated prior to the Spin-off. All awards granted under Kimberly-Clark’s plans were based on common shares of Kimberly-Clark stock and, as such, were reflected in Kimberly-Clark’s consolidated statements of equity and not in our combined statement of invested equity. Prior to the Spin-off, Kimberly-Clark allocated stock-based compensation expense to Halyard for employees of Kimberly-Clark’s health care business that became Halyard employees upon the Spin-off. Stock-based compensation expense allocated to us by Kimberly-Clark under their incentive plans was $5 million through the Spin-off date in 2014, $6 million in 2013 and $5 million in 2012.

Note 14.	Commitments and Contingencies

Legal Matters

We are subject to various legal proceedings, claims and governmental inspections, audits or investigations pertaining to issues such as contract disputes, product liability, tax matters, patents and trademarks, advertising, governmental regulations, employment and other matters, including the matters described below. Under the terms of the distribution agreement we entered into with Kimberly-Clark prior to the Spin-off, legal proceedings, claims and other liabilities that are primarily related to our business are our responsibility and we are obligated to indemnify and hold Kimberly-Clark harmless for such matters. The only exception to this general obligation relates to the pain pump litigation referenced in the next paragraph below. Although the results of litigation and claims cannot be predicted with certainty, we believe that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on our business, financial condition, results of operations or cash flows.

We are one of several manufacturers of continuous infusion medical devices, such as our ON-Q PAINBUSTER pain pumps, that are involved in several different pending or threatened litigation matters from multiple plaintiffs alleging that use of the continuous infusion device to deliver anesthetics directly into a synovial joint after surgery resulted in postarthroscopic glenohumeral chondrolysis, or a disintegration of the cartilage covering the bones in the joint (typically, in the shoulder). Plaintiffs generally seek monetary damages and attorneys’ fees. While Kimberly-Clark retained the liabilities related to these matters that were asserted prior to the Spin-off, the distribution agreement between us and Kimberly-Clark provided that we indemnify Kimberly-Clark for any such claims or causes of actions arising after the Spin-off.

Operating Leases

We have entered into operating leases for principal executive offices, located in Alpharetta, Georgia, as well as certain warehouse, manufacturing and distribution facilities. The future minimum obligations under operating leases having a non-cancelable term in excess of one year are as follows (in millions):

Year	Amount
2015	$11.5
2016	9.5
2017	9.0
2018	8.1
2019	6.2
Thereafter	35.2

Future minimum obligations	$79.5

Rental expense under operating leases was $17 million, $17 million and $13 million in 2014, 2013 and 2012, respectively.

Note 15.	Objectives and Strategies for Using Derivatives

As a multinational enterprise, we are exposed to financial risks, such as changes in foreign currency exchange rates, interest rates and commodity prices. We employ a number of practices to manage these risks, including operating activities and, where appropriate, the use of derivative instruments. We use derivative instruments, such as forward swap contracts, to hedge a limited portion of our exposure to market risk arising from changes in prices of certain commodities. These derivatives are designated as cash flow hedges of specific quantities of the underlying commodity expected to be purchased in future months. In addition, we enter into derivative instruments for certain of our non-U.S. operations to hedge a portion of forecasted cash flows for raw materials, imports of intercompany finished goods and other intercompany goods and services denominated in U.S. dollars. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instruments is recognized in earnings in the same period that the hedged exposure affects earnings.

We enter into derivative instruments to hedge a portion of forecasted cash flows denominated in Thai baht for purchases of raw materials denominated in U.S. dollars made by our affiliates in Thailand. The derivative instruments used to manage these exposures are designated and qualify as cash flow hedges. The foreign currency exposure on certain non-functional currency denominated monetary assets and liabilities, primarily intercompany loans and accounts payable, is primarily hedged with undesignated derivative instruments.

Translation adjustments result from translating foreign entities’ financial statements into U.S. dollars from their functional currencies. The risk to any particular entity’s net assets is reduced to the extent that the entity is financed with local currency borrowing. Translation exposure, which results from changes in translation rates between functional currencies and the U.S. dollar, is not hedged.

The derivative assets for foreign exchange contracts were not material as of December 31, 2014. The derivative liabilities for foreign exchange contracts as of December 31, 2013 were $5 million and are included in the consolidated and combined balance sheet in accrued expenses.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is initially recorded in AOCI, net of related income taxes, and recognized in earnings in the same period that the hedged exposure affects earnings. These gains or losses recognized to earnings were not significant in each of the three years ended December 31, 2014. As of December 31, 2014, the aggregate notional value of outstanding foreign exchange derivative contracts designated as cash flow hedges was approximately $36 million. Cash flow hedges resulted in no significant ineffectiveness in each of the three years ended December 31, 2014. For each of the three years ended December 31, 2014, no gains or losses were reclassified into earnings as a result of the discontinuance of cash flow hedges due to the original forecasted transaction no longer being probable of occurring. At December 31, 2014, amounts to be reclassified from AOCI during the next year are not expected to be significant. The maximum maturity of cash flow hedges in place at December 31, 2014 is December 2015.

Gains or losses on undesignated foreign exchange hedging instruments are immediately recognized in other (income) and expense, net. These gains or losses have not been significant for each of the three years ended December 31, 2014. The effect on earnings from the use of these non-designated derivatives is substantially neutralized by the transactional gains and losses recorded on the underlying assets and liabilities. At December 31, 2014, the notional amount of these undesignated derivative instruments was approximately $83 million.

Note 16.	Earnings Per Share (“EPS”)

Basic EPS is based on the weighted average number of common shares outstanding during each period. Diluted earnings per share is based on the weighted average number of common shares outstanding and the effect of all dilutive common stock equivalents outstanding during each period, as determined using the treasury stock method. The contribution of Kimberly-Clark’s Health Care business to us was treated as a reorganization of entities under common control under Kimberly-Clark. Consequently, we are retrospectively reporting EPS for all periods presented. For all periods prior to the Spin-off, the same number of weighted average shares outstanding of 46,536 was used for basic and diluted EPS as no Halyard common stock or dilutive stock-based compensation awards were authorized or outstanding.

The average number of common shares outstanding is reconciled to those used in the basic and diluted EPS computations as follows as of December 31, 2014 (thousands of shares):

Basic weighted average shares outstanding	46,536
Dilutive effect of stock options and restricted share unit awards	2

Diluted weighted average shares outstanding	46,538

Note 17.	Business Segment Information

We are organized into two operating segments based on product groupings: S&IP and Medical Devices. These operating segments, which are also our reportable global business segments, were determined in accordance with how our executive managers develop and execute global strategies to drive growth and profitability. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other (income) and expense, net.

The principal sources of revenue in each global business segment are described below:

•	S&IP provides healthcare supplies and solutions that target the prevention and management of healthcare-associated infections. This segment has recognized brands across its portfolio of product offerings, including sterilization wrap, surgical drapes and gowns, facial protection, protective apparel and medical exam gloves. This business is also a global leader in education to prevent healthcare-associated infections.

•	Medical Devices provides a portfolio of innovative product offerings focused on pain management and respiratory and digestive health to improve patient outcomes and reduce the cost of care. These products include post-operative pain management solutions, minimally invasive interventional (or chronic) pain therapies, closed airway suction systems and enteral feeding tubes.

Information concerning combined operations by business segment is presented in the following table (in millions):

	Year Ended December 31,
	2014	2013	2012
Net Sales
S&IP	$1,139.3	$1,153.1	$1,185.1
Medical Devices	501.7	499.0	477.6
Corporate and Other	31.1	25.4	21.3

Total Net Sales(a)	1,672.1	1,677.5	1,684.0

Operating Profit
S&IP	166.3	151.2	155.2
Medical Devices	104.6	85.6	88.8
Corporate and Other(b)	(180.4)	(13.9)	(17.5)
Other income (expense), net	3.8	2.4	1.5

Total Operating Profit	94.3	225.3	228.0

	Year Ended December 31,
	2014	2013	2012
Interest income	$2.9	$2.6	$2.6
Interest expense	(6.0)	(0.1)	(0.8)

Income before Income Taxes	$91.2	$227.8	$229.8

(a)	Net sales in the United States to third parties totaled $1.1 billion in each of the last three years ended December 31, 2014, 2013 and 2012, respectively.
(b)	Corporate and Other for the year ended December 31, 2014 includes $60 million associated with the disposal of one of our disposable glove facilities in Thailand (see Note 3, “Manufacturing Footprint Strategic Changes”), $89 million of transaction costs associated with the Spin-off (see Note 2, “Separation from Kimberly-Clark”) and $12 million of post Spin-off transition costs.

Within the S&IP segment, surgical drapes and gowns, medical exam gloves and sterilization wrap have accounted for 24%, 20% and 10% of total net sales, respectively, in each of the past three years. Within the Medical Devices segment, no category of products accounted for 10% or more of total net sales in any of the last three years.

Depreciation, amortization and capital expenditures by segment are as follows (in millions):

	Year Ended December 31,
	2014	2013	2012
Depreciation and Amortization
S&IP	$41.4	$31.0	$28.7
Medical Devices	40.4	36.2	26.9
Corporate and Other	3.6	2.0	2.0

Total Depreciation and Amortization	$85.4	$69.2	$57.6

Capital Expenditures
S&IP	$46.3	$20.4	$28.5
Medical Devices	19.1	13.4	11.5
Corporate and Other	13.1	15.2	0.8

Total Capital Expenditures	$78.5	$49.0	$40.8

Information concerning assets by business segment is presented in the following table (in millions):

	As of December 31,
	2014	2013
Assets
S&IP	$1,235.2	$1,357.2
Medical Devices	1,042.2	1,055.5
Corporate and Other	250.2	71.3

Total Assets	$2,527.6	$2,484.0

Note 18.	Related Party Transactions

A portion of our net sales results from sales to Kimberly-Clark subsidiaries and affiliates. Included in our consolidated and combined financial statements are net sales to Kimberly-Clark subsidiaries and affiliates of $79 million through the Spin-off date in 2014, $91 million in 2013 and $93 million in 2012.

Prior to the Spin-off, we utilized manufacturing facilities and resources managed by affiliates of Kimberly-Clark to conduct our business. The expenses associated with these transactions, which primarily relate to production of semi-finished goods for our surgical and infection prevention business, are included in cost of products sold in our combined income statement.

Our consolidated and combined financial statements include certain expenses of Kimberly-Clark which were allocated to us for certain functions, including general expenses related to supply chain, finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the relative percentage of net sales or headcount. The total amount of these allocations from Kimberly-Clark was approximately as follows (in millions):

	Year Ended December 31,
	2014	2013	2012
Cost of products sold	$22	$25	$25
Selling and general expenses	41	60	60
Research expenses	11	10	10

Total	$74	$95	$95

We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual expenses we would have incurred as a separate, stand-alone public company or of the costs we will incur in the future.

Prior to the Spin-off, Kimberly-Clark has provided financing, cash management and other treasury services to us. In North America, our cash balances were swept by Kimberly-Clark, and prior to the Spin-off, we received funding from Kimberly-Clark for most of our operating and investing cash needs. Such cash transferred to and from Kimberly-Clark was recorded as intercompany cash. Intercompany cash, receivables and payables with Kimberly-Clark are reflected within parent company investment in the accompanying consolidated and combined financial statements.

Note 19.	Supplemental Guarantor Financial Information

In October 2014, Halyard Health, Inc. (referred to below as the “Parent”) issued the Notes (described in Note 9, “Debt”). The Notes are guaranteed, jointly and severally by each of our domestic subsidiaries that guarantee the Revolving Credit Facility and the Term Loan Facility (each, a “Guarantor Subsidiary” and collectively, the “Guarantor Subsidiaries”). The guarantees are full and unconditional, subject to certain customary release provisions, as defined in the Indenture dated October 17, 2014. Each Guarantor Subsidiary is directly or indirectly 100%-owned by Halyard Health, Inc. Each of the guarantees of the Notes is a general unsecured obligation of each Guarantor and ranks equally in right of payment with all existing and future indebtedness and all other obligations (except subordinated indebtedness) of each Guarantor.

The following condensed consolidating balance sheets as of December 31, 2014 and 2013 and the condensed consolidating statements of income and cash flows for each of the three years ended December 31, 2014, 2013 and 2012 provide condensed consolidating information for Halyard Health, Inc. (“Parent”), the Guarantor Subsidiaries on a combined basis, the Non-Guarantor subsidiaries on a combined basis and the Parent and its subsidiaries on a consolidated and combined basis.

The Parent and the Guarantor Subsidiaries use the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation. Eliminating entries in the following condensed consolidating financial information represent adjustments to (i) eliminate intercompany transactions between or among the Parent, the Guarantor Subsidiaries and the non-guarantor subsidiaries and (ii) eliminate the investments in subsidiaries.

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATING INCOME AND COMPREHENSIVE INCOME STATEMENTS

(in millions)

	Year Ended December 31, 2014

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Net Sales	$—	$1,455.0	$619.8	$(402.7)	$1,672.1
Cost of products sold	—	979.6	546.6	(402.7)	1,123.5

Gross Profit	—	475.4	73.2	—	548.6
Research and development expenses	—	33.6	—	—	33.6
Selling and general expenses	3.0	363.0	58.5	—	424.5
Other expense (income), net	0.1	—	(3.9)	—	(3.8)

Operating (Loss) Profit	(3.1)	78.8	18.6	—	94.3
Interest income	—	2.6	0.3	—	2.9
Interest expense	(5.2)	(0.7)	(0.1)	—	(6.0)

(Loss) Income Before Income Taxes	(8.3)	80.7	18.8	—	91.2
Provision for income taxes	—	(62.8)	(1.3)	—	(64.1)
Equity in earnings of consolidated subsidiaries	(6.2)	13.8	—	(7.6)	—

Net (Loss) Income	(14.5)	31.7	17.5	(7.6)	27.1
Total other comprehensive loss, net of tax	—	(0.9)	(9.9)	—	(10.8)

Comprehensive (Loss) Income	$(14.5)	$30.8	$7.6	$(7.6)	$16.3

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATING INCOME AND COMPREHENSIVE INCOME STATEMENTS

(in millions)

	Year Ended December 31, 2013

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Net Sales	$—	$1,429.9	$663.6	$(416.0)	$1,677.5
Cost of products sold	—	974.9	506.4	(416.0)	1,065.3

Gross Profit	—	455.0	157.2	—	612.2
Research and development expenses	—	37.9	—	—	37.9
Selling and general expenses	—	295.4	56.0	—	351.4
Other income, net	—	(1.0)	(1.4)	—	(2.4)

Operating Profit	—	122.7	102.6	—	225.3
Interest income	—	2.5	0.1	—	2.6
Interest expense	—	—	(0.1)	—	(0.1)

Income Before Income Taxes	—	125.2	102.6	—	227.8
Provision for income taxes	—	(52.3)	(20.9)	—	(73.2)
Equity in earnings of consolidated subsidiaries	—	71.9	—	(71.9)	—

Net Income	—	144.8	81.7	(71.9)	154.6
Total other comprehensive loss	—	(4.2)	(25.5)	—	(29.7)

Comprehensive Income	$—	$140.6	$56.2	$(71.9)	$124.9

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATING INCOME AND COMPREHENSIVE INCOME STATEMENTS

(in millions)

	Year Ended December 31, 2012

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Net Sales	$—	$1,426.5	$671.0	$(413.5)	$1,684.0
Cost of products sold	—	972.0	523.0	(413.5)	1,081.5

Gross Profit	—	454.5	148.0	—	602.5
Research and development expenses	—	35.8	(2.8)	—	33.0
Selling and general expenses	—	288.8	54.2	—	343.0
Other income, net	—	(1.1)	(0.4)	—	(1.5)

Operating Profit	—	131.0	97.0	—	228.0
Interest income	—	2.4	0.2	—	2.6
Interest expense	—	—	(0.8)	—	(0.8)

Income Before Income Taxes	—	133.4	96.4	—	229.8
Provision for income taxes	—	(54.4)	(22.8)	—	(77.2)
Equity in earnings of consolidated subsidiaries		63.8	—	(63.8)	—

Net Income	—	142.8	73.6	(63.8)	152.6
Total other comprehensive income	—	4.2	9.3	—	13.5

Comprehensive Income	$—	$147.0	$82.9	$(63.8)	$166.1

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATING BALANCE SHEETS

(in millions)

	As of December 31, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
ASSETS
Current Assets
Cash and cash equivalents	$101.2	$3.9	$43.9	$—	$149.0
Accounts receivable, net	45.4	366.4	229.8	(407.7)	233.9
Inventories	—	244.1	39.0	—	283.1
Current deferred income taxes and other current assets	5.4	12.5	1.0	—	18.9

Total Current Assets	152.0	626.9	313.7	(407.7)	684.9
Property, Plant and Equipment, Net	—	216.7	61.1	—	277.8
Assets Held for Sale	—	—	2.6	—	2.6
Investment in Consolidated Subsidiaries	2,144.6	241.6	—	(2,386.2)	—
Goodwill	—	1,373.6	52.5	—	1,426.1
Other Intangible Assets, net	—	108.3	—	—	108.3
Other Assets	10.1	0.2	17.6	—	27.9

TOTAL ASSETS	$2,306.7	$2,567.3	$447.5	$(2,793.9)	$2,527.6

LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$3.9	$—	$—	$—	$3.9
Trade accounts payable	165.2	325.6	85.6	(407.7)	168.7
Accrued expenses	12.6	137.4	33.4	—	183.4

Total Current Liabilities	181.7	463.0	119.0	(407.7)	356.0
Long-Term Debt	632.3	—	—	—	632.3
Other Long-Term Liabilities	1.5	42.2	4.4	—	48.1

Total Liabilities	815.5	505.2	123.4	(407.7)	1,036.4
Total Equity	1,491.2	2,062.1	324.1	(2,386.2)	1,491.2

TOTAL LIABILITIES AND EQUITY	$2,306.7	$2,567.3	$447.5	$(2,793.9)	$2,527.6

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATING BALANCE SHEETS

(in millions)

	As of December 31, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
ASSETS
Current Assets
Cash and cash equivalents	$—	$3.1	$41.0	$—	$44.1
Accounts receivable, net	—	159.2	60.9	(16.8)	203.3
Inventories	—	236.9	48.7	—	285.6
Current deferred income taxes and other current assets	—	50.2	1.9	—	52.1

Total Current Assets	—	449.4	152.5	(16.8)	585.1
Property, Plant and Equipment, Net	—	193.8	131.1	—	324.9
Investment in Consolidated Subsidiaries	—	716.4	—	(716.4)	—
Goodwill	—	1,372.8	57.3	—	1,430.1
Other Intangible Assets, net	—	124.1	17.1	—	141.2
Other Assets	—	1.1	1.6	—	2.7

TOTAL ASSETS	$—	$2,857.6	$359.6	$(733.2)	$2,484.0

LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$—	$2.9	$9.0	$—	$11.9
Trade accounts payable	—	113.6	21.7	(16.8)	118.5
Accrued expenses	—	140.5	39.5	—	180.0

Total Current Liabilities	—	257.0	70.2	(16.8)	310.4
Other Long-Term Liabilities	—	87.6	6.9	—	94.5

Total Liabilities	—	344.6	77.1	(16.8)	404.9
Total Equity	—	2,513.0	282.5	(716.4)	2,079.1

TOTAL LIABILITIES AND EQUITY	$—	$2,857.6	$359.6	$(733.2)	$2,484.0

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Operating Activities

Cash Provided by Operating Activities	$—	$41.9	$106.0	$—	$147.9

Investing Activities
Capital expenditures	—	(70.8)	(7.7)	—	(78.5)
Deposit received on pending sale of assets	—	—	7.8	—	7.8

Cash (Used in) Provided by Investing Activities	—	(70.8)	0.1	—	(70.7)

Financing Activities
Intercompany contributions	66.7	(48.4)	(18.3)	—	—
Debt proceeds	636.1	—	1.9	—	638.0
Debt issuance costs	(11.8)	—	—	—	(11.8)
Debt repayments	—	(2.9)	(10.9)	—	(13.8)
Spin-off cash distribution to Kimberly-Clark	(680.0)	—	—	—	(680.0)
Net transfers from (to) Kimberly-Clark	90.2	77.4	(74.3)	—	93.3
Other	—	3.5	—	—	3.5

Cash Provided by (Used in) Financing Activities	101.2	29.6	(101.6)	—	29.2

Effect of Exchange Rate on Cash and Cash Equivalents	—	0.1	(1.6)	—	(1.5)

Increase in Cash and Cash Equivalents	101.2	0.8	2.9	—	104.9
Cash and Cash Equivalents, Beginning of Period	—	3.1	41.0	—	44.1

Cash and Cash Equivalents, End of Period	$101.2	$3.9	$43.9	$—	$149.0

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Operating Activities

Cash Provided by Operating Activities	$—	$114.6	$109.2	$—	$223.8

Investing Activities
Capital expenditures	—	(36.0)	(13.0)	—	(49.0)
Cash outflows for acquisitions	—	(2.2)	—	—	(2.2)
Proceeds from dispositions of property	—	0.2	0.1	—	0.3

Cash Used in Investing Activities	—	(38.0)	(12.9)	—	(50.9)

Financing Activities
Debt proceeds	—	—	4.0	—	4.0
Debt repayments	—	(6.4)	(61.5)	—	(67.9)
Net transfers to Kimberly-Clark	—	(76.7)	(42.6)	—	(119.3)
Other	—	3.2	—	—	3.2

Cash Used in Financing Activities	—	(79.9)	(100.1)	—	(180.0)

Effect of Exchange Rate on Cash and Cash Equivalents	—	0.9	2.4	—	3.3

Decrease in Cash and Cash Equivalents	—	(2.4)	(1.4)	—	(3.8)
Cash and Cash Equivalents, Beginning of Period	—	5.5	42.4	—	47.9

Cash and Cash Equivalents, End of Period	$—	$3.1	$41.0	$—	$44.1

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31, 2012
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Operating Activities

Cash Provided by Operating Activities	$—	$120.4	$82.2	$—	$202.6

Investing Activities
Capital expenditures	—	(30.3)	(10.5)	—	(40.8)
Proceeds from the dispositions of property	—	0.3	0.2	—	0.5

Cash Used in Investing Activities	—	(30.0)	(10.3)	—	(40.3)

Financing Activities
Debt proceeds	—	—	7.1	—	7.1
Debt repayments	—	(10.2)	(21.0)	—	(31.2)
Net transfers to Kimberly-Clark	—	(79.7)	(34.0)	—	(113.7)
Other	—	3.9	—	—	3.9

Cash Used in Financing Activities	—	(86.0)	(47.9)	—	(133.9)

Effect of Exchange Rate on Cash and Cash Equivalents	—	0.4	(1.0)	—	(0.6)

Increase in Cash and Cash Equivalents	—	4.8	23.0	—	27.8
Cash and Cash Equivalents, Beginning of Period	—	0.7	19.4	—	20.1

Cash and Cash Equivalents, End of Period	$—	$5.5	$42.4	$—	$47.9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Halyard Health, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated and combined balance sheets of Halyard Health, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated and combined statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of Halyard Health, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the financial statements include the allocation of certain expenses from Kimberly-Clark Corporation. These allocated expenses may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from Kimberly-Clark Corporation.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Atlanta, Georgia
March 13, 2015, except for Note 19, as to which the date is July 22, 2015

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net Sales (including related party sales of $0 and $21.3)	$394.2	$410.7
Cost of products sold (including related party purchases of $0 and $19.4)	262.1	255.7

Gross Profit	132.1	155.0
Research and development expenses	6.0	8.3
Selling and general expenses	97.2	85.5
Other income, net	(12.0)	(0.5)

Operating Profit	40.9	61.7
Interest income	0.1	1.0
Interest expense	(8.3)	—

Income Before Income Taxes	32.7	62.7
Provision for income taxes	(11.0)	(21.3)

Net Income	$21.7	$41.4

Per Share Basis
Basic	$0.47	$0.89
Diluted	0.46	0.89

See Notes to Condensed Consolidated Financial Statements.

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE (LOSS) INCOME

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net Income	$21.7	$41.4

Other Comprehensive (Loss) Income, Net of Tax
Unrealized currency translation adjustments	(6.8)	2.6
Cash flow hedges	0.3	2.4

Total Other Comprehensive (Loss) Income, Net of Tax	(6.5)	5.0

Comprehensive Income	$15.2	$46.4

See Notes to Condensed Consolidated Financial Statements.

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(in millions, except share data)

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$166.2	$149.0
Accounts receivable, net	226.5	233.9
Inventories	293.0	283.1
Current deferred income taxes and other current assets	17.4	18.9

Total Current Assets	703.1	684.9
Property, Plant and Equipment, Net	281.8	277.8
Assets Held for Sale	—	2.6
Goodwill	1,422.1	1,426.1
Other Intangible Assets	101.8	108.3
Other Assets	27.6	27.9

TOTAL ASSETS	$2,536.4	$2,527.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$3.9	$3.9
Trade accounts payable	192.1	168.7
Accrued expenses	145.0	183.4

Total Current Liabilities	341.0	356.0
Long-Term Debt	631.4	632.3
Other Long-Term Liabilities	52.2	48.1

Total Liabilities	1,024.6	1,036.4

Commitments and Contingencies

Stockholders’ Equity
Preferred stock - $0.01 par value - authorized 20,000,000 shares, none issued	—	—
Common stock - $0.01 par value - authorized 300,000,000 shares, 46,535,951 outstanding as of March 31, 2015 and December 31, 2014	0.5	0.5
Additional paid-in capital	1,507.9	1,502.5
Retained earnings	29.0	7.3
Accumulated other comprehensive loss	(25.6)	(19.1)

Total Stockholders’ Equity	1,511.8	1,491.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,536.4	$2,527.6

See Notes to Condensed Consolidated Financial Statements.

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net income	$21.7	$41.4
Depreciation and amortization	16.4	17.3
Stock-based compensation expense	5.4	0.7
Net (gain) loss on asset dispositions	(12.1)	1.5
Changes in operating assets and liabilities:
Accounts receivable	7.5	5.4
Inventories	(9.9)	(2.1)
Prepaid expenses and other assets	1.3	0.6
Accounts payable	36.5	(7.9)
Accrued expenses	(26.5)	(34.0)
Other	(0.6)	2.7

Cash Provided by Operating Activities	39.7	25.6

Investing Activities
Capital expenditures	(27.7)	(7.5)
Proceeds from property dispositions	7.7	—

Cash Used in Investing Activities	(20.0)	(7.5)

Financing Activities
Debt proceeds	—	0.3
Debt repayments	(1.0)	(2.9)
Change in Kimberly-Clark’s net investment	—	(24.4)
Other	—	0.9

Cash Used in Financing Activities	(1.0)	(26.1)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1.5)	(0.3)

Increase (Decrease) in Cash and Cash Equivalents	17.2	(8.3)
Cash and Cash Equivalents - Beginning of Period	149.0	44.1

Cash and Cash Equivalents - End of Period	$166.2	$35.8

See Notes to Condensed Consolidated Financial Statements.

HALYARD HEALTH, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Accounting Policies

Background and Basis of Presentation

Halyard Health, Inc. is a global business which seeks to advance health and healthcare by preventing infection, eliminating pain and speeding recovery. Our products and solutions are designed to address some of today’s most important healthcare needs, namely, preventing infections and reducing the use of narcotics while helping patients move from surgery to recovery. We market and support the efficacy, safety and economic benefit of our products with a significant body of clinical evidence. We operate in two business segments: Surgical and Infection Prevention (“S&IP”) and Medical Devices.

References to “Halyard,” “we,” “our” and “us” refer to Halyard Health, Inc. References to “Kimberly-Clark” mean Kimberly-Clark Corporation, a Delaware corporation, and its subsidiaries, other than Halyard, unless the context otherwise requires.

In November 2013, Kimberly-Clark announced its intention to evaluate a potential tax-free spin-off of its health care business (the “Spin-off”). Halyard Health, Inc. was incorporated in Delaware in February 2014 for the purpose of holding the health care business following the separation. The Spin-off was completed on October 31, 2014 and Kimberly-Clark’s health care business became Halyard Health, Inc.

The condensed consolidated financial statements for the three months ended March 31, 2015 represent our financial position, results of operations and cash flows as an independent publicly-traded company. The condensed combined financial statements for the three months ended March 31, 2014 represent the results of operations and cash flows of Kimberly-Clark’s health care business.

Interim Financial Statements

We prepared the accompanying condensed consolidated financial statements according to accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions to the Quarterly Report on Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. Accordingly, the condensed consolidated financial statements in this Quarterly Report on Form 10-Q should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2014. Our unaudited interim condensed consolidated financial statements contain all material adjustments which are of a normal and recurring nature necessary to fairly state our financial condition, results of operations and cash flows for the periods presented. Certain prior period amounts have been conformed to current presentation.

Use of Estimates

Preparation of our condensed consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting periods. Estimates are used in accounting for, among other things, distributor rebate accruals, future cash flows associated with impairment testing for goodwill and long-lived assets, loss contingencies, and deferred tax assets and potential income tax assessments. Actual results could differ from these estimates, and the effect of the change could be material to our financial statements. Changes in these estimates are recorded when known.

As described in our Annual Report on Form 10-K, we completed the required annual testing of goodwill for impairment for all reporting units using the beginning of the third quarter of 2014 as the measurement date and our analysis indicated that we had no impairment of goodwill. During the three months ended March 31, 2015, we determined that there were no conditions or changes that would indicate that our goodwill may be impaired.

New Accounting Standards

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. This ASU addresses the different balance sheet presentation requirements for debt issuance costs, discounts and premiums under the FASB Accounting Standards Codification (“ASC”) Subtopic 835-30, Interest - Imputation of Interest. Currently, GAAP recognizes debt issuance costs as a deferred charge (i.e., an asset), which conflicts with FASB Concepts Statement No. 6, Elements of Financial Statements, which says that debt issuance costs are similar to debt discounts and reduce the proceeds of borrowing, thereby increasing the effective interest rate. Accordingly, ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU will become effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption will be permitted for financial statements that have not been previously issued. Application of this ASU will result in the reclassification of our debt issuance costs of approximately $10 million as of each quarter ended March 31, 2016 and December 31, 2015 from other assets to long-term debt.

In January 2015, the FASB issued ASU No. 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. ASU No. 2015-01 eliminates ASC Subtopic 225-20, Income Statement - Extraordinary and Unusual Items, which, until now, required that an entity separately classify, present, and disclose transactions and events that were determined to be both unusual and infrequent as extraordinary items. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments (i) prospectively or (ii) retrospectively to all prior periods presented in the financial statements. The application of this ASU is not expected to have a material effect on our financial position, results of operations and cash flows.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern, which will require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management will assess if there is substantial doubt about an entity’s ability to continue as a going concern within one year after the issuance date. Substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The new standard defines substantial doubt and provides example indicators. Disclosures will be required if conditions give rise to substantial doubt. However, management will need to assess if its plans will alleviate substantial doubt to determine the specific disclosures. This ASU will become effective for annual periods ending after December 15, 2016. Earlier application is permitted. The application of this ASU is not expected to have a material effect on our financial position, results of operations and cash flows.

In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most current revenue recognition guidance. This ASU is effective for public entities for annual and interim periods beginning after December 15, 2017. Adoption prior to interim periods beginning after December 15, 2016 is not permitted. The guidance permits two implementation approaches, one requiring retrospective application of the new ASU with restatement of prior years and one requiring prospective application of the new ASU with disclosure of results under old standards. The effects of this ASU on our financial position, results of operations and cash flows are not yet known.

Note 2.	Spin-Off Transition Costs

Completion of the Sale of Disposable Glove Facility

In June 2014, Kimberly-Clark initiated a plan to exit one of the disposable glove facilities in Thailand and outsource the related production to improve the competitive position of the S&IP business. In December 2014, we entered into a definitive agreement to sell the disposable glove facility to a third party. We received advance cash payments of $8 million before the end of 2014, which was included in “Accrued Expenses” in the accompanying condensed consolidated balance sheet as of December 31, 2014. The net book value of the disposable glove facility was $3 million and was classified as “Assets Held for Sale” in the accompanying condensed consolidated balance sheet as of December 31, 2014. We received the remaining $8 million of the sale price when the sale closed in January 2015. The sale resulted in a net gain of $12 million, which was recorded in “Other income, net” in the accompanying condensed consolidated income statement. There were no remaining accrued expenses related to this plan as of March 31, 2015.

Manufacturing Alignment, Marketing and Rebranding and Incremental Transition Services from Kimberly-Clark

As a result of the Spin-off, we are making changes to our plant and equipment, primarily in North America to align with our manufacturing requirements. These changes will include modifications to certain equipment and the movement of health-care equipment from Kimberly-Clark locations to Halyard facilities.

We are undertaking efforts to ensure our customers transition from the Kimberly-Clark brand to our Halyard-branded products. We have entered into a royalty agreement under which we have access to use the Kimberly-Clark brand for up to 24 months as we manage the packaging changes with global regulatory bodies. Royalties are required to be paid for products sold bearing the Kimberly-Clark brand only. In addition to royalty expense, we expect to incur costs for packaging, marketing and regulatory approval in order to complete this transition.

While building our own capabilities as a stand-alone company, we have entered into transition service agreements with Kimberly-Clark to provide temporary supporting services until we have the necessary resources and infrastructure in place.

In the three months ended March 31, 2015 we have incurred $11 million ($7 million, net of tax) for the above programs.

Note 3.	Supplemental Balance Sheet Information

Accounts Receivable

Accounts receivable consist of the following (in millions):

	March 31, 2015	December 31, 2014
Accounts receivable	$227.7	$234.9
Allowance for sales discounts and doubtful accounts	(1.2)	(1.0)

Accounts receivable, net	$226.5	$233.9

Inventories

Inventories at the lower of cost (determined on the LIFO/FIFO or weighted-average cost methods) or market consist of the following (in millions):

	March 31, 2015			December 31, 2014
	LIFO	Non- LIFO	Total	LIFO	Non- LIFO	Total
Raw materials	$51.3	$0.7	$52.0	$48.4	$1.3	$49.7
Work in process	54.9	0.5	55.4	47.7	0.3	48.0
Finished goods	157.6	36.9	194.5	157.8	37.5	195.3
Supplies and other	—	12.0	12.0	—	11.8	11.8

	263.8	50.1	313.9	253.9	50.9	304.8
Excess of FIFO or weighted-average cost over LIFO cost	(20.9)	—	(20.9)	(21.7)	—	(21.7)

Total	$242.9	$50.1	$293.0	$232.2	$50.9	$283.1

Property, Plant and Equipment

Property, plant and equipment consists of the following (in millions):

	March 31, 2015	December 31, 2014
Land	$2.3	$2.3
Buildings	83.8	67.9
Machinery and equipment	451.8	436.3
Construction in progress	43.3	62.2

	581.2	568.7
Less accumulated depreciation	(299.4)	(290.9)

Total	$281.8	$277.8

Depreciation expense was $10 million and $9 million for the three months ended March 31, 2015 and 2014, respectively.

Goodwill and Intangible Assets

The changes in the carrying amount of goodwill by business segment are as follows (in millions):

	S&IP	Medical Devices	Total
Balance at December 31, 2014	$744.5	$681.6	$1,426.1
Currency translation adjustment	(2.2)	(1.8)	(4.0)

Balance at March 31, 2015	$742.3	$679.8	$1,422.1

As of March 31, 2015 and December 31, 2014, we had intangible assets with indefinite useful lives of $7 million related to acquired in-process research and development.

Intangible assets subject to amortization consist of the following (in millions):

	March 31, 2015			December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	$126.6	$(87.2)	$39.4	$126.6	$(86.1)	$40.5
Patents and acquired technologies	149.1	(103.8)	45.3	149.1	(99.3)	49.8
Other	48.3	(37.9)	10.4	48.3	(37.0)	11.3

Total	$324.0	$(228.9)	$95.1	$324.0	$(222.4)	$101.6

Amortization expense for intangible assets was $6 million and $8 million for the three months ended March 31, 2015 and 2014, respectively. We estimate amortization expense for the remainder of 2015 and the following four years and beyond will be as follows (in millions):

For the years ending December 31,
2015	$18.9
2016	20.2
2017	14.9
2018	11.1
2019	6.9
Thereafter	23.1

Total	$95.1

Accrued Expenses

Accrued expenses consist of the following (in millions):

	March 31, 2015	December 31, 2014
Accrued rebates	$68.3	$82.2
Accrued salaries and wages	27.4	46.4
Accrued taxes - income and other	23.8	23.4
Deposit received on pending sale of assets	—	7.8
Other	25.5	23.6

Total	$145.0	$183.4

Other Long-Term Liabilities

Other long-term liabilities consist of the following (in millions):

	March 31, 2015	December 31, 2014
Deferred income taxes	$27.8	$27.9
Taxes payable	1.6	1.6
Other	22.8	18.6

Total	$52.2	$48.1

Note 4.	Long-Term Debt

As of March 31, 2015 and December 31, 2014, our debt balances were as follows (in millions):

	Weighted- Average Interest Rate	Maturities	March 31, 2015	December 31, 2014
Senior Secured Term Loan	4.00%	2021	$385.3	$386.2
Senior Unsecured Notes	6.25%	2022	250.0	250.0

Total long-term debt			635.3	636.2
Less debt payable within one year			3.9	3.9

Long-term portion			$631.4	$632.3

Senior Unsecured Notes

The senior unsecured notes (the “Notes”) will mature on October 15, 2022 and interest will accrue at a rate of 6.25% per annum and will be payable semi-annually in arrears on April 15 and October 15 of each year.

Senior Secured Term Loan and Revolving Credit Facility

The senior secured term loan is under a credit agreement that established credit facilities in an aggregate principal amount of $640 million, including a five-year senior secured revolving credit facility allowing borrowings of up to $250 million, with a letter of credit sub-facility in an amount of $75 million and a swingline sub-facility in an amount of $25 million (the “Revolving Credit Facility”), and a seven-year senior secured term loan of $390 million (the “Term Loan Facility”). The Term Loan Facility is secured by substantially all of our assets located in the United States and a certain percentage of our foreign subsidiaries’ capital stock.

On April 30, 2015, we made a $50 million principal payment on our senior secured term loan without prepayment penalties pursuant to the terms of the governing loan agreement. We recognized a charge of $1 million in the second quarter of 2015 related to the write-off of related debt issuance costs and original issue discount.

Borrowings under the Term Loan Facility will bear interest, at Halyard’s option, at either (i) a reserve-adjusted LIBOR rate, subject to a floor of 0.75%, plus 3.25%, or (ii) a base rate, subject to a floor of 0.75%, (calculated as the greatest of (1) the prime rate, (2) the U.S. federal funds effective rate plus 0.50% or (3) the one month LIBOR rate plus 1.00%) plus 2.25%. The Term Loan Facility requires quarterly amortization payments equal to 0.25% of the aggregate principal amount of the term loans outstanding on the closing date. As of March 31, 2015, the interest rate in effect for the Term Loan Facility was 4.00%.

Borrowings under the Revolving Credit Facility will bear interest, at Halyard’s option, at either (i) a reserve-adjusted LIBOR rate, plus a margin initially equal to 2.25% and then, following Halyard’s delivery under the credit agreement of Halyard’s financial statements for Halyard’s fiscal quarter ending March 31, 2015, ranging between 1.75% to 2.50% per annum, depending on Halyard’s consolidated total leverage ratio, or (ii) the base rate plus a margin initially equal to 1.25% and then, following Halyard’s delivery of those financial statements, ranging between 0.75% to 1.50% per annum, depending on Halyard’s consolidated total leverage ratio. The unused portion of Halyard’s Revolving Credit Facility will be subject to a commitment fee equal to (i) 0.25% per annum, when Halyard’s consolidated total leverage ratio is less than 2.25 to 1.00 and (ii) 0.40% per annum, otherwise. As of March 31, 2015, we had no borrowings and letters of credit of $3 million outstanding under the Revolving Credit Facility, leaving $247 million available for borrowing.

Note 5.	Derivative Financial Instruments

The derivative liabilities for foreign exchange contracts as of March 31, 2015 and December 31, 2014 were $1 million and $1 million, respectively, and are included in the condensed consolidated balance sheet in accrued expenses. The derivative assets for foreign exchange contracts as of March 31, 2015 and December 31, 2014 were not significant.

For derivative instruments that are designated and qualify as cash flow hedges, gains or losses recognized to earnings were not significant in the three months ended March 31, 2015 and 2014. As of March 31, 2015, the aggregate notional values of outstanding foreign exchange derivative contracts designated as cash flow hedges were $39 million. Cash flow hedges resulted in no significant ineffectiveness in the three months ended March 31, 2015 and 2014. For the three months ended March 31, 2015 and 2014, no gains or losses were reclassified into earnings as a result of the discontinuance of cash flow hedges due to the original forecasted transaction no longer being probable of occurring. At March 31, 2015, amounts to be reclassified from AOCI during the next twelve months are not expected to be significant. The maximum maturity of cash flow hedges in place at March 31, 2015 is March 2016.

Gains or losses on undesignated foreign exchange hedging instruments are immediately recognized in other income and expense, net. These gains or losses have not been significant for the three months ended March 31, 2015 and 2014. The effect on earnings from the use of these non-designated derivatives is substantially neutralized by the transactional gains and losses recorded on the underlying assets and liabilities. As of March 31, 2015, the notional amount of these undesignated derivative instruments was $70 million.

Note 6.	Fair Value Information

The following fair value information is based on a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels in the hierarchy used to measure fair value are:

Level 1—Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.

Level 2—Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3—Prices or valuations that require inputs that are significant to the valuation and are unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

In the three months ended March 31, 2015, there were no transfers among Level 1, 2 or 3 fair value determinations.

The derivative liabilities for foreign exchange contracts were $1 million as of both March 31, 2015 and December 31, 2014 and are included in the condensed consolidated balance sheet in accrued expenses. These derivatives are classified as Level 2 of the fair value hierarchy. The fair values of derivatives used to manage foreign currency risk is based on published quotations of spot currency rates and forward points, which are converted into implied forward currency rates.

The following table includes the fair value of our financial instruments for which disclosure of fair value is required (in millions):

		March 31, 2015		December 31, 2014
	Fair Value Hierarchy Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets
Cash and cash equivalents	1	$166.2	$166.2	$149.0	$149.0
Liabilities
Debt	2	635.3	656.2	636.2	644.0

Cash equivalents are recorded at cost, which approximates fair value due to their short-term nature.

Note 7.	Accumulated Other Comprehensive Income

The changes in the components of Accumulated Other Comprehensive Income (“AOCI”) are as follows (in millions):

	Three Months Ended March 31,
	2015	2014
Unrealized translation	$(6.8)	$2.6
Cash flow hedges	0.5	2.9

	(6.3)	5.5
Tax effect	(0.2)	(0.5)

Change in AOCI	$(6.5)	$5.0

Note 8.	Stock-Based Compensation

Aggregate stock-based compensation expense for the three months ended March 31, 2015 was $5 million, which reflects expense incurred for stock option and restricted stock unit awards granted under the Halyard Health, Inc. Equity Participation Plan and the Halyard Health, Inc. Outside Directors’ Compensation Plan (together, the “Plans”). Aggregate stock-based compensation expense for the three months ended March 31, 2014 was $1 million and reflects expense allocated to us for awards granted under Kimberly-Clark’s equity incentive plans.

Stock Options

Stock-based compensation expense related to stock options was $1 million for the three months ended March 31, 2015. A summary of stock option activity under the Plans is presented below:

	Shares (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 31, 2014	611	$34.94
Granted	336	45.51
Forfeitures	(21)	35.52

Outstanding at March 31, 2015	926	$38.76	9.1	$9.7

The following table summarizes information about options outstanding as of March 31, 2015:

	Stock Options Outstanding
Range of Exercise Prices	Shares (in thousands)	Weighted- Average Remaining Contractual Term (Years)
$25 to $35	252	7.8
$35 to $45	339	9.3
$45+	335	9.9

	926	9.1

There were no vested and exercisable options outstanding at March 31, 2015.

Restricted Share Units

Stock-based compensation expense related to restricted share units was $4 million for the three months ended March 31, 2015. A summary of restricted share unit activity is presented below:

	Shares (in thousands)	Weighted- Average Fair Value
Outstanding at December 31, 2014	375	$37.88
Granted	103	45.63
Forfeitures	(8)	37.88

Outstanding at March 31, 2015	470	$39.59

Vested at March 31, 2015	27	$44.32

Prior Year Expense under Kimberly-Clark Equity Incentive Plans

Kimberly-Clark maintains several equity incentive plans in which our executives and employees participated prior to the Spin-off. All awards granted under Kimberly-Clark’s plans were based on common shares of Kimberly-Clark stock and, as such, were reflected in Kimberly-Clark’s consolidated statements of equity and not in our combined statement of invested equity. Prior to the Spin-off, Kimberly-Clark allocated stock-based compensation expense to Halyard for employees of Kimberly-Clark’s health care business that became Halyard employees upon the Spin-off. Stock-based compensation expense charged to us by Kimberly-Clark under their incentive plans was $1 million for the three months ended March 31, 2014.

Note 9.	Commitments and Contingencies

We are subject to various legal proceedings, claims and governmental inspections, audits or investigations pertaining to issues such as contract disputes, product liability, tax matters, patents and trademarks, advertising, governmental regulations, employment and other matters, including the matters described below. Under the terms of the distribution agreement we entered into with Kimberly-Clark prior to the Spin-off, legal proceedings, claims and other liabilities that are primarily related to our business will be our responsibility and we will be obligated to indemnify and hold Kimberly-Clark harmless for such matters. The only exception to this general obligation relates to the pain pump litigation referenced in the next paragraph below. Although the results of litigation and claims cannot be predicted with certainty, we believe that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on our business, financial condition, results of operations or liquidity.

We are one of several manufacturers of continuous infusion medical devices, such as our ON-Q PAINBUSTER pain pumps, that are involved in several different pending or threatened litigation matters from multiple plaintiffs alleging that use of the continuous infusion device to deliver anesthetics directly into a synovial joint after surgery resulted in postarthroscopic glenohumeral chondrolysis, or a disintegration of the cartilage covering the bones in the joint (typically, in the shoulder). Plaintiffs generally seek monetary damages and attorneys’ fees. While Kimberly-Clark is retaining the liabilities related to these matters, the distribution agreement between us and Kimberly-Clark provides that we will indemnify Kimberly-Clark for any such claims or causes of actions arising after the Spin-off.

We operate in an industry characterized by extensive patent litigation and competitors may claim that our products infringe upon their intellectual property. Resolution of patent litigation or other intellectual property claims is typically time consuming and costly and can result in significant damage awards and injunctions that could prevent the manufacture and sale of the affected products or require us to make significant royalty payments in order to continue selling the affected products. At any given time we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time.

We are subject to federal, state and local environmental protection laws and regulations with respect to our business operations and are operating in compliance with, or taking action aimed at ensuring compliance with, these laws and regulations. None of our compliance obligations with environmental protection laws and regulations, individually or in the aggregate, is expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

Note 10.	Earnings Per Share (“EPS”)

Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding during each period. Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding and the effect of all dilutive common stock equivalents outstanding during each period, as determined using the treasury stock method. The contribution of Kimberly-Clark’s Health Care business to us was treated as a reorganization of entities under common control under Kimberly-Clark. Consequently, we are retrospectively reporting EPS for the prior year using the 46.5 million weighted average shares outstanding as of the Spin-off date for both basic and diluted EPS as no Halyard common stock or dilutive stock-based compensation awards were authorized or outstanding prior to the Spin-off.

The calculation of basic and diluted earnings per share for the three months ended March 31, 2015 and March 31, 2014 is set forth in the following table (in millions, except per share amounts):

	Three Months Ended March 31,
	2015	2014
Net income	$21.7	$41.4

Weighted Average Shares Outstanding:
Basic weighted average shares outstanding	46.5	46.5
Dilutive effect of stock options and restricted share unit awards	0.2	—

Diluted weighted average shares outstanding	46.7	46.5

Earnings Per Share
Basic	$0.47	$0.89
Diluted	$0.46	$0.89

Note 11.	Business Segment Information

Information concerning unaudited consolidated operations by business segment is presented in the following table (in millions):

	Three Months Ended March 31,
	2015	2014
Net Sales
S&IP	$254.8	$275.5
Medical Devices	122.3	129.6
Corporate & Other(a)	17.1	5.6

Total Net Sales	394.2	410.7

Operating Profit
S&IP	19.5	40.1
Medical Devices	24.8	31.4
Corporate & Other(b)	(15.4)	(10.3)
Other income, net(c)	12.0	0.5

Total Operating Profit	40.9	61.7

Interest income	0.1	1.0
Interest expense	(8.3)	—

Income before Income Taxes	$32.7	$62.7

(a)	Corporate and Other net sales include sales of non-healthcare products to Kimberly-Clark.
(b)	Corporate and Other for the three months ended March 31, 2015 includes $11 million of post-spin related transition expenses. Corporate and Other for the three months ended March 31, 2014 includes $7 million of spin-off related transaction costs.
(c)	Other income, net includes a $12 million net gain on the disposal of one of our disposable glove facilities in Thailand.

Note 12.	Related Party Transactions

In the prior year, we utilized manufacturing facilities and resources managed by affiliates of Kimberly-Clark to conduct our business. The expenses associated with these transactions, which primarily relate to production of semi-finished goods for our S&IP business, are included in cost of products sold in our combined income statement for the three months ended March 31, 2014. Following the Spin-off, Kimberly-Clark is not considered a related party.

In the prior year, our combined financial statements include certain expenses of Kimberly-Clark which were allocated to us for certain functions, including general expenses related to supply chain, finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. These expenses were allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the relative percentage of net sales or headcount. The total amount of these allocations from Kimberly-Clark was approximately as follows (in millions):

Three Months Ended March 31, 2014
Cost of products sold	$6
Selling and general expenses	16
Research expenses	3

Total	$25

Note 13.	Supplemental Guarantor Financial Information

In October 2014, Halyard Health, Inc. (referred to below as the “Parent”) issued the Notes (described in Note 4, “Long-Term Debt”). The Notes are guaranteed, jointly and severally, by each of our domestic subsidiaries that guarantees the Revolving Credit Facility and the Term Loan Facility (each, a “Guarantor Subsidiary” and collectively, the “Guarantor Subsidiaries”). The guarantees are full and unconditional, subject to certain customary release provisions, as defined in the Indenture dated October 17, 2014. Each Guarantor Subsidiary is directly or indirectly 100% owned by Halyard Health, Inc. Each of the guarantees of the Notes is a general unsecured obligation of each Guarantor and ranks equally in right of payment with all existing and future indebtedness and all other obligations (except subordinated indebtedness) of each Guarantor.

The following condensed consolidating balance sheets as of March 31, 2015 and December 31, 2014 and the condensed consolidating statements of income and cash flows for each of the three months ended March 31, 2015 and 2014 provide condensed consolidating information for Halyard Health, Inc. (“Parent”), the Guarantor Subsidiaries on a combined basis, the Non-Guarantor subsidiaries on a combined basis and the Parent and its subsidiaries on a consolidating basis.

The Parent and the Guarantor Subsidiaries use the equity method of accounting to reflect ownership interests in subsidiaries, which are eliminated upon consolidation. Eliminating entries in the following condensed consolidating financial information represent adjustments to (i) eliminate intercompany transactions between or among the Parent, the Guarantor Subsidiaries and the non-guarantor subsidiaries and (ii) eliminate the investments in subsidiaries.

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING INCOME AND COMPREHENSIVE INCOME STATEMENTS

(in millions)

		Three Months Ended March 31, 2015

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$—	$360.3	$113.7	$(79.8)	$394.2
Cost of products sold	—	243.6	98.3	(79.8)	262.1

Gross Profit	—	116.7	15.4	—	132.1
Research and development expenses	—	6.0	—	—	6.0
Selling and general expenses	9.1	73.2	14.9	—	97.2
Other (income) expense, net	(0.2)	2.3	(14.1)	—	(12.0)

Operating (Loss) Profit	(8.9)	35.2	14.6	—	40.9
Interest income	—	—	0.1	—	0.1
Interest expense	(7.8)	(0.3)	(0.2)	—	(8.3)

(Loss) Income Before Income Taxes	(16.7)	34.9	14.5	—	32.7
Provision for income taxes	—	(5.5)	(5.5)	—	(11.0)
Equity in earnings of consolidated subsidiaries	38.4	13.2	—	(51.6)	—

Net Income	21.7	42.6	9.0	(51.6)	21.7
Total other comprehensive loss, net of tax	—	(0.1)	(6.4)	—	(6.5)

Comprehensive Income	$21.7	$42.5	$2.6	$(51.6)	$15.2

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATING INCOME AND COMPREHENSIVE INCOME STATEMENTS

(in millions)

	Three Months Ended March 31, 2014

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Net Sales	$—	$352.2	$158.2	$(99.7)	$410.7
Cost of products sold	—	233.7	121.7	(99.7)	255.7

Gross Profit	—	118.5	36.5	—	155.0
Research and development expenses	—	8.3	—	—	8.3
Selling and general expenses	—	71.7	13.8	—	85.5
Other income, net	—	(0.3)	(0.2)	—	(0.5)

Operating Profit	—	38.8	22.9	—	61.7
Interest income	—	0.8	0.2	—	1.0

Income Before Income Taxes	—	39.6	23.1	—	62.7
Provision for income taxes	—	(15.3)	(6.0)	—	(21.3)
Equity in earnings of consolidated subsidiaries	—	14.4	—	(14.4)	—

Net Income	$—	$38.7	$17.1	$(14.4)	$41.4
Total other comprehensive income, net of tax	—	0.7	4.3	—	5.0

Comprehensive Income	$—	$39.4	$21.4	$(14.4)	$46.4

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

(in millions)

	As of March 31, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$111.5	$1.1	$53.6	$—	$166.2
Accounts receivable, net	22.8	374.7	228.0	(399.0)	226.5
Inventories	—	254.7	38.3	—	293.0
Current deferred income taxes and other current assets	7.6	8.5	1.3	—	17.4

Total Current Assets	141.9	639.0	321.2	(399.0)	703.1
Property, Plant and Equipment, Net	—	221.9	59.9	—	281.8
Investment in Consolidated Subsidiaries	2,180.1	248.6	—	(2,428.7)	—
Goodwill	—	1,373.6	48.5	—	1,422.1
Other Intangible Assets	—	101.8	—	—	101.8
Other Assets	9.7	0.3	17.6	—	27.6

TOTAL ASSETS	$2,331.7	$2,585.2	$447.2	$(2,827.7)	$2,536.4

LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$3.9	$—	$—	$—	$3.9
Trade accounts payable	175.0	338.3	77.8	(399.0)	192.1
Accrued expenses	8.1	109.6	27.3	—	145.0

Total Current Liabilities	187.0	447.9	105.1	(399.0)	341.0
Long-Term Debt	631.4	—	—	—	631.4
Other Long-Term Liabilities	1.5	46.8	3.9	—	52.2

Total Liabilities	819.9	494.7	109.0	(399.0)	1,024.6
Total Equity	1,511.8	2,090.5	338.2	(2,428.7)	1,511.8

TOTAL LIABILITIES AND EQUITY	$2,331.7	$2,585.2	$447.2	$(2,827.7)	$2,536.4

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATING BALANCE SHEETS

(in millions)

	As of December 31, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
ASSETS
Current Assets
Cash and cash equivalents	$101.2	$3.9	$43.9	$—	$149.0
Accounts receivable, net	45.4	366.4	229.8	(407.7)	233.9
Inventories	—	244.1	39.0	—	283.1
Current deferred income taxes and other current assets	5.4	12.5	1.0	—	18.9

Total Current Assets	152.0	626.9	313.7	(407.7)	684.9
Property, Plant and Equipment, Net	—	216.7	61.1	—	277.8
Assets Held for Sale	—	—	2.6	—	2.6
Investment in Consolidated Subsidiaries	2,144.6	241.6	—	(2,386.2)	—
Goodwill	—	1,373.6	52.5	—	1,426.1
Other Intangible Assets, net	—	108.3	—	—	108.3
Other Assets	10.1	0.2	17.6	—	27.9

TOTAL ASSETS	$2,306.7	$2,567.3	$447.5	$(2,793.9)	$2,527.6

LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$3.9	$—	$—	$—	$3.9
Trade accounts payable	165.2	325.6	85.6	(407.7)	168.7
Accrued expenses	12.6	137.4	33.4	—	183.4

Total Current Liabilities	181.7	463.0	119.0	(407.7)	356.0
Long-Term Debt	632.3	—	—	—	632.3
Other Long-Term Liabilities	1.5	42.2	4.4	—	48.1

Total Liabilities	815.5	505.2	123.4	(407.7)	1,036.4
Total Equity	1,491.2	2,062.1	324.1	(2,386.2)	1,491.2

TOTAL LIABILITIES AND EQUITY	$2,306.7	$2,567.3	$447.5	$(2,793.9)	$2,527.6

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in millions)

	Three Months Ended March 31, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities

Cash (Used in) Provided by Operating Activities	$(15.2)	$32.5	$22.4	$—	$39.7

Investing Activities
Capital expenditures	—	(23.3)	(4.4)	—	(27.7)
Proceeds from property dispositions	—	—	7.7	—	7.7

Cash (Used in) Provided by Investing Activities	—	(23.3)	3.3	—	(20.0)

Financing Activities
Intercompany contributions	26.6	(12.0)	(14.6)	—	—
Debt repayments	(1.0)	—	—	—	(1.0)

Cash Provided by (Used in) Financing Activities	25.6	(12.0)	(14.6)	—	(1.0)

Effect of Exchange Rate on Cash and Cash Equivalents	—	—	(1.5)	—	(1.5)

Increase (Decrease) in Cash and Cash Equivalents	10.4	(2.8)	9.6	—	17.2
Cash and Cash Equivalents, Beginning of Period	101.1	3.9	44.0	—	149.0

Cash and Cash Equivalents, End of Period	$111.5	$1.1	$53.6	$—	$166.2

HALYARD HEALTH, INC. AND SUBSIDIARIES

CONDENSED COMBINED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in millions)

	Three Months Ended March 31, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Operating Activities

Cash Provided by Operating Activities	$—	$12.4	$13.2	$—	$25.6

Investing Activities
Capital expenditures	—	(6.1)	(1.4)	—	(7.5)

Cash Used in Investing Activities	—	(6.1)	(1.4)	—	(7.5)

Financing Activities
Debt proceeds	—	—	0.3	—	0.3
Debt repayments	—	(2.9)	—	—	(2.9)
Change in Kimberly-Clark’s net investment	—	(5.4)	(19.0)	—	(24.4)
Other	—	0.9	—	—	0.9

Cash Used in Financing Activities	—	(7.4)	(18.7)	—	(26.1)

Effect of Exchange Rate on Cash and Cash Equivalents	—	(0.1)	(0.2)	—	(0.3)

Decrease in Cash and Cash Equivalents	—	(1.2)	(7.1)	—	(8.3)
Cash and Cash Equivalents, Beginning of Period	—	3.1	41.0	—	44.1

Cash and Cash Equivalents, End of Period	$—	$1.9	$33.9	$—	$35.8

Offer to Exchange

$250,000,000

6.25% Senior Notes due 2022

PROSPECTUS

August 4, 2015